As filed with the Securities and Exchange Commission on October 3, 2019.

Registration No. 333-232767

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 3

TO

FORM S-1
REGISTRATION STATEMENT
UNDER THE
SECURITIES ACT OF 1933

TELEMYND, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	8090	83-4053533
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification No.)

26522 La Alameda, Suite 290

Mission Viejo, CA 92691

(949) 420-4400
(Address, including Zip Code, and Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)

Patrick Herguth
Chief Executive Officer
Telemynd, Inc.
26522 La Alameda, Suite 290

Mission Viejo, CA 92691

(949) 420-4400
(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

Copies to:

Jeffrey A. Baumel, Esq.	Kenneth R. Koch, Esq.
Ilan Katz, Esq.	Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
Dentons US LLP	Chrysler Center
1221 Avenue of the Americas	666 Third Avenue
New York, New York 10020	New York, New York 10017
(212) 768-6700	(212) 935-3000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.:

Large Accelerated Filer ☐	Accelerated Filer ☐
Non-Accelerated Filer ☐	Smaller Reporting Company ☒
Emerging Growth Company ☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price		Amount of Registration Fee(2)
Common Stock, $0.001 par value	1,782,500	$6.50	$11,586,250	(1)	$1,413.90	(2)

(1)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended.
(2)	$1,268.36 of which for 1,610,000 shares was previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting offers to buy these securities in any state where the offer or sale of these securities is not permitted.

Subject to completion, dated October 3, 2019

PRELIMINARY PROSPECTUS

Telemynd, Inc.

1,550,000 shares of Common Stock

This is a firm commitment offering of 1,550,000 shares of our common stock, par value $0.001 per share. It is currently estimated that the public offering price will be between $5.50 and $6.50 per share.

The public offering price of our common stock offered by this prospectus is currently estimated to be between $5.50 and $6.50 per share, which was determined by careful consideration of our management and our Board of Directors based on several factors, as described in the section entitled “Determination of Offering Price” beginning on page 35 of this prospectus. Any proceeds from the sale of the 1,550,000 shares will be used for working capital and general corporate purposes. For more information about how our shares of common stock may be sold, please see the section entitled “Underwriting” beginning on page 95 of this prospectus.

There is currently no public market for our common stock. We have filed an application to have our common stock listed on The Nasdaq Stock Market under the symbol “PSYC” and have filed an application to have our common stock quoted on the OTCQB market of the OTC Markets Group, Inc. (the “OTCQB”), but there are no assurances that our common stock will be approved for listing on the Nasdaq Stock Market or quotation on the OTCQB.

We are an “emerging growth company” as defined under the federal securities laws and, as such, have elected to comply with certain reduced reporting requirements for this prospectus and may elect to do so in future filings.

You should read carefully this prospectus and any applicable prospectus supplement or free writing prospectus, together with the additional information described in this prospectus under the heading “Where You Can Find More Information,” before you invest in any of our securities.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 6 of this prospectus. You should also consider the risk factors described or referred to in any documents incorporated by reference in this prospectus, and in any applicable prospectus supplement, before investing in these securities.

	Per share	Total
Public offering price	$	$
Underwriting discount(1)	$	$
Proceeds to us before expenses	$	$

(1)	Does not include a non-accountable expense allowance equal to 1% of the gross proceeds of this offering payable to Aegis Capital Corp., the representative of the underwriters. See “Underwriting” for a description of compensation payable to the underwriters.

We have granted the underwriters the right to purchase up to 232,500 additional shares of common stock at the public offering price, less the underwriting discount, for the purpose of covering over-allotments.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares of common stock against payment on or about            ,  2019.

AEGIS CAPITAL CORP.

The date of this prospectus is                      , 2019.

We and the underwriters have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus or in any applicable prospectus supplement or free writing prospectus prepared by or on behalf of us or the underwriters to which we or the underwriters have referred you. We and the underwriters do not take any responsibility for any other information that others may give you. This prospectus is not an offer to sell, nor is it a solicitation of an offer to buy, the securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus or any prospectus supplement or free writing prospectus is accurate as of any date other than the date on the front cover of those documents, or that the information contained in any document incorporated by reference is accurate as of any date other than the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.

Information contained in, and that can be accessed through, our web site www.telemynd.com shall not be deemed to be part of this prospectus or incorporated herein by reference and should not be relied upon by any prospective investors for the purposes of determining whether to purchase the shares offered hereunder.

Until           , 2019 (25 days after the date of this prospectus), all dealers that buy, sell or trade our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to each dealer’s obligation to deliver a prospectus when acting as underwriter and with respect to its unsold allotments or subscriptions.

i

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein contain, in addition to historical information, certain “forward-looking statements” within the meaning of Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, that include information relating to future events, future financial performance, strategies, expectations, competitive environment, regulation and availability of resources. These forward-looking statements include, without limitation, statements regarding: proposed new products or services; our statements concerning litigation or other matters; statements concerning projections, predictions, expectations, estimates or forecasts for our business, financial and operating results and future economic performance; statements of management’s goals and objectives; trends affecting our financial condition, results of operations or future prospects; our financing plans or growth strategies; and other similar expressions concerning matters that are not historical facts. Words such as “may,” “will,” “should,” “could,” “would,” “predicts,” “potential,” “continue,” “expects,” “anticipates,” “future,” “intends,” “plans,” “believes” and “estimates,” and similar expressions, as well as statements in future tense, identify forward-looking statements.

Forward-looking statements should not be read as a guarantee of future performance or results and will not necessarily be accurate indications of the times, or by which, that performance or those results will be achieved. Forward-looking statements are based on information available at the time they are made and/or management’s good faith belief as of that time with respect to future events and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause these differences include, but are not limited to, the matters described under “Risk Factors” and the following:

●	our need for immediate additional funding to support our operations and capital expenditures;

●	our ability to successfully maintain listing of our shares of common stock on The Nasdaq Capital Market;

●	our history of operating losses;

●	our inability to gain widespread acceptance of our PEER Reports;

●	our inability to prevail in convincing the United States Food and Drug Administration (the “FDA”), that our rEEG or PEER Online service does not constitute a medical device and should, therefore, not be subject to regulations;

●	the possible imposition of fines or penalties by the FDA for alleged violations of its rules and regulations;

●	our subsidiary in telebehavioral health may be harmed by evolving governmental regulation;

●	our telebehavioral health subsidiary’s business model requires work with affiliated professional entities not owned by us;

●	our telebehavioral health subsidiary may require an expanded and maintained network of certified professionals;

●	our revenue and prospects for profitability may be harmed;

●	our business may be subject to additional regulations in the future that could increase our compliance costs;

●	our operating results may fluctuate significantly and our stock price could decline or fluctuate if our results do not meet the expectation of analysts or investors;

●	our inability to achieve greater and broader market acceptance of our products and services in existing and new market segments;

●	any negative or unfavorable media coverage;

ii

●	our inability to generate and commercialize additional products and services;

●	our inability to comply with the substantial and evolving regulation by state and federal authorities, which could hinder, delay or prevent us from commercializing our products and services;

●	our inability to successfully compete against existing and future competitors;

●	delays or failure in clinical trials;

●	any losses we may incur as a result of litigation;

●	our inability to manage and maintain the growth of our business;

●	our inability to protect our intellectual property rights;

●	employee relations;

●	possible security breaches;

●	possible medical liability claims;

●	possible personal injury claims in the future; and

●	our limited trading volume.

Forward-looking statements speak only as of the date they are made. You should not put undue reliance on any forward-looking statements. We assume no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information, except to the extent required by applicable securities laws. If we do update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

iii

Prospectus Summary

This summary highlights certain of the information contained elsewhere in this prospectus. It may not contain all of the information that may be important to you. You should read this entire prospectus carefully, including the Sections entitled “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the financial statements and related notes included elsewhere in this prospectus prior to making a decision to purchase our common stock. Some information in this prospectus contains forward looking statements. See “Forward Looking Statements.”

Telemynd, Inc. is a newly-formed Delaware corporation that prior to consummation of the Separation and Spin-Off (each as defined below) consummated on July 16, 2019, did not conduct any activities. Unless the context suggests otherwise, references in this prospectus to “Telemynd,” the “Company,” “we,” “our” and “us” refer to Mynd Analytics, Inc. (“MYnd”) and its consolidated subsidiaries prior to the Separation and Spin-off and to Telemynd after the Separation and Spin-Off.

In connection with the merger with Emmaus Life Sciences, Inc. (“Emmaus”), substantially all the assets and all the liabilities of MYnd, except for an aggregate of $250,000 of liabilities were contributed to us as well as $500,000 of closing costs. Accordingly, our business and financial position is essentially the business and financial position of  MYnd, except for those liabilities.

In addition, our capital structure is similar to, but not identical to the capital structure of MYnd.  Following the Spin-off, the holders of our common stock prior to the merger with Emmaus received one share of Telemynd for each share of MYnd held by them as of the record date.  In addition, the outstanding shares of preferred stock of MYnd were exchanged for shares of preferred stock on substantially the same economic terms as the outstanding preferred stock of Mynd.  While the outstanding options and warrants of Mynd did not become options and warrants of Telemynd, Telemynd has an Equity Plan and intends to grant certain options and restricted stock grants upon closing of this offering. See “Executive and Director Compensation”.   In addition, Telemynd reserved 6,269,673 shares (or 1,253,935 shares following the 1-5 reverse split referenced below) of its common stock for issuance upon exercise of certain MYnd warrants (subject to adjustment upon the potential reverse stock split described under “Recent Developments--Reverse Stock Split”). Emmaus will make additional cash payments to Telemynd, not to exceed $2,500,000 in the aggregate, from all cash received by Emmaus as a result of the exercise of any warrants or stock options of MYnd that were in effect prior to the Spin-off, to the extent that the proceeds from such warrant and option exercises exceeds $500,000, and less all such proceeds, if any, theretofore transferred or paid by MYnd to Telemynd pursuant to the Separation Agreement after the Spin-off.

Accordingly, substantial financial and other information about the business and operations of MYnd are included in this prospectus.  Readers evaluating the relevance of such information to Telemynd should take into account both the many ways in which MYnd’s financial position, operations, capital structure and management are substantially identical to those of Telemynd, as well as the ways in which they differ as described above.

Unless otherwise indicated, all share and per share information in this prospectus (other than contained in “Prospectus Summary-Summary Historical Condensed Consolidated Financial and Operating Information,” “Selected Historical Condensed Consolidated Financial and Operating Information,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements contained in this prospectus) give effect to a 1-5 reverse stock split of all of the outstanding shares of our Common Stock, which is expected to be effectuated immediately following effectiveness of this Registration Statement.

Overview

Telemynd is leveraging the two main assets of Mynd Analytics, Arcadian Telepsychiatry and the PEER Online technology platform. We are emerging as a new technology enabled behavioral health solutions company that is designed to increase access to care and improve patient outcomes all while lowering costs. In 2015, in the United States, approximately $150 billion was spent by government and commercial payers for the direct treatment of behavioral health conditions. Despite this enormous spend, the U.S. is experiencing high levels of suicide making it a leading cause of death. The American Journal of Psychiatry estimated that the economy is impacted by almost $193 billion in annual lost productivity from the effects of behavioral disorders. Telemynd’s mission is to provide solutions to clinicians, healthcare systems and payers intended to reverse the trends.

Telemynd intends to increase access to care through the wholly owned Arcadian Telepsychiatry subsidiary to deliver a network of psychiatric specialists and therapists to patients through a cloud-based, secure video connection that is integrated into a customized, telemedicine platform. We believe we have increased the efficacy of treatments through our Telemynd CDS (Clinical Decision Support). Telemynd CDS utilizes the PEER Online platform that helps providers select an optimal course of treatment based on a non-invasive and low cost EEG brain scan that can be done in a primary care office.

We have demonstrated growth in several large market segments. Our Virtual Psychiatric Office solution is being deployed within primary care networks that participate in Value Based Purchasing (VBP) Medicare Advantage programs. Primary care clinicians are prescribing 80% of the behavioral medications and are seeking solutions that improve the mental health of their population while lowering overall medical costs. These primary care networks are integrating our Virtual Psychiatric Office in their physical office setting allowing Medicare patients to see a psychiatric specialist without leaving the clinic thereby minimizing barriers to utilization. The Virtual Psychiatric Office can also integrate into skilled nursing facilities, prisons and employer wellness clinics. This solution is designed to allow the primary care physician to remain an integrated part of the care team focused on improving a patient’s mental health.

Our On Demand Telepsychiatry service deployed in critical care environments, such as skilled nursing, nursing home or emergency/critical care treatment, is designed to provide solutions where psychiatric resources are in short supply. Critical access hospitals, emergency rooms and jails present challenging environments for psychiatric care and may see care and costs benefits when deploying this solution. We believe that Employee Assistance Programs (EAPs) are also a significant opportunity for Telemynd as we leverage our national network of therapists and social workers to connect them to patients via a secure video connection that can be accessed from a computer or mobile phone.

The efficacy of behavioral health treatments is very low, and according to a study published in the Canadian Journal of Psychiatry, only 3% of the approximately 85 million individuals that we estimate are afflicted with a behavioral health disorder achieve remission. Contributing to this low remission rate is the limited access to psychiatric specialists and “trial and error” prescribing that can take up to 2 years to find an effective treatment for Major Depressive Disorder.

Telemynd CDS is a proprietary solution based on the PEER Online platform that uses a Quantified EEG (QEEG) as a biomarker that we believe can predict the best behavioral health treatment for a patient. The Telemynd CDS predictive algorithm is generated by applying advanced machine learning techniques to our proprietary database of over 11,000 QEEGs that are correlated to over 40,000 clinical datapoints. The current version of this database, the PEER Outcome database, is the result of 20 years of data collection and interim results from our sponsored Walter Reed PEER trial indicate a statistical improvement in depression scores and reduction in suicidality by over 140% and 75%, respectively, compared to standard treatment for the enrolled subjects, all active duty service members, dependents, and veterans diagnosed with a depressive disorder, with or without comorbid non-psychotic conditions. The previous version of the PEER Outcome database, the rEEG database, was studied in three previous clinical trials, all of which provided evidence that use of the rEEG report could lead to statistically significant improvements in treatment results. We have broad patent protection of the methods by which the predictive algorithm is generated and used in clinical practice.

In 2015, the US government spent approximately $90 billion on the treatment of mental health disorders. Most of this spend is delivered through Medicare and Medicaid programs that consist of 2,734 Medicare Advantage plans and 283 Managed Care Organizations (MCOs) that administer state Medicaid programs. Funds are also deployed through an aggregate of approximately 14,000 Federally Qualified Health Centers (FQHCs) and FQHC sites and 1,350 Critical Access Hospitals that provide care for rural and underserved populations. We believe our sales and marketing programs can be very efficient as we focus on these specific targets where there is significant need for behavioral health solutions.

Our commercial strategy is focused on payers and providers that are engaged in risk based contracts where improved outcomes at lower costs are paramount to their success. In addition to our telebehavioral health solutions we will offer our Telemynd CDS as a standalone tool that can be used as part of their population health initiatives. We believe that the deployment of this platform across a health system will provide us with a Software-as-a-Service (SaaS) revenue stream with robust gross margins.

The SAMSHA report estimates that approximately $239 billion is spent on mental health annually by the government and commercial payers and accordingly we believe that Telemynd is positioned as a pure play, behavioral health services and predictive analytics company that is designed to deliver significant growth in a large market with significant unmet needs.

We were incorporated under the laws of Delaware on March 18, 2019 for the purpose of holding the business, assets and liabilities of MYnd Analytics, Inc. (“MYnd”), which were spun-off on July 16, 2019. MYnd had previously disclosed its intention to divest its technology platform to support personalized care for mental health patients (the “Business”) concurrent with its merger with Emmaus Life Sciences, Inc.(“Emmaus”) (the “Merger”). This separation (the “Separation”) was accomplished through a spin-off in which MYnd contributed its Business (including all assets and liabilities associated therewith) to Telemynd, Inc. (“Telemynd”), after which 100% of Telemynd’s stock was distributed to MYnd stockholders (the “Spin-Off”). Following consummation of the Spin-Off on July 16, 2019, we became an independent public company conducting the Business.

Corporate Information

Our principal executive offices are located at 26522 La Alameda, Suite 290, Mission Viejo, CA 92691, our telephone number is (949) 420-4400 and we maintain a website at www.telemynd.com. We do not incorporate the information on, or accessible through, our website into this prospectus, and you should not consider any information on, or accessible through, our website as part of this prospectus.

[2]	Iosifescu DV, Neborsky RJ, Valuck RJ. The use of the psychiatric electroencephalography evaluation registry (PEER) to personalize pharmacotherapy. Neuropsychiatr Dis Treat 2016;12:2131–2142.

THE OFFERING

Common Stock being offered	1,550,000 of shares of common stock, par value $0.001 per share (“Common Stock”)

Common Stock outstanding after this offering	4,116,629 shares (or 4,349,129 shares if the underwriters exercise their over-allotment option) (as of October 1, 2019)(1)

Use of Proceeds

We estimate that the net proceeds to us from the sale of shares in this offering, after deducting underwriting discounts and offering expenses payable by us, will be approximately $7.7 million (based upon the assumed public offering price of $6.00 per share, which is the midpoint of the offering price range set forth on the cover page of this prospectus). Our net proceeds will increase by approximately $1.28 million if the underwriters’ over-allotment option is exercised in full. We intend to use the net proceeds to us from this offering for working capital and other general corporate purposes, which may include potential investments and acquisitions. See “Use of Proceeds.”

Dividend policy	We intend to retain all earnings for the foreseeable future for use in the operation of our business. Consequently, we do not anticipate paying any cash dividends on our common stock for the foreseeable future.

Risk Factors	Investing in our securities involves a high degree of risk. For a discussion of factors to consider before deciding to invest in shares of our Common Stock, you should carefully review and consider the “Risk Factors” section of this prospectus.

Reverse Stock Split	Our Board and MYnd, as our then sole stockholder, adopted a resolution on June 25, 2019 approving an amendment to Article IV of our certificate of incorporation authorizing a reverse stock split of all of the outstanding shares of our Common Stock at a ratio of not less than 1-for-2 and not greater than 1-for-10, with the exact ratio to be established at the discretion of the Board (a “Reverse Stock Split”), and granting our board of directors the discretion to file a certificate of amendment to our certificate of incorporation with the Secretary of State of the State of Delaware. Our Board intends to approve a ratio of 1-5 and we expect to effectuate the Reverse Stock Split immediately following effectiveness of this Registration Statement.

Stock exchange symbol

We have applied to have our common stock listed on The Nasdaq Stock Market (“Nasdaq”) under the symbol “PSYC” and we have applied to have our common stock quoted on the OTCQB, but there is no assurance that our common stock will be approved for listing on Nasdaq or quotation on the OTCQB. We do not currently meet the Stockholders’ Equity requirement for the Nasdaq Capital Market listing standards and in order to do so are raising additional capital in this offering. In addition, to address any potential issues related to bid price/closing price requirements, we expect to effectuate a 1-5 reverse stock split immediately following effectiveness of this Registration Statement.

(1)

Does not include (1) 1,253,935 shares of our common stock reserved for issuance upon exercise of certain warrants of MYnd following consummation of the Spin-off on July 16, 2019 (subject to adjustment upon the potential Reverse Stock Split) (2) 450,000 shares of our common stock reserved for issuance under our 2019 Omnibus Incentive Compensation Plan (3) 210,000 shares of our common stock issuable upon conversion of our series A preferred stock and (4) 252,880 shares of our common stock issuable upon the exercise of options and restricted stock grants that we intend to grant to our officers, directors and employees upon the consummation of this offering.

Except as otherwise indicated herein, all information in this prospectus, including the number of shares that will be outstanding after this offering, assumes no exercise by the underwriters of their over-allotment option.

Being an Emerging Growth Company

We are an emerging growth company as defined in the Jumpstart Our Business Startups Act of 2012, as amended, or the JOBS Act. We will remain an emerging growth company until the earlier of (1) the last day of the fiscal year following the fifth anniversary of the completion of this offering, (2) the last day of the fiscal year in which we have total annual gross revenues of at least $1.07 billion, (3) the date on which we are deemed to be a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended, or the Exchange Act, which would occur if the market value of our common stock held by non-affiliates exceeded $700.0 million as of the last business day of our most recently completed second fiscal quarter or (4) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period. An emerging growth company may take advantage of specified reduced reporting requirements and is relieved of certain other significant requirements that are otherwise generally applicable to public companies. As an emerging growth company,

●	we may reduce our executive compensation disclosure;

●	we may present only two years of audited financial statements, plus unaudited condensed financial statements for any interim period, and related Management’s Discussion and Analysis of Financial Condition and Results of Operations in this prospectus;

●	we may avail ourselves of the exemption from the requirement to obtain an attestation and report from our auditors on the assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002; and

●	we may not require stockholder non-binding advisory votes on executive compensation or golden parachute arrangements.

We have availed ourselves in this prospectus of the reduced reporting requirements described above with respect to compensation disclosure requirements and selected financial data. As a result, the information that we provide stockholders may be less comprehensive than what you might receive from other public companies. When we are no longer deemed to be an emerging growth company, we will not be entitled to the exemptions provided in the JOBS Act discussed above. We have not elected to avail ourselves of the exemption that allows emerging growth companies to extend the transition period for complying with new or revised financial accounting standards. This election is irrevocable.

As a company with less than $1.0 billion in revenue during our last fiscal year, we qualify as an “emerging growth company.”

RECENT DEVELOPMENTS

SEPARATION AND DISTRIBUTION

On January 4, 2019, MYnd announced its intention to consummate the Merger. In addition, on January 4, 2019, in connection with the Merger, MYnd and MYnd Analytics, Inc., a California corporation (“MYnd-CA”) entered into the Separation and Distribution Agreement to consummate the Spin-Off, which agreement was assigned by MYnd-CA to us on March 27, 2019 pursuant to an amended and restated Separation and Distribution Agreement (as amended, the “Separation Agreement”). Among other things, the Separation Agreement provides for the Separation and the transfer of certain assets and liabilities of MYnd related to the Business to us. The Separation of the Business was consummated on July 16, 2019.

On June 25, 2019, MYnd’s board of directors approved the distribution of the issued and outstanding shares of Company common stock on the basis of one (1) share of Company common stock for every one (1) share of MYnd common stock held as of the close of business on the record date of July 15, 2019. On July 16, 2019, the distribution date, each MYnd stockholder received one (1) share of our common stock for every one (1) share of MYnd common stock at the close of business on the record date for the distribution. Accordingly, 2,566,629 shares of our common stock were distributed to MYnd stockholders on the distribution date. No options of Telemynd were issued in the Spin-off and all prior options of MYnd prior to the Spin-off remained outstanding at MYnd.

REVERSE STOCK SPLIT

Our Board and MYnd, as our then sole stockholder, adopted a resolution on June 25, 2019 approving an amendment to Article IV of our certificate of incorporation authorizing a reverse stock split of all of the outstanding shares of our Common Stock at a ratio of not less than 1-for-2 and not greater than 1-for-10, with the exact ratio to be established at the discretion of the Board (a “Reverse Stock Split”), and granting our board of directors the discretion to file a certificate of amendment to our certificate of incorporation with the Secretary of State of the State of Delaware. Our Board intends to approve a ratio of 1-5 and we anticipate effectuating the Reverse Stock Split immediately following effectiveness of this Registration Statement.

Summary Historical Condensed Consolidated Financial

and Operating Information

The following summary historical consolidated financial information for the years ended September 30, 2017 and 2018 have been derived from the audited financial statements of MYnd Analytics, Inc. included elsewhere in this prospectus. The following summary historical consolidated financial information for the nine months ended June 30, 2018 and 2019 have been derived from the unaudited interim consolidated financial statements of MYnd Analytics, Inc. included elsewhere in this prospectus. In our opinion, such unaudited interim consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements of MYnd Analytics, Inc. and reflect all adjustments, consisting only of normal recurring adjustments necessary for a fair presentation of the results of operations and financial position of MYnd Analytics, Inc. Results as of and for the nine months ended June 30, 2019 are not necessarily indicative of results that may be expected for the entire year. You should read the following summary historical condensed consolidated financial and operating information in conjunction with the information appearing under “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this prospectus, and in conjunction with the audited consolidated financial statements MYnd Analytics, Inc. and the related notes appearing elsewhere in this prospectus.

This prospectus describes the assets transferred to us by MYnd in the Separation as if the transferred assets were our business for all historical periods described. References in this prospectus to our historical assets, liabilities, products, businesses or activities of our business are generally intended to refer to the historical assets, liabilities, products, businesses or activities of the transferred businesses as the businesses were conducted as part of MYnd and its subsidiaries prior to the Separation.

	For the Year Ended September 30,		Nine Months Ended June 30,
Statement of Operations Data:	2018	2017	2019	2018
Total revenues	$1,315,500	$128,500	$1,374,200	$973,600
Total Cost of Revenues	827,400	53,500	929,000	627,400
Gross Margin	488,100	75,000	445,200	346,200
Total operating expenses	10,733,000	7,178,600	8,513,300	8,648,200

OPERATING LOSS	$(10,244,900)	$(7,103,600)	$(8,068,100)	$(8,302,000)

OTHER INCOME (EXPENSE):
Interest expense, net	(86,300)	(6,600)	(69,500)	(62,300)
Total other income (expense)	(86,300)	(6,600)	(69,500)	(62,300)
LOSS BEFORE PROVISION FOR INCOME TAXES	$(10,331,200)	$(7,110,200)	$(8,137,600)	$(8,364,300)
Income taxes	1,900	2,600	2,400	1,900
NET LOSS	$(10,333,100)	$(7,112,800)	$(8,140,000)	$(8,366,200)

Net loss attributable to noncontrolling interest	(734,400)	—	(1,382,200)	(404,500)

Net Loss attributable to MYnd Analytics, Inc.	$(9,598,700)	$(7,112,800)	$(6,757,800)	$(7,961,700)

	As of September 30,		As of June 30,
Balance Sheet Data:	2018	2017	2019
			(Unaudited)
ASSETS
Total current assets	$3,510,600	$5,694,200	$2,778,500
TOTAL ASSETS	$5,151,800	$6,096,100	$4,348,400

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Total current liabilities	$1,165,400	$1,545,300	$1,925,700
LONG-TERM LIABILITIES
Long-term borrowing, net	587,700	—	615,800
Accrued interest on long-term borrowing	110,100	—	122,100
Long term portion of capital lease	2,100	3,400	900
Total long-term liabilities	699,900	3,400	738,800
TOTAL LIABILITIES	$1,865,300	$1,548,700	$2,644,500
Total Stockholders’ Equity	$3,286,500	$4,547,400	$1,683,900
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$5,151,800	$6,096,100	$4,384,400

SUMMARY CONSOLIDATED BALANCE SHEET OF TELEMYND, INC.

The following summary consolidated balance sheet data for Telemynd, Inc. as of June 30, 2019 has been derived from the unaudited interim consolidated financial statements of MYnd Analytics, Inc. included elsewhere in this prospectus and gives effect on a pro forma basis to the Merger and Spin-off and will give effect on a pro forma basis for this offering. Please see “Prospectus Summary” for a discussion of the Spin-off and Separation.

Consolidated Balance Sheet Data:

	June 30, 2019
	Actual	Pro Forma(1)	Pro Forma As Adjusted(2)(3)
	(in thousands)
Cash and cash equivalents	$2,443	$2,443	$10,175
Working capital (4)	$853	$1,103	$8,835
Property and equipment, net	$83	$83	$83
Total assets	$4,348	$4,348	$12,080
Long term debt	$616	$616	$616
Total liabilities	$2,665	$2,415	$2,415
Convertible preferred stock	$1	$1	$1
Additional paid in capital	$95,790	$4,047	$11,777
Accumulated deficit	$(92,003)	$-	$-
Total stockholders’ equity	$1,684	$1,934	$9,666
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$4,348	$4,348	$12,080

(1)	The pro forma column above reflects (1) the combining of the historic MYnd Analytics, Inc. accumulated deficit into Telemynd Inc.’s additional paid in capital to reflect the impact of the recapitalization on a carryover basis; (2) a 1-5 reverse stock split of; and (3) the assumption of $250,000 in liabilities of MYnd Analytics, Inc. by Emmaus Life Sciences, Inc.

(2)

The pro forma as adjusted column above gives effect to (i) the pro forma adjustments set forth above and (ii) the receipt of approximately $7.7 million in net proceeds from the sale and issuance by us of 1.55 million shares of our common stock in this offering, based upon the assumed public offering price of $6.00 per share, which is the midpoint of the offering price range set forth on the cover page of this prospectus, after deducting underwriting discounts and commissions and estimated offering expenses.

(3)

Each $1.00 increase or decrease in the assumed public offering price of $6.00 per share, which is the midpoint of the offering price range set forth on the cover page of this prospectus, would increase or decrease, as applicable, the amount of our pro forma as adjusted cash, cash equivalents, and marketable securities, working capital, total assets, and total stockholders’ equity by $1.55 million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same, after deducting underwriting discounts and commissions. An increase or decrease of 1.0 million shares in the number of shares offered by us would increase or decrease, as applicable, the amount of our pro forma as adjusted cash, cash equivalents, and marketable securities, working capital, total assets, and total stockholders’ (deficit) equity by $5.5 million, assuming the assumed public offering price remains the same, and after deducting underwriting discounts and commissions.

(4)	Working capital is defined as current assets less current liabilities.

Risk Factors

Investing in our common stock involves a high degree of risk. You should carefully consider the following risk factors, as well as other information contained in this prospectus before deciding to invest in our common stock. The occurrence of an of the following risks could materially and adversely affect our business, prospects, financial conditions, results of operations and cash flows, which case the trading price of our common stock could decline and you could lose all or part of your investment.

Risks Related to Our Company

We need immediate additional funding to support our operations and capital expenditures, which may not be available to us. This lack of availability could result in the cessation of our business. Our recurring net losses and negative cash flows from operations raise substantial doubt about our ability to continue as a going concern.

We have not generated significant revenues or become profitable, may never do so and may not generate sufficient working capital to cover costs of operations. Our recurring net losses and negative cash flows from operations raise substantial doubt about our ability to continue as a going concern. Historically, we have been unable to pay other obligations as they become due and have been in arrears on paying certain of our larger creditors. We have a history of insolvency that requires us to immediately secure additional funds to continue our operations. Until we can generate a sufficient amount of revenues to finance our operations and capital expenditures, we are required to finance our cash needs primarily through public or private equity offerings, debt financings, borrowings or strategic collaborations. As of June 30, 2019, we had approximately $2.4 million in cash and cash equivalents on hand. We will therefore need additional funds to continue our operations and will need substantial additional funds before we can increase demand for our telebehavioral health services and PEER solution offering.

When we elect to raise additional funds or additional funds are required, we may raise such funds from time to time through public or private equity offerings, debt financings, corporate collaboration and licensing arrangements or other financing alternatives. Additional equity or debt financing or corporate collaboration and licensing arrangements may not be available on acceptable terms, if at all. If we are unable to raise additional capital in sufficient amounts or on terms acceptable to us, we will be prevented from pursuing acquisition, licensing, development and commercialization efforts and our ability to generate revenues and achieve or sustain profitability will be substantially harmed.

We are currently exploring additional sources of capital; however, we do not know whether additional funding will be available on acceptable terms, or at all, especially given the economic conditions that currently prevail. Furthermore, any additional equity funding will likely result in significant dilution to existing stockholders, and, if we incur additional debt financing in the future, a substantial portion of our operating cash flow may be dedicated to the payment of principal and interest on such indebtedness, thus limiting funds available for our business activities. If adequate funds are not available, it would have a material adverse effect on our business, financial condition and/or results of operations and could cause us to be required to cease operations. Our financial statements include an opinion of our auditors that our recurring net losses and negative cash flows from operations raise substantial doubt about our ability to continue as a going concern.

Our independent registered public accounting firm has expressed substantial doubt about our ability to continue as a going concern.

We have experienced significant net losses and sustained negative cash flows from operations. In the nine months ended June 30, 2019, we incurred a net loss of $8.1 million and used cash for operating activities of $6.0 million. We had an accumulated deficit of $92.0 million as of June 30, 2019. We expect to experience further significant net losses in 2019 and the foreseeable future. These factors raise substantial doubt about our ability to continue as a going concern for at least the next twelve months from the date of the issuance of the financial statements. As of and for the year ended September 30, 2018, our independent registered public accounting firm has included an explanatory paragraph in their audit report raising substantial doubt about our ability to continue as a going concern. Our consolidated financial statements do not include any adjustments that may result from the outcome of this uncertainty. If we are unable to obtain adequate funding from this proposed offering or in the future, or if we are unable to grow our revenue substantially to achieve and sustain profitability, amongst other factors, we may not be able to continue as a going concern, and our shareholders may lose some or all of their investment in us.

We have a history of operating losses and we have never been profitable.

Since our inception, we have incurred significant operating losses. As of June 30, 2019, our accumulated deficit was approximately $92.0 million. On November 13, 2017, we acquired Arcadian, a telepsychiatry and telebehavioral health company. Arcadian also has a history of significant operating losses, which represent a further obstacle to our goal of achieving profitability.

Our future capital requirements will depend on many factors, such as the risk factors described in this section, including our ability to maintain our existing cost structure and to execute our business and strategic plans, including the successful integration of the PEER solution offering with the Arcadian network. Even if we achieve profitability, we may be unable to maintain or increase profitability on a quarterly or annual basis.

Risks Related to Our Business-Telebehavioral Health

Our telebehavioral health business could be adversely affected by new state actions relating to healthcare services and telemedicine providers, which could restrict our ability to provide the full range of our services in certain states.

Our ability to conduct business in each state is dependent upon the state’s treatment of telehealth under each state’s laws, rules and policies governing the practice of medicine and other health care professions, which are subject to changing political, regulatory and other influences. Some state professional boards have established new rules or interpreted existing rules in a manner that limits or restricts our ability to conduct our business as currently conducted in other states, and it is possible that the laws and rules governing the practice of telehealth in one or more states may change in a similar manner in the future. Many states have imposed different, and, in some cases, additional, standards regarding the provision of services via telehealth. These standards often relate to particular modalities of telecommunication that are permitted or prohibited, meaning that a system we have established which satisfies applicable regulatory requirements in some states may not satisfy regulatory requirements in others. State laws are also in flux regarding the type of professional license that is required to provide services via telehealth. By way of example, certain state Medicaid programs may cover behavioral health treatment provided by psychiatric nurse practitioners, but not clinical social workers. Others provide that certain services can be provided via telehealth by a clinical social worker, but not a licensed mental health counselor. Finally, both federal and state laws impose strict standards on using telehealth to prescribe certain classes of controlled substances that can be commonly used to treat behavioral health disorders. Federal law prohibits prescribing controlled substances without a prior in-person examination unless one of a number of narrow exceptions is met, and certain states impose further restrictions which prohibit prescribing certain classes of controlled substances via telemedicine altogether.

Recently passed federal legislation will also allow for controlled substances to be prescribed in emergency situations to treat substance use disorder. Additionally, a federal law passed in 2018 requires the U.S. Drug Enforcement Administration to create a special telehealth registration process by October 2019 which will allow physicians to prescribe controlled substances via telehealth without first examining the patient in-person, as federal law currently requires, and if either change results in further abuse of controlled substances instead of curbing their abuse as intended, there could be negative ramifications for the entire telebehavioral health industry. The unpredictability of this regulatory landscape means that sudden changes in policy regarding standards of care and reimbursement are possible. If this were to happen, and we were unable to adapt our business model accordingly, our operations in such states could be disrupted, which could have a material adverse effect on our business, financial condition and results of operations.

Our telebehavioral health business is dependent on our relationships with affiliated professional entities, which we do not own, to provide physician services, and our business would be adversely affected if those relationships were disrupted.

There is a risk that state authorities in some jurisdictions may find that our contractual relationships with our affiliated physicians, psychologists and other behavioral health professionals (“Providers”) violate laws prohibiting the corporate practice of medicine and certain other health professions. These laws generally prohibit the practice of medicine and certain other health professions by lay persons or entities and are intended to prevent unlicensed persons or entities from interfering with or inappropriately influencing the clinician’s professional judgment. The professions subject to corporate practice restrictions and the extent to which each state considers particular actions or contractual relationships to constitute improper influence of professional judgment vary across the states and are subject to change and evolving interpretations by state boards of medicine and other health professions and state attorneys general. As such, we must monitor our compliance with laws in every jurisdiction in which we operate on an ongoing basis and we cannot guarantee that subsequent interpretation of the corporate practice laws will not further circumscribe our business operations. State corporate practice restrictions also often impose penalties on health professionals for aiding a corporate practice violation, which could discourage clinicians from participating in our network of providers. Any difficulty securing clinicians to participate in our network could impair our ability to provide telebehavioral health services and could have a material adverse effect on our business.

Corporate practice restrictions exist in some form, whether by statute, regulation, professional board or attorney general guidance, or case law, in at least 42 states, though the broad variation between state application and enforcement of the doctrine makes establishing an exact count difficult. Because of the prevalence of corporate practice restrictions on medicine and psychology in particular, including in the states where we predominantly conduct our business, we contract for provider services through services agreements rather than employ Providers. We expect that these relationships will continue, but we cannot guarantee that they will. A material change in our relationship with the Providers, whether resulting from a dispute among the entities, a change in government regulation, or the loss of these affiliations, could impair our ability to provide telebehavioral health services and could have a material adverse effect on our business, financial condition and results of operations.

Our telebehavioral health business could be adversely affected by federal government actions that impact our ability to obtain reimbursement for telehealth services.

At present, Medicare covers a number of behavioral health services provided to beneficiaries via telehealth when certain narrow requirements are satisfied, such as the patient being located at an approved category of healthcare facility in an area that CMS has designated as experiencing a healthcare provider shortage. Medicare reimbursement is an important consideration for any provider of healthcare services in the United States, as Medicare accounted for twenty percent (20%) of all health expenditures in the United States in 2016, and the Centers for Medicare & Medicaid Services expect that figure to rise annually through at least 2025. Currently, approximately one third of Medicare beneficiaries are enrolled in a Medicare Advantage plan. In April 2019 CMS issued a final rule that takes significant action to increase Medicare Advantage plan choices including the offering of additional telehealth benefits. Starting January 2020 Medicare Advantage enrollees may have the opportunity to receive healthcare services from places like their homes, rather than being required to go to a healthcare facility. While this is a positive trend for our business, any modification to these regulations could impact our ability to provide services to this population.

Evolving government regulations may require increased costs or adversely affect our results of operations.

In a regulatory climate that is uncertain, our operations may be subject to direct and indirect adoption, expansion or reinterpretation of various laws and regulations. Compliance with these future laws and regulations may require us to change our practices at an undeterminable and possibly significant initial monetary and annual expense. These additional monetary expenditures may increase future overhead, which could have a material adverse effect on our results of operations.

We have identified what we believe are the areas of government regulation that, if changed, would be costly to us. These include: rules governing the practice of telehealth; including the remote prescribing of controlled substances; licensure standards for behavioral health professionals; laws limiting the corporate practice of medicine and other professions; clinic licensure laws requiring health facilities to obtain a clinic license; fraud and abuse; reimbursement and false claims statutes and regulations governing the submission of health care claims; cybersecurity and privacy laws; laws and rules relating to the distinction between independent contractors and employees; and tax and other laws encouraging employer-sponsored health insurance. There could be laws and regulations applicable to our business that we have not identified or that, if changed, may be costly to us, and we cannot predict all the ways in which implementation of such laws and regulations may affect us.

  In the states in which we operate, we believe we are in compliance with all applicable laws and regulations, but, because of the uncertain regulatory environment, certain states may determine that we are in violation of their laws and regulations. If we must remedy such violations, we may be required to modify our services and solutions in such states in a manner that undermines our solution’s attractiveness to patients or providers. We may become subject to fines or other penalties or, if we determine that the requirements to operate in compliance in such states are overly burdensome, we may elect to terminate our operations in such states. In each case, our revenue may decline and our business, financial condition and results of operations could be materially adversely affected.

Additionally, the introduction of new services may require us to comply with additional, yet undetermined, laws and regulations. Compliance may require restructuring our relationships with Providers, increasing our security measures and expending additional resources to monitor developments in applicable rules and ensure compliance. The failure to adequately comply with these future laws and regulations may delay or possibly prevent some of our solutions or services from being offered, which could have a material adverse effect on our business, financial condition and results of operations.

The telebehavioral health market is relatively new and volatile, and if it does not develop, if it develops more slowly than we expect, if it encounters negative publicity or if our solution does not drive patient engagement, the growth of our business will be harmed.

The telebehavioral health market is relatively new and unproven, and it is uncertain whether it will achieve and sustain high levels of demand, consumer acceptance and market adoption. Our success will depend to a substantial extent on the willingness of our patients to use, and to increase the frequency and extent of their utilization of, our solutions, as well as on our ability to demonstrate the value of telebehavioral health to employers, health plans, government agencies and other purchasers of healthcare. Negative publicity concerning our solutions or the telebehavioral health market as a whole could limit market acceptance of our solutions. Enforcement activity throughout the telehealth industry is on the rise, after the Medicare program published findings in April 2018 that more than 30% of claims filed failed to satisfy Medicare reimbursement standards, and the Department of Justice recently issued an indictment alleging that several individuals and companies participated in a billion-dollar fraud conspiracy that implicated the telemedicine companies and physicians involved. As reimbursement by government and commercial payors for telemedicine services grows, enforcement actions are likely to increase in kind. Such activity could certainly produce negative publicity regarding public and patient confidence in telehealth, which could negatively impact our business. If our patients and providers do not perceive the benefits of our solutions, or if our solutions do not drive patient engagement, then our market may not develop at all, or it may develop more slowly than we expect. Similarly, individual and healthcare industry concerns or negative publicity regarding patient confidentiality and privacy in the context of telehealth could limit market acceptance of our healthcare services. If any of these events occurs, it could have a material adverse effect on our business, financial condition or results of operations.

A significant portion of Arcadian’s revenue comes from a limited number of clients, the loss of which would have a material adverse effect on our business, financial condition and results of operations.

Historically, Arcadian has relied on a limited number of clients for a substantial portion of its total revenue. We rely on Arcadian’s reputation and recommendations from key clients to promote our solution to potential new clients. In addition, mergers and acquisitions involving our clients could lead to cancellation or non-renewal of our contracts with those clients or by the acquiring or combining companies, thereby reducing the number of our existing and potential clients and patients.

Our business and growth strategy depend on our ability to maintain and expand a network of qualified providers. If we are unable to do so, our future growth would be limited and our business, financial condition and results of operations would be harmed.

Our success is dependent upon our continued ability to maintain a network of qualified providers. If we are unable to recruit and retain board-certified Providers as needed to render telebehavioral health services in a given state, whether that requires psychiatrists, psychologists or master’s level therapists, it would have a material adverse effect on our business and ability to grow and would adversely affect our results of operations. In any particular market, Providers could demand higher payments or take other actions that could result in higher medical costs, extra income, e.g., only permitting clinicians with higher levels of licensure who demand higher payment rates to provide telebehavioral health services, less attractive service for our clients or difficulty meeting regulatory or accreditation requirements. Our ability to develop and maintain satisfactory relationships with Providers also may be negatively impacted by other factors not associated with us, such as changes in Medicare and/or Medicaid reimbursement levels and other pressures on healthcare providers and consolidation activity among hospitals, physician groups and the Providers. The failure to maintain or to secure new cost-effective provider contracts may result in a loss of or inability to grow our membership base, higher costs, healthcare provider network disruptions, less attractive service for our clients and/or difficulty in meeting regulatory or accreditation requirements, any of which could have a material adverse effect on our business, financial condition and results of operations.

Our telebehavioral health business may give rise to medical liability claims against us, which could cause us to incur significant expenses and may require us to pay significant damages if not covered by insurance.

Our telebehavioral health business entails the risk of malpractice and professional liability claims against both our Providers and us. Although we and our Providers carry insurance covering malpractice and professional liability claims in amounts that we believe are appropriate in light of the risks attendant to our business, successful malpractice or professional liability claims could result in substantial damage awards that exceed the limits of our and our Providers’ insurance coverage. The Providers each carry professional liability insurance covering $1 million per claim and $3 million in the aggregate for themselves, and we separately carry a general insurance policy covering $1 million per claim and $3 million in the aggregate. In addition, professional liability insurance is expensive and insurance premiums may increase significantly in the future, particularly as we expand our services. As a result, adequate professional liability insurance may not be available to our providers or to us in the future at acceptable costs or at all.

Any claims made against us that are not fully covered by insurance could be costly to defend against, result in substantial damage awards against us and divert the attention of our management and our Providers from our operations, which could have a material adverse effect on our business, financial condition and results of operations. In addition, any claims may adversely affect our business or reputation.

If our new applications and services are not adopted by our affiliated physicians and clinicians or patients, or if we fail to innovate and develop new applications and services that are adopted by our patients, our revenue and results of operations will be adversely affected.

Our longer-term results of operations and continued growth will depend on our ability successfully to develop and market new applications and services that patients want and are willing to purchase. In addition we will invest significant resources in research and development to enhance our solution and introduce new high-quality applications and services. If patients are not willing to make additional payments for such new applications, or if new patients do not value such new applications, it could have a material adverse effect on our business, financial condition and results of operations. If we are unable to predict user preferences or if our industry changes, or if we are unable to modify our solution and services on a timely basis, patients may not patronize us or the Providers. Our results of operations would also suffer if our innovations were not responsive to the needs patients, appropriately timed with market opportunity or effectively brought to market.

If our arrangements with Providers or our affiliated physicians and clinicians are found to violate state laws prohibiting the corporate practice of medicine and other professions or fee-splitting, our business, financial condition and our ability to operate in those states could be adversely impacted.

The laws of many states, including states in which our partners may be located prohibit us from exercising control over the medical judgments or decisions of psychiatrists and certain other providers and from engaging in certain financial arrangements, such as splitting professional fees with behavioral health professionals. These laws and their interpretations vary from state to state and are enforced by state courts and regulatory authorities, each with broad discretion. We enter into agreements with certain of our providers pursuant to which they render professional medical services. In addition, we may enter into contracts with our providers to deliver professional services in exchange for fees. These contracts include management services agreements with our affiliated physician organizations pursuant to which the physician organizations reserve exclusive control and responsibility for all aspects of the practice of medicine and the delivery of medical services. Although we seek to comply with applicable state prohibitions on the corporate practice of medicine and fee splitting, state officials who administer these laws or other third parties may successfully challenge our existing organization and contractual arrangements. If such a claim were successful, we could be subject to civil and criminal penalties and could be required to restructure or terminate the applicable contractual arrangements. A determination that these arrangements violate state statutes, or our inability to successfully restructure our relationships with our providers to comply with these statutes, could eliminate clients located in certain states from the market for our services, as well as complicate our efforts to secure qualified clinicians to participate in our network. Either outcome could have a materially adverse effect on our business, financial condition and results of operations.

If our providers are characterized as employees, we would be subject to employment and withholding liabilities.

We structure our relationships with the Providers in a manner that we believe results in an independent contractor relationship, not an employee relationship. An independent contractor is generally distinguished from an employee by his or her degree of autonomy and independence in providing services. A high degree of autonomy and independence is generally indicative of a contractor relationship, while a high degree of control is generally indicative of an employment relationship. Although we believe that the Providers are properly characterized as independent contractors, tax or other regulatory authorities may in the future challenge our characterization of these relationships. We are aware of a number of judicial decisions and legislative proposals that could bring about major reforms in worker classification, including the California legislature’s recent passage of California Assembly Bill 5, which California Governor Gavin Newsom has indicated he will sign into law this year (“AB 5”). AB 5 purports to codify the holding of the California Supreme Court’s unanimous decision in Dynamex Operations West, Inc. v. Superior Court of Los Angeles, which introduced a new test for determining worker classification that is widely viewed as expanding the scope of employee relationships and narrowing the scope of independent contractor relationships. While AB 5 exempts certain licensed health care professionals, including physicians and psychologists, not all of our independent contractors work in exempt occupations. Given AB 5’s recent passage, there is no guidance from the regulatory authorities charged with its enforcement and there is a significant degree of uncertainty regarding its application. In addition, AB 5 has been the subject of widespread national discussion and it is possible that other jurisdictions may enact similar laws. As a result, there is significant uncertainty regarding what the worker classification regulatory landscape will look like in future years. While it is uncertain what direction federal and state government action may take in the future, the current economic climate indicates that the debate over worker classification will continue for the foreseeable future. If such regulatory authorities or state, federal or foreign courts were to determine that our providers are employees, and not independent contractors, we would be required to withhold income taxes, to withhold and pay Social Security, Medicare and similar taxes and to pay unemployment and other related payroll taxes. We would also be liable for unpaid past taxes and subject to penalties. As a result, any determination that the Providers are our employees could have a material adverse effect on our business, financial condition and results of operations.

Certain state tax authorities may assert that we have a state nexus and seek to impose state and local income taxes which could adversely affect our results of operations.

We currently manage four professional corporations/associations located in four states for our telebehavioral health business and file state income tax returns in four states. There is a risk that certain state tax authorities where we do not currently file a state income tax return could assert that we are liable for state and local income taxes based upon income or gross receipts allocable to such states. States are becoming increasingly aggressive in asserting a nexus for state income tax purposes. We could be subject to state and local taxation, including penalties and interest attributable to prior periods, if a state tax authority successfully asserts that our activities give rise to a nexus. Such tax assessments, penalties and interest may adversely affect our results of operations.

Our sales and implementation cycle can be long and unpredictable and requires considerable time and expense, which may cause our results of operations to fluctuate.

The sales cycle for our solutions from initial contact with a potential lead to contract execution and implementation, varies widely by client. Some of our clients undertake a significant and prolonged evaluation process, including to determine whether our services meet their unique healthcare needs, which frequently involves evaluation of not only our solutions but also an evaluation of those of our competitors, which has in the past resulted in extended sales cycles. Our sales efforts involve educating our clients about the use, technical capabilities and potential benefits of our solution. Moreover, our large enterprise clients often begin to deploy our solutions on a limited basis, but nevertheless demand extensive configuration, integration services and pricing concessions, which increase our upfront investment in the sales effort with no guarantee that these clients will deploy our solutions widely enough across their organization to justify our substantial upfront investment. It is possible that in the future we may experience even longer sales cycles, more complex client needs, higher upfront sales costs and less predictability in completing some of our sales as we continue to expand our direct sales force, expand into new territories and market additional applications and services. If our sales cycle lengthens or our substantial upfront sales and implementation investments do not result in sufficient sales to justify our investments, it could have a material adverse effect on our business, financial condition and results of operations.

The telehealth market is competitive, and if we are not able to compete effectively, our business, financial condition and results of operations will be harmed.

While the telehealth market is in an early stage of development, it is competitive and we expect it to attract increased competition, which could make it difficult for us to succeed. We currently face competition in the telehealth industry for our solutions from a range of companies, including specialized software and solution providers that offer similar solutions, often at substantially lower prices, and that are continuing to develop additional solutions and becoming more sophisticated and effective. Competition from specialized software and solution providers, health plans and other parties will result in continued pricing pressures, which is likely to lead to price declines in certain solution segments, which could negatively impact our sales, profitability and market share.

Some of our competitors may have greater name recognition, longer operating histories and significantly greater resources than we do. Further, our current or potential competitors may be acquired by third parties with greater available resources. As a result, our competitors may be able to respond more quickly and effectively than we can to new or changing opportunities, technologies, standards or customer requirements and may have the ability to initiate or withstand substantial price competition. In addition, current and potential competitors have established, and may in the future establish, cooperative relationships with vendors of complementary solutions, technologies or services to increase the availability of their solutions in the marketplace. Accordingly, new competitors or alliances may emerge that have greater market share, a larger customer base, more widely adopted proprietary technologies, greater marketing expertise, greater financial resources and larger sales forces than we have, which could put us at a competitive disadvantage. Our competitors could also be better positioned to serve certain segments of the telehealth market, which could create additional price pressure. In light of these factors, even if our solutions are more effective than those of our competitors, current or potential clients may accept competitive solutions in lieu of purchasing our solutions. If we are unable to successfully compete in the telehealth market, our business, financial condition and results of operations could be materially adversely affected.

We are subject to evolving and expensive corporate governance regulations and requirements. Management has determined that there is a material weakness in our internal controls and procedures under the standards of the Public Company Accounting Oversight Board or PCAOB. Our failure to adequately adhere to these requirements or the failure or circumvention of our internal controls and procedures could seriously harm our business.

Because we are a public company we are subject to certain federal, state and other rules and regulations, including applicable requirements of the Sarbanes-Oxley Act of 2002. Compliance with these evolving regulations is costly and requires a significant diversion of management time and attention, particularly with regard to our disclosure controls and procedures and our internal control over financial reporting. Faulty judgments, simple errors or mistakes, or the failure of our personnel to adhere to established controls and procedures may make it difficult for us to ensure that the objectives of the control system are met. A failure of our controls and procedures to detect other than inconsequential errors or fraud could seriously harm our business and results of operations.

As of September 30, 2018, management assessed the effectiveness of our internal control over financial reporting based on the criteria for effective internal control over financial reporting, and determined that there continues to be a material weakness in our internal controls and procedures. The matter involving internal controls and procedures that our management considered to be a material weakness under the standards of the Public Company Accounting Oversight Board was a lack of a sufficient complement of personnel with a level of accounting expertise and an adequate supervisory review structure that is commensurate with our financial reporting requirements. Management has been continuing, since September 30, 2017, to attempt to remedy the material weakness, but has been unable to identify sufficient personnel or to implement adequate improvements. A material weakness is a significant deficiency, or combination of significant deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected. Failure to provide effective internal controls may cause investors to lose confidence in our financial reporting and may negatively affect the price of our common stock. Moreover, effective internal controls are necessary to produce accurate, reliable financial reports and to prevent fraud. If deficiencies in our internal controls over financial reporting continue, these deficiencies may negatively impact our business and operations.

Taxing authorities may successfully assert that we should have collected or in the future should collect sales and use or similar taxes which could adversely affect our results of operations.

We do not collect sales and use and similar taxes in any states based on our belief that our services are not subject to such taxes in any state. Sales and use and similar tax laws and rates vary greatly from state to state. Certain states in which we do not collect such taxes may assert that such taxes are applicable, which could result in tax assessments, penalties and interest with respect to past services, and we may be required to collect such taxes for services in the future. Such tax assessments, penalties and interest or future requirements may adversely affect our results of operations.

Economic uncertainties or downturns in the general economy or the industries in which our clients operate could disproportionately affect the demand for our telebehavioral health solution and negatively impact our results of operations.

General worldwide economic conditions have experienced significant downturns during the last ten years, and market volatility and uncertainty remain widespread, making it potentially very difficult for our clients and us to accurately forecast and plan future business activities. During challenging economic times, our clients may have difficulty gaining timely access to sufficient credit or obtaining credit on reasonable terms, which could impair their ability to make timely payments to us and adversely affect our revenue. If that were to occur, our financial results could be harmed. Further, challenging economic conditions may impair the ability of our clients to pay for the applications and services they already have purchased from us and, as a result, our write-offs of accounts receivable could increase. We cannot predict the timing, strength or duration of any economic slowdown or recovery. If the condition of the general economy or markets in which we operate worsens, our business could be harmed.

Risks Related to Our Business-Predictive Medicine (PEER)

If our PEER Reports do not gain widespread market acceptance, we may not be able to achieve the level of sales required for growth, and our business, financial condition and results of operations would be harmed.

We have developed a methodology that aids psychiatrists and other physicians in selecting appropriate and effective medications for patients with certain behavioral or addictive disorders based on physiological traits of the patient’s brain and information contained in a proprietary database that has been developed over approximately the last 20 years. We began selling reports, referred to as rEEG Reports, based on our methodology in 2000; these reports have since been rebranded as PEER Reports. To date, we have not received widespread market acceptance of the usefulness of our PEER Reports in helping psychiatrists and other physicians inform their treatment strategies for patients suffering from behavioral and/or addictive disorders and we currently rely on a limited number of employees to market and promote our PEER Reports. To grow our business, we will need to develop and introduce new sales and marketing programs and clinical education programs to promote the use of our PEER Reports by psychiatrists and other physicians and hire additional employees for this purpose which we are in the process of doing. If we do not implement these new sales and marketing and education programs in a timely and successful manner, we may not be able to achieve the level of market awareness and sales required to expand our business, which could also negatively impact our stock price, financial condition and results of operations.

Our PEER Reports may not be as effective as we believe them to be, which could limit or prevent us from growing our revenues. If the results of our clinical trials are not significant, we may not be able to continue to fund our development efforts.

Our belief in the efficacy of our PEER Online technology is based on a finite number of successful studies. Such results may not be statistically significant in future studies and may not be indicative of the long-term future efficacy of the information we provide. Controlled scientific studies, including those that have already been announced and that are planned for the future, may yield results that are unfavorable or demonstrate that our services, including our PEER Reports, are not clinically useful. While we have not experienced such problems to date, if the initially indicated results cannot be successfully replicated or maintained over time, utilization of services based on our PEER Online technology, including the delivery of our PEER Reports, may not increase as we anticipate, which would harm our operating results and stock price. In addition, if we fail to upgrade our PEER Online database to account for new medications that are now available on the market, psychiatrists and other physicians may be less inclined to utilize our services if they believe that our reports only provide information about older treatment options, which would further harm our operating results and stock price. In August of 2016, we commenced enrolling patients into a new clinical trial. The trials are designed as a double-blind trial for military patients with a primary diagnosis of depression and other psychological comorbidity. We do not know whether the ultimate results of the trial will be successful. There are many factors beyond our control that could affect the success of the trials, including difficulty in registering more subjects, failures of investigators to follow the proper protocol, and external factors affecting patient health, among others. If we fail to receive significant positive results for these trials, doctors may not be willing to use our services and our ability to generate revenue and to continue the PEER Online program, if at all, could be limited.

The FDA believes that rEEG, and potentially our PEER Online service, constitutes a medical device subject to regulation by the FDA. The FDA has informed us that our marketing of our rEEG services without prior clearance, approval or re-classification by the FDA constitutes a violation of the Federal Food, Drug and Cosmetic Act. We believe that our PEER Online service is a Class I medical device, exempt from premarket notification requirements. As we continue to market our PEER Online service, there is risk that the FDA will determine that the service is a device that requires premarket clearance, approval or re-classification and commence an enforcement action against us.

Since April of 2008, we have been engaged in discussions with the FDA regarding its position that our rEEG service, and potentially its successor, called PEER Online, constitutes a medical device which is subject to regulation by the FDA. On April 10, 2008, we received correspondence from the FDA stating the agency’s position, based in part on the combination of certain marketing statements FDA observed on our website, together with the delivery method of our rEEG Reports, that our software product aids clinical diagnosis and, therefore, constituted a “medical device” requiring premarket approval (“PMA”) by or premarket notification (also known as a “510(k) clearance”) to the FDA pursuant to the Federal Food, Drug and Cosmetic Act (the “Act”). We contested at the time and continue to reject FDA’s interpretation of our software.

In early 2010, based upon written guidance from the FDA’s Center for Devices and Radiological Health (the “Center”), we chose to submit a premarket notification to obtain 510(k) clearance for our rEEG service . We sought review of our rEEG service based upon its equivalence to predicate devices that already have FDA clearance which appeared to represent a sound mechanism to reduce regulatory risks. On July 27, 2010, we received a letter from the FDA stating that they determined that our rEEG service was Not Substantially Equivalent to the predicate devices that had previously been granted 510(k) clearance and that among other options we could be required to file a PMA and obtain approval before our rEEG service can be marketed legally, unless FDA reclassifies our software through the De Novo classification request process or otherwise through a reclassification order pursuant to Section 513(e) of the Act. We did not obtain FDA clearance for rEEG at that time.

We registered its facility and listed the PEER Outcome database as a Class I device exempt from premarket notification requirements. We have continued its engagement with Center staff over the potential for a regulatory pathway for PEER Online as a Class II medical device, based on the Center’s recommendation that military use of PEER Online move forward under an investigational device exemption (“IDE”) to provide additional data to support a successful 510(k) application. In August 2012, the FDA reviewed the study protocol to use our PEER Interactive Product, which is substantially similar to the PEER Online product, and determined that the Walter Reed PEER Trial was considered a non-significant risk clinical trial and did not require an IDE.

We are proceeding with two additional clinical trials based substantially on the Walter Reed PEER Trial protocol in an effort to replicate and expand the result achieved during the Walter Reed PEER Trial. One clinical trial with the Canadian Armed Forces commenced enrollment of patients in August of 2016. A second clinical trial with a large provider group is ongoing with strong participation from all engaged parties.  At this time we cannot predict the results or the success of any of these trials. We can offer no assurances that the FDA will not insist that we submit a marketing application in the future, or that the data, which will be included in our future submissions to the FDA, will not raise any important new issues that could materially affect the safety or effectiveness of our PEER Online product. The inability to enroll sufficient subjects or the receipt of inconclusive results from our new clinical trials would have a material adverse effect on our ability to expand our operations. We currently intend to continue marketing as a  Class I cloud-based neurometric service branded as PEER Reports, under our current registration and listing with the FDA, while we pursue the additional clinical trials and consider submission of a 510(k) application in the future. If we continue to market our PEER Online product and the FDA determines that we should be subject to further FDA regulation as a Class II or III medical device, it could initiate enforcement action against us based upon our failure to file a 510(k) or PMA, as a result of which we could be forced to cease our marketing activities, terminate access to our cloud-based PEER software, implement corrective actions to ensure compliance with the Act and FDA regulations, and pay fines and penalties, which would have a material adverse impact on us.

In addition to the foregoing, federal and state laws and regulations relating to the sale of our neurometric services are subject to future changes, as are administrative interpretations of regulatory agencies. If federal and state laws and regulations change, we may need to incur additional costs to seek government approvals for the sale of our neurometric services

If government and third-party payors fail to provide coverage and adequate payment rates for treatments that are guided by our PEER Reports, our revenue and prospects for profitability will be harmed.

Our future revenue growth will depend in part upon the availability of reimbursement from third-party payors for psychiatrists and other physicians who use our PEER Reports to guide the treatment of their patients. Such third-party payors include government health programs such as Medicare and Medicaid, managed care providers, private health insurers and other organizations. These third-party payors are increasingly attempting to contain healthcare costs by demanding price discounts or rebates and limiting both coverage on which procedures they will pay for and the amounts that they will pay for new procedures. As a result, they may not cover or provide adequate payment for treatments that are guided by our PEER Reports, which will discourage psychiatrists and other physicians from utilizing the information services we provide. We may need to conduct studies in addition to those we have already announced to demonstrate the cost-effectiveness of treatments that are guided by our solutions and services to such payors’ satisfaction. Such studies might require us to commit a significant amount of management time and financial and other resources. Adequate third-party reimbursement might not be available to enable us to realize an appropriate return on investment in research and product development and the lack of such reimbursement could have a material adverse effect on our operations and could adversely affect our revenues and earnings.

Billing complexities associated with obtaining payment or reimbursement for our tests may negatively affect our revenue, cash flow and profitability.

We derive revenue from the PEER Report process, which includes the EEG, the quantitative EEG (“QEEG”), and the PEER Report, for which we bill on a fee-for-service basis, including reimbursements by third-party payors, such as Medicare, Medicaid and other governmental payor programs, hospitals, private insurance plans and managed care organizations and direct payments from individual patients. Billing for PEER Report testing services is generally highly complex. We conduct our own internal billing and work closely with third-party providers to ensure accuracy of billing, timely collections, and resolution of appeals and billing discrepancies.

Depending on our billing arrangement with each third-party payor and applicable law, we are often obligated to bill in the specific manner prescribed by the various payors, each of which may have different requirements. Among the potential factors complicating our billing of third-party payors are:

●	disputes among payors regarding which party is responsible for payment;

●	disparity in coverage among various payors;

●	different process, information, technical and billing requirements among payors; and

●	incorrect or missing billing information.

We also face risks in our collection efforts, including potential write-offs of doubtful accounts and long collection cycles for accounts receivable.

Additionally, from time to time, payors change processes that may affect timely payment. These changes may result in uneven cash flow or impact the timing of revenue recognized with these payors. With respect to payments received from governmental programs, factors such as a prolonged government shutdown could cause significant regulatory delays or could result in attempts to reduce payments made to us by government healthcare programs. These billing complexities, and the related uncertainty in obtaining payment for PEER Report testing services, could negatively affect our revenue, cash flow and profitability. In addition, increases in write-offs of doubtful accounts, delays in receiving payments or potential retroactive adjustments and penalties resulting from audits by payors could adversely affect our business, results of operations and financial condition.

Changes in laws, regulations, payor policies or contracting arrangements with payors may adversely affect coverage or reimbursement for PEER Report services, which may decrease our revenue and adversely affect our results of operations and financial condition.

Governmental payors, as well as private insurers, and other private payors have implemented and will continue to implement measures to control the cost, utilization and delivery of healthcare services, including laboratory services. Congress has from time to time considered and implemented changes to laws and regulations governing healthcare service providers, including specialized diagnostic service providers. These changes have adversely affected and may in the future adversely affect coverage for laboratory services, including the PEER Report and Pharmacogenetic (PGx) testing services we provide. We also believe that healthcare professionals may not use the PEER Report if third-party payors do not provide adequate coverage and reimbursement for them.

Reimbursement to healthcare providers, such as specialized analytic service providers, are subject to continuing change in policies by governmental payors, such as Medicare and Medicaid, private insurers, including managed care organizations, and other private payors, such as hospitals and private medical groups.

As a Medicare-participating independent diagnostic testing facility based in California, we bill Noridian Healthcare Solutions, or Noridian, the Medicare Administrative Contractor, or MAC, for California, and are subject to Noridian’s local coverage and reimbursement policies. Reductions in coverage could decrease our average Medicare reimbursement rate per sample.

The provision of health care services through any kind of clinic, facility, storefront or other location open to the public is often subject to state clinic licensure laws akin to those that health facilities like hospitals, surgery centers and urgent care clinics must obtain and maintain. We do not operate or promote any physical place to obtain healthcare and therefore does not believe it is subject to any clinic licensure requirements, but the application of some of these laws to us and telehealth is unclear and subject to differing interpretation given our status for Medicare purposes as an independent diagnostic testing facility.

In addition, reimbursement from governmental payors is subject to statutory and regulatory changes, retroactive rate adjustments and administrative rulings, and other policy changes, all of which could materially decrease the range of services for which we are reimbursed or the reimbursement rates paid for PEER Report services.

Finally, some private insurers and other third-party payors link their rates to Medicare’s reimbursement rates, and a reduction in Medicare reimbursement rates for PEER Report services could result in a corresponding reduction in the reimbursements we receive from such third-party payors. Any reductions in reimbursement levels for the PEER Report would decrease our revenue and adversely affect our results of operations and financial condition.

Operating as a non-contracting provider with certain payors may adversely affect our results of operations and financial condition, and contracting with those payors may be disadvantageous to us.

We are currently considered to be an out-of-network or “non-contracting provider” by a number of third-party payors because we have not entered into a specific contract to provide PEER Report services to their insured patients at specified rates of reimbursement. We are generally subject to reimbursement as a non-contracting provider. As a non-contracting provider, many payors pay us a smaller percentage of our charges that they recognize to be reasonable, and expect us to collect greater coinsurance or copayments from patients. Rather than collecting these higher coinsurance and copayment amounts from these patients, when permitted by law to do so, we may, if permissible under applicable law, instead choose to charge them only the lower coinsurance and copayments amounts that would have applied to them if we had been contracted with their payor, which results in decreased revenues. In instances where we may be prohibited by law from treating these patients as if we were in-network, thus requiring these patients to pay higher coinsurance or copayments to us, our customers may decide to reduce or avoid prescribing PEER Report services for such patients, which could adversely affect our results of operations and financial condition.

Should any of the third-party payors with whom we are not contracted insist that we enter into a contract for the PEER Report services we provide, the resulting contract may contain pricing and other terms that are materially less favorable to us than the terms under which we currently operate. If revenue from a particular payor grows, there is heightened risk that such a third-party payor will insist that we enter into contractual arrangements that contain such terms. If we refuse to enter into a contract with such a third-party payor, they may refuse to cover and reimburse for PEER Report services, which may lead to a decrease in report volume and a corresponding decrease in our revenues. If we contract with such a third-party payor, although our report volume may increase as a result of the contract, our revenue per report under the contractual agreement and gross margin may decrease. The overall net result of contracting with third-party payors may adversely affect our business, results of operations and financial condition.

Regulations relating to the sale of our PEER Reports are constantly changing and in the future, our business may be subject to additional regulations that will increase our compliance costs.

Federal, state and foreign laws and regulations relating to the sale of our PEER Reports are subject to future changes, as are administrative interpretations of regulatory agencies. If we fail to comply with applicable federal, state or foreign laws or regulations, we could be subject to enforcement actions, including injunctions that would prevent us from conducting our business, withdrawal of clearances or approvals and civil and criminal penalties. If federal, state, and foreign laws and regulations change, we may need to incur additional costs to seek government approvals, in addition to the clearance from the FDA if we so chose, to sell or market our PEER Online service. There is no guarantee that we will be able to obtain such approvals in a timely manner or at all, and as a result, our business would be significantly harmed.

Our business practices may be found to constitute illegal fee-splitting or violate corporate practice restrictions, which may lead to penalties and adversely affect our business.

Many states, including California, in which our principal executive offices are located, and where we and our Providers operate, have laws that prohibit a general corporation as opposed to a professional corporation, from practicing medicine and certain other healthcare professions such as psychology, exercising control over medical judgments or decisions of behavioral health professionals, or engaging in certain arrangements, such as employment or fee-splitting, with professionals. We have addressed strong corporate practice state prohibitions through management services agreements with Providers under which the Providers are paid directly by payors for professional services and the Providers pay us under the management services agreements for our non-clinical services. Although we calibrate these management fees to comply with fee-splitting statutes, in many states those fee-splitting statutes are ambiguous and therefore could be used to challenge our arrangements with the Providers. If asserted, such claims could subject us to civil and criminal penalties and substantial legal costs, could result in our contracts being found legally invalid and unenforceable, in whole or in part, or could result in us being required to restructure our contractual arrangements, all with potentially adverse consequences to our business and our stockholders.

If we do not maintain and expand our relationships in the psychiatric and physician community, our growth will be limited and our business could be harmed. If psychiatrists and other physicians do not recommend and endorse our solutions and services, we may be unable to increase our sales, and in such instances, our profitability would be harmed.

Our relationships with psychiatrists and other physicians are critical to the growth of our neurometric Services business. We believe that these relationships are based on the quality and ease of use of our PEER Reports, our commitment to the behavioral health market, our marketing efforts and our presence at tradeshows. Any actual or perceived diminution in our reputation or the quality of our PEER Reports, or our failure or inability to maintain our commitment to the behavioral health market and our other marketing and solution promotion efforts could damage our current relationships, or prevent us from forming new relationships, with psychiatrists and other physicians and cause our growth to be limited and our business to be harmed.

To sell our PEER Reports, psychiatric professionals must recommend and endorse them. We may not obtain the necessary recommendations or endorsements from this community. Acceptance of our PEER Reports depends on educating psychiatrists and other physicians as to the benefits, clinical efficacy, ease of use, revenue opportunity and cost-effectiveness of our PEER Reports and on training the medical community to properly understand and utilize our PEER Reports. If we are not successful in obtaining the recommendations or endorsements of psychiatrists and other physicians for our PEER Reports, we may be unable to increase our sales and profitability.

Negative publicity or unfavorable media coverage of our PEER technology could damage our reputation and harm our operations.

If the marketplace perceives our PEER Reports as not offering the benefits which we believe they offer, we may receive significant negative publicity. This publicity may result in litigation and increased regulation and governmental review. If we were to receive such negative publicity or unfavorable media attention, whether warranted or unwarranted, our ability to market our PEER Reports would be adversely affected, we may be required to change our solutions and services and become subject to increased regulatory burdens and we may be required to pay large judgments or fines and incur significant legal expenses. Any combination of these factors could further increase our cost of doing business and adversely affect our financial position, results of operations and cash flows.

If we do not successfully generate additional solutions and services from our patented methodology and proprietary database, or if such solutions and services are developed but not successfully commercialized, then we could lose revenue opportunities.

The current focus of our predictive medicine business is the sale of PEER Reports to psychiatrists and other physicians based on our PEER Online methodology and proprietary database. If we do not successfully generate additional solutions and services from our patented methodology and proprietary database, or if such solutions and services are developed but not successfully commercialized, then we could lose revenue opportunities.

Our industry is highly competitive and our PEER solutions may not be able to compete successfully, which could result in price reductions and decreased demand for our solutions.

The healthcare industry, in general, and behavioral health treatment services in particular, are highly competitive. If we are unable to convince physicians, psychiatrists and patients of the efficacy of our solutions and services, individuals seeking treatment for behavioral health disorders may seek alternative treatment methods, including non-medication-based therapies, which could negatively impact our sales of PEER Reports and our profitability.

If we conduct clinical trials, we cannot predict whether we will encounter problems that will cause us or regulatory authorities to delay or suspend our clinical trials or delay the analysis of data from our completed or ongoing clinical trials. In addition, we cannot provide assurance that we will be successful in reaching the endpoints in these trials, or if we are, that the FDA or other regulatory agencies will accept the results.

Any of the following factors, among others, could delay the completion of clinical trials, or result in a failure of these trials to support our business, which would have an adverse effect on our business:

●	delays or the inability to obtain required approvals from institutional review boards or other governing entities at clinical sites selected for participation in our clinical trials;

●	delays in enrolling patients and volunteers into clinical trials;

●	lower than anticipated retention rates of patients and volunteers in clinical trials;

●	negative results from clinical trials for any of our potential solutions; and

●	failure of our clinical trials to demonstrate the efficacy or clinical utility of our potential solutions.

If we determine that the costs associated with attaining regulatory approval of a solution exceed the potential financial benefits or if the projected development timeline is inconsistent with our determination of when we need to get the product to market, we may choose to stop a clinical trial and/or development of a solution.

We may not be able to adequately protect our intellectual property, which is the core of our predictive medicine (PEER) business.

We consider the protection of our intellectual property to be important to our business prospects. We currently have twenty issued patents in the United States, Australia, Canada, Europe, Israel, Japan and Mexico and we have also filed multiple additional patent applications in the United States and in multiple foreign jurisdictions.

In the future, if we fail to file patent applications in a timely manner, fail to pay applicable maintenance fees on issued patents, or if we elect not to file a patent application because of the costs associated with patent prosecution, we may lose patent protection that we may have otherwise obtained. The loss of any proprietary rights which are obtainable under patent laws may result in the loss of a competitive advantage over present or potential competitors, with a resulting decrease in revenues and profitability for us.

With respect to the applications we have filed, there is no guarantee that the applications will result in issued patents, and further, any patents that issue may be too narrow in scope to adequately protect our intellectual property and provide us with a competitive advantage. Competitors and others may design around aspects of our technology, or alternatively, may independently develop similar or more advanced technologies that fall outside the scope of our claimed subject matter, but that can be used in the treatment of behavioral health disorders.

In addition, even if we are issued additional patents covering our solutions, we cannot predict with any degree of certainty, whether or not we will be able to enforce our proprietary rights and whether our patents will provide us with adequate protection against competitors. We may be forced to engage in costly and time-consuming litigation or reexamination proceedings to protect our intellectual property rights and our opponents in such proceedings may have and be willing to expend, substantially greater resources than we are able to expend. In addition, the results of such proceedings may result in our patents being invalidated or reduced in scope. These developments could cause a decrease in our operating income and reduce our available cash flow, which could harm our business and cause our stock price to decline.

We also utilize processes and technology that constitute trade secrets, such as our PEER Online database, and we must implement appropriate levels of security for those trade secrets to secure the protection of applicable laws, which we may not do effectively. In addition, the laws of many foreign countries do not protect proprietary rights as fully as the laws of the United States.

While we have not had any significant issues to date, the loss of any of our trade secrets or proprietary rights, which may be protected under the foregoing intellectual property safeguards may result in the loss of our competitive advantage over present and potential competitors.

Certain of our patents will expire in the near future, and we may have difficulties protecting our proprietary rights and technology and we may not be able to ensure their protection.

We currently have 20 issued patents, of which seven are in the U.S., one of which covers the process involved in our PEER Online service. Our patents will expire between July 2019 and April 2023 and cover QEEG (quantitative electrophysiology); at which point we can no longer enforce our rights under these patents against third parties to prevent them from developing processes and commercializing solutions similar or identical to ours. Because our efforts to achieve broader market acceptance of our PEER Online service may take a substantial period of time, our patents may expire or provide only a short period of protection, if any, following such broader market acceptance. This could expose us to substantially more competition and have a material adverse impact on our business and our ability to commercialize or license our technology and solutions. Our asset is our PEER Online Database and we will continue to encrypt and protect it.

We depend heavily upon secure access to, and secure transfer of, data via the internet in exchanging data with customers. Any security breaches could result in unauthorized access to sensitive patient data, our intellectual property and other confidential business information. We use third-party data centers and any damage to, or failure of, our central analytical database could adversely affect our ability to provide our services. For any of the foregoing or related reasons, customers may curtail or stop using our services and we may incur significant legal and financial exposure and liabilities.

We depend heavily on secure access to, and secure transfer of data via the internet in the generation of our PEER Reports and other data exchange with our customers. We rely on services provided by third parties to store, transmit and process data in our central neurometric database. Security breaches could expose us to a risk of losing data and result in litigation and possible liability. Security measures taken by us or by such third party service providers may be breached as a result of third party action, including intentional misconduct by computer hackers, employee error, malfeasance, fraud or otherwise, during transfer or processing of data or at any time and result in someone obtaining unauthorized access to sensitive patient information, our intellectual property, other confidential business information, or our information technology systems. Because the techniques used to obtain unauthorized access, or to sabotage systems, change frequently and generally are not recognized until launched against a target, we or our third-party service providers may be unable to anticipate these techniques or to implement adequate preventative measures. In August 2019, we discovered a series of unauthorized disclosures involving one patient’s medical record and one Health Insurance Portability and Accountability Act, as amended, and its implementing regulations (collectively, “HIPAA”) security standard. We have notified the patient whose medical information was disclosed in compliance with the breach notification requirements under HIPAA and Texas state law and will, in accordance with the HIPAA Breach Notification Rule, notify the United States Department of Health and Human Services within sixty days of the end of the 2019 calendar year. We have consulted with our regulatory attorneys on this matter and do not believe it would result in civil fines in excess of $250,000 under HIPAA and $250,000 under Texas law and may result in either no or substantially smaller fines. Nevertheless, we cannot be certain that such fines or penalties will not be greater. Any additional security breach could result in a loss of confidence in the security of our service, damage to our reputation, disruption to our business, and could lead to legal liability and severely curtail future revenue.

In addition, any damage to, or failure of, our central neurometric database and the server on which it resides could result in interruptions in our ability to provide PEER Reports. Interruptions in our service may reduce our revenue, cause PEER Network providers to terminate their relationship with us and adversely affect our ability to attract new physicians to the PEER Network. Our business will also be harmed if our customers and potential customers believe our service is unreliable.

Because our service is complex and cloud-based we rely on third-party data centers to store the data in our central neurometric database, our data and processes may be corrupted at some future time resulting in erroneous, defective or ineffective reports, which could result in unanticipated downtime in our service for PEER Network providers, resulting in harm to our reputation and our business. We do not control the operation of these facilities. While we take precautions (data redundancy, back-up and disaster recovery plans) to prevent service interruptions, our data centers are vulnerable to damage or interruption from human error, intentional bad acts, pandemics, earthquakes, hurricanes, floods, fires, war, terrorist attacks, power losses, hardware failures, systems failures, communications failures and similar events. The occurrence of a natural disaster or an act of terrorism, vandalism or other misconduct, resulting in a decision to close the facilities without adequate notice or other unanticipated problems could result in lengthy interruptions in the availability of our central neurometric database. Since many physicians rely on our service to assist in treating their patients, any errors, defects, disruptions in service or other performance problems with our service could hurt our reputation and hurt the reputation of the physicians in our PEER Network. If that occurs, physicians could elect to terminate their relationship with us, or delay or withhold payment to us. We could lose future revenues or customers may make warranty or other claims against us, which could result in an increase in our provision for doubtful accounts, an increase in collection cycles for accounts receivable or the expense and risk of litigation and a reduction in revenue.

Security breaches, damages or failures of the sort described above would adversely affect our ability to market our PEER Reports. In addition, we may be required to change our products and services and become subject to increased regulatory burdens and we may be required to pay large judgments or fines and incur significant legal expenses.

In the future we could be subject to personal injury claims due to adverse events from treatment facilitated through the use of our PEER reports, which could result in substantial liabilities that may exceed our insurance coverage.

All significant medical treatments and procedures, including treatment that is facilitated through the use of our PEER Reports, can involve the risk of serious adverse events up to and including death. Our PEER Reports generally require psychiatrists and other physicians to titrate patients off of psychotropic medications before receiving an EEG. The titration process and the removal of medications from patients risk potentially serious health consequences. Although we have no clinical involvement, it is possible that we could be named as defendants in any malpractice claim involving a patient harmed during the titration process or during a period in which the patient ceases the use of medications. Although we have not been the subject of any personal injury claims for patients treated by providers using our PEER Reports, our business entails an inherent risk of claims for personal injuries, which are subject to the attendant risk of substantial damage awards. We cannot control whether individual physicians and psychiatrists will properly select patients, apply the appropriate standard of care, or conform to our procedures in determining how to treat their patients. A significant source of potential liability is negligence or alleged negligence by physicians treating patients with the aid of the PEER Reports that we provide. There can be no assurance that a future claim or claims will not be successful or, including the cost of legal defense, will not exceed the limits of available insurance coverage.

We currently have general liability and medical professional liability insurance coverage for up to $3 million per year for personal injury claims. We may not be able to maintain adequate liability insurance, in accordance with standard industry practice, with appropriate coverage based on the nature and risks of our business, at acceptable costs and on favorable terms. Insurance carriers are often reluctant to provide liability insurance for new healthcare services companies and products due to the limited claims history for such companies and products. In addition, based on current insurance markets, we expect that liability insurance will be more difficult to obtain and that premiums will increase over time and as the volume of patients treated by physicians that are guided by our PEER Reports increases. In the event of litigation, regardless of its merit or eventual outcome, or an award against us during a time when we have no available insurance or insufficient insurance, we may sustain significant losses of our operating capital which may substantially reduce stockholder equity in the company.

We rely on sales to a limited number of customers for a substantial portion of our revenue, and the loss of one or more significant customers or several of our smaller customers could materially harm our business.

A substantial portion of our revenue is generated from sales to a limited number of customers. For the years ended September 30, 2018 and 2017, four customers accounted for 29% and 50%, respectively, of our neurometric services revenue. Although the composition of our customers will vary from period to period, we expect that most of our revenues will continue, for the foreseeable future, to come from sales to a relatively small number of customers. Consequently, our results of operations may fluctuate significantly from period-to-period based on the actions of one or more significant customers. A customer may take actions that affect us for reasons that we cannot anticipate or control. Our agreements with these customers may be cancelled if we fail to meet requirements or materially breach the agreement or for other reasons outside of our control. In addition, our customers may seek to renegotiate the terms of current agreements or renewals. The loss of, or a reduction in sales or anticipated sales to, one or more of our significant customers could have a material adverse effect on our business, financial condition and results of operations.

Risks Related to Our Business-General

We conduct business in a heavily regulated industry and if we fail to comply with these laws and government regulations, we could incur penalties or be required to make significant changes to our operations or experience adverse publicity, which could have a material adverse effect on our business, financial condition, and results of operations.

The healthcare industry is heavily regulated and closely scrutinized by federal, state and local governments. Comprehensive statutes and regulations govern the manner in which Providers provide and bill for services and collect reimbursement from governmental programs and private payors, our contractual relationships, our marketing activities and other aspects of our operations. Of particular importance are the following laws and rules:

●	Provider Licensing and Corporate Practice Restrictions. Behavioral health professionals who provide their professional services using telehealth modalities must, in most instances, hold a valid license to practice their health profession in the state in which the patient is located. In addition, certain states require a physician providing telepsychiatry to be physically located in the same state as the patient. Corporate practice restrictions prohibit general business corporations, such as us, from practicing medicine and other health professions subject to corporate practice restrictions, controlling clinical decisions or, in some cases, receiving payment for professional services subject to a corporate practice restriction. State corporate practice laws vary from state to state and are not consistent among states. These requirements are subject to broad powers of interpretation and enforcement by state regulators and may apply to an entity even though it is not located in that state if a Provider is licensed there or providing clinical services to a patient physically located in that state;

●	Federal and State Anti-Kickback Statutes. The federal Anti-Kickback Statute prohibits the knowing and willful offer, payment, solicitation or receipt of any bribe, kickback, rebate or other remuneration for referring an individual, or in return for ordering, leasing, purchasing or recommending or arranging for the ordering, purchasing or leasing of items or services covered, in whole or in part, by any federal healthcare program, such as Medicare or Medicaid. A person or entity does not need to have actual knowledge of the statute or specific intent to violate the statute, only specific intent to commit a violation of law. In addition, the government may assert that a claim including items or services resulting from a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the False Claims Act. State anti-kickback statutes require compliance independent of the federal Anti-Kickback Statute. Some state anti-kickback statutes prohibit the same conduct as the federal Anti-Kickback Statute, but may apply the prohibition broadly to all payor-reimbursed services, not just those that are federally-funded. Very few state anti-kickback statutes have the extensive safe harbors and regulatory guidance of the federal Anti-Kickback Statute, making interpretation of the scope of the statutes more uncertain than the federal Anti-Kickback Statute;

●	Physician Self-Referral Laws. There is a federal physician self-referral prohibition, commonly known as the Stark Law, which prohibits a physician from referring Medicare patients to an entity providing “designated health services” if the physician or a member of such physician’s immediate family has a “financial relationship” with the entity, unless an exception applies. We do not believe our operations, including those of Arcadian, implicate the Stark Law, because neither we nor Arcadian nor the Providers acting pursuant to the Services Agreements offer or provide any services that would be considered designated health services under the Stark Law. As with the anti-kickback laws, however, physician self-referral prohibitions exist at the state level and which, like the Stark Law, apply civil penalties to violations of their terms. These state physician self-referral laws are often similar to the Stark Law, but may apply to different services than the Stark Law and may have different exceptions. We do not believe it is noncompliant with any state physician self-referral laws, but these laws are often vague, subject to amendment and lacking in court precedent or regulatory guidance. It is possible, therefore, that now or in the future we could be found to be out of compliance with one or more state physician self-referral laws. Any such noncompliance could have a material adverse effect on our business, financial condition and results of operations;

●	Federal and State False Claims Statutes. The federal False Claims Act imposes civil and criminal liability on individuals or entities that knowingly submit false or fraudulent claims for payment to the government or knowingly make, or cause to be made, a false statement to have a false claim paid, including qui tam or whistleblower suits. Some states have laws similar to the False Claims Act. The scope of these laws and the interpretations of them vary from state to state and are enforced by state courts and regulatory authorities, each with broad discretion. Some state fraud and abuse laws apply to items or services reimbursed by any third-party payor, including commercial insurers, not just those reimbursed by a government funded healthcare program;

●	HIPAA Fraud Provision. The criminal healthcare fraud provisions of HIPAA that prohibit knowingly and willfully executing a scheme or artifice to defraud any healthcare benefit program or falsifying, concealing or covering up a material fact or making any material false, fictitious or fraudulent statement in connection with the delivery of or payment for healthcare benefits, items or services. A person or entity does not need to have actual knowledge of the statute or specific intent to violate it to have committed a violation;

●	Additional risks include reassignment of payment rules that prohibit certain types of billing and collection practices in connection with claims payable by Medicare or Medicaid programs; and a provision of the Social Security Act that imposes criminal penalties on healthcare providers who fail to disclose or refund known overpayments

Finally, in the operations of our Company and our Providers, we must comply with additional restrictions, including the following:

●	Reassignment Rules. Payment reassignment rules prohibit certain types of billing and collection practices in connection with claims payable by the Medicare or Medicaid programs;

●	Debt Collection Laws. Laws that regulate debt collection practices may be applied to our debt collection practices;

●	Refund Disclosures. A provision of the Social Security Act imposes criminal penalties on healthcare providers who fail to disclose or refund known overpayments;

●	Billing Requirements. Federal and state laws prohibit providers from billing and receiving payment from Medicare and Medicaid for services unless the services are medically necessary, adequately and accurately documented, and billed using codes that accurately reflect the type and level of services rendered; and

●	Certification and Accreditation Requirements. Federal and state laws and policies that require healthcare providers to maintain licensure, certification or accreditation to enroll and participate in the Medicare and Medicaid programs, to report certain changes in their operations to the agencies that administer these programs.

Because of the breadth of these laws and the narrowness of the statutory exceptions and safe harbors available, it is possible that some of our business activities could be subject to challenge under one or more of such laws. Achieving and sustaining compliance with these laws may prove costly. Failure to comply with these laws and other laws can result in civil and criminal penalties such as fines, damages, overpayment recoupment loss of enrollment status and exclusion from the Medicare and Medicaid programs. The risk of our being found in violation of these laws and regulations is increased by the fact that many of them have not been fully interpreted by the regulatory authorities or the courts, and their provisions are sometimes open to a variety of interpretations. Our failure to accurately anticipate the application of these laws and regulations to our business or any other failure to comply with regulatory requirements could create liability for us and negatively affect our business. Any action against us for violation of these laws or regulations, even if we successfully defend against it, could cause us to incur significant legal expenses, divert our management’s attention from the operation of our business and result in adverse publicity.

To enforce compliance with the federal laws, the U.S. Department of Justice and the OIG, continue to increase their scrutiny of healthcare providers, which has led to a number of investigations, prosecutions, convictions and settlements in the healthcare industry. Dealing with investigations can be time- and resource-consuming and can divert management’s attention from the business. Any such investigation or settlement could increase our costs or otherwise have an adverse effect on our business. In addition, because of the potential for large monetary exposure under the federal False Claims Act, which provides for treble damages and mandatory minimum penalties of $5,500 to $11,000 per false claim or statement, healthcare providers often resolve allegations without admissions of liability for significant and material amounts to avoid the uncertainty of treble damages that may be awarded in litigation proceedings. Such settlements often contain additional compliance and reporting requirements as part of a consent decree, settlement agreement or corporate integrity agreement. Given the significant size of actual and potential settlements, it is expected that the government will continue to devote substantial resources to investigating healthcare providers’ compliance with the healthcare reimbursement rules and fraud and abuse laws.

The laws, regulations and standards governing the provision of healthcare services may change significantly in the future. We cannot assure you that any new or changed healthcare laws, regulations or standards will not materially adversely affect our business. We cannot assure you that a review of our business by judicial, law enforcement, regulatory or accreditation authorities will not result in a determination that could adversely affect our operations.

In addition, the FDA regulates development, testing, labeling, manufacturing, marketing, promotion, distribution, record-keeping and reporting requirements for prescription drugs. Compliance with laws and regulations enforced by the FDA and other regulatory agencies may be required in relation to future products or services developed or used by us, in addition to the regulatory process and dialogue in which we are now engaged with the FDA (for more information, please see the risk factor entitled “The FDA believes that rEEG and, potentially, our PEER Online service, constitute a medical device, which is subject to regulation by the FDA. Failure to comply with applicable laws and regulations may result in various adverse consequences, including withdrawal of our products and services from the market, or the imposition of civil or criminal sanctions.

The impact of healthcare reform legislation and other changes in the healthcare industry and in healthcare spending on us is currently unknown, but may adversely affect our business, financial condition and results of operations.

Our revenue is dependent on the healthcare industry and could be affected by changes in healthcare spending and policy. The healthcare industry is subject to changing political, regulatory and other influences. The Patient Protection and Affordable Care Act or PPACA made major changes in how healthcare is delivered and reimbursed and increased access to health insurance benefits to the uninsured and underinsured population of the United States.

The PPACA, among other things, increased the number of individuals with Medicaid and private insurance coverage, implemented reimbursement policies that tie payment to quality, facilitated the creation of accountable care organizations that may use capitation and other alternative payment methodologies, strengthened enforcement of fraud and abuse laws and encouraged the use of information technology. The future of the PPACA is uncertain and the PPACA remains in a state of near-constant change. Several of these changes require implementing regulations which have not yet been drafted or have been released only as proposed rules.

Such changes in the regulatory environment may also result in changes to our payor mix that may affect our operations and revenue.

In addition, certain provisions of the PPACA authorize voluntary demonstration projects, which include the development of bundling payments for acute, inpatient hospital services, physician services and post-acute services for episodes of hospital care. Further, the PPACA may adversely affect payors by increasing medical costs generally, which could have an effect on the industry and potentially impact our business and revenue as payors seek to offset these increases by reducing costs in other areas. The full impact of these changes on us cannot be determined at this time.

We expect that additional state and federal healthcare reform measures will be adopted in the future, any of which could limit the amounts that federal and state governments and other third-party payors will pay for healthcare products and services, which could adversely affect our business, financial condition and results of operations.

There may be adverse consequences if the independent contractor status of Arcadian’s providers is successfully characterized as employee status.

We have independent contractor relationships with our providers rather than employee relationships. An independent contractor is generally distinguished from an employee by his or her degree of autonomy and independence in providing services. Our providers must be afforded independence over their actions and judgment while providing medical services. We are aware of a number of judicial decisions and legislative proposals that could bring about major reforms in worker classification, including the California legislature’s recent passage of California Assembly Bill 5, which California Governor Gavin Newsom has indicated he will sign into law this year (“AB 5”). AB 5 purports to codify the holding of the California Supreme Court’s unanimous decision in Dynamex Operations West, Inc. v. Superior Court of Los Angeles, which introduced a new test for determining worker classification that is widely viewed as expanding the scope of employee relationships and narrowing the scope of independent contractor relationships. While AB 5 exempts certain licensed health care professionals, including physicians and psychologists, not all of our independent contractors work in exempt occupations. Given AB 5’s recent passage, there is no guidance from the regulatory authorities charged with its enforcement and there is a significant degree of uncertainty regarding its application. In addition, AB 5 has been the subject of widespread national discussion and it is possible that other jurisdictions may enact similar laws. As a result, there is significant uncertainty regarding what the worker classification regulatory landscape will look like in future years. While it is uncertain what direction federal and state government action may take in the future, the current economic climate indicates that the debate over worker classification will continue for the foreseeable future. If a federal or state authority or court enacts legislation or adopts regulations or adopts an interpretation that changes the manner in which employees and independent contractors are classified or makes any adverse determination with respect to some or all of our independent contractors, we could incur significant costs in complying with such laws, regulations or interpretations, including, in respect of tax withholding, social security payments and recordkeeping, or we could be held liable for the actions of such independent contractors. As a result, we could be required to modify our business model. All of the above, individually or in the aggregate could have a material adverse effect on our business, financial condition and results of operations. In addition, there is the risk that we may be subject to significant monetary liabilities arising from fines or judgments as a result of any such actual or alleged non-compliance with federal, state or local tax or employment laws.

The emergence of new technologies may require us to expend significant resources in order to remain competitive.

The U.S. healthcare industry is massive, has a number of large market participants with conflicting agendas, is subject to significant government regulation and is currently undergoing significant change. Changes in our industry, for example, away from high-deductible health plans, or the emergence of new technologies as more competitors enter our market, could result in our solution being less desirable or relevant.

If healthcare benefits trends shift or entirely new technologies are developed that replace existing solutions, our existing or future solutions could be rendered obsolete and our business could be adversely affected. In addition, we may experience difficulties with software development, industry standards, design or marketing that could delay or prevent our development, introduction or implementation of new applications and enhancements.

Any future litigation against us could be costly and time-consuming to defend.

We may become subject, from time to time, to legal proceedings and claims that arise in the ordinary course of business such as claims in connection with commercial disputes or employment claims made by our current or former associates. Litigation may result in substantial costs and may divert management’s attention and resources, which may substantially harm our business, financial condition and results of operations. Insurance may not cover such claims, may not provide sufficient payments to cover all of the costs to resolve one or more such claims and may not continue to be available on terms acceptable to us. A claim brought against us that is uninsured or underinsured could result in unanticipated costs, thereby reducing our revenue and leading analysts or potential investors to reduce their expectations of our performance, which could reduce the market price of our stock.

We may be subject to regulatory and investigative proceedings, which may find that our policies and procedures do not fully comply with complex and changing healthcare regulations.

While we have established policies and procedures that we believe will be sufficient to ensure that we operate in substantial compliance with applicable laws, regulations and requirements, the criteria are often vague and subject to change and interpretation. We may become the subject of regulatory or other investigations or proceedings, and our interpretations of applicable laws and regulations may be challenged. The defense of any such challenge could result in substantial cost and a diversion of management’s time and attention. Thus, any such challenge could have a material adverse effect on our business, regardless of whether it ultimately is successful. If we fail to comply with any applicable laws, or a determination is made that we have failed to comply with these laws, our financial condition and results of operations could be adversely affected.

Failure to comply with the Federal Trade Commission Act or similar state laws could result in sanctions or limit the claims we can make.

Our promotional activities and materials, including advertising to consumers and physicians, and materials provided to third parties for their use in promoting our products and services, are regulated by the Federal Trade Commission (FTC) under the FTC Act, which prohibits unfair and deceptive acts and practices, including claims which are false, misleading or inadequately substantiated. The FTC typically requires competent and reliable scientific tests or studies to substantiate express or implied claims that a product or service is effective. If the FTC were to interpret our promotional materials as making express or implied claims that our products and services are effective for the treatment of mental illness, it may find that we do not have adequate substantiation for such claims. Failure to comply with the FTC Act or similar laws enforced by state attorneys general and other state and local officials could result in administrative or judicial orders limiting or eliminating the claims we can make about our products and services, and other sanctions including fines.

Our use and disclosure of personally identifiable information, including health information, is subject to federal and state privacy and security regulations, and our failure to comply with those regulations or to adequately secure the information we hold could result in significant liability or reputational harm and, in turn, a material adverse effect on our client base, membership base and revenue.

Numerous state and federal laws and regulations govern the collection, dissemination, use, privacy, confidentiality, security, availability and integrity of personally identifiable information, including protected health information. These laws and regulations include HIPAA. HIPAA establishes a set of basic national privacy and security standards for the protection of protected health information, or PHI, by health plans, healthcare clearinghouses and certain healthcare providers, referred to as covered entities, and the business associates with whom such covered entities contract for services, which includes us.

HIPAA requires us to develop and maintain policies and procedures with respect to PHI that is used or disclosed, including the adoption of administrative, physical and technical safeguards to protect such information. HIPAA also implemented the use of standard transaction code sets and standard identifiers that covered entities must use when submitting or receiving certain electronic healthcare transactions, including activities associated with the billing and collection of healthcare claims.

HIPAA imposes mandatory penalties for certain violations. Penalties for violations of HIPAA and its implementing regulations start at $100 per violation and are not to exceed $50,000 per violation, subject to a cap of $1.5 million for violations of the same standard in a single calendar year. However, a single breach incident can result in violations of multiple standards. HIPAA also authorizes state attorneys general to file suit on behalf of their residents. Courts will be able to award damages, costs and attorneys’ fees related to violations of HIPAA in such cases. While HIPAA does not create a private right of action allowing individuals to sue us in civil court for violations of HIPAA, its standards have been used as the basis for duty of care in state civil suits such as those for negligence or recklessness in the misuse or breach of PHI.

In addition, HIPAA mandates that the United States Department of Health and Human Services, or HHS conduct periodic compliance audits of HIPAA covered entities or business associates for compliance with the HIPAA Privacy and Security Standards. It also tasks HHS with establishing a methodology whereby harmed individuals who were the victims of breaches of unsecured PHI may receive a percentage of the Civil Monetary Penalty fine paid by the violator.

HIPAA further requires that patients be notified of any unauthorized acquisition, access, use or disclosure of their unsecured PHI that compromises the privacy or security of such information, with certain exceptions related to unintentional or inadvertent use or disclosure by employees or authorized individuals. HIPAA specifies that such notifications must be made “without unreasonable delay and in no case later than 60 calendar days after discovery of the breach.” If a breach affects 500 patients or more, it must be reported to HHS without unreasonable delay, and HHS will post the name of the breaching entity on its public web site. Breaches affecting 500 patients or more in the same state or jurisdiction must also be reported to the local media. If a breach involves fewer than 500 people, the covered entity must record it in a log and notify HHS at least annually.

In August 2019, we discovered a series of unauthorized disclosures involving one patient’s medical record and one HIPAA security standard. We have notified the patient whose medical information was disclosed in compliance with the breach notification requirements under HIPAA and Texas state law and will, in accordance with the HIPAA Breach Notification Rule, notify the United States Department of Health and Human Services within sixty days of the end of the 2019 calendar year. We have consulted with our regulatory attorneys on this matter and do not believe it would result in civil fines in excess of $250,000 under HIPAA and $250,000 under Texas law and may result in either no or substantially smaller fines. Nevertheless, we cannot be certain that such fines or penalties will not be greater.

Numerous other federal and state laws protect the confidentiality, privacy, availability, integrity and security of personally identifiable information, or PII, including PHI. These laws in many cases are more restrictive than, and may not be preempted by, the HIPAA rules and may be subject to varying interpretations by courts and government agencies, creating complex compliance issues for us and our clients and potentially exposing us to additional expense, adverse publicity and liability.

New health information standards, whether implemented pursuant to HIPAA, congressional action or otherwise, could have a significant effect on the manner in which we must handle healthcare related data, and the cost of complying with standards could be significant. If we do not comply with existing or new laws and regulations related to PHI, we could be subject to criminal or civil sanctions.

Because of the extreme sensitivity of the PII we store and transmit, the security features of our technology platform are very important. If our security measures, some of which are managed by third parties, are breached or fail, unauthorized persons may be able to obtain access to sensitive client and patient data, including HIPAA PHI. As a result, our reputation could be severely damaged, adversely affecting client and patient confidence. Patients may curtail their use of or stop using our services or our client base could decrease, which would cause our business to suffer. In addition, we could face litigation, damages for contract breach, penalties and regulatory actions for violation of HIPAA and other applicable laws or regulations and significant costs for remediation, notification to individuals and for measures to prevent future occurrences. Any potential security breach could also result in increased costs associated with liability for stolen assets or information, repairing system damage that may have been caused by such breaches, incentives offered to clients or other business partners in an effort to maintain our business relationships after a breach and implementing measures to prevent future occurrences, including organizational changes, deploying additional personnel and protection technologies, training employees and engaging third-party experts and consultants. While we maintain insurance covering certain security and privacy damages and claim expenses in the amount of $100,000 per claim, we may not carry insurance or maintain coverage sufficient to compensate for all liability and in any event, insurance coverage would not address the reputational damage that could result from a security incident.

We outsource important aspects of the storage and transmission of client and patient information, and thus rely on third parties to manage functions that have material cyber-security risks. We attempt to address these risks in part by requiring outsourcing subcontractors who handle client and patient information to sign business associate agreements contractually requiring those subcontractors to adequately safeguard personal health data to the same extent that applies to us. However, we cannot assure you that these contractual measures and other safeguards will adequately protect us from the risks associated with the storage and transmission of client and patients’ proprietary and protected health information.

We also publish statements to patients that describe how we handle and protect personal information. If federal or state regulatory authorities or private litigants consider any portion of these statements to be untrue, we may be subject to claims of deceptive practices, which could lead to significant liabilities and consequences, including, without limitation, costs of responding to investigations, defending against litigation, settling claims and complying with regulatory or court orders.

We also send short message service, or SMS text messages to potential end users who are eligible to use our service through certain customers and partners. While we obtain consent from or on behalf of these individuals to send text messages, federal or state regulatory authorities or private litigants may claim that the notices and disclosures we provide, form of consents we obtain or our SMS texting practices, are not adequate. These SMS texting campaigns are potential sources of risk for class action lawsuits and liability for our company. Numerous class-action suits under federal and state laws have been filed in the past year against companies who conduct SMS texting programs, with many resulting in multi million-dollar settlements to the plaintiffs. Any future such litigation against us could be costly and time-consuming to defend.

We may be subject to healthcare anti-fraud initiatives, which may lead to penalties and adversely affect our business.

State and federal governments are devoting increased attention and resources to anti-fraud initiatives against healthcare providers, taking an expansive definition of fraud that includes receiving fees in connection with a healthcare business that is found to violate any of the complex regulations described above. Although to our knowledge we have not been the subject of any anti-fraud investigations, if such a claim were made defending our business practices could be time consuming and expensive, and an adverse finding could result in substantial penalties or require us to restructure our operations, which we may not be able to do successfully.

Our operating results may fluctuate significantly and our stock price could decline or fluctuate if our results do not meet the expectation of analysts or investors.

Management expects that we will experience substantial variations in our operating results from quarter to quarter. We believe that the factors which influence this variability of quarterly results include, without limitation:

●	the use of and demand for telebehavioral health services and our PEER Reports, and other solutions and/or services that we may offer in the future that are based on our patented methodology;

●	inconclusive or negative result from our clinical trials;

●	our inability to enroll patients into our clinical trials;

●	the effectiveness of new marketing and sales programs;

●	turnover among our employees;

●	changes in management;

●	the introduction of solutions or services that are viewed in the marketplace as substitutes for the services we provide;

●	communications published by industry organizations or other professional entities in the psychiatric and physician community that are unfavorable to our business;

●	the introduction of regulations which impose additional costs on or impede our business; and

●	the timing and amount of our expenses, particularly expenses associated with the marketing and promotion of our services, the training of physicians and psychiatrists in the use of our PEER Reports and research and development.

As a result of fluctuations in our revenue and operating expenses that may occur, management believes that period-to-period comparisons of our results of operations are not a good indication of our future performance. It is possible that in some future quarter or quarters, our operating results will be below the expectations of securities analysts or investors. In that case, our common stock price could fluctuate significantly or decline.

We may fail to successfully manage and maintain the growth of our business, which could adversely affect our results of operations.

As we continue expanding our commercial operations, this expansion could place significant strain on our management, operational and financial resources. To manage future growth, we will need to continue to hire, train, and manage additional employees, particularly a specially-trained sales force to market our PEER Reports.

Confidentiality agreements with employees, licensees and others may not adequately prevent disclosure of trade secrets and other proprietary information.

In order to protect our proprietary technology and processes, we rely in part on confidentiality provisions in our agreements with employees, licensees, treating physicians, psychiatrists and behavioral health professionals. These agreements may not effectively prevent disclosure of confidential information and may not provide an adequate remedy in the event of unauthorized disclosure of confidential information. Moreover, policing compliance with our confidentiality agreements and nondisclosure agreements and detecting unauthorized use of our technology is difficult and we may, therefore, be unable to determine whether piracy of our technology has actually occurred. In addition, others may independently discover our trade secrets and proprietary information. Costly and time-consuming litigation could be necessary to enforce and determine the scope of our proprietary rights and failure to obtain or maintain trade secret protection could adversely affect our competitive business position.

The liability of our directors and officers is limited.

The applicable provisions of the Delaware General Corporation Law and our Certificate of Incorporation and By-laws limit the liability of our directors to us and our stockholders for monetary damages for breaches of their fiduciary duties, with certain exceptions, and for other specified acts or omissions of such persons. In addition, the applicable provisions of the Delaware General Corporation Law and of our Certificate of Incorporation and Bylaws, as well as indemnification agreements we have entered into with our directors, and officers, provide for indemnification of such persons under certain circumstances. In the event we are required to indemnify any of our directors or any other person, our financial strength may be harmed, which may in turn lower our stock price.

If we do not retain our senior management and other key employees, we may not be able to successfully implement our business strategy.

Our future success depends on the ability, experience and performance of our senior management and our key professional personnel. Our success therefore depends to a significant extent on retaining the services of Patrick Herguth, our Chief Executive Officer, our senior product development and clinical managers and others. Because of their ability and experience, if we lose one or more of the members of our senior management or other key employees, our ability to successfully implement our business strategy could be seriously harmed. While we believe our relationships with our executives are good and do not anticipate any of them leaving in the near future, the loss of the services of any of our senior management could have a material adverse effect on our ability to manage our business. We do not carry key-man life insurance on any of our key employees.

If we do not attract and retain skilled personnel, we may not be able to expand our business.

Our solutions and services are based on a complex database of information. Accordingly, we require skilled medical, scientific and administrative personnel to sell and support our solutions and services. Our future success will depend largely on our ability to continue to hire, train, retain and motivate additional skilled personnel, particularly sales representatives who are responsible for customer education and training and customer support. If we are not able to attract and retain skilled personnel, we will not be able to continue our development and commercialization activities.

Our senior management’s limited recent experience managing a publicly traded company may divert management’s attention from operations and harm our business.

Our management team has relatively limited experience managing a publicly traded company and complying with federal securities laws, including compliance with recently adopted disclosure requirements on a timely basis. Our management will be required to design and implement appropriate programs and policies in responding to increased legal, regulatory compliance and reporting requirements, and any failure to do so could lead to the imposition of fines and penalties and harm our business.

The estimates of market opportunity and forecasts of market growth included herein may prove to be inaccurate, and even if the market in which we compete achieves the forecasted growth, our business could fail to grow at similar rates, if at all.

Market opportunity estimates and growth forecasts are subject to significant uncertainty and are based on assumptions and estimates that may not prove to be accurate. The estimates and forecasts herein relating to the size and expected growth of the telehealth and predictive medicine markets may prove to be inaccurate. Even if the markets in which we compete meet our size estimates and forecasted growth, our business could fail to grow at similar rates, if at all.

Risks Related to this Offering

An active trading market for our common stock may never develop or be sustained.

Although we have filed an application to have our common stock listed on The Nasdaq Stock Market under the symbol “PSYC” and have also filed an application to have our common stock quoted on the OTCQB, an active trading market for our common stock may not develop on that quotation system or exchange or elsewhere or, if developed, that market may not be sustained. Accordingly, if an active trading market for our common stock does not develop or is not maintained, the liquidity of our common stock, your ability to sell your shares of common stock when desired and the prices that you may obtain for your shares of common stock will be adversely affected. We do not currently meet the Stockholders’ Equity requirement for the Nasdaq Capital Market listing standards and in order to do so are raising additional capital in this offering. In addition, to address any potential issues related to bid price/closing price requirements, we intend to effectuate a 1-5 reverse stock split immediately following effectiveness of this Registration Statement.

The market price and trading volume of our common stock may be volatile, which could result in rapid and substantial losses for our stockholders.

Even if an active trading market develops, the market price of our common stock may be highly volatile and could be subject to wide fluctuations. In addition, the trading volume in our common stock may fluctuate and cause significant price variations to occur. The initial public offering price of our common stock will be determined by negotiation among us and the representatives of the underwriters based on a number of factors and may not be indicative of prices that will prevail in the open market following completion of this offering. If the market price of our common stock declines significantly, you may be unable to resell your shares at or above your purchase price, if at all. The market price of our common stock may fluctuate or decline significantly in the future. Some of the factors that could negatively affect our share price or result in fluctuations in the price or trading volume of our common stock include:

●	quarterly variations in our operating results;

●	operating results that vary from the expectations of securities analysts and investors;

●	change in valuations;

●	changes in the industries in which we operate;

●	announcements by us or companies in our industries of significant contracts, acquisitions, dispositions, strategic partnerships, joint ventures, capital commitments, plans, prospects, service offerings or operating results;

●	additions or departures of key personnel;

●	future sales of our securities;

●	developments in the financial markets and worldwide or regional economies;

●	announcements of innovations or new products, solutions or services by us or our competitors;

●	significant sales of our common stock or other securities in the open market;

●	variations in interest rates;

●	changes in accounting principles; and

●	other unforeseen events.

Stock markets in the United States have experienced extreme price and volume fluctuations. Market fluctuations, as well as general political and economic conditions such as acts of terrorism, prolonged economic uncertainty, a recession or interest rate or currency rate fluctuations, could adversely affect the market price of our common stock.

In the past, stockholders have often instituted securities class action litigation after periods of volatility in the market price of a company’s securities. If a stockholder were to file any such class action suit against us, we would incur substantial legal fees and our management’s attention and resources would be diverted from operating our business to respond to the litigation, which could harm our business.

The market price of our common stock could be negatively affected by sales of substantial amounts of our common stock in the public markets.

After this offering, there will be 4,116,629 shares of common stock outstanding, or 4,349,129 shares outstanding if the underwriters exercise their over-allotment option in full. Of our issued and outstanding shares, all the common stock sold in this offering will be freely transferable, except for any shares held by our “affiliates,” as that term is defined in Rule 144 under the Securities Act of 1933 (the “Securities Act”). Following completion of the offering, approximately 62.3% of our outstanding common stock (or 59.0% if the underwriters exercise their over-allotment option in full) can be resold into the public markets in the future in accordance with the requirements of Rule 144, subject to the lock-up restrictions described below. See “Shares Eligible For Future Sale.”

We and each of our executive officers and directors have agreed with the underwriters, subject to certain exceptions, for a period of days after the date of this prospectus, not to directly or indirectly offer, pledge, sell, contract to sell, sell any option or contract to purchase or otherwise dispose of any common stock or any securities convertible into or exercisable or exchangeable for common stock, or in any manner transfer all or a portion of the economic consequences associated with the ownership of common stock, or cause a registration statement covering any common stock to be filed, without the prior written consent of Aegis. See “Underwriting.”

The market price of our common stock may decline significantly when the restrictions on resale by our affiliates lapse. A decline in the price of our common stock might impede our ability to raise capital through the issuance of additional common stock or other equity securities.

Investors in this offering will suffer immediate and substantial dilution.

The public offering price of our common stock will be substantially higher than the pro forma as adjusted net tangible book value per share issued and outstanding immediately after this offering. Investors who purchase common stock in this offering will pay a price per share that substantially exceeds the net tangible book value per share of common stock immediately prior to this offering. If you purchase shares of our common stock in this offering, you will experience immediate and substantial dilution of $3.99 in the pro forma as adjusted net tangible book value per share, based upon the public offering price of $6.00 per share (the midpoint of the estimated initial public offering price range set forth on the cover page of this prospectus). See “Dilution.”

We will have broad discretion in the use of the net proceeds to us from this offering and may not use them effectively.

Our management currently intends to use the net proceeds to us from this offering in the manner described under “Use of Proceeds” and will have broad discretion in the application of the net proceeds to us from this offering. The failure by our management to apply these funds effectively could affect our ability to operate and grow our business.

As a public company, we will incur additional costs and face increased demands on our management.

As a public company, we are required to comply with an extensive body of regulations, including certain provisions of the Sarbanes Oxley Act of 2002 (the “Sarbanes-Oxley Act”), the Dodd-Frank Wall Street Reform and Consumer Protection Act, regulations of the SEC and if we become listed on The Nasdaq Stock Market, requirements of the Nasdaq. We expect these rules and regulations increase our legal and financial compliance costs and make some activities more time-consuming and costly. These rules may impose additional costs on us and have a material adverse effect on our business, prospects, financial condition, results of operations and cash flows.

We are an “emerging growth company” and we cannot be certain whether the reduced disclosure requirements applicable to emerging growth companies will make our common stock less attractive to investors.

We are an “emerging growth company,” as defined in the JOBS Act, and we intend to take advantage of exemptions from various requirements that are applicable to other public companies that are not emerging growth companies, including the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act for so long as we are an emerging growth company, which may be for as long as five years following our initial public offering. We cannot predict if investors will find our common stock less attractive because our independent auditors will not have attested to the effectiveness of our internal controls. If some investors find our common stock less attractive as a result of our independent auditors not attesting to the effectiveness of our internal controls or other exemptions of which we plan to take advantage, there may be a less active trading market for our common stock.

Risks Related To An Investment In Our Common Stock

Following the listing of our shares, we expect there will be limited trading volume, which could result in higher price volatility for, and reduced liquidity of, our common stock.

Although we have filed an application have our shares of common stock listed on The Nasdaq Stock Market under the symbol “PSYC” and have also filed an application to have our common stock quoted on the OTCQB, we expect the trading volume in our common stock to be limited and an active trading market for our shares of common stock may never develop or be maintained. The absence of an active trading market could increase price volatility and reduces the liquidity of our common stock and as a result, the sale of a significant number of shares of common stock at any particular time could be difficult to achieve at the market prices prevailing immediately before such shares are offered. We do not currently meet the Stockholders’ Equity requirement for the Nasdaq Capital Market listing standards and in order to do so are raising additional capital in this offering. In addition, to address any potential issues related to bid price/closing price requirements, we intend to effectuate a 1-5 reverse stock split immediately following effectiveness of this Registration Statement.

We cannot assure you that the common stock will become liquid or that it will be listed on a securities exchange.

We cannot assure you that we will ever be able to meet the initial listing standards of any stock exchange, or that we will be able to maintain any such listing. In addition, if we failed to meet the criteria set forth in SEC regulations, various requirements would be imposed by law on broker-dealers who sell our securities to persons other than established customers and accredited investors. Consequently, such regulations may deter broker-dealers from recommending or selling the common stock, which may further affect its liquidity. This would also make it more difficult for us to raise additional capital.

If we successfully list on the Nasdaq Stock Market and we cannot continue to satisfy Nasdaq’s continuing listing criteria, Nasdaq may subsequently delist our Common Stock.

We have applied to have our common stock listed on The Nasdaq Stock Market. Nasdaq requires us to meet certain financial, public float, bid price and liquidity standards on an ongoing basis in order to continue the listing of our Common Stock. Generally, we must maintain a minimum amount of stockholders’ equity (generally $2.5 million) and a minimum number of holders of our securities (generally 300 round lot holders). If our application is approved and we fail to meet any of the continuing listing requirements, our Common Stock may be subject to delisting. If our Common Stock is delisted and we are not able to list our Common Stock on another national securities exchange, we expect our securities would be quoted on an over-the-counter market. If this were to occur, our stockholders could face significant material adverse consequences, including limited availability of market quotations for our Common Stock and reduced liquidity for the trading of our securities. In addition, we could experience a decreased ability to issue additional securities and obtain additional financing in the future. There can be no assurance that an active trading market for our Common Stock will develop or be sustained. We believe that we will need to raise additional capital in the next 12 months in order to increase our stockholders’ equity in order to meet the Nasdaq continued listing standards. Any additional equity financings may be financially dilutive to, and will be dilutive from an ownership perspective to our stockholders, and such dilution may be significant based upon the size of such financing. Additionally, we cannot assure that such funding will be available on a timely basis, in needed quantities, or on terms favorable to us, if at all.

Future sales of securities by us in equity or debt financings could result in substantial dilution to our existing stockholders and have a material adverse effect on our earnings.

Future sales of common stock or derivative securities by us in private placements or public offerings could result in substantial dilution to our existing stockholders. In addition, our business strategy may include expansion through internal growth, by acquiring complementary businesses, by acquiring or licensing additional solutions and services, or by establishing strategic relationships with targeted customers and suppliers. In order to do so, or to finance the cost of our other activities, we may issue additional equity securities that could dilute our stockholders’ stock ownership. We may also assume additional debt and incur impairment losses related to goodwill and other tangible assets if we acquire another company and this could negatively impact our earnings and results of operations.

Were our common stock to be considered penny stock, and therefore subject to the penny stock rules, U.S. broker-dealers may be discouraged from effecting transactions in shares of our common stock.

The U.S. Securities and Exchange Commission (the “SEC”) has adopted a number of rules to regulate “penny stock” that may restrict transactions involving shares of our common stock. Such rules include Rules 3a51-1, 15g-1, 15g-2, 15g-3, 15g-4, 15g-5, 15g-6, 15g-7, and 15g-9 under the Securities and Exchange Act of 1934, as amended. These rules may have the effect of reducing the liquidity of penny stocks. “Penny stocks” generally are equity securities with a price of less than $5.00 per share (other than securities registered on certain national securities exchanges or quoted on the Nasdaq if current price and volume information with respect to transactions in such securities is provided by the exchange or system). Our securities have in the past constituted “penny stock” within the meaning of the rule. Were our common stock to again be considered “penny stock” and therefore become subject to the penny stock rules, the additional sales practice and disclosure requirements imposed upon U.S. broker-dealers may discourage such broker-dealers from effecting transactions in shares of our common stock, which could severely limit the market liquidity of such shares and impede their sale in the secondary market.

A U.S. broker-dealer selling a penny stock to anyone other than an established customer or “accredited investor” (generally, an individual with net worth in excess of $1,000,000 or an annual income exceeding $200,000, or $300,000 together with his or her spouse) must make a special suitability determination for the purchaser and must receive the purchaser’s written consent to the transaction prior to sale, unless the broker-dealer or the transaction is otherwise exempt. In addition, the penny stock regulations require the U.S. broker-dealer to deliver, prior to any transaction involving a penny stock, a disclosure schedule prepared in accordance with SEC standards relating to the penny stock market, unless the broker-dealer or the transaction is otherwise exempt. A U.S. broker-dealer is also required to disclose commissions payable to the U.S. broker-dealer and the registered representative and current quotations for the securities. Finally, a U.S. broker-dealer is required to submit monthly statements disclosing recent price information with respect to the penny stock held in a customer’s account and information with respect to the limited market in penny stocks.

Stockholders should be aware that, according to SEC, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include (i) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; (ii) manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; (iii) “boiler room” practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons; (iv) excessive and undisclosed bid-ask differentials and markups by selling broker-dealers; and (v) the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, resulting in investor losses. Our management is aware of the abuses that have occurred historically in the penny stock market. Although we do not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to our securities in the event our common stock were to again be considered a penny stock and therefore become subject to penny stock rules.

We do not expect to pay dividends for the foreseeable future, and any return on investment may be limited to potential future appreciation on the value of our common stock.

We currently intend to retain any future earnings to support the development and expansion of our business and do not anticipate paying cash dividends in the foreseeable future. Our payment of any future dividends will be at the discretion of our board of directors after taking into account various factors, including without limitation, our financial condition, operating results, cash needs, growth plans and the terms of any credit agreements that we may be a party to at the time. To the extent we do not pay dividends, our stock may be less valuable because a return on investment will only occur if and to the extent our stock price appreciates, which may never occur. In addition, investors must rely on sales of their common stock after price appreciation as the only way to realize their investment, and if the price of our stock does not appreciate, then there will be no return on investment. Investors seeking cash dividends should not purchase our common stock.

The rights of the holders of common stock may be impaired by the potential issuance of preferred stock.

Our certificate of incorporation gives our board of directors the right to create new series of preferred stock. As a result, the board of directors may, without stockholder approval, issue preferred stock with voting, dividend, conversion, liquidation or other rights which could adversely affect the voting power and equity interest of the holders of common stock. Preferred stock, which could be issued with the right to more than one vote per share, could be utilized as a method of discouraging, delaying or preventing a change of control. The possible impact on takeover attempts could adversely affect the price of our common stock. Although we have no present intention to issue any additional shares of preferred stock or to create any new series of preferred stock, we may issue such shares in the future.

Our officers, directors and principal stockholders can exert significant influence over us and may make decisions that are not in the best interests of all stockholders.

Our officers, directors and principal stockholders (greater than 5% stockholders) collectively control approximately 64.07% of our issued and outstanding common stock on a fully diluted basis. As a result, these stockholders are able to affect the outcome of, or exert significant influence over, all matters requiring stockholder approval, including the election and removal of directors and any change in control. This concentration of ownership of our common stock could have the effect of delaying or preventing a change of control of us or otherwise discouraging or preventing a potential acquirer from attempting to obtain control of us. This, in turn, could have a negative effect on the market price of our common stock. It could also prevent our stockholders from realizing a premium over the market prices for their shares of common stock. Moreover, the interests of this concentration of ownership may not always coincide with our interests or the interests of other stockholders, and accordingly, they could cause us to enter into transactions or agreements that we would not otherwise consider.

Transactions involving our common stock engaged in by our largest stockholders, directors or executive officers may have an adverse effect on the price of our stock.

Our officers, directors and principal stockholders (greater than 5% stockholders) collectively control approximately 64.07% of our issued and outstanding common stock on a fully diluted basis. Subsequent sales of our shares by these stockholders could have the effect of lowering our stock price. The perceived risk associated with the possible sale of a large number of shares by these stockholders, or the adoption of significant short positions by hedge funds or other significant investors, could cause some of our stockholders to sell their stock, thus causing the price of our stock to decline. In addition, actual or anticipated downward pressure on our stock price due to actual or anticipated sales of stock by our directors or officers could cause other institutions or individuals to engage in short sales of our common stock, which may further cause the price of our stock to decline.

From time to time our directors and executive officers may sell shares of our common stock on the open market. These sales will be publicly disclosed in filings made with the SEC. In the future, our directors and executive officers may sell a significant number of shares for a variety of reasons unrelated to the performance of our business. Our stockholders may perceive these sales as a reflection on management’s view of the business and result in some stockholders selling their shares of our common stock. These sales could cause the price of our stock to drop.

We and our executive officers and directors have agreed with the underwriters that, subject to certain exceptions, for a period of 180 days after the date of this prospectus for our officers and directors and 90 days for us after the date of this prospectus, we and they will not directly or indirectly offer, pledge, sell, contract to sell, sell any option or contract to purchase or otherwise dispose of any common stock or any securities convertible into or exercisable or exchangeable for common stock, or in any manner transfer all or a portion of the economic consequences associated with the ownership of common stock, or cause a registration statement covering any common stock to be filed, without the prior written consent of Aegis Capital Corp. See “Underwriting.”

Anti-takeover provisions may limit the ability of another party to acquire us, which could cause our stock price to decline.

Provisions in our certificate of incorporation and our by-laws that will may discourage, delay or prevent a merger, acquisition or other change in control of our company that stockholders may consider favorable, including transactions in which you might otherwise receive a premium for your shares. These provisions could also limit the price that investors might be willing to pay in the future for shares of our common stock, thereby depressing the market price of our common stock. In addition, because our board of directors is responsible for appointing the members of our management team, these provisions may frustrate or prevent any attempts by our stockholders to replace or remove our current management by making it more difficult for stockholders to replace members of our board of directors. Although we believe these provisions collectively provide for an opportunity to obtain greater value for stockholders by requiring potential acquirers to negotiate with our board of directors, they would apply even if an offer rejected by our board of directors were considered beneficial by some stockholders. Among other things, these provisions:

Moreover, because we are incorporated in Delaware, we are governed by the provisions of Section 203 of the Delaware General Corporation Law, which prohibits a person who owns in excess of 15% of our outstanding voting stock from merging or combining with us for a period of three years after the date of the transaction in which the person acquired in excess of 15% of our outstanding voting stock, unless the merger or combination is approved in a prescribed manner.

Non-U.S. investors may have difficulty effecting service of process against us or enforcing judgments against us in courts of non-U.S. jurisdictions.

We are a company incorporated under the laws of the State of Delaware. All of our directors and officers reside in the United States. It may not be possible for non-U.S. investors to effect service of process within their own jurisdictions upon our company and our directors and officers. In addition, it may not be possible for non-U.S. investors to collect from our company, its directors and officers, judgments obtained in courts in such non-U.S. jurisdictions predicated on non-U.S. legislation.

If securities or industry analysts do not publish or cease publishing research or reports about us, our business or our market, or if they change their recommendations regarding our stock adversely, our stock price and trading volume could decline.

The trading market for our common stock will be influenced by the research and reports that industry or securities analysts may publish about us, our business, our market or our competitors. If any of the analysts who may cover us change their recommendation regarding our stock adversely, or provide more favorable relative recommendations about our competitors, our stock price would likely decline. If any analyst who may cover us were to cease coverage of our company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline.

USE OF PROCEEDS

We estimate that the net proceeds from sale of shares of common stock offered by us will be approximately $7.7 million, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, based on the assumed public offering price of $6.00 per share  (the midpoint of the estimated initial public offering price range set forth on the cover page of the prospectus). If the underwriters’ over-allotment is exercised in full, we estimate that our net proceeds will be approximately $1.28 million, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

We anticipate that we will use the net proceeds from this offering for our working capital and for other general corporate purposes.

We believe opportunities may exist from time to time to expand our current business through acquisitions or investments. While we have no current agreements, commitments or understandings for any specific acquisitions or investments, we may use a portion of the net proceeds for these purposes.

We believe that the net proceeds from this offering, together with our existing cash and cash equivalents, will enable us to fund our operating expenses and capital expenditure requirements through at least the next twelve months from the date of this offering.

This expected use of the net proceeds from this offering represents our intentions based upon our current plans and business conditions. Pending our use of the net proceeds from this offering, we intend to invest the net proceeds in a variety of capital preservation investments, including short-term, investment grade, interest bearing instruments and U.S. government securities.

DETERMINATION OF THE OFFERING PRICE

The public offering price of the common stock offered by this prospectus was determined by careful consideration of our management and our Board of Directors, based upon discussions with our underwriters. In addition, our management and our Board of Directors considered discussions with, and advice provided by, independent brokers and investors relating to their opinions of the price at which we could succeed in attracting investors for this offering. We cannot provide assurances that we will succeed in attracting any investors at the public offering price of the common stock offered by this prospectus, that the public offering price is in fact reflective of the true value of our common stock, or of us, or that the markets will react positively following any such offers and sales by us of our common stock. See “Underwriting.”

DILUTION

As of June 30, 2019, we had a pro forma net tangible book value of $0.5 million or $0.19 per share, based on 2,540,253 shares of common stock outstanding, pro forma as of June 30, 2019. Pro forma net tangible book value represents our total tangible assets, less all liabilities and intangible assets, divided by the number of shares of common stock outstanding, pro forma. Without taking into account any changes in such net tangible book value after June 30, 2019, other than to give effect to our sale of 1.55 million shares of common stock offered hereby at a fixed price of $6.00 per share (the midpoint of the estimated initial public offering price range set forth on the cover page of the prospectus and assuming no exercise of the underwriters’ over-allotment option), the as adjusted pro forma net tangible book value per share at June 30, 2019 was $2.01. This amount represents an immediate increase in net tangible book value of $1.82 per share to our current shareholders and an immediate decrease in net tangible book value of $3.99 per share to new investors purchasing shares in this offering.

The table set forth below shows the calculation of the increase in book value to current shareholders and the decrease in offering price to investors in this offering.

Assumed public offering price per share of common stock		$6.00
Pro forma net tangible book value per share at June 30, 2019	$0.19
Increase in pro forma net tangible book value per share attributable to this offering	$1.82
Pro forma as adjusted net tangible book value per share after the offering		$2.01
Dilution per share to investors participating in this offering		$3.99

DIVIDEND POLICY

We do not currently expect to pay dividends on its common stock. The payment of any dividends in the future, and the timing and amount thereof, is within the discretion of our board of directors. The board’s decisions regarding the payment of dividends will depend on many factors, such as our financial condition, earnings, capital requirements, debt service obligations, restrictive covenants in any debt instrument, industry practice, legal requirements, regulatory constraints and other factors that the board deems relevant. Our ability to pay dividends will depend on our ongoing ability to generate cash from operations. We cannot guarantee that we will pay a dividend in the future or continue to pay any dividends if we began paying dividends.

CAPITALIZATION

The following table sets forth cash, cash equivalents, and marketable securities, as well as our capitalization, as of June 30, 2019, as follows:

●	on an actual basis;

●

on a pro forma basis, giving effect to (i) the spinoff of Telemynd Inc. from MYnd Analytics, Inc. as if such spinoff transaction had occurred on June 30, 2019, (ii) a 1-5 reverse stock split as if such transaction had occurred on June 30, 2019 and (iii) $250,000 of MYnd Analytics, Inc. liabilities being transferred to Emmaus Life Sciences, Inc. as if such transaction had occurred on June 30, 2019; and

●	on a pro forma as adjusted basis, giving effect to (i) the pro forma adjustments set forth above and (ii) the receipt of approximately $7.7 million in net proceeds from the sale and issuance by us of 1.55 million shares of our common stock in this offering, based upon the assumed public offering price of $6.00 per share, which is the midpoint of the offering price range set forth on the cover page of this prospectus, after deducting underwriting discounts and commissions and estimated offering expenses.

The pro forma as adjusted information set forth in the table below is illustrative only and will be adjusted based on the actual public offering price and other terms of this offering determined at pricing. You should read this table together with our consolidated financial statements and related notes thereto, and the sections titled “Selected Consolidated Financial and Other Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” that are included elsewhere in this prospectus.

	June 30, 2019
	Actual	Pro Forma	Pro Forma as Adjusted(1)
	(in thousands, except share and per share data)
Cash and cash equivalents	$2,443	$2,443	$10,175
Long term debt	$616	$616	$616
Stockholders’ equity:
Preferred stock, par value $0.001 per share; 15,000,000 shares authorized, 1,050,000 shares issued and outstanding, actual; 5,000,000 shares authorized, 1,050,000 shares issued and outstanding, pro forma and pro forma as adjusted	1	1	1
Common stock, par value $0.001 per share: 250,000,000 shares authorized, 12,701,266 shares issued and outstanding, actual; 100,000,000 shares authorized, 2,540,253 shares issued and outstanding, pro forma; 100,000,000 shares authorized, 4,090,253 shares issued and outstanding, pro forma as adjusted	13	3	4
Additional paid-in capital	95,790	4,047	11,777
Non-controlling interest	(2,117)	(2,117)	(2,117)
Accumulated deficit	(92,003)	-	-
Total stockholders’ equity	1,684	1,934	9,666
Total capitalization	$2,300	$2,550	$10,282

(1)

Each $1.00 increase or decrease in the assumed public offering price of $6.00 per share, which is the midpoint of the offering price range set forth on the cover page of this prospectus, would increase or decrease, as applicable, the amount of our pro forma as adjusted cash and cash equivalents, additional paid-in capital, total stockholders’ equity, and total capitalization by approximately $1.55 million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting underwriting discounts and commissions. An increase or decrease of 1.0 million shares in the number of shares offered by us would increase or decrease, as applicable, the amount of our pro forma as adjusted cash, cash equivalents and marketable securities, additional paid-in capital, total stockholders’ (deficit) equity, and total capitalization by approximately $5.5 million, assuming the assumed public offering price remains the same, and after deducting underwriting discounts and commissions.

If the underwriters’ over-allotment option were exercised in full, pro forma as adjusted cash and cash equivalents, additional paid-in capital, total stockholders’ equity, total capitalization, and common stock shares outstanding as of June 30, 2019, would be $11.4 million, $13.0 million, $10.9 million $11.5 million, and 4,322,753 shares, respectively.

The number of shares of common stock that were outstanding as of June 30, 2019 (Actual) excludes the following:

●	1,050,000 shares of common stock issuable upon the conversion of preferred stock at an initial conversion rate equal to the initial issuance price ($1.875) divided by the initial conversion price of $1.875 per share;

●	6,269,673 shares of common stock issuable upon the exercise of outstanding warrants at a weighted average exercise price of $4.41 per share;

●	1,792,174 shares of common stock issuable upon the exercise of stock options at a weighted average exercise price of $5.05 per share, all of which were issued under the 2012 Stock Option Plan;

●

252,880 shares of our common stock issuable upon the exercise of options and restricted stock grants that we intend to grant to our officers, directors and employees upon the consummation of this offering;

●	194,919 shares of common stock reserved for issuance under our 2012 Stock Option Plan; and

●	232,500 shares of common stock issuable upon exercise of the underwriter’s over-allotment option and/or warrants to purchase common stock to cover over-allotments.

The number of shares of common stock that would have been outstanding as of June 30, 2019 (Pro Forma) and (Pro Forma as adjusted) excludes the following:

●	210,000 shares of common stock issuable upon the conversion of preferred stock at a conversion rate equal to the initial issuance price ($1.875) divided by the adjusted conversion price ($9.375);

●	1,253,935 shares of common stock issuable upon the exercise of outstanding warrants at a weighted average exercise price of $22.05 per share;

●

252,880 shares of our common stock issuable upon the exercise of options and restricted stock grants that we intend to grant to our officers, directors and employees upon the consummation of this offering;

●	450,000 shares of common stock reserved for issuance under our 2019 Stock Option Plan; and

●	232,500 shares of common stock issuable upon exercise of the underwriter’s over-allotment option and/or warrants to purchase common stock to cover over-allotments.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OPERATING INFORMATION

The following summary historical consolidated financial information for the years ended September 30, 2018 and 2017 have been derived from the audited financial statements of Mynd Analytics, Inc. included elsewhere in this prospectus. The following summary historical consolidated financial information for the nine months ended June 30, 2019 and 2018 have been derived from the unaudited interim consolidated financial statements of Mynd Analytics, Inc. included elsewhere in this prospectus. In our opinion, such unaudited interim consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements of Mynd Analytics, Inc. and reflect all adjustments, consisting only of normal recurring adjustments necessary for a fair presentation of the results of operations and financial position of Mynd Analytics, Inc. Results as of and for the nine months ended June 30, 2019 and 2018 are not necessarily indicative of results that may be expected for the entire year. You should read the following summary historical condensed consolidated financial and operating information in conjunction with the information appearing under “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this prospectus, and in conjunction with the audited consolidated financial statements Mynd Analytics, Inc. and the related notes appearing elsewhere in this prospectus.

This prospectus describes the assets transferred to us by MYnd in the Separation as if the transferred assets were our business for all historical periods described. References in this prospectus to our historical assets, liabilities, products, businesses or activities of our business are generally intended to refer to the historical assets, liabilities, products, businesses or activities of the transferred businesses as the businesses were conducted as part of MYnd and its subsidiaries prior to the Separation.

	For the years ended September 30,		Nine Months Ended June 30,
Statement of Operations Data:	2018	2017	2019	2018
REVENUES
Neurometric services	$263,700	$128,500	$160,500	$198,700
Telepsychiatry services	1,051,800	—	1,213,700	774,900
Total revenues	1,315,500	128,500	1,374,200	973,600

Cost of revenues
Neurometric services	131,200	53,500	14,900	133,500
Telepsychiatry services	696,200	—	914,100	493,900
	827,400	53,500	929,000	627,400

Gross Margin	488,100	75,000	445,200	346,200

OPERATING EXPENSES
Research	231,500	123,900	202,100	219,700
Product development	1,146,000	1,237,200	749,100	973,300
Sales and marketing	1,617,900	1,226,700	592,500	1,487,800
General and administrative	7,737,600	4,590,800	6,969,600	5,967,400
Total operating expenses	10,733,000	7,178,600	8,513,300	8,648,200

OPERATING LOSS	(10,244,900)	(7,103,600)	(8,068,100)	(8,302,000)

OTHER INCOME (EXPENSE):
Interest expense, net	(86,300)	(6,600)	(69,500)	(62,300)
Total other income (expense)	(86,300)	(6,600)	(69,500)	(62,300)
LOSS BEFORE PROVISION FOR INCOME TAXES	(10,331,200)	(7,110,200)	(8,137,600)	(8,364,300)
Income taxes	1,900	2,600	2,400	1,900
NET LOSS	$(10,333,100)	$(7,112,800)	$(8,140,000)	$(8,366,200)

Net loss attributable to noncontrolling interest	(734,400)	—	(1,382,200)	(404,500)

Net Loss attributable to MYnd Analytics, Inc.	$(9,598,700)	$(7,112,800)	$(6,757,800)	$(7,961,700)

BASIC AND DILUTED LOSS PER SHARE:	$(1.86)	$(2.52)	$(0.76)	$(1.66)

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic and Diluted	5,199,566	2,817,415	8,880,214	4,793,273

	September 30,		As of June 30,
Balance Sheet Data:	2018	2017	2019
			(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$3,254,700	$5,449,000	$2,443,400
Accounts receivable, net	63,300	6,500	183,400
Prepaid insurance	57,900	57,200	—
Note receivable - related party	—	159,500	—
Prepaid expenses and other current assets	134,700	22,000	151,700
Total current assets	3,510,600	5,694,200	2,778,500
Property and equipment, net	110,800	120,700	82,800
Intangible assets, net	116,500	60,200	74,300
Investment in Arcadian	—	195,900	—
Goodwill	1,386,800	—	1,386,800
Other assets	27,100	25,100	26,000
TOTAL ASSETS	$5,151,800	$6,096,100	$4,348,400

LIABILITIES AND STOCKHOLDERS’ EQUITY:
CURRENT LIABILITIES:
Accounts payable (including $30,350 and $36,200 to related parties as of September 30, 2018, and 2017, respectively and $38,900 to related parties as of June 30, 2019)	$346,900	$736,900	$561,500
Accrued liabilities	268,900	55,200	518,600
Accrued compensation	175,400	466,000	207,100
Accrued compensation – related parties	209,300	204,600	457,300
Accrued interest and other	3,900	3,900	3,900
Deferred revenue	159,700	45,900	175,800
Current portion of note payable	—	31,500	—
Current portion of capital lease	1,300	1,300	1,500
Total current liabilities	$1,165,400	$1,545,300	$1,925,700

LONG-TERM LIABILITIES
Long-term borrowing, net	587,700	—	615,800
Accrued interest on long-term borrowing	110,100	—	122,100
Long term portion of capital lease	2,100	3,400	900
Total long-term liabilities	$699,900	$3,400	$738,800
TOTAL LIABILITIES	$1,865,300	$1,548,700	$2,664,500
STOCKHOLDERS’ EQUITY:
Preferred stock, $0.001 par value; 15,000,000 authorized; 1,500,000 shares of Series A Preferred Stock and 500,000 shares of Series A-1 authorized; 550,000 shares of Series A Preferred Stock and 500,000 shares of Series A-1 issued and outstanding as of September 30, 2018 and June 30, 2019; No shares of Preferred stock issued and outstanding as of September 30, 2017; aggregate liquidation preference of $1,968,750 as of September 30, 2018;	1,100	—	1,100
Common stock, $0.001 par value; 250,000,000 shares and 500,000,000 shares authorized as of September 30, 2018 and September 30, 2017 respectively, 7,407,254 and 4,299,311 shares issued and outstanding as of September 30, 2018 and September 30, 2017, respectively and 12,701,266 shares issued and outstanding as of June 30, 2019;	7,400	4,300	12,700

Additional paid-in capital	89,257,700	80,189,700	95,789,800
Accumulated deficit	$(85,245,300)	$(75,646,600)	$(92,003,100)
Total controlling interests	4,020,900	4,547,400	3,800,500

Non-controlling interest	(734,400)	—	(2,116,600)

Total stockholders’ equity	$3,286,500	$4,547,400	$1,683,900

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$5,151,800	$6,096,100	$4,348,400

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The disclosure in this section describes the financial condition and results of operation of the business of MYnd, which was transferred to Telemynd, Inc. in the Spin-Off. You should read the following discussion in conjunction with the audited combined financial statements and the corresponding notes, included elsewhere in this Registration Statement. This Management’s Discussion and Analysis of Financial Condition and Results of Operations contains forward-looking statements. The matters discussed in these forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those made, projected or implied in the forward-looking statements. Please see the sections titled “Risk Factors” and “Cautionary Statement Concerning Forward-Looking Statements” for a discussion of the uncertainties, risks and assumptions associated with these statements.

In connection with the merger with Emmaus, substantially all the assets and all the liabilities of MYnd, except for an aggregate of $250,000   of liabilities were contributed to us as well as $500,000 of closing costs. Accordingly, our business and financial position is essentially the business and financial position of MYnd, except for those liabilities.

In addition, our capital structure is similar to, but not identical to the capital structure of MYnd.  Following the spin-off, the holders of our common stock prior to the merger received one share of Telemynd for each share of MYnd held by them as of the record date.  In addition, the outstanding shares of preferred stock of MYnd were exchanged for shares of preferred stock on substantially the same economic terms as the outstanding preferred stock of Mynd. While the outstanding options and warrants of Mynd did not become options and warrants of Telemynd, Telemynd has an Equity Plan and intends to grant certain options and restricted stock grants upon closing of this offering. See “Executive and Director Compensation”.  In addition, Telemynd reserved 6,269,673 shares (or 1,253,935 shares following the 1-5 reverse stock split discussed herein) of its common stock for issuance upon exercise of certain Emmaus warrants (subject to adjustment upon the potential reverse stock split described under “Recent Development--Reverse Stock Split”). Emmaus will make additional cash payments to Telemynd, not to exceed $2,500,000 in the aggregate, from all cash received by Emmaus as a result of the exercise of any warrants or stock options of MYnd that were in effect prior to the Spin-off, to the extent that the proceeds from such warrant and option exercises exceeds $500,000, and less all such proceeds, if any, theretofore transferred or paid by MYnd to Telemynd pursuant to the Separation Agreement after the Spin-off.

Accordingly, substantial financial and other information about the business and operations of MYnd are included in this prospectus.  Readers evaluating the relevance of such information to Telemynd should take into account both the many ways in which MYnd’s financial position, operations, capital structure and management are substantially identical to those of Telemynd, as well as the ways in which they differ as described above.

Overview

Telemynd, Inc. (“we,” “us,” “our,” or the “Company”), is a predictive analytics company that has developed a decision support tool to help physicians reduce trial and error treatment in mental health and provide more personalized care to patients. We employ a clinically validated scalable technology platform to support personalized care for mental health patients. We utilize our patented machine learning, artificial intelligence, data analytics platform for the delivery of telebehavioral health services and its PEER predictive analytics product offering. On November 13, 2017, we acquired Arcadian, which manages the delivery of telepsychiatry and telebehavioral health services through a nationwide network of licensed and credentialed psychiatrists, psychologists and master’s-level therapists. We are commercializing its PEER predictive analytics tool to help physicians reduce trial and error treatment in mental health. MYnd’s patented, clinically validated technology platform (“PEER Online”) utilizes complex algorithms to analyze electroencephalograms (“EEGs”) to generate Psychiatric EEG Evaluation Registry (“PEER”) Reports to predict individual responses to a range of medications prescribed for the treatment of behavioral disorders including depression, anxiety, bipolar disorder, PTSD and other non-psychotic disorders. The discussion of the financial results in this Section relate to the historical financial results of MYnd for the periods indicated, which results are attributable to the Business of MYnd transferred to us in the Spin-Off.

Recent Developments

Merger Agreement

On January 4, 2019, MYnd entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among it, its wholly owned subsidiary, Athena Merger Subsidiary, Inc., a Delaware corporation (“Merger Sub”), and Emmaus Life Sciences, Inc., a Delaware corporation (“Emmaus”). Under the terms of the Merger Agreement, Merger Sub merged with and into Emmaus with Emmaus surviving the merger and becoming a wholly-owned subsidiary of MYnd (the “Merger”). Subject to the terms of the Merger Agreement, at the effective time of the Merger, Emmaus stockholders received a number of newly issued shares of MYnd common stock determined using the exchange ratio described below in exchange for their shares of Emmaus stock. Following the Merger, stockholders of Emmaus became MYnd’s majority owners.

Spin-Off

Prior to the closing of the Merger, MYnd transferred all of its businesses, assets and liabilities not assumed by Emmaus to us, pursuant to the terms of a Separation and Distribution Agreement entered into on January 4, 2019 by MYnd and MYnd Analytics, Inc., a California corporation, which was assigned by Mynd-CA to Telemynd on March 27, 2019 pursuant to the terms of an Amended and Restated Separation Agreement (as amended, the “Separation Agreement”). MYnd distributed all shares of Telemynd held by it to its stockholders of record on July 15, 2019 on July 16, 2019. No options of Telemynd were issued in the Spin-off. Options issued by MYnd prior to the Spin-off remained outstanding and unaffected. The Separation and Distribution was consummated on July 16, 2019. In addition, Telemynd reserved 6,269,673 shares of its common stock for issuance upon exercise of certain MYnd warrants (subject to adjustment upon the potential reverse stock split described under “Recent Developments--Reverse Stock Split”).” Emmaus will make additional cash payments to Telemynd, not to exceed $2,500,000 in the aggregate, from all cash received by Emmaus as a result of the exercise of any warrants or stock options of MYnd that were in effect prior to the Spin-off, to the extent that the proceeds from such warrant and option exercises exceeds $500,000, and less all such proceeds, if any, theretofore transferred or paid by MYnd to Telemynd pursuant to the Separation Agreement after the Spin-off.

Going Concern Uncertainty

Our consolidated financial statements have been prepared in conformity with U.S. generally accepted accounting principles (“GAAP”), which contemplate continuation of us as a going concern. The Company has a limited operating history and its operations are subject to certain problems, expenses, difficulties, delays, complications, risks and uncertainties frequently encountered in the operation of a business with a limited operating history. These risks include the ability to obtain adequate financing on a timely basis, if at all, the failure to develop or supply technology or services to meet the demands of the marketplace, the failure to attract and retain qualified personnel, competition within the industry, government regulation and the general strength of regional and national economies.

Our recurring net losses and negative cash flows from operations raise substantial doubt about its ability to continue as a going concern. During the nine months ended June 30, 2019, we incurred a net loss of approximately $8.1 million and used approximately $6.0 million of net cash in operating activities. As of June 30, 2019, our accumulated deficit was approximately $92.0 million. In connection with these consolidated financial statements, management evaluated whether there were conditions and events, considered in the aggregate, that raised substantial doubt about our ability to meet its obligations as they become due for the next twelve months from the date of issuance of these financial statements. Management assessed that there were such conditions and events, including a history of recurring operating losses, and negative cash flows from operating activities.

If we raise additional funds by issuing additional equity or convertible debt securities, the fully diluted ownership percentages of existing stockholders will be reduced. In addition, any equity or debt securities that we would issue may have rights, preferences or privileges senior to those of the holders of its common stock.

To date, we have financed its cash requirements primarily from equity financings. We will need to raise funds immediately to continue its operations and increase demand for its services. Until it can generate sufficient revenues to meet its cash requirements, which we may never do, we must continue to finance future cash needs primarily through public or private equity offerings, debt financings or strategic collaborations. Our liquidity and capital requirements depend on several factors, including the rate of market acceptance of our services, our future profitability, the rate of growth of our business and other factors described elsewhere in this registration statement. We continue to explore additional sources of capital, but there is substantial doubt as to whether any financing arrangement will be available in amounts and on terms acceptable to us to permit it to continue operations. The consolidated financial statements do not include any adjustments that might be necessary if we are unable to continue as a going concern.

Financial Operations Overview

Revenues

Our neurometric services revenues are derived from the sales of PEER Reports and services of Electroencephalographs (EEG) and Quantitative Electroencephalographs (qEEG). Physicians and Customers are generally billed upon delivery of a PEER Report. The customer’s insurance is billed for EEG and qEEG services. We also derives revenue from its subsidiary Arcadian Services who manages the delivery of telepsychiatry and telebehavioral health services which are delivered directly to patients.

Cost of Revenues

Cost of revenues are for services and represent the cost of direct labor, the costs associated with external processing, analysis and consulting services necessary to generate the revenues.

Research and Product Development

Research and product development expenses are associated with our neurometric and telepsychiatry services and primarily represent costs incurred to design and conduct clinical studies, to recruit patients into the studies, to add data to our database, to improve analytical techniques and advance application of the methodology. We charge all research and development expenses to operations as they are incurred.

Sales and Marketing

For our neurometric and telepsychiatry services, our selling and marketing expenses consist primarily of personnel, media, support and travel costs to inform user organizations and consumers of our products and services. Additional marketing expenses are the costs of advertising, educating physicians, laboratory personnel, other healthcare professionals regarding our products and services.

General and Administrative

Our general and administrative expenses consist primarily of personnel, occupancy, legal, audit, consulting and administrative support costs.

Critical Accounting Policies and Significant Judgments and Estimates

This management’s discussion and analysis of financial condition and results of operations is based on our consolidated financial statements, which have been prepared in accordance with U.S. GAAP. The preparation of these consolidated financial statements requires management to make estimates and judgments that affect the reported amounts of assets, liabilities and expenses and the disclosure of contingent assets and liabilities at the date of the financial statements, as well as revenues and expenses during the reporting periods. We evaluate our estimates and judgments on an ongoing basis. We base our estimates on historical experience and on various other factors we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results could therefore differ materially from those estimates under different assumptions or conditions.

Our significant accounting policies are described in Note 2 to our Consolidated Financial Statements included elsewhere in this report. We believe the following critical accounting policies reflect our more significant estimates and assumptions used in the preparation of our consolidated financial statements.

Revenue Recognition

Revenues for our Neurometric Service product are recognized when a PEER Report is delivered to a Client-Physician. Revenues for our Telepsychiatry services are recognized in the month the services are delivered by the physician.

Stock-based Compensation Expense

Stock-based compensation expense, which is a non-cash charge, results from stock option grants and restricted share awards. Compensation for option is measured at the grant date based on the calculated fair value of the award. We recognize stock-based compensation expense on a straight-line basis over the vesting period of the underlying option. The amount of stock-based compensation expense expected to be amortized in future periods may decrease if unvested options are subsequently cancelled or may increase if future option grants are made.

Long-Lived Assets and Intangible Assets

Property and equipment and intangible assets are reviewed for impairment whenever events or changes in circumstances indicate the carrying value of the assets may not be recoverable. If we determine that the carrying value of the asset is not recoverable, a permanent impairment charge is recorded for the amount by which the carrying value of the long-lived or intangible asset exceeds its fair value. Intangible assets with finite lives are amortized on a straight-line basis over their useful lives of ten years.

Costs for software developed for internal use are accounted for through the capitalization of those costs incurred in connection with developing or obtaining internal-use software. Capitalized costs for internal-use software are included in intangible assets in the consolidated balance sheet. Capitalized software development costs are amortized over three years. Costs incurred during the preliminary project along with post-implementation stages of internal use computer software development and costs incurred to maintain existing product offerings are expensed as incurred. The capitalization and ongoing assessment of recoverability of development costs require considerable judgment by management with respect to certain external factors, including, but not limited to, technological and economic feasibility and estimated economic life. We will begin amortizing the software over its estimated economic life once it has been placed into service.

Derivative accounting for convertible debt and warrants

We evaluate all of its agreements to determine if such instruments have derivatives or contain features that qualify as embedded derivatives. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value and is then re-valued at each reporting date, with changes in the fair value reported in the consolidated statements of operations. For stock-based derivative financial instruments, we use a weighted average Black-Scholes option pricing model to value the derivative instruments at inception and on subsequent valuation dates. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative instrument liabilities are classified in the balance sheet as current or non-current based on whether or not net-cash settlement of the derivative instrument could be required within 12 months of the balance sheet date. As of September 30, 2018, we had no financial instruments that contain embedded derivative features.

Results of Operations for Three Months Ended June 30, 2019 and 2018

MYnd Analytics is focused on research and the commercialization of its PEER Reports through its Neurometric Services, as well as providing telehealth service through scheduling and videoconferencing which is accessed through a secure portal.

The following table presents consolidated statement of operations data for each of the periods:

Revenues

	Three months ended June 30,
	2019	2018	Change
Neurometric services	$36,500	$65,600	$(29,100)
Telepsychiatry services	490,500	326,100	164,400
Total Revenues	$527,000	$391,700	$135,300

Our neurometric services revenues decreased by $29,100, or approximately 44%, during the three months ended June 30, 2019. This decrease was primarily due to decreased sales of PEER reports during the period. Our telepsychiatry revenues increased by $164,400, or approximately 50% during the three months ended June 30, 2019 which was primarily due to an 87% increase in our EAP platform and a 33% increase in other all other telepsychiatry services.

Cost of Revenues

	Three months ended June 30,
	2019	2018	Change
Neurometric services	$3,400	$14,700	$(11,300)
Telepsychiatry services	404,200	229,500	174,700
Cost of Revenues	$407,600	$244,200	$163,400

Cost of revenues increased during the three months ended June 30, 2019, primarily due to increased telepsychiatry service and labor costs. Our cost of revenues for neurometric services represents approximately 9% and 22%, respectively, of neurometric services revenues for the three months ended June 30, 2019 and 2018, respectively. The cost for neurometric services fluctuates as the Company pays fees to third party providers for EEG services as a cost for its PEER reports. In most cases, fees for PEER reports are billed to patients’ insurance carriers for which the Company does not recognize as revenues until they are ultimately collected. Historically, the Company has experienced a low collection rate while most claims are collected in excess of ninety days from billing. Therefore, there will be timing differences between payment of services (cost of revenues) and receipt of payment (revenues) which will not reflect evenly in the Company’s Statement of Operations.

Research expenses

	Three months ended June 30,
	2019	2018	Change
Services Research Expenses	$60,500	$64,800	$(4,300)

Research expenses consist of consulting fees, travel expenses, conference fees, and other miscellaneous costs listed as following:

		Three months ended June 30,
		2019	2018	Change
(1)	Consulting fees	58,500	62,500	(4,000)
(2)	Other miscellaneous costs	2,000	2,300	(300)
	Total Research Expenses	$60,500	$64,800	$(4,300)

(1)	Consulting costs decreased by $4,000 for the three months ended June 30, 2019 and 2018, primarily due to decreased consulting services during the period.

(2)	Other miscellaneous costs for the three months ended June 30, 2019 and 2018 were relatively unchanged.

Product Development

	Three months ended June 30,
	2019	2018	Change
Product Development Expenses	$274,800	$361,900	$(87,100)

Product development expenses consist of payroll costs, (including stock-based compensation), consulting fees, system development costs, conference fee, travel expenses, and miscellaneous costs which were as follows:

		Three months ended June 30,
		2019	2018	Change
(1)	Salaries and benefit costs	$187,900	$216,700	$(28,800)
(2)	Consulting fees	52,900	115,000	(62,100)
(3)	System development costs	25,300	12,800	12,500
(4)	Conference & travel	800	5,700	(4,900)
(5)	Other miscellaneous costs	7,900	11,700	(3,800)
	Total Product Development Expenses	$274,800	$361,900	$(87,100)

(1)	Salaries and benefits decreased by $28,800 for the three months ended June 30, 2019, primarily due to decreased stock-based compensation of $100,000, offset by increased payroll and severance expenses;

(2)	Consulting fees decreased by $62,100 for the three months ended June 30, 2019, primarily due to services in relation to the upgrade of the Company’s cloud-based sales platform and for a data science project to improve the Company’s algorithms for the production of an enhanced PEER report during the three months ended June 30, 2018;

(3)	System development and maintenance costs increased by $12,500 for the three months ended June 30, 2019, primarily due to increased system development cost incurred during the current period;

(4)	Conference and travel costs for the three months ended June 30, 2019, were relatively unchanged; and

(5)	Other miscellaneous costs decreased by $3,800 for the three months ended June 30, 2019, primarily due to decreased dues subscriptions;

Sales and marketing

	Three months ended June 30,
	2019	2018	Change
Sales and Marketing Expenses	$241,200	$182,600	$58,600

Sales and marketing expenses consist of payroll and benefit costs, (including stock-based compensation), advertising and marketing expenses, consulting fees, and miscellaneous expenses.

		Three months ended June 30,
		2019	2018	Change
(1)	Salaries and benefit costs	$182,300	$123,100	$59,200
(2)	Consulting fees	34,600	14,500	20,100
(3)	Conferences and travel costs	4,800	3,600	1,200
(4)	Other miscellaneous costs	19,500	41,400	(21,900)
	Total Sales and Marketing Expenses	$241,200	$182,600	$58,600

(1)	Salaries and benefits for the three months ended June 30, 2019 increased by $59,200 from the 2018 period; primarily due to increased telepsychiatry management and staff cost due to acquisition of Arcadian on November 13, 2017;

(2)	Consulting fees for the three months ended June 30, 2019 increased by $20,100, primarily due to increased telepsychiatry management and staff cost due to acquisition of Arcadian on November 13, 2017;

(3)	Conference and travel expenditures for the three months ended June 30, 2019, were relatively unchanged;

(4)	Miscellaneous expenditures for the three months ended June 30, 2019 decreased by $21,900, primarily due to decreased rent and office expenses.

General and administrative

	Three months ended June 30,
	2019	2018	Change
General and administrative expenses	$2,245,500	$2,451,600	$(206,100)

General and administrative expenses consist of payroll and benefit costs, (including stock-based compensation), legal fees, patent costs, other professional and consulting fees, general administrative and occupancy costs, dues and subscriptions, conference fees, and travel expenses.

		Three months ended June 30,
		2019	2018	Change
(1)	Salaries and benefit costs	$1,294,800	$1,082,500	$212,300
(2)	Consulting fees	450,900	299,900	151,000
(3)	Legal fees	(110,800)	214,300	(325,100)
(4)	Other professional fees	119,900	46,000	73,900
(5)	Patent costs	16,000	16,600	(600)
(6)	Marketing and investor relations costs	115,400	176,800	(61,400)
(7)	Conference and travel costs	38,500	24,900	13,600
(8)	Dues & subscriptions fees	48,800	65,500	(16,700)
(9)	Computer & web services	(17,100)	58,900	(76,000)
(10)	General admin and occupancy costs	289,100	466,200	(177,100)
	Total General and administrative expenses	$2,245,500	$2,451,600	$(206,100)

(1)	Salaries and benefit expenses increased by $212,300 for the three months ended June 30, 2019 period. This increase was primarily due to increased bonus accrual of $138,000, and increased telepsychiatry management and staff cost due to acquisition of Arcadian on November 13, 2017;

(2)	Consulting fees increased by 151,000 for the three months ended June 30, 2019 period, primarily due to increased bonus accrual of $150,000;

(3)	Legal fees decreased by $325,100 for the three months ended June 30, 2019 period, primarily due to additional legal fees related to the negotiation and execution of the merger agreement and other financing activities shared with Emmaus;

(4)	Other professional fees increased by $73,900 for the three months ended June 30, 2019 period, primarily due to higher tax service fees in relation to the merger agreement;

(5)	Patent costs for the three months ended June 30, 2019 period, were relatively unchanged;

(6)	Marketing and investor relations costs decreased by $61,400 for the three months ended June 30, 2019 due to less capital raise and NASDAQ matters;

(7)	Conference and travel costs increased by $13,600 for the three months ended June 30, 2019, primarily due to more conferences attended and travel made during the period;

(8)	Dues and subscription costs decreased by $16,700 for the three months ended June 30, 2019, primarily due to less licenses for our Salesforce platform;

(9)	Computer and web services decreased by $76,000 for the three months ended June 30, 2019, primarily due to decreased services related to our telepsychiatry business and cloud hosting fees; and

(10)	General administrative and occupancy costs decreased by $177,100 for the three months ended June 30, 2019 period, primarily due to decreased Delaware franchise tax fees of $230,000 as a result of an overpayment for 2018 under the Assumed Par Value Method, offset by increased expenses from acquisition of Arcadian in fiscal 2018.

Other income (expense)

	Three months ended June 30,
	2019	2018	Change
Interest expense	$(23,200)	$(23,800)	$600

Interest expense for the three months ended June 30, 2019 and 2018 were relatively unchanged;

Net Loss

	Three months ended June 30,
	2019	2018	Change
Loss, net	$(2,725,900)	$(2,937,200)	$211,300

Our net loss was $2.7 million for the three months ended June 30, 2019, compared to a net loss of approximately $2.9 million for the same period ended June 30, 2018, primarily due to increased revenue from the acquisition of our telepsychiatry business on November 13, 2018, offset by increased costs and expenses respectively.

Results of Operations for Nine Months Ended June 30, 2019 and 2018

MYnd Analytics is focused on research and the commercialization of its PEER Reports through its Neurometric Services, as well as providing telehealth service through scheduling and videoconferencing which is accessed through a secure portal.

The following table presents consolidated statement of operations data for each of the periods:

Revenues

	Nine months ended June 30,
	2019	2018	Change
Neurometric services	$160,500	$198,700	$(38,200)
Telepsychiatry services	1,213,700	774,900	438,800
Total Revenues	$1,374,200	$973,600	$400,600

Our neurometric services revenues decreased by $38,200, or approximately 19% for the nine months ended June 30, 2019. The decrease was primarily due to decreased sales of PEER reports during the period. Our telepsychiatry revenues increased by $438,800, or approximately 57% during the nine months ended June 30, 2019. Our increase in telepsychiatry services revenues is due to a combination of factors. First, the Company only began operating its Arcadian business during the three months ended December 31, 2017. As a result, the Company only recognized revenues from the Arcadian business (i.e. telepsychiatry services revenues) for a portion of the nine-months ended June 30, 2018. In addition, the Company provided additional resources to the Arcadian platform during 2019, which improved its results of operations.

Cost of Revenues

	Nine months ended June 30,
	2019	2018	Change
Neurometric services	$14,900	$133,500	$(118,600)
Telepsychiatry services	914,100	493,900	420,200
Cost of Revenues	$929,000	$627,400	$301,600

Overall, the cost of revenues increased during the nine months ended June 30, 2019, primarily due to fees paid to service providers as a result of increased sales for telepsychiatry services. Our cost of revenues for neurometric services represents approximately 9% and 67%, respectively, of neurometric services revenues for the nine months ended June 30, 2019 and 2018, respectively. The cost for neurometric services fluctuates as the Company pays fees to third party providers for EEG services as a cost for its PEER reports. In most cases PEER Reports are billed to patients’ insurance carriers, which the Company does not recognize as revenues until they are ultimately collected. Historically the Company has experienced a low collection rate while most claims are collected in excess of ninety days from billing. Therefore, there will be timing differences between payment of services (cost of revenues) and receipt of payment (revenues) which will not reflect evenly in the Company’s Statement of Operations.

Research expenses

	Nine months ended June 30,
	2019	2018	Change
Services Research Expenses	$202,100	$219,700	$(17,600)

Research expenses consist of consulting fees, travel expenses, conference fees, and other miscellaneous costs listed as following:

		Nine months ended June 30,
		2019	2018	Change
(1)	Consulting fees	195,500	211,300	(15,800)
(2)	Other miscellaneous costs	6,600	8,400	(1,800)
	Total Research Expenses	$202,100	$219,700	$(17,600)

(1)	Consulting costs decreased by $15,800 for the nine months ended June 30, 2019 and 2018, primarily due to decreased consulting services during the period; and

(2)	Other miscellaneous costs for the nine months ended June 30, 2019, were relatively unchanged.

Product Development

	Nine months ended June 30,
	2019	2018	Change
Product Development Expenses	$749,100	$973,300	$(224,200)

Product development expenses consist of payroll costs, (including stock-based compensation), consulting fees, system development costs, conference fee, travel expenses, and miscellaneous costs which were as follows:

		Nine months ended June 30,
		2019	2018	Change
(1)	Salaries and benefit costs	$483,000	$481,800	$1,200
(2)	Consulting fees	150,200	326,700	(176,500)
(3)	System development costs	88,800	95,600	(6,800)
(4)	Conference & travel	4,900	20,300	(15,400)
(5)	Other miscellaneous costs	22,200	48,900	(26,700)
	Total Product Development Expenses	$749,100	$973,300	$(224,200)

(1)	Salaries and benefits increased by $1,200 for the nine months ended June 30, 2019, were relatively unchanged;

(2)	Consulting fees decreased by $176,500 for the nine months ended June 30, 2019, primarily due to services in relation to the upgrade of the Company’s cloud based sales platform and for a data science project to improve the Company’s algorithms for the production of an enhanced PEER report during the nine months ended June 30, 2018.

(3)	System development and maintenance costs decreased by $6,800 for the nine months ended June 30, 2019, primarily due to less system development cost incurred during the current period;

(4)	Conference and travel costs decreased by $15,400 during the nine months June 30, 2019, primarily due to decreased conference attendance and less travel expenses;

(5)	Other miscellaneous costs decreased by $26,700 for the nine months ended June 30, 2019, primarily due to decreased computer services and dues subscriptions during the period;

Sales and marketing

	Nine months ended June 30,
	2019	2018	Change
Sales and Marketing Expenses	$592,500	$1,487,800	$(895,300)

Sales and marketing expenses consist of payroll and benefit costs, (including stock-based compensation), advertising and marketing expenses, consulting fees, and miscellaneous expenses.

		Nine months ended June 30,
		2019	2018	Change
(1)	Salaries and benefit costs	$412,900	$712,500	$(299,600)
(2)	Consulting fees	92,700	284,500	(191,800)
(3)	Advertising and marketing costs	4,800	248,500	(243,700)
(4)	Conferences and travel costs	14,400	59,300	(44,900)
(5)	Other miscellaneous costs	67,700	183,000	(115,300)
	Total Sales and Marketing Expenses	$592,500	$1,487,800	$(895,300)

(1)	Salaries and benefits for the nine months ended June 30, 2019 decreased by $299,600 from the 2018 period; primarily due to decreased salaries and commission of marketing and sales staff;

(2)	Consulting fees for the nine months ended June 30, 2019 decreased by $191,800, primarily due to the decrease in the number of marketing consultants;

(3)	Advertising and marketing expenses for the nine months ended June 30, 2019 decreased by $243,700 primarily due to decreased social media advertising;

(4)	Conference and travel expenditures for the nine months ended June 30, 2019 decreased by $44,900, primarily due to decreased travel expense for the sales staff; and

(5)	Miscellaneous expenditures for the nine months ended June 30, 2019 decreased by $115,300, primarily due to decreased rent and office expenses.

General and administrative

	Nine months ended June 30,
	2019	2018	Change
General and Administrative Expenses	$6,969,600	$5,967,400	$1,002,200

General and administrative expenses consist of payroll and benefit costs, (including stock-based compensation), legal fees, patent costs, other professional and consulting fees, general administrative and occupancy costs, dues and subscriptions, conference fees, and travel expenses.

		Nine months ended June 30,
		2019	2018	Change
(1)	Salaries and benefit costs	$3,269,700	$2,513,400	$756,300
(2)	Transaction fees	—	438,600	(438,600)
(3)	Consulting fees	1,180,700	862,200	318,500
(4)	Legal fees	815,200	293,200	522,000
(5)	Other professional fees	326,600	413,300	(86,700)
(6)	Patent costs	62,200	71,900	(9,700)
(7)	Marketing and investor relations costs	345,100	295,800	49,300
(8)	Conference and travel costs	102,100	107,700	(5,600)
(9)	Dues & subscriptions fees	157,800	160,500	(2,700)
(10)	Computer & web services	51,300	98,900	(47,600)
(11)	General admin and occupancy costs	658,900	711,900	(53,000)
	Total General and Administrative Expenses	$6,969,600	$5,967,400	$1,002,200

(1)	Salaries and benefit expenses increased by $756,300 for the nine months ended June 30, 2019 period, primarily due to increased bonus accrual of $300,000, and increased telepsychiatry management and staff cost due to acquisition of Arcadian on November 13, 2017;

(2)	Transaction cost was decreased by $438,600 primarily due to telepsychiatry management and staff cost related from acquisition of Arcadian on November 13, 2017;

(3)	Consulting fees increased by $318,500 for the nine months ended June 30, 2019 period, primarily related to increased operational and consulting fees, increased bonus accrual of $150,000, as well as increased recruitment fees;

(4)	Legal fees increased by $522,000 for the nine months ended June 30, 2019 period, primarily due to additional legal fees related to the negotiation and execution of the merger agreement and other financing activities;

(5)	Other professional fees decreased by $86,700 for the nine months ended June 30, 2019 period, primarily due to higher audit fees in relation to the acquisition of Arcadian in fiscal 2018;

(6)	Patent costs decreased by $9,700 primarily due to less volume of patent and trademark applications and maintenance costs;

(7)	Marketing and investor relations costs increased by $49,300 for the nine months ended June 30, 2019 as we engaged public relation firms in relation to capital raise and support of NASDAQ matters;

(8)	Conference and travel costs decreased by $5,600 for the nine months ended June 30, 2019, primarily due to decreased conference attendance and less travel made expenses;

(9)	Dues and subscription costs increased by $2,700 for the nine months ended June 30, 2019, primarily due to additional licenses for our Salesforce platform;

(10)	Computer and web services decreased by $47,600 for the nine months ended June 30, 2019, primarily due to decreased services related to our telepsychiatry business and cloud hosting fees; and

(11)	General administrative and occupancy costs decreased by $53,000 for the nine months ended June 30, 2019 period. The decrease was primarily due to decreased expenses related to our telepsychiatry business, and the Company recorded the credit of $25,000 in Delaware franchise tax expense.

Other income (expense)

	Nine months ended June 30,
	2019	2018	Change
Interest expense	$(69,500)	$(62,300)	$(7,200)

Interest expense decreased by $7,200 for the nine months ended June 30, 2019, primarily due to interest expense in relation to the acquisition of Arcadian on November 13, 2017.

Net Loss

	Nine months ended June 30,
	2019	2018	Change
Loss, net	$(8,140,000)	$(8,366,200)	$226,200

Our net loss was $226,200 less for the nine months ended June 30, 2019, compared to the same period ended June 30, 2018, primarily due to increased revenue from the acquisition of our telepsychiatry business on November 13, 2018, offset by increased costs and expenses respectively.

Financial Operations Overview for the Fiscal Year Ended September 30, 2018 and 2017

We are focused on research and the commercialization of its PEER Reports through our Neurometric Services, as well as providing telehealth service through scheduling and videoconferencing which is accessed through a secure portal.

The following table presents consolidated statement of operations data for each of the periods:

Revenues

	Fiscal Year ended September 30,
	2018	2017	Change
Neurometric Services	$263,700	$128,500	$135,200

Telepsychiatry Services	1,051,800	—	1,051,800

Total Revenues	$1,315,500	$128,500	$1,187,000

Our neurometric services revenues increased to $263,700 for the year ended September 30, 2018 from $128,500 for the year ended September 30, 2017. Revenues for neurometric services increased as a result of additional Peer reports ordered by doctors which resulted in increased payments from medical payors and patients. The increased number of Peer reports was the result of devotion of additional resources during the year ended September 30, 2018 for marketing relating to Peer report services. Our telepsychiatry revenues increased to $1,051,800 for the year ended September 30, 2018 from no such revenues for the year ended September 30, 2017. We had no telepsychiatry services revenue during the year ended September 30, 2017 because we only began operating our telepsychiatry services business (i.e. our Arcadian business) during the three months ended December 31, 2017.

Cost of Revenues

	Fiscal Year ended September 30,
	2018	2017	Change
Neurometric Services	$131,200	$53,500	$77,700

Telepsychiatry Services	696,200	—	696,200

Total Cost of Revenues	$827,400	$53,500	$773,900

Our cost of revenues for neurometric services represents approximately 50% of neurometric service revenues for the year ended September 30, 2018. The cost for neurometric services fluctuates as we pay pays fees to third party providers for EEG services as a cost for its Peer reports. In most cases, fees for Peer reports are billed to patients’ insurance carriers for which we do does not recognize as revenues until they are ultimately collected. Historically, we have experienced a low collection rate while most claims are collected in excess of 90 days from billing. Therefore, there will be timing differences between payment of services (cost of revenues) and receipt of payment (revenues) which will not reflect evenly in our Statement of Operations resulting in the significant fluctuations in revenues for the periods presented. Cost of revenues increased during the fiscal year ended September 30, 2018, primarily due to our acquisition of Arcadian Services and labor cost to service our telepsychiatry revenue.

Research Expenses

Research expenses consist of payroll expenses, (including stock-based compensation), consulting fees, travel expenses, conference fees, and other miscellaneous costs listed as following:

	Fiscal Year ended September 30,
	2018	2017	Change
Research Expenses	$231,500	$123,900	$107,600

Research expenses consist of payroll costs (including stock-based compensation), consulting fees, travel, conference and other miscellaneous costs which were as follows:

		Fiscal Year ended September 30,
	Key Expense Categories	2018	2017	Change
(1)	Salaries and benefit costs	$(49,000)	$11,000	$(60,000)

(2)	Consulting fees	269,800	103,500	166,300

(3)	Other miscellaneous costs	10,700	9,400	1,300

	Total Research Expenses	$231,500	$123,900	$107,600

Comparing the fiscal year ended September 30, 2018, with the corresponding period in 2017:

(1)	Salary and benefit costs decreased for the fiscal year ended September 30, 2018, primarily due to the reversal of our bonus accrual and the department not meeting specified metrics;

(2)	Consulting costs increased for the fiscal year ended September 30, 2018, primarily consisting of costs under a consulting agreement with our Medical Officer to assist with the training of clinical trial investigators allowing them to participate in trials, and consult with other physicians in the use and interpretation of our PEER Report; additionally, on November 13, 2017 we entered into two consulting agreements for medical directors to provide consulting services for the telepsychiatry business;

(3)	Other miscellaneous costs for the 2018 and 2017 periods were substantially unchanged.

Product Development Expenses

	Fiscal Year ended September 30,
	2018	2017	Change
Product Development Expenses	$1,146,000	$1,237,200	$(91,200)

Product Development expenses consist of payroll costs (including stock-based compensation), consulting fees, system development costs, conference, travel and miscellaneous costs which were as follows:

		Fiscal Year ended September 30,
	Key Expense Categories	2018	2017	Change
(1)	Salaries and benefit costs	$534,700	$803,800	$(269,100)

(2)	Consulting fees	400,200	203,000	197,200

(3)	System development costs	133,300	146,700	(13,400)

(4)	Conference and travel	21,100	32,500	(11,400)

(5)	Other miscellaneous costs	56,700	51,200	5,500

	Total Product Development Expenses	$1,146,000	$1,237,200	$(91,200)

Comparing the fiscal year ended September 30, 2018, with the corresponding period in 2017:

(1)	Salaries and benefits decreased by $269,100 for the fiscal year ended September 30, 2018, primarily due to a reduction in stock-based compensation recognized and a reduction in the number of staff members during the fiscal year of 2018;

(2)	Consulting fees increased by $197,200 for the fiscal year ended September 30, 2018, primarily due to the cost of services in relation to the upgrade of our cloud based sales platform and for a data science project to improve our algorithms for the production of an enhanced PEER report;

(3)	System development and maintenance costs decreased by $13,400 for the fiscal year ended September 30, 2018, primarily due to decreased time spent by our contract system programmers for work on quality management initiatives, research support, transitioning to file sharing, and media management;

(4)	Conference and travel costs decreased by $11,400 for the fiscal year ended September 30, 2018, primarily due to a reduction in costs relating to attendance at conferences and related travel made during the period of 2018; and

(5)	Other miscellaneous costs increased slightly by $5,500 for the fiscal year ended September 30, 2018.

Sales and Marketing Expenses

	Fiscal Year ended September 30,
	2018	2017	Change
Sales and Marketing Expenses	$1,617,900	$1,226,700	$391,200

Sales and marketing expenses consist of payroll and benefit costs, advertising and marketing expenses, consulting fees, and miscellaneous expenses as further set forth below.

		Fiscal Year ended September 30,
	Key Expense Categories	2018	2017	Change
(1)	Salaries and benefit costs	$795,700	$543,200	$252,500

(2)	Consulting fees	298,900	422,700	(123,800)

(3)	Advertising and marketing costs	248,600	152,000	96,600

(4)	Conferences and travel costs	64,900	19,800	45,100

(5)	Other miscellaneous costs	209,800	89,000	120,800

	Total Sales and Marketing Expenses	$1,617,900	$1,226,700	$391,200

Comparing the fiscal year ended September 30, 2018, with the same period in 2017:

(1)	Salaries and benefits for the fiscal year ended September 30, 2018 increased by $252,500 from the 2017 period, primarily due to increased sales and marketing expenses, offset by a decreased in stock-based compensation expenses;

(2)	Consulting fees for the fiscal year ended September 30, 2018 decreased by $123,800, primarily due to decreases in the number of marketing consultants.

(3)	Advertising and marketing expenses for the fiscal year ended September 30, 2018 increased by $96,600, primarily due to social media advertising;

(4)	Conference and travel expenditures for the fiscal year ended September 30, 2018 increased by $45,100, primarily due to increased travel expenses for the sales staff; and

(5)	Miscellaneous expenditures for the fiscal year ended September 30, 2018 increased by $120,800, primarily due to us opening PEER Centers in New York and Washington DC. Additional costs were incurred for rent and office supplies.

General and administrative Expenses

	Fiscal Year ended September 30,
	2018	2017	Change
General and Administrative Expenses	$7,737,600	$4,590,800	$3,146,800

General and administrative expenses consist of payroll and benefit costs, (including stock based compensation), legal fees, patent costs, other professional and consulting fees, general administrative and occupancy costs, dues and subscriptions, conference fees, and travel expenses as set forth below.

		Fiscal Year ended September 30,
	Key Expense Categories	2018	2017	Change
(1)	Salaries and benefit costs	$3,198,700	$2,451,800	$746,900

(2)	Transaction fees	438,600	—	438,600

(3)	Consulting fees	1,178,800	590,100	588,700

(4)	Legal fees	437,800	408,800	29,000

(5)	Other professional fees	502,700	210,800	291,900

(6)	Patent costs	105,700	114,500	(8,800)

(7)	Marketing and investor relations costs	374,300	173,000	201,300

(8)	Conference and travel costs	131,800	172,300	(40,500)

(9)	Dues & subscriptions fees	218,300	115,300	103,000

(10)	Computer & web services	157,100	—	157,100

(11)	General admin and occupancy costs	993,800	354,200	639,600

	Total General and Administrative Expenses	$7,737,600	$4,590,800	$3,146,800

(1)	Salaries and benefit expenses for the fiscal year ended September 30, 2018 increased by $746,900 from the 2017 period. This increase was primarily due to an increase of $680,000 in salaries which were related to the acquisition of Arcadian telepsychiatry management and staff; increased payroll, bonus and related benefits of $142,000 related to our historical operations, offset by a decreased in stock-based compensation of $50,000;

(2)	Transaction fees in relation to Arcadian acquisition were $438,600 for the fiscal year ended September 30, 2018;

(3)	Consulting fees for the fiscal year ended September 30, 2018 increased by $588,700, primarily due to increased directors’ fees, and related operational and consulting fees;

(4)	Legal fees for the fiscal year ended September 30, 2018 increased by $29,000, primarily due to increased legal fees associated with fund raising activities and general legal costs;

(5)	Other professional fees for the fiscal year ended September 30, 2018 increased by $291,900, primarily due to increased audit fees of $218,000, and other consulting fees;

(6)	Patent costs for the fiscal year ended September 30, 2018 decreased by $8,800 primarily due to less volume of patent and trademark applications and maintenance costs;

(7)	Marketing and investor relations costs for the fiscal year ended September 30, 2018 increased by $201,300 as we engaged a public relations firms to enhance our presence in the media;

(8)	Conference and travel costs decreased by $40,500 for the fiscal year ended September 30, 2018, primarily due to a reduction in the number of conferences attended and less travel;

(9)	Dues and subscription costs for the fiscal year ended September 30, 2018 increased by $103,000 for additional licenses for our Salesforce platform;

(10)	Computer and web services increased by $157,100 for the fiscal year ended September 30, 2018 consisting of CTO services related to our telepsychiatry business and cloud hosting fees; and

(11)	General administrative and occupancy costs increased by $639,600 for the fiscal year ended September 30, 2018. The increase was primarily due to increased Delaware franchise taxes at $236,000, increased depreciation of fixed assets and amortization of intangible asset purchased.

Other income (expense)

	Fiscal Year ended September 30,
	2018	2017	Change
Interest (expense), net	$(86,300)	$(6,600)	$(79,700)

Interest expense for the fiscal year ended September 30, 2018 increased by $79,700, primarily due to the interest expense associated with debt acquired with the Arcadian acquisition.

Net Loss

	Fiscal Year ended September 30,
	2018	2017	Change
Net Loss	$(10,333,100)	$(7,112,800)	$(3,220,300)

Our net loss was $10.3 million for the fiscal year ended September 30, 2018, compared to the approximately $7.1 million for the same period ended September 30, 2017, primarily due to above mentioned increased salaries, payroll, and cost related to the acquisition of Arcadian telepsychiatry.

Liquidity and Capital Resources

Our condensed consolidated financial statements have been prepared in conformity with U.S. generally accepted accounting principles (“GAAP”), which contemplate continuation of us as a going concern.

Since our inception, we have never been profitable and we have generated significant losses. We have a limited operating history and our operations are subject to certain problems, expenses, difficulties, delays, complications, risks and uncertainties frequently encountered in the operation of a business with a limited operating history. These risks include the ability to obtain adequate financing on a timely basis, if at all, the failure to develop or supply technology or services to meet the demands of the marketplace, the failure to attract and retain qualified personnel, competition within the industry, government regulation and the general strength of regional and national economies.

As of June 30, 2019, we had an accumulated deficit of approximately $92.0 million compared to our accumulated deficit as of September 30, 2018, of approximately $85.2 million. Our management expects that with our proposed clinical trials, sales and marketing and general and administrative costs, our expenditures will continue to grow and, as a result, we will need to generate significant product revenues to achieve profitability. We continue to explore additional sources of capital but there is substantial doubt as to whether any financing arrangement will be available in amounts and on terms acceptable to us to permit it to continue operations.

As of June 30, 2019, we had $2.4 million in cash and cash equivalents and a working capital of approximately $852,800. This is compared to our cash position of $3.3 million as of September 30, 2018 and working capital of $2.3 million.

As of September 30, 2018, we had an accumulated deficit of approximately $85.2 million compared to our accumulated deficit as of September 30, 2017, of approximately $75.6 million. Our management expects that with our proposed clinical trials, sales and marketing and general and administrative costs, our expenditures will continue to grow and, as a result, we will need to generate significant product revenues to achieve profitability. We continue to explore additional sources of capital but there is substantial doubt as to whether any financing arrangement will be available in amounts and on terms acceptable to us to permit it to continue operations.

As September 30, 2018, we had $3.3 million in cash and cash equivalents and a working capital surplus of approximately $2.3 million. This is compared to our cash position of $5.4 million in cash and cash equivalents as of September 30, 2017, and a capital surplus of $4.1 million. The decrease in cash and cash equivalents was primarily due to less proceeds from financing activities and increased cash used in operations in 2018 compared to 2017.

We have been funded through multiple rounds of private placements, primarily from members of our Board or our affiliates.

Working Capital, Going Concern, Operating Capital and Capital Expenditure Requirements

As of June 30, 2019, we had approximately $2.4 million in cash and cash equivalents, compared to $3.3 million of cash and cash equivalents as of September 30, 2018. We had approximately $3.3 million in cash and cash equivalents as of September 30, 2018, compared to $5.4 million of cash and cash equivalents as of September 30, 2017.

Our recurring net losses and negative cash flows from operations raise substantial doubt about our ability to continue as a going concern. Management’s assessment of substantial doubt of going concern is based on current estimates and assumptions regarding our programs and business needs. Actual working capital requirements could differ materially from the above working capital projection. We may explore strategic opportunities including partnerships, licensing and acquisitions of other entities, assets or products. If we are unable to continue to identify sources of capital, we may be required to limit our activities, to terminate programs or terminate operations temporarily or permanently.

Our ability to successfully raise sufficient funds through the sale of equity securities, when needed, is subject to many risks and uncertainties and even if we are successful, future equity issuances would result in dilution to our existing stockholders.

The amount of capital we will need to conduct our operations and the time at which we will require such capital may vary significantly depending upon a number of factors, such as:

●	the amount and timing of costs we incur in connection with our clinical trials and product development activities, including enhancements to our PEER Online database and costs we incur to further validate the efficacy of our technology;

●	whether we can receive sufficient business revenues from Arcadian to adequately cover our costs;

●	the amount and timing of costs we incur in connection with the expansion of our commercial operations, including our sales and marketing efforts;

●	whether we incur additional consulting and legal fees in our efforts in conducting Non-Significant Risk trials within FDA requirements, which will enable us to obtain a 510(k) clearance from the FDA; and

●	if we expand our business by acquiring or investing in complimentary businesses;

Sources of Liquidity

Since our inception, substantially all of our operations have been financed from equity and debt financings.

The Aspire Capital Equity Lines of Credit

On December 6, 2016, MYnd, entered into a common stock purchase agreement (the “First Purchase Agreement”) with Aspire Capital which provided that, upon the terms and subject to the conditions and limitations set forth therein, Aspire Capital was committed to purchase up to an aggregate of $10.0 million of shares of our common stock over the 30-month term of the First Purchase Agreement.

From April 3, 2018 to May 7, 2018 MYnd sold 1,180,000 shares of common stock to Aspire Capital under the First Purchase Agreement and received total proceeds of $2.4 million.

On May 15, 2018, MYnd entered into the Second Purchase Agreement with Aspire Capital which provides that, upon the terms and subject to the conditions and limitations set forth therein, Aspire Capital is committed to purchase up to an aggregate of $10.0 million of shares of MYnd’s common stock over the 30-month term of the Second Purchase Agreement.

From May 15, 2018 to June 30, 2019, MYnd sold 2,200,100 shares of common stock to Aspire Capital under the Second Purchase Agreement and received total proceeds of approximately $3.7 million.

Following the Merger, our access to the Aspire Capital equity lines of credit have been discontinued. We may need to raise additional funds during the fiscal year ended September 30, 2020 to maintain our compliance with the stockholders equity component of the Nasdaq continued listing requirements.

Public Offering

In July 2017, MYnd completed an underwritten public offering of its Common Stock and warrants, raising gross proceeds of approximately $8.79 million. In the offering, MYnd sold 1,675,000 shares of Common Stock and accompanying warrants to purchase up to 1,675,000 shares of Common Stock (the “Warrants”), at a combined public offering price of $5.25 per share and accompanying Warrant, for a total offering size of $8,793,750. The Warrants were immediately exercisable for one share of Common Stock at an exercise price of $5.25 per share, and will expire five years after the issuance date. In connection with the offering, MYnd granted the representative of the underwriters a 45-day option to purchase up to 251,250 additional shares of Common Stock and/or Warrants to cover over-allotments, if any. On August 24, 2017 the underwriters exercised their option and purchased 213,800 common stock warrants for $0.01 per warrant. The warrants were immediately exercisable for one share of common stock at an exercise price of $5.25 per share, subject to adjustments, and will expire five years after the issuance date.

Private Placement of Series A Preferred Stock with Warrant

On March 29, 2018, MYnd sold an aggregate of 1,050,000 units for $2.00 per Unit, each consisting of one share of newly-designated Series A Preferred Stock, par value $0.001 per share and one Warrant to purchase one share of Common Stock, par value $0.001 per share for $2.34 per share in a private placement to three of our affiliates, for gross proceeds of $2.1 million. The private placement closed on March 29, 2018. The closing price per share of the Common Stock on the Nasdaq on March 29, 2018 was $1.19 per share. All of these shares of preferred stock were exchange for shares of Telemynd preferred stock on July 16, 2019.

On April 30, 2018, MYnd entered into the First Amended Subscription Agreement for Shares of Series A Preferred Stock and Common Stock Purchase Warrants (the “Amended Agreement”) with John Pappajohn and Mary Pappajohn (each an “Investor”, and collectively the “Investors”), which provides for the issuance, as of the date of the Original Agreement, of an aggregate of 500,000 Shares of Series A-1 Convertible Preferred Stock, par value $0.001 per share (“Series A-1 Convertible Preferred Stock”), in lieu of the same number of Shares of Series A Convertible Preferred Stock that we had originally agreed to issue to the Investors. The Series A-1 Convertible Preferred Stock will have substantially the same rights and preferences as the Shares of Series A Preferred Stock, except that the Shares of Series A-1 Convertible Preferred Stock are non-voting and cannot be converted into Common Stock by an Investor if, as a result of such conversion, such Investor would beneficially own greater than 19.9% of the outstanding shares of Common Stock. Additionally, the Warrants were amended to provide that they would not be exercisable by an Investor if, following any such exercise, such Investor would beneficially own greater than 19.9% of the outstanding shares of Common Stock.

Shares of MYnd’s Series A and Series A-1 Preferred Stock will be entitled to receive cash dividends at the rate of five percent (5.00%) of the Original Series A and Series A-1 Issue Price per annum, payable out of funds legally available therefor. Dividends will only payable when and if declared or upon certain events.

The Warrants will be exercisable for a period of five years for an exercise price of $2.34. The exercise price is subject to adjustment for stock splits, stock dividends, combinations or similar events. The Warrants may not be exercised on a cashless basis.

On September 21, 2018, MYnd entered into definitive agreements with George C. Carpenter IV, President and Chief Executive Officer, Robin L. Smith, Chairman, as well as John Pappajohn, and Peter Unanue, each a director of us, and entities affiliated with Michal Votruba, a member of the Board of Directors of MYnd Analytics and Director of Life Sciences for the European-based RSJ-Gradus fund, relating to a private placement (the “September Private Placement”) of an aggregate of 459,458 units for $1.85 per unit, with each unit consisting of one share of common stock and one common stock purchase warrant to purchase one share of Common Stock for $2.00 per share.

Cash Flows

For the year ended September 30, 2018 compared to September 30, 2017.

Net cash used in operating activities was approximately $9.0 million for the fiscal year ended September 30, 2018, compared to approximately $4.8 million for the same period in 2017. The $4.2 million net increase in cash used for operations was primarily due to: consulting fees increased by approximately $1.1 million, salaries increased by $1.0 million, marketing and investor relations increased by $0.3 million, and transaction cost of $0.4 million, the remaining relates to other operating costs.

During the fiscal year ended September 30, 2018, we spent approximately $0.4 million in investing activities, including $55,200 for the purchase of office equipment and $306,600 related to the acquisition of Arcadian Services. During the fiscal year ended September 30, 2017, we spent $479,500 in investing activities, including $127,900 in the purchase of computer equipment and expenditures on our Patient Reported Outcomes application and $190,000 investment in Arcadian.

Net Cash provided by financing activities for the fiscal year September 30, 2018 were approximately $7.2 million, consisting of $2.0 million of net proceeds received from private placements of equity from three accredited investors, who are affiliated us; $0.9 million proceeds received from issuance of common stock; and $4.3 million gross proceeds from issuance purchase notices to Aspire Capital. Net Cash provided by financing activities for the fiscal year ended September 30, 2017 were approximately $10.4 million. In July 2017, we completed an underwritten public offering of its Common Stock and warrants, raising net proceeds of approximately $7.5 million; $3.0 million cash proceeds received from private placements of equity from 13 accredited investors, of which five are affiliated with us.

For the nine months ended June 30, 2019 compared to June 30, 2018.

Net cash used in operating activities was $6.0 million for the nine months ended June 30, 2019, compared to $7.4 million for the same period in 2018. The approximate $1.4 million net decrease in cash used for operations was primarily due to an increase in accounts payable of $0.49 million and an increase in deferred compensation of $0.4 million.

During the nine months ended June 30, 2019, we used $20,800 in investing activities related to the purchase of furniture and equipment. During the nine months ended June 30, 2018, we used $361,800 in investing activities, including $55,200 for the purchase of office equipment and $306,600 related to the acquisition of Arcadian.

Net Cash provided by financing activities for the nine months ended June 30, 2019 was $5.2 million, consisting of $2.5 million of net proceeds received from public offering, $2.7 million of gross proceeds received from Aspire purchase, offset by $30,000 repayments on notes payable and $1,000 repayments on a capital lease.Net Cash used in financing activities for the nine months ended June 30, 2018 was approximately $5.0 million, consisting of $2.1 million of gross proceeds received from private placements of equity from 3 accredited investors, of which three are affiliated with us and $2.9 million in gross proceeds received from issuance purchase notices to Aspire Capital.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements or financing activities with special purpose entities.

Contractual Obligations and Commercial Commitments

Lease Commitments

We are party to four leases, three are for office space located in Mission Viejo and Laguna Hills, California which house the corporate headquarters and neurometric business. The total lease payments per month are $10,666. The two leases for office space located in Mission Viejo and Laguna Hills have been renewed through February 28, 2020 and the total lease payments per month will be $8,411 beginning on February 1, 2019. As of November 30, 2018 the third lease for a small annex office in Laguna Hills has been terminated.

We have one three-year lease for office space in Tysons, Virginia. As of June 1, 2018, we have sublet the premises under the Tysons, Virginia office space lease. The master lease period expires on September 30, 2020. The rent through September 30, 2018 was prorated at $2,508; for the subsequent 12 months the rent is prorated at $2,576; and for the remaining twelve months the rent will be prorated at $2,647. The subtenant is paying approximately seventy seven percent of the master lease payment for the fourteen months ending on September 30, 2019 and has an option to renew for the final lease year.

On April 30, 2018 we terminated its month to month tenancy for the premises located at 420 Lexington Avenue, Suite 300, New York, New York 10170.

Arcadian Services’ business has office space located in Fort Washington, PA. The lease period expires on February 28, 2020. The rent is currently $3,312 and will increase to $3,410 on March 1, 2019 for the remainder of the lease.

Contractual Obligations

The following table summarizes our commitments to settle contractual obligations as of September 30, 2018:

Contractual Obligations	2019	2020	2021	Total
Debt obligations (1)	$—	$—	$810,100	$810,100
Operating lease obligations (2)	114,000	48,800	—	$162,800
	$114,000	$48,800	$810,100	$972,900

(1)	Debt obligations include the principal amount of the note payable owed to Ben Franklin Technology Partners of Southeastern Pennsylvania, as well as interest payments to be made under the note payable. The note payable matures in 2021. Please see Note 4 of the notes to our consolidated financial statements for more information of the terms of the notes payable. The debt obligation balance excludes $112,300 of debt discount on our balance sheet and shown net of our debt obligations.

(2)	Operating leases include total future minimum rent payments under non-cancelable operating lease agreements as described in note 11 of our consolidated financial statements included in this Registration Statement

OUR BUSINESS

We were incorporated in Delaware on March 18, 2019 as Telemynd, Inc. for the purpose of holding MYnd’s business, assets and liabilities in connection with the Separation and Distribution described above. Prior to the contribution of the business, assets and liabilities of MYnd, which occurred as a result of the Separation on July 16, 2019, we had no operations. The description of our business below describes the Business, which is the Business transferred to us in the Spin-off.

Introduction

Telemynd is leveraging the two main assets of Mynd Analytics, Arcadian Telepsychiatry and the PEER Online technology platform We are emerging as a new technology enabled behavioral health solutions company that is designed to increase access to care and improve patient outcomes all while lowering costs. In 2015, in the United States, approximately $150 billion was spent by government and commercial payers for the direct treatment of behavioral health conditions. Despite this enormous spend, the U.S. is experiencing high levels of suicide making it a leading cause of death. The American Journal of Psychiatry estimated that the economy is impacted by almost $193 billion in annual lost productivity from the effects of behavioral disorders. Telemynd’s mission is to provide solutions to clinicians, healthcare systems and payers intended to reverse the trends.

Telemynd intends to increase access to care through the wholly owned Arcadian Telepsychiatry subsidiary to deliver a network of psychiatric specialists and therapists to patients through a cloud-based, secure video connection that is integrated into a customized, telemedicine platform. We believe we have increased the efficacy of treatments through our Telemynd CDS (Clinical Decision Support). Telemynd CDS utilizes the PEER Online platform that helps providers select an optimal course of treatment based on a non-invasive and low cost EEG brain scan that can be done in a primary care office.

We have demonstrated growth in several large market segments. Our Virtual Psychiatric Office solution is being deployed within primary care networks that participate in Value Based Purchasing (VBP) Medicare Advantage programs. Primary care clinicians are prescribing 80% of the behavioral medications and are seeking solutions that improve the mental health of their population while lowering overall medical costs. These primary care networks are integrating our Virtual Psychiatric Office in their physical office setting allowing Medicare patients to see a psychiatric specialist without leaving the clinic. The Virtual Psychiatric Office can also integrate into skilled nursing facilities, prisons and employer wellness clinics. This solution is designed to allow the primary care physician to remain an integrated part of the care team focused on improving a patient’s mental health.

Our On Demand Telepsychiatry service deployed in critical care environments is designed to provide solutions where psychiatric resources are in short supply. Critical access hospitals, emergency rooms and jails present challenging environments for psychiatric care and may see care and costs benefits when deploying this solution. We believe that Employee Assistance Programs (EAPs) are also a significant opportunity for Telemynd as we leverage our national network of therapists and social workers to connect them to patients via a secure video connection that can be accessed from a computer or mobile phone.

The efficacy of behavioral health treatments is very low, and according to a study published in the Canadian Journal of Psychiatry, only 3 % of the approximately 85 million individuals that we estimate are afflicted with a behavioral health disorder achieve remission. Contributing to this low remission rate is the limited access to psychiatric specialists and “trial and error” prescribing that can take up to 2 years to find an effective treatment for Major Depressive Disorder.

Telemynd CDS is a proprietary solution based on the PEER Online platform that uses a Quantified EEG (QEEG) as a biomarker that we believe, and recent studies support, can predict the best behavioral health treatment or specific drugs for a patient. The Telemynd CDS predictive algorithm is generated by applying advanced machine learning techniques to our proprietary database of over 11,000 QEEGs that are correlated to over 40,000 clinical datapoints. The current version of this database, the PEER Outcome database, is the result of 20 years of data collection and interim results from our sponsored Walter Reed PEER trial indicate a statistical improvement in depression scores and reduction in suicidiality by over 140% and 75%, respectively, compared to standard treatment for the enrolled subjects, all active duty service members, dependents, and veterans diagnosed with a depressive disorder, with or without comorbid non-psychotic conditions. The previous version of the PEER Outcome database, the rEEG database, was studied in three previous clinical trials, all of which provided evidence that use of the rEEG report could lead to statistically significant improvements in treatment results. We have broad patent protection of the methods by which the predictive algorithm is generated and used in clinical practice.

In 2015, the US government spent approximately $90 billion on the treatment of mental health disorders. Most of this spend is delivered through Medicare and Medicaid programs that consist of 2,734 Medicare Advantage plans and 283 Managed Care Organizations (MCOs) that administer state Medicaid programs. Funds are also deployed through an aggregate of approximately 14,000 Federally Qualified Health Centers (FQHCs) and FQHC sites and 1,350 Critical Access Hospitals that provide care for rural and underserved populations. We believe our sales and marketing programs can be very efficient as we focus on these specific targets where there is significant need for behavioral health solutions.

Our commercial strategy is focused on payers and providers that are engaged in risk based contracts where improved outcomes at lower costs are paramount to their success. In addition to our telebehavioral health solutions we will offer our Telemynd CDS as a standalone tool that can be used as part of their population health initiatives. We believe that the deployment of this platform across a health system will provide us with a Software-as-a-Service (SaaS) revenue stream with robust gross margins.

The SAMSHA report estimates that approximately $239 billion is spent on mental health annually by the government and commercial payers and accordingly we believe that Telemynd is positioned as a pure play, behavioral health services and predictive analytics company that is designed to deliver significant growth in a large market with significant unmet needs.

[3]	Iosifescu DV, Neborsky RJ, Valuck RJ. The use of the psychiatric electroencephalography evaluation registry (PEER) to personalize pharmacotherapy. Neuropsychiatr Dis Treat 2016;12:2131–2142.

The Market for Telebehavioral Health and Predictive Healthcare

Telebehavioral health services involve the use of video conferencing equipment to conduct real time mental health consultations between a clinician and patient including individuals living in underserved areas or those with limited access to services. Over eighty-nine million Americans live in federally designated Mental Health Professional Shortage Areas. Two-thirds of US primary care physicians report not having adequate access to psychiatric care for their patients. Telemynd, through its Arcadian Telepsychiatry subsidiary, offers services and technologies across three broad solutions: Virtual Psychiatric Office, On Demand Telepsychiatry and Teletherapy. These solutions are designed to expedite assessment, diagnosis, treatment, and disposition of patients in a wide variety of settings. Other telemedicine companies in the market, such as Teladoc, MDLive and American Well provide a full suite of telemedicine solutions leaving Telemynd as the only pure play, public telebehavioral health company. of which we are aware

Analysts have identified predictive healthcare as one of the fastest-growing markets in healthcare, particularly, healthcare startups using advanced machine learning algorithms for medical imaging and diagnostics, remote patient monitoring, and risk prediction. The global healthcare analytics market is expected to reach USD $42.8 billion by 2024, and the global market for behavioral and mental health software, and services is expected to grow at 11.8% CAGR and reach $4.3 billion by 2025, according to reports by Grand View Research, Inc. Efforts to reduce the spiraling healthcare costs are facilitating the usage of healthcare analytics. Additionally, the benefits of healthcare analytics include the improvement of patient access to customized care, the furthering of transparent operations to enable better public oversight, and innovation in patient care delivery and services. The Telemynd CDS solution, based on the PEER Online platform, is a predictive analytics platform that we believe provides clinicians with data that can better inform their behavioral health treatment protocol based on a patient’s EEG brain scan. Another company, Catasys Inc., has demonstrated the efficacy of combining predictive analytics and care services in an adjacent market segment. Telemynd is positioned as a public telebehavioral health company with an integrated predictive analytics platform. In our opinion, this differentiates Telemynd in the broader telemedicine and healthcare technology market

The Challenge and the Opportunity

The American Psychiatric Association estimates that between $26 billion and $48 billion could be saved annually through effective integration of medical and behavioral health services. Traditional in-person patient encounters for behavioral health are hampered by relative shortages of behavioral health clinicians, especially in areas of the country where there is the greatest need. Arcadian’s customers are commercial and government payers, health plans, Employee Assistance Programs (“EAPs”), and provider groups.

A study by the World Health Organization on the prevalence, severity, and unmet need for treatment of mental disorders was published in JAMA in 2004. Using this data the company estimates there are at least 85 million people in the United States afflicted with a behavioral health disorder and that only 35% of them receive treatment. Access to the appropriate care is a contributing factor to this low treatment rate. A study published in the Canadian Journal of Psychiatry in 2015 estimated that only 2.7% of patients achieve remission from Major Depressive Disorder after one year from starting treatment. Using this data we estimate that of the approximately 85 million people in the U.S. suffering from a behavioral health disorder only 30 million are receiving treatment and of that group less than 1 million are achieving remission. The lack of access to care and the low efficacy of the care are contributing factors to the behavioral health crisis that is impacting the United States.

A 2014 projection by the Substance Abuse and Mental Health Services Administration (SAMHSA) estimated that in 2020 the total spend on the direct treatment of mental health will be $239 billion. The government portion of that spend is estimated to be $150 billion and the commercial portion is estimated to be $89 billion. This provides Telemynd with a large market to pursue across both the government and commercial sector.

The following data has been collected from the Center for Medicare and Medicaid Services (CMS), Kaiser Family Foundation and Medicaid and CHIP Payment and Access Commission (MACPAC) that represents the size and scope of the government market:

•	Over 130 million people are enrolled in Medicare and Medicaid programs with 34% of Medicare participants receiving benefits from a Medicare Advantage or other health plan and two thirds of Medicaid participants receiving benefits from a risk-based managed care organization (MCO).

•	Medicaid represents almost 20% of state spending (and more than 2/3 of participants receive their care from risk-based managed care organizations (MCOs)) and studies have shown that Medicaid patients with a behavioral health diagnosis have an almost 4 times higher spend rate.

The Center for Health Care Strategies reported that Value Based Purchasing and risk based payment models are driving health systems to adopt innovative programs and technology to lower costs and improve outcomes across their population. A paper in the American Journal of Psychiatry in June 2008 estimated the total loss of earnings from serious mental illness at $193 billion. Employers are now investing in programs such as Employee Assistance Programs (EAPs) and integrating psychiatric services into their wellness clinics to provide better access to care for their employees.

Psychotropic medications have become the dominant treatment for mild to severe behavioral disorders with greater than 400% growth in the prescription of antidepressant medications over the last two decades. However, recent research has emerged challenging the assumption of efficacy of strategies for prescribing psychotropic medications for the treatment of mild to severe behavioral disorders, finding that these medications often do not work or lose their efficacy over time.

Currently, due to the lack of objective neurophysiological data available to physicians of brain function, physicians regularly make prescribing decisions based on incomplete symptomatic factors. To address this unmet medical need, we offer our PEER Online technology to analyze an individual’s digital Quantitative EEG (“QEEG”), correlating the individual’s QEEG features with medication outcomes in our proprietary database of over 11,000 unique patients to predict the efficacy of psychotropic medications by class and individual medication. The output of this analysis - the PEER Report - has been used as adjunctive information by physicians for over a decade on patients suffering from behavioral disorders including depression, anxiety disorders, obsessive-compulsive disorder (“OCD”), bipolar disorder, PTSD, addiction and eating disorders, including anorexia.

The Mental Health Parity and Addiction Equity Act (MHPAEA) requires health plans to ensure parity between medical/surgical benefits and mental health/substance use disorder (MH/SUD) benefits. Specifically, plans must offer parity in both numerical or “quantitative” financial requirements or treatment limits (e.g., cost sharing and day or visit limits) and “non-quantitative” treatment limits. This legislation drove a substantial increase in reimbursement transparency: plan administrators must now provide detailed criteria for medical necessity determinations relating to MH/SUD, including prior authorization requirements, determinations that a treatment is experimental, methods for reimbursing providers, step-therapy programs, and restrictions based on geographic location or facility type. In addition, Medicare and Medicaid account for a significant portion of the population and a large portion of federal and state budgets resulting in programs to decrease costs and improve patient care. Medicare has also introduced new, reimbursement codes reimbursing primary care physicians for psychiatric collaboration on their patient treatment plans.

Further, key conditions of the 21st Century Cures Act have recently required the Departments of Labor, Treasury, and Health and Human Services to strengthen their enforcement of the MHPAEA, requiring audits and enforcement actions for any health insurer or group health plan that has violated MHPAEA at least five times.

Milliman Global Actuaries recently released a report on mental health utilization from 2008-13, the period in which the initial Parity regulations were implemented. For commercial health plans, outpatient visits increased by 19.5% for mental health care compared to only 2% for medical-surgical treatments; professional services increased by 9.1% for mental health versus 3.1% for medical-surgical care. In summary, the practical effect of these regulations is that mental health care visits have increased significantly, and we believe that current procedures with existing reimbursement codes such as EEG will be increasingly reimbursed by payers.

Arcadian Telepsychiatry Services LLC

Arcadian Telepsychiatry Services LLC, our wholly owned subsidiary, manages the delivery of telebehavioral health services through a multi-state network of licensed and credentialed psychiatrists, psychologists and other behavioral health therapists (“Providers”). Although many companies provide broad telehealth services within the U.S., only a few companies have a primary focus on telepsychiatry and telebehavioral health. Arcadian’s business model is unique, because it has access to a broad network of licensed behavioral health professionals exclusively focused on telepsychiatry and telebehavioral health. These Providers collectively offer a full suite of behavioral health and wellness services, including short-term (urgent), medium-term (rehabilitation) and long-term (management) behavioral care and is intended to complement existing psychiatric treatment plans.

Arcadian’s telehealth service delivery model is optimized to deliver behavioral health care anytime and anywhere, offering unprecedented access to behavioral health services. All technology for scheduling and videoconferencing is accessible through a Website portal. The Providers’ services include initial and follow-up psychiatric evaluations and diagnoses, medication prescribing and monitoring, urgent on-call evaluations, forensic and legal evaluations, individual and family counseling (e.g., grief, behavior problems, job loss) and drug and alcohol abuse rehabilitation counseling. Arcadian also arranges for services through Employee Assistance Programs that many employers include as part of their employee benefits packages.

Arcadian contracts for most of its Providers’ services through contracts (each a “Service Agreement”) with the Providers. Neither we nor Arcadian has an ownership interest in any Provider, nor any employment relationships with any Provider. All Providers are required to maintain proper state licensing, credentialing and malpractice insurance. In a typical Service Agreement, Arcadian provides certain management and administrative services in support of the Providers’ non-medical functions and the Providers provide telebehavioral health services.

Arcadian and its Providers currently have contracts with 32 insurance companies, human capital management corporations (i.e., EAP benefits), outpatient diagnostic and treatment centers, drug and alcohol rehabilitation centers (outpatient and residential), community behavioral health clinics, treatment and rehabilitation centers, corrections facilities, and post-acute care centers. Arcadian is exploring expansion opportunities by providing services to emergency departments, schools (K-12 and college) and large employers. Arcadian’s contracts span from Pennsylvania to California and North Dakota to Louisiana, Texas, New Jersey and Delaware.

We entered into an equity purchase agreement (the “Agreement”) with Arcadian and Mr. Robert Plotkin, pursuant to which we acquired all of the issued and outstanding membership interests (the “Equity Interests”) of Arcadian from Mr. Plotkin. In consideration for the Equity Interests, we entered into an employment agreement with Mr. Plotkin, pursuant to which we will continue to employ Mr. Plotkin as the CEO of Arcadian for an annual salary of $215,000, and granted him 35,000 options to purchase MYnd common stock. In addition, the we entered into the Guaranty (as described below).

In connection with the Agreement, Arcadian entered into the Side Agreement and Seed Capital Amendment with Ben Franklin Technology Partners of Southeastern Pennsylvania (“BFTP”), pursuant to which BFTP waived its rights (a) to an equity conversion contemplated by the existing funding agreements (as they may be amended, supplemented or otherwise modified from time to time, the “BFTP Loan Documents”) between Arcadian and BFTP, under which BFTP has loaned Arcadian, as of August 31, 2017, the aggregate principal amount of $700,000 and upon which an aggregate of $85,496 of interest had then accrued (collectively, the “Loan Amount”) and (b) to act as an observer to Arcadian’s board. Under the Side Agreement and Seed Capital Amendment, Arcadian acknowledged and reaffirmed all of BFTP’s claims, encumbrances granted by Arcadian to BFTP, and BFTP’s other rights, interests and remedies pursuant to the BFTP Loan Documents and otherwise. The effectiveness of the Side Agreement and Seed Capital Amendment were conditioned upon (i) Arcadian making a one-time payment to BFTP of $175,000 as payment for the redemption and cancellation of two warrants to purchase equity interests in Arcadian and (ii) our entering into a guaranty with respect to Arcadian’s obligations (including the Loan Amount) to BFTP under the BFTP Loan Documents, as amended by the Side Agreement and Seed Capital Amendment. Upon satisfaction of the foregoing conditions, the aforementioned BFTP rights were waived and the BFTP warrants will be cancelled. The Side Agreement and Seed Capital Amendment further provide that following the closing of the transactions contemplated by the Agreement, we were obligated to complete all financial reporting to BFTP required under the BFTP Loan Documents. These agreements were assigned to Telemynd in connection with the Spin-off.

In addition, we executed an absolute, unconditional, irrevocable and continuing guaranty and suretyship (the “Guaranty”) in favor of BFTP, pursuant to which it unconditionally guaranteed the prompt payment and performance, when due, of all loans (including the Loan Amount), advances, debts, liabilities, obligations, covenants and duties owing by Arcadian to BFTP under the BFTP Loan Documents. Under the Guaranty, if Arcadian defaults under any obligation under the BFTP Loan Documents, we will be required to pay the amount then due to BFTP. The Guaranty contains representations, warranties, covenants, conditions, events of default and indemnities that are customary for agreements of this type. The guaranty was assigned to Telemynd in connection with the Spin-off.

Commercial Strategy

We plan to leverage our current momentum to grow revenue across our telebehavioral health solution, our Telemynd CDS solution and an integrated solution that combines telebehavioral health and Telemynd CDS. We plan to drive revenue growth and profitability through the following plan:

1.	Continue to grow our Virtual Psychiatric Office solution embedded within primary care and long term care networks. Our partnerships with large, national payers and regional primary care and long term care networks has provided us a platform for growth. We will continue to grow within these existing clients and gain new clients with targeted geographic expansion in areas where we have an established presence. This allows us to effectively and efficiently deploy our sales and marketing resources.

2.	Deliver On Demand Telepsychiatry to facilities that require access to psychiatric resources in a critical care environment. We have deployed our on demand solution to correctional facilities, critical care hospitals, and schools where there is a need for a psychiatric evaluation as part of an acute care assessment of the patient.

3.	Continue to grow within existing and new EAP clients. We are currently providing teletherapy solutions to EAP providers that represent employers, including several fortune 500 companies. We will continue to grow within our existing clients and leverage our national network of therapists to gain new clients.

4.	Offer Telemynd CDS as a tool for health systems to improve behavioral health through population health programs. Regional health systems are beginning to integrate behavioral health programs into their broader population health initiatives. We will leverage our paid, commercial, pilot program in partnership with Hackensack Meridian Health and Horizon Healthcare Services that is studying the clinical and financial benefits of deploying PEER Online, the key component of Telemynd CDS, throughout their system. We will target similar payer and provider systems that are seeking innovative solutions for solving their behavioral health challenges. The Telemynd CDS can be deployed as a Software-as-a-Service (SaaS) platform and can deliver high gross margins to the business.

Our focus on the government sector can be summarized below, with market data compiled from the following sources:

PEER Report and PEER Online Database

Telemynd CDS is a comprehensive, predictive analytics platform that utilizes the PEER Report and PEER Online Database. A PEER Report is a personalized report for a patient which is generated after the patient receives an EEG. An EEG is a painless, non-invasive test that records the brain’s electrical activity and provides a basis for comparison against others within the PEER database. We utilize artificial intelligence, or AI, machine learning and data analytics in order to inform therapeutic regimens, thereby improving patient outcomes and reducing healthcare costs. The PEER Reports use data from EEG tests, outcomes and machine learning to identify endophenotypic markers of drug response. This big data approach has allowed us to generate a large clinical registry and database of predictive algorithms from more than 11,000 unique patients with psychiatric or addictive problems and 40,000 clinical outcomes.

The PEER Outcomes Database consists of physician-provided assessments of the clinical long-term outcomes of patients and their associated medications. The clinical outcomes of patients are recorded using an industry-standard outcome rating scale, the Clinical Global Impression-Improvement scale (“CGI-I”). The CGI-I allows a clinician to rate how much the patient’s illness has improved or worsened relative to a baseline state. A patient’s illness is compared to change over time and rated as: very much improved, much improved, minimally improved, no change, minimally worse, much worse, or very much worse. The format of the data is standardized and that standard is enforced at the time of capture by a software application. Outcome data is input into the database by the treating physician or their office staff. Each physician has access to their patient data through the software tool that captures the clinical outcome data.

We consider the information contained in the PEER Online database to be a valuable trade secret and are diligent about protecting such information. The PEER Online database is stored on a secure server to which only a limited number of employees have access.

Competitive Advantages of Our Technology Platform

Our technologies a large database of longitudinal patient outcomes, collected from our subscribing physicians and patients over more than a decade. Because our data platform “learns”, it supports physicians in personalizing treatment of patients. PEER offers practical advantages to physicians and patients, including:

●	Scalable and Applicable to Other Services - Our products are built on a secure, HIPAA-compliant Force.com platform which is inherently scalable, i.e. services can be ordered and delivered to any physician with a web browser. The platform is capable of distributing point-of-care data to physicians for new drugs, non-pharmacological treatments, and other findings that are timely and clinically important for clinicians.

●	Clinical utility - PEER results are available same-day and provide objective, actionable data to support treating physicians.

●	Machine learning - A core attribute of the PEER Registry approach is that it “learns”, using machine learning algorithms to improve the accuracy of recommendations as outcomes are added to the database.

●	Higher Efficacy - Findings presented at the Military Health Services Research Symposium in August 2016 included pooled results from all four randomized trials of PEER, with an average 47% improvement (mean change from baseline) for PEER-guided treatments, compared to only 16% average improvement in the standard of care group. In other words, physicians with PEER information in our study had three times higher medication efficacy than physicians treating as usual without the benefit of PEER.

●

Pharmacogenomics - Currently, we believe that the most proven targets for pharmacogenomics are in the liver and apply to less than 15% of Americans. Conversely, PEER is based on functional brain activity and therefore, is more broadly applicable.

Clinical Results and Independent Validation

PEER has abundant literature showing (1) it affects treatment management decisions, (2) the decisions result in ‘strong’ effects on established measures of effectiveness, (3) improved quality of life scores, (4) safety comparable to existing treatment regimens, (5) generalizability to many settings across many types of patients, and (6) substantial cost offsets.

In an article published in 2016 in the Neuropsychiatric Disease and Treatment journal the interim report from the two year prospective, randomized, double blind controlled study to evaluate PEER in guiding medication selection in subjects with a primary diagnosis of depression vs standard treatment. Subjects were blinded and in treatment at two military hospitals. The results of the study were depression scores improving by 144%, PTSD scores improving by 139% and suicidal ideation reducing by 75% all as compared to treatment as usual.

A 2017 PEER Report Dossier prepared by John Hornberger of Cedar Associates LLC states that “EEG is a well-standardized clinical tool that has been used for decades. As such, the processes for ordering and performing EGG are established and seamless. PEER represents the next logical enhancement, which is to link the automated, quantitative EEG findings with phenotypes using the world’s largest clinical repository. The four randomized trials met the essential criteria of showing that PEER increases response rates; because of the strength of randomization, it leads to strong inference that the effect found in the studies were authentic, not due to a confounding factor. Also, the effect was large enough that relatively modest sample were sufficient to demonstrate the effect was very unlikely (less than 1% risk) of being due to random chance alone. In addition, more than 45 studies have shown the feasibility of a well-validated and useful EEG-clinical repository platform to work across many settings and for many types of patients with depression. Due to the high cost of non-response in depression, and the strong effect found in controlled, prospective trials of PEER, use of PEER at its recommended list price represents a substantial cost-saving opportunity for health plans, especially those facing renewed efforts by employers and government agencies to provide and document readily more affordable, value-based care.”

Marketing and Sales

We will aggressively pursue expansion of our Arcadian telebehavioral health and PEER Online, through our Telemynd CDS offering, solutions with payers and providers. We will grow within their existing client base while also adding new customers.

Arcadian solutions will be marketed and sold (and is currently marketed and sold) to managed care organizations, acute care hospitals, skilled nursing and other post-acute care facilities, schools, prisons and employers that wish to offer telepsychiatry and teletherapy directly to their employees. We will continue to build on their success in deploying a “virtual psychiatric office” within primary care environments.

The PEER Online solutions will be marketed to managed care organizations, large provider groups and individual physicians. We will pursue programs such as the Horizon Blue Cross Blue Shield pilot where PEER Online is being evaluated as a population health solution that can be effective in the primary care environment.

We are uniquely positioned to offer both the Arcadian telebehavioral health and PEER Online as a solution for primary care organizations. The services and technology can be bundled into a turnkey solution that can become the cornerstone of a behavioral health program focused on assisting primary care providers with the behavioral health patients under their care.

Operational Efficiency

We are focused on the efficient scalability of the business as we drive our revenue growth. We are adding employees with strong operational and finance experience to work closely with our clinical team to build a platform that can deliver profitability. Our Telemynd clinical platform has been customized to support the workflow of our telemedicine products within each of the deployment models we are delivering. This includes the scheduling of patients, importing of historical patient records, a secure video connection for the patient visit, clinical documentation of the session, electronic prescribing and the export of the pertinent notes to the referring physician. This clinical platform has been designed to provide us to gain internal efficiency and is intended to integrate more seamlessly with our clients.

Competition

While the telehealth market is in an early stage of development, it is competitive, and we expect it to attract increased competition, which could make it difficult for us to succeed. We currently face competition in the telehealth industry for our solution from a range of companies, including specialized software and solution providers that offer similar solutions, often at substantially lower prices, and that are continuing to develop additional products and becoming more sophisticated and effective. Competition from specialized software and solution providers, health plans and other parties will result in continued pricing pressures, which are likely to lead to price declines, which, in turn, could negatively impact our sales, profitability and market share.

Some of our competitors may have greater name recognition, including Teladoc, MDLive, Doctor on Demand and American Well, longer operating histories and significantly greater resources than we do. Further, our current or potential competitors may be acquired by third parties with greater available resources. As a result, our competitors may be able to respond more quickly and effectively than we can to new or changing opportunities, technologies, standards or customer requirements and may have the ability to initiate or withstand substantial price competition. In addition, current and potential competitors have established, and may in the future establish, cooperative relationships with vendors of complementary products, technologies or services to increase the availability of their solutions in the marketplace. Accordingly, new competitors or alliances may emerge that have greater market share, a larger customer base, more widely adopted proprietary technologies, greater marketing expertise, greater financial resources and larger sales forces than we have, which could put us at a competitive disadvantage. Our competitors could also be better positioned to serve certain segments of the telehealth market, which could create additional price pressure. In light of these factors, even if our solution is more effective than those of our competitors, current or potential clients may accept competitive solutions in lieu of purchasing our solution. If we are unable to successfully compete in the telehealth market, our business, financial condition and results of operations could be materially adversely affected.

Although we are not aware of any company that offers a service directly comparable to PEER Online services, several companies having greater financial and other resources than we have suggested that they may be pursuing similar strategies, including Assurerx, Genomind, Verily, IBM Corporation and Google. All of these companies have reported developing either a genomic-based test strategy or other AI analysis of the health metrics to aid treatment.

Intellectual Property

We have 20 enforceable patents, of which five are in the U.S., at least one of which covers the process of using the data presented in our PEER Online service. Our currently active U.S. patents will expire between [July 2019] [November 2020] and April 2023 and cover QEEG (quantitative electrophysiology). We have been issued patents in the following non U.S. countries and regions: Canada (four patents), Europe (three patents), Australia (three patents), Mexico (two patents), Japan (two patents) and Israel (one patent). We also have 7 additional patent applications under examination for our technology in the U.S. and Europe.

One US patent covers internet transmission of neurometric information. This is a basic methods patent, patent number 8,239,013, covers remote or web-based transmission of neurometric data.

During 2009 and 2011, we were awarded additional process patents for use of PEER Online technology in drug discovery, including clinical trial and drug efficacy studies. In addition, we successfully defended our patents by requesting reexamination of a patent issued to Aspect Medical (acquired by Covidien, plc.), resulting in a reduction and narrowing of claims awarded under the previously issued Aspect Medical patents.

We filed patent applications in the U.S., Europe and Canada related to the Company’s acquisition of patient responsivity data for Transcranial Magnetic Stimulation (“TMS”). The European application has recently been allowed and Canadian application was issued. These are the Company’s first patents for a neurometric predictor of a non-drug therapy. The Company anticipates using this methodology to help physicians better understand which patients may positively respond to TMS for treating depression. This portfolio is entitled “Method for Assessing the Susceptibility of a Human Individual Suffering from a Psychiatric or Neurological Disorder to Neuromodulation Treatment.”

TMS is a non-invasive outpatient procedure that uses magnetic fields to stimulate areas of the brain thought to control mood. TMS is sometimes used as an alternative treatment for patients who have failed one or more antidepressants for the treatment of depression. While treatment periods vary by patient, a typical treatment regimen generally involves 20 to 30 treatments over a four to six week period. TMS responsivity data, which is based on QEEG, helps physicians learn how patients with similar EEG patterns responded to TMS, thereby enabling them to more effectively guide patients most likely to benefit from this treatment and reduce expenditures on patients for whom TMS is not likely to be an effective solution for their depression.

“rEEG”, “PEER Online” (web-based software application), “PEER Online” (web-based services), and “MYnd Analytics” (word mark) are registered trademarks of ours in the United States. We will continue to expand our brand names and our proprietary trademarks worldwide as our operations expand.

Government Regulation

Arcadian

The healthcare industry, including behavioral healthcare, is extensively regulated at both the state and federal levels. The laws and rules on the practice of behavioral healthcare and telehealth continue to evolve, and we will devote significant resources to monitoring these developments. As the applicable laws and rules change, Arcadian must conform its business processes from time to time to be in compliance with these changes.

Provider Licensing, Corporate Practice Restrictions, Certification and Scope of Practice

The practice of health care professions, including the provision of behavioral health services, is subject to various federal, state and local certification and licensing laws, regulations and approvals, relating to, among other things, the adequacy of health care, the practice of medicine and other health professions (including the provision of remote care and cross-coverage practice), equipment, personnel, operating policies and procedures and the prerequisites for prescribing medication. In addition, the provision of health care services through any kind of clinic, facility, storefront or other location open to the public is often subject to state clinic licensure laws akin to those that health facilities like hospitals, surgery centers and urgent care clinics must obtain and maintain. We do not operate or promote any physical place to obtain healthcare and therefore does not believe it is subject to any clinic licensure requirements, but the application of some of these laws to us and telehealth is unclear and subject to differing interpretation.

Many states have enacted laws and regulations specific to providing services to patients via telehealth. Such laws and regulations include a variety of requirements relating to, among other things, informed consent, verification of the patient’s identity, the establishment of the patient-provider relationship, and standards of care for the practice of telehealth. . Behavioral health professionals who provide professional services using telehealth modalities must, in most instances, hold a valid license to practice the applicable health profession in the state in which the patient is located. In addition, certain states require a physician providing telepsychiatry to be physically located in the same state as the patient. Arcadian requires each Provider to put in place procedures to ensure that the Provider is in compliance with all applicable laws and regulations. Nevertheless, any failure to comply with these laws and regulations could result in civil or criminal penalties against Arcadian.

Corporate Practice; Fee-Splitting

Arcadian contracts with Providers to help make their psychiatric, psychological and other behavioral health services available to customers. In addition, Arcadian provides a wide range of services to Providers, and the Providers pay Arcadian for those services. These contractual relationships are subject to various state laws, including those in New York, Texas and California, that prohibit professionals from sharing a portion of their professional fees with nonprofessionals (i.e., fee-splitting) and prohibit the practice of medicine or another health profession by lay entities or persons (i.e., corporate practice restrictions) and are intended to prevent unlicensed persons from interfering with or influencing a professional’s judgment.

State corporate practice and fee-splitting laws vary from state to state and are not consistent among states. In addition, these requirements are subject to broad powers of interpretation and enforcement by state regulators and the courts and may apply to Arcadian if a Provider is licensed there. Accordingly, administrative and management services provided by Arcadian to the Providers, such as scheduling, contracting, setting rates and the hiring and management of clinical personnel, may be considered an element of the practice of a health profession under certain state corporate practice doctrines. Decisions and activities may be viewed by regulatory authorities or other parties, including the Providers, as violating these fee-splitting and the corporate practice restrictions. An adverse finding with respect to fee-splitting and corporate practice restrictions could lead to judicial or administrative action against Arcadian or its Providers, civil or criminal penalties, receipt of cease and desist orders from state regulators, loss of Provider licenses, or the need to revise Service Agreements all in ways that may interfere with Arcadian’s business, cause other materially adverse consequences and may cause a substantial disruption to Arcadian’s business model.

Federal and State Fraud and Abuse Laws

Federal and State Anti-Kickback Statutes

We must comply with the federal and state anti-kickback statutes. The federal Anti-Kickback Statute is broadly worded and prohibits the knowing and willful offer, payment, solicitation or receipt of any form of remuneration in return for, or to induce, (i) the referral of a person covered by Medicare, Medicaid or other federal governmental programs, (ii) the furnishing or arranging for the furnishing of items or services reimbursable under Medicare, Medicaid or other federal governmental programs or (iii) the purchasing, leasing or ordering or arranging or recommending purchasing, leasing or ordering of any item or service reimbursable under Medicare, Medicaid or other federal governmental programs. Certain federal courts have held that the federal Anti-Kickback Statute can be violated if “one purpose” of a payment is to induce referrals. In addition, a person or entity does not need to have actual knowledge of this statute or specific intent to violate the statute, only specific intent to have committed a violation of law, making it easier for the government to prove that a defendant had the requisite state of mind or “scienter” required for a violation. Moreover, the government may assert that a claim including items or services resulting from a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the False Claims Act, as discussed below. Violations of the federal Anti-Kickback Statute may result in exclusion from Medicare, Medicaid or other federal governmental programs as well as civil and criminal penalties, including fines of $50,000 per violation and three times the amount of the unlawful remuneration. Imposition of any of these remedies could have a material adverse effect on our business, financial condition and results of operations.

State anti-kickback statutes require compliance independent of the federal Anti-Kickback Statute. Some state anti-kickback statutes prohibit the same conduct as the federal Anti-Kickback Statute, but may apply the prohibition broadly to all payor-reimbursed services, not just those that are federally funded. Other state anti-kickback statutes are limited to Medicaid services, while still others apply only to patient referrals and not to actions that involve “arranging or recommending” healthcare items or services. Very few state anti-kickback statutes have the extensive safe harbors and regulatory guidance of the federal Anti-Kickback Statute, making interpretation of the scope of the statutes more uncertain than the federal Anti-Kickback Statute. Like the federal Anti-Kickback Statute, violations of most state anti-kickback laws are subject to criminal sanctions. Accordingly, we must analyze and ensure that it complies with state anti-kickback statutes whenever it commences operations in a new state. Any violation of state anti-kickback laws, therefore, could have a material adverse effect on our business, financial condition and results of operations.

Physician Self-Referral Laws

There is a federal physician self-referral prohibition, commonly known as the Stark Law, which prohibits a physician from referring Medicare patients to an entity providing “designated health services” if the physician or a member of such physician’s immediate family has a “financial relationship” with the entity, unless an exception applies. We do not believe our operations, including those of Arcadian, implicate the Stark Law, because neither we nor Arcadian nor the Providers acting pursuant to the Services Agreements offer or provide any services that would be considered designated health services under the Stark Law. As with the anti-kickback laws, however, physician self-referral prohibitions exist at the state level and, like the Stark Law, apply civil penalties to violations of their terms. These state physician self-referral laws are often similar to the Stark Law, but may apply to different services than the Stark Law and may have different exceptions. We do not believe it is noncompliant with any state physician self-referral laws, but these laws are often vague, subject to amendment and lacking in court precedent or regulatory guidance. It is possible, therefore, that now or in the future we could be found to be out of compliance with one or more state physician self-referral laws. Any such noncompliance could have a material adverse effect on our business, financial condition and results of operations.

Federal and State False Claims Statutes

Both federal and state government agencies have continued civil and criminal enforcement efforts as part of numerous ongoing investigations of healthcare companies and their executives and managers. Although there are a number of civil and criminal statutes that can be applied to healthcare providers, a significant number of these investigations involve the federal False Claims Act. These investigations can be initiated not only by the government, but also by a private party asserting direct knowledge of fraud. These “qui tam” whistleblower lawsuits may be initiated against any person or entity alleging such person or entity has knowingly or recklessly presented, or caused to be presented, a false or fraudulent request for payment from the federal government, or has made a false statement or used a false record to get a claim approved. In addition, the improper retention of an overpayment for 60 days or more is also a basis for a False Claim Act action, even if the claim was originally submitted appropriately. Penalties for False Claims Act violations include fines ranging from $5,500 to $11,000 for each false claim, plus up to three times the amount of damages sustained by the federal government. A False Claims Act violation may provide the basis for exclusion from government-funded healthcare programs.

In addition, some states have laws similar to the False Claims Act. The scope of these laws and the interpretations of them vary from state to state and are enforced by state courts and regulatory authorities, each with broad discretion. Some state false claims laws apply to claims for health care or services submitted to any third-party payor, including commercial insurers, not just those reimbursed by a government-funded healthcare program. A determination of liability under such state false claims laws could result in fines and penalties and restrictions on our ability to operate in these jurisdictions and have a material adverse effect on our business, financial condition and results of operations.

Other Healthcare Anti-Fraud Laws

The federal Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act, or HITECH, and their implementing regulations, collectively referred to as HIPAA, established several separate crimes for making false or fraudulent claims to insurance companies and other governmental payors of healthcare services. Under HIPAA, these two additional federal crimes are: “Healthcare Fraud” and “False Statements Relating to Healthcare Matters.” The Healthcare Fraud statute, 18 U.S.C. § 1347, prohibits knowingly and willfully executing or attempting to execute a scheme or artifice to defraud any healthcare benefit program, including private payors, or obtaining by means of false or fraudulent pretenses, representations or promises any of the money of the healthcare benefit program in connection with the delivery of, or payment for, healthcare benefits, items or services. A violation of this statute may result in fines, imprisonment or exclusion from government-sponsored healthcare programs. The False Statements Relating to Healthcare Matters statute, 18 U.S.C. §1035, prohibits knowingly and willfully falsifying, concealing or covering up a material fact by any trick, scheme or device, making any materially false, fictitious or fraudulent statement or representation, or making or using any materially false writing or document knowing that it contains any materially false, fictitious, or fraudulent statement or entry, in connection with the delivery of or payment for healthcare benefits, items or services. A violation of this statute may result in fines or imprisonment. This statute could be used by the government to assert criminal liability if a healthcare provider knowingly fails to refund an overpayment. These provisions target some of the same conduct in the submission of claims to private payors as the federal False Claims Act covers in connection with governmental health programs.

In addition, the federal Civil Monetary Penalties Law imposes civil administrative sanctions for, among other violations, inappropriate billing of services to federally funded healthcare programs and employing or contracting with individuals or entities who are excluded from participation in federally funded healthcare programs. Moreover, a person who offers or transfers to a Medicare or Medicaid beneficiary any remuneration, including waivers of co-payments and deductible amounts (or any part thereof) that the person knows or should know is likely to influence the beneficiary’s selection of a particular provider, practitioner or supplier of Medicare or Medicaid payable items or services may be liable for civil monetary penalties of up to $10,000 for each wrongful act. Moreover, in certain cases, providers who routinely waive copayments and deductibles for Medicare and Medicaid beneficiaries can also be held liable under the federal Anti-Kickback Statute and civil False Claims Act, which can impose additional penalties associated with the wrongful act.

Any violation of these other healthcare fraud laws could have a material adverse effect on our business, financial condition and results of operations.

State and Federal Health Information Privacy and Security Laws

There are numerous U.S. federal and state laws and regulations related to the privacy and security of personally identifiable information, or PII, including health information. In particular, HIPAA establishes privacy and security standards that limit the use and disclosure of protected health information, or PHI, and requires the implementation of administrative, physical, and technical safeguards to ensure the confidentiality, integrity and availability of individually identifiable health information in electronic form. Arcadian’s Providers and some of its clients are all regulated as covered entities under HIPAA. HIPAA’s Security Rule and Breach Notification Rule requirements are also directly applicable to the “business associates” of covered entities that create, receive, maintain or transmit PHI in connection with providing services to covered entities. Arcadian is a business associate of its affiliated Providers.

Violations of HIPAA may result in civil and criminal penalties. The civil penalties range from $100 to $50,000 per violation, with a cap of $1.5 million per year for violations of the same standard during the same calendar year. However, a single breach incident can result in violations of multiple standards. HIPAA also contains a breach notification rule. Under the breach notification rule, covered entities must notify affected individuals without unreasonable delay in the case of a breach of unsecured PHI, which may compromise the privacy, security or integrity of the PHI. In addition, notification must be provided to the HHS and the local media in cases where a breach affects more than 500 individuals. Breaches affecting fewer than 500 individuals must be reported to HHS on an annual basis. The regulations also require business associates of covered entities to notify the covered entity of breaches by the business associate.

State attorneys general also have the right to prosecute HIPAA violations committed against residents of their states. Although HIPAA does not create a private right of action that would allow individuals to sue in civil court for a HIPAA violation, its standards have been used as the basis for the duty of care in state civil suits, such as those for negligence or recklessness in misusing personal information. In addition, HIPAA mandates that HHS conduct periodic compliance audits of HIPAA covered entities and their business associates for compliance. It also tasks HHS with establishing a methodology whereby harmed individuals who were the victims of breaches of unsecured PHI may receive a percentage of the Civil Monetary Penalty fine paid by the violator. In light of the HIPAA Omnibus Final Rule, recent enforcement activity, and statements from HHS, we expect increased federal and state privacy and security enforcement efforts.

Many states also have laws that protect the privacy and security of sensitive and personal information, including health information. These laws may be similar to or even more protective than HIPAA and other federal privacy laws. Many state laws provide enhanced privacy protection for certain sensitive categories of health information, which often include behavioral health information. Where state laws are more protective than HIPAA, Arcadian must comply with the state laws, in addition to HIPAA. In certain cases, it may be necessary to modify Arcadian’s planned operations and procedures to comply with these more stringent state laws. Not only may some of these state laws impose fines and penalties upon violators, but also some, unlike HIPAA, may afford private rights of action to individuals who believe their personal information has been misused.

In addition to HIPAA, state health information privacy and state health information privacy laws, Arcadian may be subject to other state and federal privacy laws, including laws that prohibit unfair privacy and security practices and deceptive statements about privacy and security and laws that place specific requirements on certain types of activities, such as data security and texting.

In recent years, there have been a number of publicized data breaches involving the improper use and disclosure of PII and PHI. Many states have responded to these incidents by enacting laws requiring holders of personal information to maintain safeguards and to take certain actions in response to a data breach, such as providing prompt notification of the breach to affected individuals and state officials. In addition, under HIPAA and pursuant to the related contracts that we enter into with our business associates, we must report breaches of unsecured PHI to our contractual partners following discovery of the breach. Notification must also be made in certain circumstances to affected individuals, federal authorities and others.

Any violation of HIPAA or state privacy laws, therefore, could result in civil or even criminal liability, subject us to significant monetary fines, require us to restructure our operations and otherwise have a material adverse effect on our business, financial condition and results of operations.

FDA Regulation

Since April of 2008, we have been engaged in discussions with the FDA regarding its position that our rEEG service, and potentially its successor, called PEER Online, constitutes a medical device which is subject to regulation by the FDA. On April 10, 2008, we received correspondence from the FDA stating the agency’s position, based in part on the combination of certain marketing statements FDA observed on our website, together with the delivery method of our rEEG Reports, that our software product aids clinical diagnosis and, therefore, constituted a “medical device” requiring premarket approval (“PMA”) by or premarket notification (also known as a “510(k) clearance”) to the FDA pursuant to the Federal Food, Drug and Cosmetic Act (the “Act”). We contested at the time and continue to reject FDA’s interpretation of our software.

In early 2010, based upon written guidance from the FDA’s Center for Devices and Radiological Health (the “Center”), we chose to submit a premarket notification to obtain 510(k) clearance for our rEEG service. We sought review of our rEEG service based upon its equivalence to predicate devices that already have FDA clearance which appeared to represent a sound mechanism to reduce regulatory risks. On July 27, 2010, we received a letter from the FDA stating that they determined that our rEEG service was Not Substantially Equivalent to the predicate devices that had previously been granted 510(k) clearance and that among other options we could be required to file a PMA and obtain approval before our rEEG service can be marketed legally, unless FDA reclassifies our software through the De Novo classification request process or otherwise through a reclassification order pursuant to Section 513(e) of the Act.

We registered our facility and listed the PEER Outcome database as a Class I device exempt from premarket notification requirements. We have continued its engagement with Center staff over the potential for a regulatory pathway for PEER Online as a Class II medical device, based on the Center’s recommendation that military use of PEER Online move forward under an investigational device exemption (“IDE”) to provide additional data to support a successful 510(k) application. In August 2012, the FDA reviewed the study protocol to use our PEER Interactive Product, which is substantially similar to the PEER Online product, and determined that the Walter Reed PEER Trial was considered a non-significant risk clinical trial and did not require an IDE.

We are proceeding with two additional clinical trials based substantially on the Walter Reed PEER Trial protocol in an effort to replicate and expand the result achieved during the Walter Reed PEER Trial. One clinical trial with the Canadian Armed Forces commenced enrollment of patients in August of 2016. A second clinical trial with a large provider group is ongoing with strong participation from all engaged parties. At this time we cannot predict the results or the success of any of these trials. We can offer no assurances that the FDA will not insist that we submit a marketing application in the future, or that the data, which will be included in our future submissions to the FDA, will not raise any important new issues that could materially affect the safety or effectiveness of our PEER Online product. The inability to enroll sufficient subjects or the receipt of inconclusive results from our new clinical trials would have a material adverse effect on our ability to expand our operations. We currently intend to continue marketing as a  Class I cloud-based neurometric service branded as PEER Reports, under our current registration and listing with the FDA, while we pursue the additional clinical trials and consider submission of a 510(k) application in the future.

Legal Proceedings

On August 13, 2019, Prevail Health Solutions, LLC filed an amended complaint against our wholly-owned subsidiary, Arcadian Telepsychiatry Services, LLC, and our predecessor, MYnd Analytics, Inc. in the Circuit Court of Cook County, Illinois alleging violation of the Illinois Trade Secrets Act against Arcadian and MYnd, Breach of Contract by Arcadian, Breach of a Non-Compete clause by Arcadian, Breach of a Non-Disclosure Agreement by Arcadian and Tortious Interference with Contract by MYnd.  Pursuant to the Amended Complaint, the Plaintiff alleges damages “substantially in excess of $50,000,” without specifying a specific amount. Arcadian and MYnd believe the claims of plaintiff are without merit and intends to vigorously defend this lawsuit. Arcadian and MYnd are currently preparing an answer and an Amended Counterclaim against Prevail for breach of contract to this Amended Complaint.

Employees

As of August 21, 2019, our operation has twenty-eight (28) full-time employees. We believe that our relations with our employees are good. None of our employees belong to a union.

Properties

Our executive offices are located at 26522 La Alameda, Suite 290, Mission Viejo, CA 92691. We are a party to four leases, three are for office space located in Mission Viejo and Laguna Hills, California which house the corporate headquarters and neurometric business. The total lease payments per month are $10,666. The two leases for office space located in Mission Viejo and Laguna Hills have been renewed through February 28, 2020 and the total lease payments per month will be $8,411 beginning February 1, 2019. As of November 30, 2018, the third lease for a small annex office in Laguna Hills has been terminated.

Directors and Executive Officers

The following table sets forth the names, ages and positions of our directors and executive officers as of September 25, 2019. Our directors will serve until our first annual meeting of stockholders. Directors will be elected annually.

Name	Age	Position
Geoffrey E. Harris	56	Director

John Pappajohn	91	Director

Peter Unanue	52	Director

Michal Votruba	54	Director

Patrick Herguth	47	Chief Executive Officer and Director

Donald D’Ambrosio	56	Chief Financial Officer

Directors

Geoffrey E. Harris

George E. Harris was appointed to our board of directors on March 18, 2019. Mr. Harris is a portfolio manager and managing partner at c7 Advisors, a money management and healthcare advisory firm focused on small-to-middle market healthcare companies since 2014. Prior to his position with c7 Advisors, Mr. Harris served as Managing Director and co-head of the Cantor Fitzgerald Healthcare Investment Banking Group from 2011 to 2014, and was a Healthcare Investment Banker with Gleacher & Company from 2009 to 2011. Mr. Harris has over thirty years combined experience as a healthcare analyst and portfolio manager for healthcare companies. Mr. Harris graduated from MIT’s Sloan School of Management with an MS in Finance Management. Mr. Harris serves as a Chairman of Cancer Genetics, Inc. (NASDAQ: CGIX) a molecular diagnostics company, and as a director of two privately held companies, Connect RN, a healthcare workforce management company, and PointRight, a healthcare data analytics company. Mr. Harris also serves on the Audit Committee of Cancer Genetics, Inc. Mr. Harris was selected to serve on our Board of Directors for his significant healthcare, finance and transactional experience. Furthermore, his financial, analytical and audit committee experience make him well suited to Chair our Audit Committee.

John Pappajohn

John Pappajohn was appointed to our board of directors on March 18, 2019. Since 1969, Mr. Pappajohn has been the President and sole owner of Pappajohn Capital Resources, a venture capital firm, and President and sole owner of Equity Dynamics, Inc., a financial consulting firm, both located in Des Moines, Iowa. Mr. Pappajohn was chosen to serve as a director of our company because of his unparalleled experience serving as a director of more than 40 public companies and the substantial insight he has gained into the life sciences and healthcare industries by actively investing in the industries for more than 40 years, and by founding and supporting several public healthcare companies.

Peter Unanue

Peter Unanue was appointed to our board of directors on March 18, 2019. Mr. Unanue has over 25 years of senior business experience, leveraging data and applied sciences to enhance business operations. Since 1997, Mr. Unanue has been serving as Executive Vice President of Goya Foods, Inc., one of the leading food companies in the U.S. with over a billion dollars in annual sales. While at Goya, Mr. Unanue oversaw the nationwide expansion of the company’s facilities, managed distribution and logistics, consolidated redundant operations resulting in significant cost savings, and led the implementation of new software and technology to streamline and enhance operations and profitability. Mr. Unanue has held key operational and analytic roles with Merck Medco Health Solutions, Baxter Healthcare and Growmark, Inc. He currently serves on the boards of the Meadowlands Regional Chamber of Commerce, the Meadowlands Regional “2040 Foundation,” and is a Council of Regents Member at Felician University and St Thomas Aquinas College. He was also an employer trustee for a local UFCW Health and Welfare Fund. He is the recipient of numerous awards and is a regular speaker on various topics including supply chain management. Mr. Unanue holds a Master of Science in operations research from George Washington University and a Bachelor of Science from St. Thomas Aquinas College. Mr. Unanue was selected to serve on the Board of Directors because of his years in operations and analytics as well as his previous board experience for other companies.

Michal Votruba

Michal Votruba was appointed to our board of directors on March 18, 2019. Since 2013, Mr. Votruba has been the Director of the Gradus/RSJ Life Sciences Fund, the largest dedicated fund in Central Europe with a portfolio of companies in Europe and the United States. Since 2010, he has served as a member of the board of PrimeCell Therapeutics as the Director of Global Business Development overseeing the expansion of the largest regenerative medicine company operating in Central Europe. In 2009, the Czech Academy of Sciences solicited Mr. Votruba’s expertise for the first successful privatization project of the Institute of Experimental Medicine in Prague: the newly created protocol established a precedent for future privatization projects in the Czech Republic. Mr. Votruba graduated as a Clinical Psychiatrist from the Medical Faculty of Charles University in Prague in 1989. Shortly thereafter, he emigrated from Czechoslovakia and developed his professional career in Canada and the USA. Since 2005, Mr. Votruba combined his theoretical and clinical experience in the field of Competitive Intelligence serving the global pharmaceutical industry for eight years as an industry analyst advising senior leaders of companies including Amgen, Novartis, Eli Lilly, Allergan, EMD, Serono and Sanofi. Mr. Votruba brings valuable expertise to the Board of Directors as a clinical psychiatrist and broad experience in the international marketing of innovative medical technologies.

Executive Officers

Patrick Herguth, Chief Executive Officer and Director

Mr. Herguth, has served as our Chief Executive Officer since March 18, 2019. From December 12, 2018 until the closing of the Merger on July 17, 2019, Mr. Herguth served as MYnd’s Chief Executive Officer. Prior to joining MYnd, Mr. Herguth worked at Q-Centrix, LLC, an outsourced healthcare outcomes-data provider focused on acute care hospitals, where he most recently served as Chief Operating Officer since March 2015. From 2007 to 2015, Mr. Herguth held various roles with Avidyne Corporation, including Chief Operating Officer, Chief Financial Officer and President, where he helped oversee process and efficiency improvements. Mr. Herguth earned an MBA from the Kellogg Graduate School of Management at Northwestern University and a B.S. in Applied & Engineering Physics from the College of Engineering at Cornell University. Mr. Herguth was selected to the Board based on his prior experience in the health care industry as well as his position as Chief Executive Officer.

Donald D’Ambrosio, Chief Financial Officer

Donald E. D’Ambrosio was appointed as our Chief Financial Officer on June 25, 2019. From March 31, 2017 until the closing of the Merger on July 17, 2019, Mr. D’Ambrosio served as MYnd’s Chief Financial Officer. Prior to joining MYnd Analytics, from 1996 to 2007 Mr. D’Ambrosio served as Senior Vice President, Controller and, ultimately, Chief Financial Officer of BNC Mortgage, Inc. (NASDAQ: BNCM). As BNC’s CFO Mr. D’Ambrosio played a key role in the company’s IPO, raising $35 million, and its listing on the Nasdaq on March 10, 1998 which was underwritten by CIBC Oppenheimer and Piper Jaffray, Inc. Subsequently, Mr. D’Ambrosio was also intimately involved in taking the company private through a $52 million management acquisition by Lehman Brothers. Mr. D’Ambrosio played a key role in BNC Mortgage Inc’s acquisition of certain assets and liabilities and the origination platform of America’s Lender, Inc. From 2007 through to February 2017 Mr. D’Ambrosio founded and built Oxygen Funding, Inc., an asset-based lending company that specialized in providing working capital to small businesses, where he served as its President, CEO and CFO. Oxygen Funding grew to fund over $100 million of client receivables. Mr. D’Ambrosio was a featured speaker for the Small Business Association and a writer for the Commercial Factor magazine. Mr. D’Ambrosio holds a Bachelor of Business Administration degree with an emphasis in accounting from Temple University. Mr. D’Ambrosio ‘s skills and experiences as a Chief Financial Officer along with his IPO and Nasdaq up-listing experience make him an asset to us.

Advisors

Robin L. Smith, MD serves as our special advisor under the terms of a consulting agreement. She has extensive experience serving in executive and board level capacities for various medical enterprises and health care-based entities. Dr. Smith joined MYnd’s Board of Directors as its Chairman on August 20, 2015 and currently serves as a director of Emmaus Life Sciences, Inc. (EMMA). Dr. Smith resigned from our Board in May 2019 and was appointed as an advisor at that time. Dr. Smith has extensive experience serving in executive and board level capacities for various medical enterprises and health care-based entities. She recently joined the board of directors of Seelos Therapeutics (NASDAQ: SEEL) and has been a member of the board of directors of Rockwell Medical (NASDAQ: RMTI) since June 2016. She also serves as president and chairman of Stem for Life, Cognitive Warriors, and Cura Foundation, and is vice president and a member of the board of directors of the STOQ Foundation in Rome, Italy. Dr. Smith is co-chairman of the Life Sci advisory board on gender diversity and advisor to Dthera Sciences. She also serves on Sanford Health’s International Board, Alliance for Regenerative Medicine (ARM) Foundation board and the board of overseers at the NYU Langone Medical Center in New York. She previously served on the board of trustees of the NYU Langone Medical Center and is the past chairman of the board of directors for the New York University Hospital for Joint Diseases, BioXcel Corporation and Signal Genetics (NASDAQ: SGNL). She was appointed as clinical associate professor, Department of Medicine at the Rutgers, New Jersey Medical School in 2017.

Board Composition

Our Board of Directors consists of the following five members: Patrick Herguth, Geoffrey E. Harris, John Pappajohn, Michal Votruba and Peter Unanue. All members will serve until our next annual meeting or until his or her successor is duly elected and qualified.

CORPORATE GOVERNANCE

Committees and Director Independence

The Board of Directors has determined that all of its board members are independent directors in accordance with the listing requirements of the Nasdaq Capital Market. The Nasdaq independence definition includes a series of objective tests, including that the board member is not, and has not been for at least three years, one of our employees and that neither the board member nor any of his family members has engaged in various types of business dealings with us. In addition, as required by Nasdaq rules, our board has made a subjective determination as to each independent director that no relationships exist, which, in the opinion of our board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a board member. In making these determinations, our board reviewed and discussed information provided by the members of the board and us with regard to each board member’s business and personal activities and relationships as they may relate to us and our management. There are no family relationships among any of the members of our board or our executive officers. In addition, all members of the audit committee meet the independence requirements contemplated by Rule 10A-3 under the Exchange Act.

Board Committees

The Board has established an audit committee, a compensation committee and a governance and nominations committee. Each committee has its own charter, which is available on our website at www.telemynd.com. Information contained on our website is not incorporated herein by reference. Each of the Board committees has the composition and responsibilities described below.

Audit Committee

The Board has established a separately designated standing audit committee established in accordance with Section 3(a)(58)(A) of the Exchange Act of 1934, as amended (the “Exchange Act”). Geoffrey Harris (Chair), John Pappajohn, and Peter Unanue are the members of the audit committee. The audit committee is composed of members who are “independent” within the meaning of Rule 10A-3 under the Exchange Act and the Nasdaq rules. The Board has determined that Mr. Harris serves as the “audit committee financial expert,” as such term is defined in Item 407(d)(5) of Regulation S-K. In his roles as Audit Committee Chair of another public company, as Managing Partner of a money management and healthcare advisory firm, as a senior investment banker, portfolio manager and health care research analyst, Mr. Harris has gained over 34 years of experience analyzing the financial statements of public companies, assessing the use of accounting methods employed by those companies and the financial acumen of their management.

The audit committee oversees our accounting and financial reporting processes and oversees the audit of our financial statements and the effectiveness of our internal control over financial reporting. The specific functions of this committee include:

●	selecting and recommending to our Board of Directors the appointment of an independent registered public accounting firm and overseeing the engagement of such firm;

●	approving the fees to be paid to the independent registered public accounting firm;

●	helping to ensure the independence of our independent registered public accounting firm;

●	overseeing the integrity of our financial statements;

●	preparing an audit committee report as required by the SEC to be included in our annual proxy statement;

●	reviewing major changes to our auditing and accounting principles and practices as suggested by our company’s independent registered public accounting firm, internal auditors (if any) or management;

●	reviewing and approving all related party transactions; and

●	overseeing our compliance with legal and regulatory requirements.

Compensation Committee

Our compensation committee assists the Board of Directors in the discharge of its responsibilities relating to the compensation of the Board of Directors and our executive officers. John Pappajohn (Chair), Geoffrey Harris and Michal Vortuba are the members of our compensation committee. The Board has determined that they are “independent” within the meaning of the Nasdaq rules and both members qualify as “non-employee directors” under Rule 16b-3 of the Exchange Act.

The committee’s compensation-related responsibilities include:

●	assisting our Board of Directors in developing and evaluating potential candidates for executive positions and overseeing the development of executive succession plans;

●	reviewing and approving, on an annual basis, the corporate goals and objectives with respect to compensation for our chief executive officer;

●	reviewing, approving and recommending to our Board of Directors on an annual basis the evaluation process and compensation structure for our other executive officers;

●	providing oversight of management’s decisions concerning the performance and compensation of other company officers, employees, consultants and advisors;

●	reviewing our incentive compensation and other stock-based plans and recommending changes in such plans to our Board of Directors as needed, and exercising all the authority of our Board of Directors with respect to the administration of such plans;

●	reviewing and recommending to our Board of Directors the compensation of independent directors, including incentive and equity-based compensation; and

●	selecting, retaining and terminating such compensation consultants, outside counsel and other advisors as it deems necessary or appropriate.

Governance and Nominations Committee

The governance and nominations committee recommends to the Board nominees for election as directors and persons to be elected to fill any vacancies on the Board, develops and recommends a set of corporate governance principles and oversees the performance of the Board. Michal Votruba (Chair), Geoffrey Harris and Peter Unanue are the members of our governance and nominations committee. The Board has determined that the members of the committee are “independent” within the meaning of the Nasdaq rules.

The committee’s responsibilities include:

●	Selecting director nominees. The governance and nominations committee recommends to the Board of Directors nominees for election as directors at any meeting of stockholders and nominees to fill vacancies on the Board. The governance and nominations committee considers candidates proposed by stockholders and will apply the same criteria and follows substantially the same process in considering such candidates as it does when considering other candidates. The governance and nominations committee may adopt, at its discretion, separate procedures regarding director candidates proposed by our stockholders. Director recommendations by stockholders must be in writing, include a resume of the candidate’s business and personal background and include a signed consent that the candidate would be willing to be considered as a nominee to the Board and, if elected, would serve. Such recommendation must be sent to our Secretary at our executive offices. When it seeks nominees for directors, our governance and nominations committee takes into account a variety of factors including (a) ensuring that the Board, as a whole, is diverse and consists of individuals with various and relevant career experience, relevant technical skills, industry knowledge and experience, financial expertise (including expertise that could qualify a director as a “financial expert,” as that term is defined by the rules of the SEC), local or community ties and (b) minimum individual qualifications, including strength of character, mature judgment, familiarity with our business and industry, independence of thought and an ability to work collegially. We are of the view that the continuing service of qualified incumbents promotes stability and continuity in the Board room, contributing to the ability of the Board of Directors to work as a collective body, while giving us the benefit of the familiarity and insight into our affairs that its directors have accumulated during their tenure. Accordingly, the process of the governance and nominations committee for identifying nominees reflects our practice of re-nominating incumbent directors who continue to satisfy the committee’s criteria for membership on the Board of Directors, whom the committee believes continue to make important contributions to the Board of Directors and who consent to continue their service on the Board of Directors. The Board has not adopted a formal policy with respect to its consideration of diversity and does not follow any ratio or formula to determine the appropriate mix; rather, it uses its judgment to identify nominees whose backgrounds, attributes and experiences, taken as a whole, will contribute to the high standards of Board service. The governance and nominations committee may adopt, and periodically review and revise as it deems appropriate, procedures regarding director candidates proposed by stockholders.

●	Reviewing requisite skills and criteria for new Board members and Board composition. The governance and nominations committee reviews with the entire Board of Directors, on an annual basis, the requisite skills and criteria for Board candidates and the composition of the Board as a whole.

●	Hiring of search firms to identify director nominees. The governance and nominations committee has the authority to retain search firms to assist in identifying Board candidates, approve the terms of the search firm’s engagement, and cause us to pay the engaged search firm’s engagement fee.

●	Selection of committee members. The governance and nominations committee recommends to the Board of Directors, on an annual basis, the directors to be appointed to each committee of the Board of Directors.

●	Evaluation of the Board of Directors. The governance and nominations committee oversees an annual self-evaluation of the Board of Directors and its committees to determine whether it and its committees are functioning effectively.

●	Development of Corporate Governance Guidelines. The governance and nominations committee develops and recommends to the Board a set of corporate governance guidelines applicable to us.

The governance and nominations committee may delegate any of its responsibilities to subcommittees as it deems appropriate. The governance and nominations committee is authorized to retain independent legal and other advisors, and conduct or authorize investigations into any matter within the scope of its duties.

Committee Memberships and Meetings

The following table below sets forth the membership of each Committee:

Name of Director	Audit Committee	Compensation Committee	Governance and Nominations

Geoffrey E. Harris	Chair	Member	Member

John Pappajohn	Member	Chair

Michal Votruba		Member	Chair

Peter Unanue	Member		Member

Board Meetings

During the fiscal year ended September 30, 2018, MYnd’s Board held fifteen meetings, the Audit Committee held five meetings, the Compensation Committee held two meetings, and the Governance and Nominations Committee held two meetings. Each incumbent director attended 75% or more of the total number of meetings of the Board and the Board Committees of which they were a member during the period they served as a director in fiscal year 2018. Our board of directors have held nine meeting since formation.

We have not yet established a policy with respect to Board members’ attendance at its annual meetings. All of MYnd’s incumbent directors attended MYnd’s annual meeting this year.

Board Oversight of Risk Management

Our Board of Directors believes that overseeing how management manages the various risks we face is one of its most important responsibilities to our stakeholders. Our Board believes that, in light of the interrelated nature of our risks, oversight of risk management is ultimately the responsibility of the full Board; however, it has delegated this responsibility to the audit committee with respect to financial risk. The audit committee is expected to meet before each quarterly filing on Form 10-Q or the annual filing on Form 10-K with management and the independent registered public accounting firm to review our major financial risk exposures and the steps taken to monitor and control such exposures. Our Board meets regularly to discuss the strategic direction and the issues and opportunities facing our Company. Throughout the year, our Board provides guidance to management regarding our strategy and helps to refine our plans to implement our strategy. The involvement of the Board in setting our business strategy is critical to the determination of the types and appropriate levels of risk undertaken by us.

Stockholder Communications

Interested parties may communicate with any and all members of our Board of Directors by transmitting correspondence addressed to one or more directors by name at the address appearing on the cover page of this annual report on Form 10-K. Communications from our stockholders to one or more directors will be collected and organized by our Corporate Secretary and will be forwarded to the Chairman of the Board of Directors or to the identified director(s) as soon as practicable. If multiple communications are received on a similar topic, the Corporate Secretary may, at his or her discretion, forward only representative correspondence. The Chairman of the Board of Directors will determine whether any communication addressed to the entire Board of Directors should be properly addressed by the entire Board of Directors or a committee thereof. If a communication is sent to the Board of Directors or a Committee, the Chairman of the Board of Directors or the Chairman of that committee, as the case may be, will determine whether a response to the communication is warranted.

Conflicts of Interest

We are not aware of any current conflicts of interest between our officers and directors, and us. However, certain potential conflicts of interests may arise in the future.

From time to time, one or more of our affiliates may form or hold an ownership interest in and/or manage other businesses both related and unrelated to the type of business that we own and operate or may own and operate in the future. These persons may continue to form, hold an ownership interest in and/or manage additional other businesses which may compete with ours with respect to operations, including financing and marketing, management time and services and potential customers. These activities may give rise to conflicts between or among our interests and other businesses with which our affiliates are associated. Our affiliates are in no way prohibited from undertaking such activities, and neither we nor our stockholders will have any right to require participation in such other activities.

Further, because we may transact business with some of our officers, directors and affiliates, as well as with firms in which some of our officers, directors or affiliates have a material interest, potential conflicts may arise between the respective interests of us and these related persons or entities. We believe that such transactions will be effected on terms at least as favorable to us as those available from unrelated third parties.

EXECUTIVE AND DIRECTOR COMPENSATION

Compensation Structure

Overview of Compensation Practices

Our executive compensation program is administered by the compensation committee.

Compensation Philosophy

Generally, we compensate our executive officers with a compensation package that is designed to drive Company performance to maximize stockholder value while meeting our needs and the needs of our executives. The following are objectives we consider:

●	Alignment — to align the interests of executives and stockholders through equity-based compensation awards;

●	Retention — to attract, retain and motivate highly qualified, high performing executives to lead our growth and success; and

●	Performance — to provide, when appropriate, compensation that is dependent upon the executive’s achievements and our performance.

●	In order to achieve the above objectives, our executive compensation philosophy is guided by the following principles:

●	Rewards under incentive plans are based upon our short-term and longer-term financial results and increasing stockholder value;

●	Executive pay is set at sufficiently competitive levels to attract, retain and motivate highly talented individuals who are necessary for us to achieve our goals, objectives and overall financial success;

●	Compensation of an executive is based on such individual’s role, responsibilities, performance and experience; and

●	Our annual performance and the executive are taken into account in determining annual bonuses with the goal of fostering a pay-for-performance culture.

Compensation Elements

We compensate our executives through a variety of components, which may include a base salary, annual performance-based incentive bonuses, equity incentives, and benefits and perquisites, in order to provide our executives with a competitive overall compensation package. The mix and value of these components are impacted by a variety of factors, such as responsibility level, individual negotiations and performance and market practice. The purpose and key characteristics for each component are described below.

Base Salary

Base salary provides executives with a steady income stream and is based upon the executive’s level of responsibility, experience, individual performance and contributions to our overall success, as well as negotiations between us and such executive officer. Competitive base salaries, in conjunction with other pay components, enable us to attract and retain talented executives. The Board typically sets base salaries for our executives at levels that it deems to be competitive, with input from our Chief Executive Officer.

Annual Incentive Bonuses

Annual incentive bonuses are a variable performance-based component of compensation. The primary objective of an annual incentive bonus is to reward executives for achieving corporate and individual goals and to align a portion of total pay opportunities for executives to the attainment of our Company’s performance goals. Annual incentive awards, when provided, act as a means to recognize the contribution of our executive officers to our overall financial, operational and strategic success.

Equity Incentives

Equity incentives are intended to align executive and stockholder interests by linking a portion of executive pay to long-term stockholder value creation and financial success over a multi-year period. Equity incentives may also be provided to our executives to attract and enhance the retention of executives and to facilitate stock ownership by our executives. The Board considers individual and Company performance when determining long-term incentive opportunities.

Health and Welfare Benefits

The executive officers participate in health and welfare and paid time-off benefits which we believe are competitive in the marketplace. Health and welfare and paid time-off benefits help ensure that we have a productive and focused workforce.

Severance and Change of Control Arrangements

We do not have a formal plan for severance or separation pay for our employees, but we typically include a severance provision in the employment agreements of our executive officers that have written employment agreements with us. Generally, such provisions are triggered in the event of involuntary termination of the executive without cause or in the event of a change in control. Please see the description of MYnd’s employment agreements with Patrick Herguth, George Carpenter and Donald D’Ambrosio.

Certain stock option awards certificates under the 2012 Plan provide that options to grantees shall become fully vested upon a change of control of us, as defined therein.

Other Benefits

In order to attract and retain highly qualified executives, we may provide our executive officers with automobile allowances, consistent with current market practices.

Accounting and Tax Considerations

We consider the accounting and tax implications of all aspects of our executive compensation strategy and, so long as doing so does not conflict with our general performance objectives described above, we strive to achieve the most favorable accounting and tax treatment possible to us and our executive officers.

Process for Setting Executive Compensation; Factors Considered

When making pay determinations for named executive officers, the Board considers a variety of factors including, among others: (1) actual Company performance as compared to pre-established goals, (2) individual executive performance and expected contribution to our future success, (3) changes in economic conditions and the external marketplace, (4) prior years’ bonuses and long-term incentive awards, and (5) in the case of executive officers, other than Chief Executive Officer, the recommendation of our Chief Executive Officer, and in the case of our Chief Executive Officer, his negotiations with our Board. No specific weighting is assigned to these factors nor are particular targets set for any particular factor. Ultimately, the Board uses its judgment and discretion when determining how much to pay our executive officers and sets the pay for such executives by element (including cash versus non-cash compensation) and in the aggregate, at levels that it believes are competitive and necessary to attract and retain talented executives capable of achieving our long-term objectives.

Summary Compensation Table-Fiscal Years Ended September 30, 2018 and September 30, 2017

The information included in the Summary Compensation Table below reflects compensation earned from MYnd during fiscal years ended September 30, 2018 and 2017 by (i) each person serving as MYnd’s principal executive officer (“PEO”) or acting in a similar capacity during MYnd’s fiscal year ended September 30, 2018; (ii) MYnd’s two most highly compensated executive officers other than our PEO who were serving as executive officers on September 30, 2018 and whose total compensation exceeded $100,000 and (iii) up to two additional individuals for whom disclosure would have been provided under (ii) but for the fact that the individual was not serving as an executive officer as of September 30, 2018. The persons covered by (i), (ii), and (iii) of the preceding sentence are collectively referred to as the “named executive officers” in this section (“NEO”). All references in the following tables to equity awards are to equity awards granted by MYnd in respect of MYnd common stock.

The historical compensation shown below was determined by MYnd. Future compensation levels at will be determined based on the compensation policies, programs and procedures to be established by our board of directors or the Compensation Committee of the board of directors. Accordingly, the amounts and forms of compensation reported below are not necessarily indicative of the compensation that our NEOs will receive following the separation, which could be higher or lower than the amounts shown below.

Name and Principal Position	Fiscal Year Ended September 30,	Salary ($) (1)	Bonus ($) (2)	Stock Awards ($) (3)	Option Awards ($) (3)/(4)	All Other Compensation ($) (5)	Total ($)
George C. Carpenter IV	2018	238,125	—	127,300	102,900	—	468,325
(President and Chief Executive Officer)	2017	270,000	25,000	—	—	21,035	316,035
Donald D’Ambrosio	2018	215,015	—	29,700	27,200	16,835	288,750
(Chief Financial Officer)	2017	117,296	20,000	—	104,600	8,289	250,185

(1)	Salaries for the fiscal years ended September 30, 2018 and 2017 which were accrued and paid as follows:

●	Mr. Carpenter’s salary for fiscal year 2018 and 2017 was $238,125 and $270,000, respectively, all of which was paid out. Mr. Carpenter ceased being MYnd’s Chief Executive Officer on December 12, 2018. Mr. Carpenter is not an executive officer of Telemynd.

●	Mr. D’Ambrosio’s salary for fiscal year 2018 was 215,015. Pro-rated salary for fiscal year 2017 (based on actual number of days employed) was $117,296. Mr. D’Ambrosio joined MYnd as its Chief Financial Officer effective March 31, 2017.

(2)	On September 18, 2017, the Compensation Committee approved cash Management Bonuses for Mr. Carpenter and D’Ambrosio in the amounts of $25,000 and $20,000 respectively. On March 31, 2017, the Compensation Committee approved a signing bonus of $8,959 for Mr. D’Ambrosio.

(3)	On November 13, 2017, MYnd’s Board granted Mr. Carpenter to purchase 7,500 shares of Common Stock, vested immediately at $3.96 per share.

On April 19, 2018, MYnd’s Board granted Mr. Carpenter options to purchase 34,380 shares of Common Stock, vesting quarterly at $2.10 per share. As of September 30, 2018, options to purchase 8,595 of such shares are vested.

On May 25, 2018, MYnd’s Board granted Mr. Carpenter options to purchase 11,205 shares of Common Stock, which options vested immediately at $2.27 per share.

On April 4, 2018, MYnd’s Board granted Mr. Carpenter options to purchase 100,000 shares of Common Stock. 20% of the options vested on the date of grant and remainder will vest in 8%-10% increments upon the achievement of various performance-based milestones. The options are exercisable at $1.55 per share. As of September 30, 2018, options to purchase 32,000 of such shares were forfeited.

(4)	On November 13, 2017, MYnd’s Board granted Mr. D’Ambrosio options to purchase 7,500 shares of Common Stock, which options vested immediately at $3.96 per share.

On April 4, 2018, the Compensation Committee of MYnd’s Board granted options to Mr. D’Ambrosio to purchase 18,000 shares of MYnd’s common stock, which will vest in 25% increments upon the achievement of various performance-based milestones. The options are exercisable at $1.55 per share. As of September 30, 2018, options to purchase 13,500 of such shares are vested.

On March 14, 2017, Mr. D’Ambrosio was granted an option to purchase 18,000 shares of Common Stock valued at $104,600 using the Black Scholes Model, at an exercise price of $5.9 per share with options to purchase 15,000 shares vesting in equal monthly installments over 36 months from March 31, 2017, and options to purchase the remaining 3,000 shares vesting upon the achievement of a performance-based metric which has been met. The vesting of such grants is also subject to acceleration upon the occurrence of certain pre-determined events.

(5)	Relates to healthcare insurance premiums and Health Savings Account contributions paid on behalf of executive officers of MYnd for fiscal years 2018 and 2017, respectively.

●	For Mr. Carpenter health care benefits were $0 and $21,035 for fiscal year 2018 and 2017, respectively.

●	For Mr. D’Ambrosio health care benefits were $16,835 and $8,289 for fiscal year 2018 and 2017, respectively.

Narrative Disclosure to Summary Compensation Table

Please refer to the footnotes to the “Summary Compensation Table” above for a description of the components of “Stock Awards” and “All Other Compensation” received by the named executive officers.

Employment Agreements

The following are summaries of employment agreements that we have entered into with respect to our named executive officers. These summaries include, where applicable, a description of all payments we are required to make to such named executive officers at, following or in connection with the resignation, retirement or other termination of such named executive officers, or a change in control of us or a change in the responsibilities of such named executive officers following a change in control.

On July 15, 2019, we entered into an employment agreement with Mr. Herguth, (the “Herguth Employment Agreement”). Pursuant to the Herguth Employment Agreement, Mr. Herguth will serve as our Chief Executive Officer and devote substantially all his time to us on an “at will” basis and will receive a base annual compensation of $340,000, subject to periodic increases (which compensation will increase to $360,000 on January 1, 2020) and increases within the discretion of our Board of Directors (the “Board”), in each case as specified in the Herguth Employment Agreement. For fiscal year 2019, Mr. Herguth is eligible to receive a performance bonus in a target amount of $340,000, with payment of such bonuses subject to achievement of certain performance goals set forth in the Herguth Employment Agreement. In addition, Mr. Herguth is eligible to earn year-end performance bonuses payable in either cash or equity or both, with a target bonus equal to 60% of the highest base salary Mr. Herguth received during such fiscal year upon achievement of performance goals set by us. Mr. Herguth will be entitled to fifteen days paid vacation per annum, as well as participation in all employee benefit plans, programs and arrangements maintained by MYnd from time to time and made available generally to our similarly-situated senior executives on substantially the same basis that such benefits are provided to such senior executives.

As Mr. Herguth’s employment is on an “at-will” basis, we or Mr. Herguth may terminate the employment relationship at any time, with or without Cause or Good Reason (each as defined in the Herguth Employment Agreement). If we terminate Mr. Herguth’s employment without Cause (as defined in the Herguth Employment Agreement) or Mr. Herguth terminates his employment with us for Good Reason (as defined in the Herguth Employment Agreement) during the first year following execution of the Herguth Employment Agreement, Mr. Herguth shall be entitled to receive as severance three months of Mr. Herguth’s annualized base salary then in effect, subject to certain exceptions concerning plenary releases given in the Herguth Employment Agreement. If we terminate Mr. Herguth’s employment without Cause or Mr. Herguth terminates his employment with us for Good Reason during the second year following execution of the Herguth Employment Agreement, Mr. Herguth shall be entitled to receive as severance six months of Mr. Herguth’s annualized base salary then in effect, subject to certain exceptions concerning plenary releases given in the Herguth Employment Agreement. If Mr. Herguth is terminated by us for Cause, or if Mr. Herguth terminates his employment without Good Reason or due to Death or Disability (each as defined in the Herguth Employment Agreement), he will be entitled to any unpaid compensation accrued through the last day of his employment, a lump sum payment in respect of all accrued but unused vacation days at his base salary in effect on the date such vacation was earned, and payment of any other amounts owing to Mr. Herguth but not yet paid, less any amounts owed to us.

Donald D’Ambrosio

On July 15, 2019, we and Mr. D’Ambrosio entered into a letter agreement of employment setting forth Mr. D’Ambrosio’s compensation and certain other employment terms. Pursuant to this letter agreement, Mr. D’Ambrosio be paid an annual base salary of $225,020, will be eligible to participate in our benefit plans and has an effective date of July 17, 2019. Pursuant to the letter agreement, Mr. D’Ambrosio’s employment is “at-will”, and may be terminated by either party for any reason, or no reason at all. If we terminate Mr. D’Ambrosio without “cause” (as defined in the agreement), or Mr. D’Ambrosio “involuntarily terminates”(as defined in the agreement) the agreement, Mr. D’Ambrosio will be entitled to receive severance in the form of salary and benefits for a period equal to two-month, with an additional month of salary for each completed year of service up to a limit of six-months, in each case, subject to Mr. D’Ambrosio providing a release of claims satisfactory to us. In the event we terminate Mr. D’Ambrosio for “cause” or Mr. D’Ambrosio voluntarily terminates his employment, Mr. D’Ambrosio will not be entitled to any severance.

Consulting Agreement

On May 30, 2019, we entered into a Consultant Agreement with Robin L. Smith, MD, which provides that Dr. Smith will receive a $15,000 monthly fee during the consulting term provided for the grant of (i) an option to purchase up to 40,000 shares of our common stock (which may be exercised at any time during the ten year period following the grant) and (ii) 20,000 restricted shares of our common stock. The option and the restricted stock grant will vest upon the completion of our anticipated listing on a national securities exchange. We also agreed to pay Dr. Smith a $100,000 bonus at the effective time of such listing.

Outstanding Equity Awards at Fiscal Year-End——Fiscal Year Ending September 30, 2018

The following table presents information regarding outstanding options and restricted stock held by MYnd’s named executive officers as of September 30, 2018: All of these options remained outstanding options of MYnd following the Spin-off.

	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock That Have Not Vested (#)	Market Value of Shares of Stock That Have Not Vested ($)
Name	Exercisable	Unexercisable
George Carpenter (1)	20,000	48,000	$1.55	04/04/2028
	32,000	—	$6.00	09/22/2022	—	—
	2,175	—	50.00	10/08/2023	—	—
	6,125	—	$9.44	12/10/2022	—	—
	667	—	3,300.00	03/02/2020	—	—
					25,785	$54,149
Donald D’Ambrosio (2)	13,500	4,500	$1.55	04/04/2028	—	—
	10,500	7,500	$5.9	03/31/2027	—	—

(1)	On April 4, 2018, Mr. Carpenter was granted options to purchase 100,000 shares of Common Stock. 20% of the options vested on the date of grant and the remainder will vest upon the achievement of various performance-based milestones. The options are exercisable at $1.55 per share. As of September 30, 2018, options to purchase 32,000 shares were forfeited.

On September 22, 2016, Mr. Carpenter was granted options to purchase 32,000 shares of Common Stock. 25% of the options vested on the date of grant and the remainder will vest in 25% increments upon the achievement of various performance-based milestones. As of September 30, 2018, all of the options are fully vested.

On October 8, 2013, Mr. Carpenter was granted options to purchase 2,175 shares of Common Stock. The options are exercisable at $50.00 per share and vested evenly over 12 months starting from the date of grant. As of September 30, 2018, all of the options are fully vested.

On December 10, 2012, Mr. Carpenter was granted options to purchase 6,000 shares of Common Stock. The options are exercisable at $9.44 per share and vested in increments of 12.5% at the beginning of each quarter starting from the date of grant. Mr. Carpenter was also granted 125 fully vested shares of Common Stock for his prior services on MYnd’s Board. These options are also exercisable at a price of $9.44 per share. As of September 30, 2018, all of the options are fully vested.

On March 3, 2010, Mr. Carpenter was granted options to purchase 667 shares of Common Stock. The options are exercisable at $3,300.00 per share and vested equally over 48 months starting on March 3, 2010. As of September 30, 2018, all of the options are fully vested.

(2)	On April 4, 2018, Mr. D’Ambrosio was granted options to purchase 18,000 shares of MYnd’s common stock, which will vest in 25% increments upon the achievement of various performance-based milestones. The options are exercisable at $1.55 per share. As of September 30, 2018, 13,500 shares of the options are vested.

On March 31, 2017, Mr. D’Ambrosio was granted options to purchase 18,000 shares of MYnd’s common stock at an exercise price of $5.9 per share. with: (i) the option to purchase 15,000 shares vesting in equal monthly installments over 36 months from March 31, 2017, and (ii) the option to purchase 3,000 shares vesting upon the achievement of a performance-based milestone, which had been met as of September 30, 2017.

Director Compensation—Fiscal Year Ending September 30, 2018

During MYnd’s fiscal year ended September 30, 2018, non-employee directors received cash compensation, as well as grants of Common Stock, Restricted Stock and options to purchase Common Stock for their service on MYnd’s Board of Directors or committees thereof. The values of the option and restricted share grants were determined using the Black-Scholes Model and the closing price of the stock on the day of grant. All option grants remained options of MYnd following the Spin-off

Non-Employee Director Compensation

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)	Stock Awards ($)	All Other Compensation ($)	Total ($)
Robin Smith (1)	337,500	210,700	68,500	28,000	644,700
John Pappajohn (2)	3,000	—	10,200	—	13,200
Geoffrey Harris (3)	25,000	—	—	—	25,000
Michal Votruba (4)	3,000	—	10,200	—	13,200
Peter Unanue (5)	3,000	—	10,200	—	13,200

(1)	On July 14, 2017, MYnd’s Board approved the Chairman Services Agreement (the “Agreement”) with Robin L. Smith, M.D. which became effective on that date (the “Effective Date”) and will remain in effect until the earlier of: (a) termination of the Agreement by mutual agreement of Dr. Smith and MYnd, and (b) the eighteen (18) month anniversary of the Effective Date (the “Initial Period”); provided that the Agreement may be automatically extended for additional one year periods thereafter (such period, the “Term”). During the Term, and subject to the terms and conditions of the Agreement, Dr. Smith will provide non-exclusive advisory and management services to MYnd, which may include advice and assistance concerning: strategic vision and planning; identification of growth and expansion opportunities; financial planning; and corporate partnering and business development (collectively, the “Services”). Under the Agreement, Dr. Smith is entitled to an annual cash fee of $300,000 (the “Annual Fee”), payable in equal monthly installments. For the 2017 calendar year, Dr. Smith was paid the full amount of the Annual Fee. Dr. Smith agreed to a reduction in her annual cash fee for the 2018 calendar year. In connection therewith, Dr. Smith’s annual cash fee was reduced from $300,000 to $250,000. Dr. Smith was granted an option to purchase 50,000 shares of Common Stock under MYnd’s 2012 Plan, which will not be terminated if Dr. Smith is no longer affiliated with MYnd. On April 4, 2018, Dr. Smith was granted an option to purchase 75,000 shares of Common Stock, of which 1/3 vested immediately, 1/3 will vest 6 months from the grant date and the remaining 1/3 will vest 12 months from the grant date. The options are exercisable at $1.55 per share. On April 4, 2018, Dr. Smith was granted 25,000 restricted shares.

The aggregate number of option awards outstanding for Dr. Smith at September 30, 2018 was 291,250 shares. Of these, options to purchase 1,250 shares have an exercise price of $11.00 per share, options to purchase 40,000 shares have an exercise price of $6.00 per share, options to purchase 75,000 shares have an exercise price of $4.33 per share, options to purchase 50,000 shares have an exercise price of $4.16 per share, options to purchase 75,000 shares have an exercise price of $1.55 per share, options to purchase 50,000 shares have an exercise price of $1.99 per share.

On May 30, 2019, MYnd and Dr. Smith entered into an amendment to the Chairman Services Agreement dated July 14, 2017 by and between MYnd and Dr. Smith (or the Chairman Services Agreement) which provides that the Chairman Services Agreement will terminate at the effective time of the Merger, as required by the Merger Agreement, and that Dr. Smith will receive a $150,000 bonus, which is to be paid after, and contingent upon the approval of the stockholder proposals in the Proxy Statement, provided that this payment will be returned to MYnd if the Merger is not consummated for any reason.

Dr. Smith is not one of our directors but serves as a consultant under a Consulting Agreement entered into with us on May 30, 2019.

(2)	Mr. Pappajohn joined MYnd’s Board on August 26, 2009 and was appointed to our Board on March 18, 2019.

MYnd paid a cash Board Fee to Mr. Pappajohn of $3,000 during the twelve months ended September 30, 2018 and has determined no cash fee will be paid to members of MYnd’s Board in the coming year except for the Audit Chair and the Chairman of the board.

On September 19, 2017, Mr. Pappajohn was granted, subject to continued MYnd Board service: (i) 12,000 restricted shares, vesting in four quarterly installments of 3,000 shares and (ii) options to purchase 12,000 shares of common stock with an exercise price of $3.60, vesting in four equal quarterly installments of 3,000 options on December 19, 2017, March 19, 2018, June 19, 2018 and September 19, 2018. The value as of the grant date for stock options is recognized over the number of days of service required for the stock option to vest in full.

On May 25, 2018, Mr. Pappajohn was granted 4,500 shares of restricted shares.

As of September 30, 2018, Mr. Pappajohn had been granted options to purchase an aggregate 14,542 shares. Of these, options to purchase 42 shares have an exercise price of $3,300.00 per share, options to purchase 1,250 shares have an exercise price of $11.00 per share, 1,250 shares have an exercise price of $9.44 per share, options to purchase 12,000 shares have an exercise price of $3.60 per share.

(5)	Mr. Harris joined MYnd’s Board on July 20, 2015 and was appointed to our Board on March 18, 2019.

MYnd paid a cash Board Fee to Mr. Harris of $25,000 during 2018, and has determined that he will receive the same amount in the coming year due to his position as Audit Chair.

On September 19, 2017, Mr. Harris was granted, subject to continued MYnd Board and Audit Committee service: (i) 18,000 restricted shares, vesting in four quarterly installments of 4,500 shares and (ii) options to purchase 18,000 shares of common stock with an exercise price of $3.60, vesting in four equal quarterly installments of 4,500 options on December 19, 2017, March 19, 2018, June 19, 2018 and September 19, 2018. The value as of the grant date for stock options is recognized over the number of days of service required for the stock option to vest in full.

At September 30, 2018, Mr. Harris had been granted options to purchase an aggregate of 19,250 shares. Of these, options to purchase 1,250 shares have an exercise price of $11.00 per share and options to purchase 18,000 shares have an exercise price of $3.60 per share.

(6)	Mr. Votruba joined MYnd’s Board on July 20, 2015 and was appointed to our Board on March 18, 2019.

MYnd paid a cash Board Fee to Mr. Votruba of $3,000 during 2018, and has determined no cash fee will be paid to members of the MYnd Board in the coming year except for the Audit Chair and the Chairman of the Board.

On September 19, 2017, Mr. Votruba was granted, subject to continued MYnd Board service: (i) 12,000 restricted shares, vesting in four quarterly installments of 3,000 shares and (ii) options to purchase 12,000 shares of common stock with an exercise price of $3.60, vesting in four equal quarterly installments of 3,000 options on December 19, 2017, March 19, 2018, June 19, 2018 and September 19, 2018. The value as of the grant date for stock options is recognized over the number of days of service required for the stock option to vest in full.

On May 25, 2018, Mr. Votruba was granted 4,500 shares of restricted common stock.

At September 30, 2018, Mr. Votruba had been granted options to purchase an aggregate of 13,250 shares. Of these, options to purchase 1,250 shares have an exercise price of $11.00 per share and options to purchase 12,000 shares have an exercise price of $3.60 per share.

(7)	Mr. Unanue joined MYnd’s Board on September 19, 2017 and was appointed to our Board on March 18, 2019.

MYnd paid a cash Board Fee to Mr. Unanue of $3,000 during 2018, and has determined no cash fee will be paid to members of the MYnd Board in the coming year except for the Audit Chair and the Chairman of the Board.

On September 19, 2017, Mr. Unanue was granted, subject to continued MYnd Board service: (i) 12,000 restricted shares, vesting in four quarterly installments of 3,000 shares and (ii) options to purchase 12,000 shares of common stock with an exercise price of $3.60, vesting in four equal quarterly installments of 3,000 options on December 19, 2017, March 19, 2018, June 19, 2018 and September 19, 2018. The value as of the grant date for stock options is recognized over the number of days of service required for the stock option to vest in full.

On May 25, 2018, Mr. Unanue was granted 4,500 restricted shares.

2019 Omnibus Equity Incentive Plan

On March 21, 2019, the Company adopted the 2019 Omnibus Equity Incentive Plan (the “2019 Plan”). The purpose of the 2019 Plan is to allow non-employee directors and selected employees, officers and consultants (“Grantees”) to acquire equity ownership in the Company, thereby strengthening their commitment to the Company’s success and incentivizing their efforts on behalf of the Company. The 2019 Plan is also intended to assist the Company in attracting new Grantees and retaining existing Grantees. Finally, the 2019 Plan supports and increases our ability to facilitate the sustained progress, growth and profitability of the Company.

The total number of shares available for grant under the plan is 2,250,000, subject to adjustment.

The compensation committee of our board of directors (the “Committee”) administers the 2019 Plan and has full power to grant stock options and common stock, construe and interpret the 2019 Plan, establish rules and regulations and perform all other acts, including the delegation of administrative responsibilities, as it believes reasonable and proper. Any decision made or action taken by the Committee arising out of or in connection with the interpretation and administration of the 2019 Plan is final and conclusive. The Committee, in its absolute discretion, may award common stock to employees, consultants, and directors of the Company, and such other persons as the Committee may select, and permit holders of options to exercise such options prior to full vesting.

In the event that our outstanding common stock is changed into or exchanged for a different number or kind of shares or other securities of the Company by reason of merger, consolidation, other reorganization, recapitalization, combination of shares, stock split-up or stock dividend, equitable adjustment will be made to the aggregate number and kind of shares subject to stock options which may be granted under the 2019 Plan.

The Committee may at any time, and from time to time, suspend or terminate the 2019 Plan in whole or in part or amend it from time to time in such respects as it may deem appropriate and in our best interest.

Immediately following the offering, the Company intends to make grants of stock options and restricted stock to officers, directors and employees under the Company’s stock option plan to purchase approximately 252,880 shares of common stock of the Company, which includes options for 100,000 shares to our Chief Executive Officer, 20,000 shares to our Chief Financial Officer and 14,000 shares to our non-employee directors as well as restricted stock grants of 7,000 shares to our non-employee directors.

The 2019 Plan will be presented to stockholders for approval at the Company’s next annual meeting of stockholders.

Security Ownership of Certain Beneficial Owners and Management

Share Ownership of Executive Officers and Directors and Certain Parties

The following table sets forth information regarding (i) each of our expected directors and expected named executive officers and (ii) all of our expected directors and named executive officers as a group and (iii) each person who is known by us who will beneficially own more than five percent of our common stock. Unless otherwise indicated in the table, the persons and entities named in the table have sole voting and sole investment power with respect to the shares set forth opposite the stockholder’s name, subject to community property laws, where applicable. Beneficial ownership is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended. For purposes of such calculation, shares of our Common Stock subject to options, warrants and convertible promissory notes issued by us (and convertible interest on those notes) that are currently exercisable or convertible, or exercisable or convertible within sixty days from September 11, 2019, are deemed to be outstanding and to be beneficially owned by the person holding the options, warrants or convertible promissory notes, as applicable, for the purpose of computing the percentage ownership of that person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the address of each of the executive officers and directors and 5% or more stockholders named below is c/o Telemynd, Inc., 26522 La Alameda, Suite 290, Mission Viejo, CA 92691. There are no shares of any other class or series of stock issued and outstanding.

Applicable percentage ownership interest is based on 2,566,629 shares of issued and outstanding common stock as of September 25, 2019.

	Shares Beneficially Owned
Name of Beneficial Owner Executive Officers and Directors:	Number of Shares Beneficially Owned	Percentage of Shares Outstanding

Patrick Herguth) Chief Executive Officer and Director	0	*
Don D’Ambrosio (1) Chief Financial Officer	1,500	*
John Pappajohn (2) Director	754,870	24.39%
Michal Votruba (3) Director	0	*
Geoffrey E. Harris (4) Director	25,334	*
Peter Unanue (5) Director	58,350	2.24%
Directors and officers as a group (8 persons) (6)	840,055	27.68%
Non-Director 5%+ Stockholders:
RSJ (7)	390,240	14.21%
JJBE 123, LLC (8)	138,825	5.41%
John Steven Emerson (9)	138,825	5.41%
Pacific Capital Management, LLC (10)	152,655	5.95%
Bryan Ezralow as Trustee of the Bryan Ezralow1994 Trust U/T/D 12/122/1994 (11)	138,825	5.41%

*	Represents beneficial ownership of less than one percent (1%) of the outstanding shares of common stock.

(1)	Consists of (a) 1,500 shares of common stock. Mr. D’Ambrosio has been our Chief Financial Officer since March 31, 2017.

(2)	Consists of (a) 226,585 shares of common stock; (b) 200,000 shares of common stock issuable upon conversion of Series A Preferred Stock and (b) 328,285 shares of common stock issuable upon the exercise of MYnd warrants following which the holder is entitled to receive, in addition to MYnd common stock, our common stock.

(3)	Mr. Votruba is a representative of RSJ; refer to footnote (10) below, as all of his granted shares are assigned to RSJ. Mr. Votruba has been a member of the Board since July 30, 2015. Mr. Votruba has agreed to assign to RSJ the benefit of all restricted shares granted to him in connection with his service as a member of the board of directors.

(4)	Consists of (a) 19,422 shares of common stock and (b) 5,912 shares of common stock issuable upon the exercise of MYnd warrants following which the holder is entitled to receive, in addition to MYnd common stock, our common stock. Mr. Harris has been a member of the board since July 30, 2015.

(5)	Consists of (a) 25,325 shares of common stock; (b) 10,000 shares of common stock issuable upon conversion of Series A Preferred Stock and (b) 23,025 shares of common stock issuable upon the exercise of MYnd warrants following which the holder is entitled to receive, in addition to MYnd common stock, our common stock. Mr. Unanue has been a member of the Board since September 19, 2017.

(6)	Consists of (a) 272,833 shares of common stock; (b) 210,000 shares of common stock issuable upon conversion of Series A Preferred Stock and (b) 357,222 shares of common stock issuable upon the exercise of MYnd warrants following which the holder is entitled to receive, in addition to MYnd common stock, our common stock.

(7)	Consists of 211,295 shares of common stock, and (b) 178,945 shares of common stock issuable upon the exercise of MYnd warrants following which the holder is entitled to receive, in addition to MYnd common stock, our common stock. The Schedule 13D previously filed by RSJ denotes Jan Vynalek, Lukas Music and Libor Winkler as the natural persons who have voting and investment control over the shares held by RSJ.

(8)	Consists of 138,825 shares of common stock. The principal business address of JJBE is1620 26th Street, Suite 6000N, Santa Monica, California 90404. Allan Schweitzer, Manager of JJBE 123, LLC, is the natural person who has voting and investment control over the shares held by JJBE 123, LLC.

(9)	Consists of 138,825 shares of common stock. The principal business address of John Steven Emerson is1522 Ensley Avenue, Los Angeles, California 90024.

(10)	Consists of 152,655 shares of common stock. The principal business address of Pacific Capital Management, LLC is 11601 Wilshire Boulevard, Suite 2180, Los Angeles, CA 90025. Jonathan Glasser Managing Member of Pacific Capital Management, LLC, is the natural person who has voting and investment control over the shares held by Pacific Capital Management, LLC.

(11)	Consists of 138,825 shares of common stock. The principal business address of Bryan Ezralow as Trustee of the Bryan Ezralow1994 Trust U/T/D 12/122/1994 is 23622 Calabasas Road, Suite 200, Calabasas, California 91302.

RELATED PARTY TRANSACTIONS

Sale of Preferred Shares

On March 29, 2018, MYnd sold an aggregate of 1,050,000 shares for $2.00 per Unit, each Unit consisting of (i) one share of newly-designated Series A Preferred Stock or Series A-1 Preferred Stock, and (ii) one Warrant to purchase a share of Common Stock for $2.34, in a private placement to Mr. Pappajohn, his spouse and Peter Unanue (a director of MYnd), for gross proceeds of $2.1 million. The private placement closed on March 29, 2018. Effective July 16, 2019, each of Mr. Pappajohn, his spouse and Mr. Unanue entered into an exchange agreement under which they exchanged their shares of MYnd Series A Preferred Stock for our Series A Preferred Stock.

Private Placement with Directors and Management

On September 21, 2018, MYnd entered into definitive agreements with Mr. Carpenter, Dr. Smith, Mr. Pappajohn, Mr. Unanue and entities affiliated with Michal Votruba, a director of MYnd and Director of Life Sciences for the European-based RSJ-Gradus fund, relating to a private placement of an aggregate of 459,458 units for $1.85 per unit, with each unit consisting of one share of common stock and a warrant to purchase a share of Common Stock for $2.00.

Director and Executive Officer Compensation

Please see the “Executive and Director Compensation” section of this prospectus for a discussion of payments and options granted to our named executive officers and non-employee directors.

Employment Agreements

We have entered into employment agreements with our executive officers. For more information regarding these agreements, see the “Executive and Director Compensation—Narrative Disclosure to Summary Compensation Table” section of this prospectus.

Indemnification Agreements with Officers and Directors and Directors’ and Officers’ Liability Insurance

In connection with this offering, we have entered into, and intend to continue to enter into, indemnification agreements with each of our executive officers and directors. The indemnification agreements, our certificate of incorporation and our by-laws require us to indemnify our directors to the fullest extent not prohibited by Delaware law.

Consulting Agreement

On May 30, 2019, we entered into a Consultant Agreement with Robin L. Smith, MD, which provides that Dr. Smith will receive a $15,000 monthly fee during the consulting term and provided for the grant of (i) an option to purchase up to 40,000 shares of our common stock (which may be exercised at any time during the ten year period following the grant) and (ii) 20,000 restricted shares of our common stock. The option and the restricted stock grant will vest upon the completion of our anticipated listing on a national securities exchange. We also agreed to pay Dr. Smith a $100,000 bonus at the effective time of such listing.

DESCRIPTION OF SECURITIES

The following is a summary of the material terms of our capital stock. The summaries and descriptions below do not purport to be complete statements of the relevant provisions of our certificate of incorporation or bylaws. Our certificate of incorporation and bylaws are attached as exhibits to this Registration Statement and incorporated herein by reference. The summaries and descriptions below do not purport to be complete statements of the Delaware General Corporation Law.

Authorized and Outstanding Capital Stock

We have 105,000,000 authorized shares of capital stock, par value $0.001 per share, of which 100,000,000 shares will be shares of common stock and 5,000,000 shares will be shares of “blank check” preferred stock. As of the date hereof, there are 2,566,629 shares of our common stock and 1,050,000 shares of Series A preferred stock issued and outstanding.

Common Stock

The holders of our common stock will be entitled to one vote per share. In addition, the holders of our common stock will be entitled to receive pro rata dividends, if any, declared by our board of directors out of legally available funds; however, we expect that our board of directors will retain earnings, if any, for operations and growth. Upon liquidation, dissolution or winding-up, the holders of our common stock will be entitled to share ratably in all assets that are legally available for distribution. The holders of our common stock will have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of any series of preferred stock, which may be designated solely by action of our board of directors and issued in the future.

Preferred Stock

Our board of directors is authorized, subject to any limitations prescribed by law, without further vote or action by our stockholders, to issue from time to time shares of preferred stock in one or more series. Each series of preferred stock will have the number of shares, designations, preferences, voting powers, qualifications and special or relative rights or privileges as shall be determined by our board of directors, which may include, among others, dividend rights, voting rights, liquidation preferences, conversion rights and preemptive rights.

The issuance of shares of our preferred stock could adversely affect the voting power of holders of common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation. In addition, the issuance of preferred stock could have the effect of delaying, deferring or preventing a change of control or other corporate action. We have no current plan to issue any shares of preferred stock.

As of the date hereof, there are 1,050,000 shares of Series A Preferred Stock issued and outstanding. The Series A Preferred Stock has the following terms:

Dividends.

Shares of the Series A Preferred Stock will be entitled to receive cash dividends at the rate of five percent (5.00%) of the Original Series A Issue Price per annum, payable out of funds legally available therefor. Such dividends shall (i) accrue on shares of Series A Preferred Stock from the date of issuance of such shares, (ii) be cumulative, and (iii) be payable only (A) when, as and if declared by the Board of Directors, (B) upon the occurrence of a Liquidation Event or a Deemed Liquidation Event (whether or not such dividends have been declared) and (C) “in kind” upon a conversion of the Series A Preferred Stock. The value of Common Stock for purposes of determining shares issuable upon a payment in kind shall not be less than the original issue price of the Series A Preferred Stock.

Voting Rights.

Each holder of a share of Series A Preferred Stock shall have the right to one vote for each share of Common Stock into which such Series A Preferred Stock could then be converted (with any fractional share determined on an aggregate conversion basis being rounded down to the nearest whole share). The holders shall be entitled to vote as a class on certain significant or corporate actions.

Rank.

With respect to distributions upon a Liquidation Event (as defined below), the Series A rank senior to the Common Stock and to each other class of our capital stock existing now or hereafter created that are not specifically designated as ranking senior to the Series A Preferred Stock.

Liquidation Preference.

In the event of any voluntary or involuntary liquidation, dissolution or winding-up of us or such subsidiaries the assets of which constitute all or substantially all of the assets of the business of us and its subsidiaries, taken as a whole (“Liquidation Event”), the holders of shares of Series A Preferred Stock shall be entitled to receive, prior and in preference to any distribution in such Liquidation Event to the holders of any junior securities, including the Common Stock, by reason of their ownership thereof, an amount per share equal to the Series A Liquidation Preference for each outstanding share of Series A Preferred Stock then held by them. After the payment or setting apart of payment of the full preferential amounts required to be paid to the holders of shares of Series A Preferred Stock, the remaining assets and funds legally available for distribution to our stockholders shall be distributed among the holders of the shares of Common Stock ratably on a per-share basis.

Consolidation; Merger.

A (i) consolidation or merger of us with or into any other entity in which the stockholders of us immediately prior to such transaction do not own a majority of the voting capital stock of the surviving entity, (ii) sale, lease, transfer, exclusive license, conveyance or disposition of all or substantially all of the assets of us, or (iii) the effectuation by us of a transaction or series of related transactions in which more than 50% of the voting power of us is disposed of (each of (i), (ii) and (iii), a “Deemed Liquidation Event”), will each be deemed to be a Liquidation Event, unless elected otherwise by vote of the holders of a majority of the then outstanding shares of Series A Preferred Stock (“Required Holders”). Any securities to be delivered to the stockholders pursuant to a Deemed Liquidation Event will be valued at fair market value.

Conversion.

Each Holder of shares of Series A Preferred Stock shall have the right (the “Conversion Right”), at any time and from time to time, at such holder’s option, to convert all or any portion of such holder’s shares of Series A Preferred Stock into fully paid and non-assessable shares of Common Stock. Upon a holder’s election to exercise its Conversion Right, each share of Series A Preferred Stock for which the Conversion Right is exercised shall be converted into such number of shares of Common Stock as is determined by dividing the Original Purchase Price ($1.875) by the conversion price for the Series A Preferred Stock at the time in effect ($9.375 following the proposed 1-5 reverse split). In addition, pursuant to the terms of exchange agreements under which holders of MYnd Series A Preferred Stock exchange such shares for our Series A Preferred Stock, each of our Series A Preferred stockholders agreed that if (i) we sells shares of our Common Stock in one or more registered public offerings or a private placements, at a price per share that is equal to, or in excess of, three times the current conversion price of the Series A Preferred Stock or (ii) our Common Stock trades on a national securities exchange and our Common Stock has a closing sale price that is equal to, or in excess of, three times the current conversion price of our Series A Preferred Stock for at least five (5) consecutive days, all of our Series A Preferred Stock shall automatically convert into our Common Stock without any further action on the part of us or the holders of the Series A Preferred Stock.

Anti-takeover Provisions in Our Certificate of Incorporation and Bylaws

Authorized But Unissued Preferred Stock

As discussed above, we will be authorized to issue a total of 5,000,000 shares of preferred stock. Our certificate of incorporation will provide that the board of directors may issue preferred stock by resolution, without any action of the stockholders. In the event of a hostile takeover, the board of directors could potentially use this preferred stock to preserve control. The existence of authorized but unissued shares of preferred stock may enable our board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise. For example, if in the due exercise of its fiduciary obligations, our board of directors were to determine that a takeover proposal is not in the best interests of us or our stockholders, our board of directors could cause shares of preferred stock to be issued without stockholder approval in one or more private offerings or other transactions that might dilute the voting or other rights of the proposed acquirer or insurgent stockholder or stockholder group. In this regard, our certificate of incorporation grants our board of directors broad power to establish the rights and preferences of authorized and unissued shares of preferred stock. The issuance of shares of preferred stock could decrease the amount of earnings and assets available for distribution to holders of shares of common stock. The issuance may also adversely affect the rights and powers, including voting rights, of these holders and may have the effect of delaying, deterring or preventing a change in control of us.

Filling Vacancies

Our bylaws will include a provision that permits the board to fill any vacancies on the board arising due to the death, resignation or removal of any director. The board will also authorized to fill vacancies if the stockholders fail to elect the full authorized number of directors to be elected at any annual or special meeting of stockholders. Vacancies in the board may be filled by a majority of the remaining directors then in office, even though less than a quorum of the board, or by a sole remaining director.

Board Action Without Meeting

Our bylaws will provide that the board may take action without a meeting if all the members of the board consent to the action in writing. Board action through consent allows the board to make swift decisions, including in the event that a hostile takeover threatens current management.

No Cumulative Voting

Our bylaws and certificate of incorporation will not provide the right to cumulate votes in the election of directors. This provision means that the holders of a plurality of the shares voting for the election of directors can elect all of the directors. Non-cumulative voting makes it more difficult for an insurgent minority stockholder to elect a person to the board of directors.

Special Meetings of Stockholders

Our bylaws will allow special meetings of stockholders to be called only by our board of directors.

Section 203 of the Delaware General Corporation Law

We are subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a three-year period following the time that this stockholder becomes an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes, among other things, a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns, or did own within three years prior to the determination of interested stockholder status, 15% or more of the corporation’s voting stock.

Under Section 203, a business combination between a corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions:

●	before the stockholder became interested, the board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

●	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, shares owned by persons who are directors and also officers, and employee stock plans, in some instances; or

●	at or after the time the stockholder became interested, the business combination was approved by the board of directors of the corporation and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

A Delaware corporation may “opt out” of these provisions with an express provision in its original certificate of incorporation or an express provision in its amended and restated certificate of incorporation or amended and restated by-laws resulting from a stockholders’ amendment approved by at least a majority of the outstanding voting shares. We have not opted out of these provisions. As a result, mergers or other takeover or change in control attempts of us may be discouraged or prevented.

Limitations on Liability, Indemnification of Officers and Directors and Insurance

Our certificate of incorporation contains provisions that eliminate, to the maximum extent permitted by the General Corporation Law of the State of Delaware, the personal liability of our directors and executive officers for monetary damages for breach of their fiduciary duties as directors or officers. our certificate of incorporation and bylaws provide that we must indemnify its directors and executive officers and may indemnify its employees and other agents to the fullest extent permitted by the General Corporation Law of the State of Delaware.

Sections 145 and 102(b)(7) of the General Corporation Law of the State of Delaware provide that a corporation may indemnify any person made a party to an action by reason of the fact that he or she was a director, executive officer, employee or agent of the corporation or is or was serving at the request of a corporation against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that, in the case of an action by or in right of the corporation, no indemnification may generally be made in respect of any claim as to which such person is adjudged to be liable to the corporation.

Authorized but Unissued Shares

Our authorized but unissued shares of common stock and preferred stock will be available for future issuance without your approval. We may use additional shares for a variety of purposes, including future public offerings to raise additional capital, to fund acquisitions and as employee compensation. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Listing

We have applied to have our shares of common stock listed on the Nasdaq Stock Market under the symbol “PSYC,” and we have applied to have our common stock quoted on the OTC.QB although there is no assurance that our applications will be approved. We do not currently meet the Stockholders’ Equity requirement for the Nasdaq Capital Market listing standards and in order to do so are raising additional capital in this offering. In addition, to address any potential issues related to bid price/closing price requirements, we intend to effectuate a 1-5 reverse stock split immediately following effectiveness of this Registration Statement.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company.

Shares Eligible for Future Sale

Prior to this offering, there has been no public market for our common stock, and we cannot predict the effect, if any, that sales of shares or availability of any shares for sale will have on the market price of our common stock prevailing from time to time. Sales of substantial amounts of common stock (including shares issued on the exercise of options, warrants or convertible securities, if any) or the perception that such sales could occur, could adversely affect the market price of our common stock and our ability to raise additional capital through a future sale of securities.

Upon completion of this offering, we will have shares of common stock issued and outstanding (or shares if the underwriters exercise their over-allotment option in full). All of the shares of our common stock sold in this offering will be freely tradable without restriction or further registration under the Securities Act unless such shares are purchased by “affiliates” as that term is defined in Rule 144 under the Securities Act. These shares will be “restricted securities” as that phrase is defined in Rule 144. Subject to certain contractual restrictions, including the lock-up agreements described below, holders of restricted shares will be entitled to sell those shares in the public market if they qualify for an exemption from registration under Rule 144 or any other applicable exemption under the Securities Act. Subject to the lock-up agreements described below and the provisions of Rules 144 and 701, additional shares will be available for sale as set forth below.

Lock-Up Agreements

We and each of our directors and executive officers have agreed that, subject to certain exceptions, for one-hundred eighty (180) days after the date of this prospectus, without the prior written consent of Aegis, we and they will not directly or indirectly, (1) offer for sale, sell, pledge, or otherwise dispose of (or enter into any transaction or device that is designed to, or could be expected to, result in the disposition by any person at any time in the future of) any shares of our common stock (including, without limitation, shares of our common stock that may be deemed to be beneficially owned by us or them in accordance with the rules and regulations of the SEC and shares of common stock that may be issued upon exercise of any options or warrants) or securities convertible into or exercisable or exchangeable for our common stock, (2) enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic consequences of ownership of our common stock or (3) make any demand for or exercise any right or file or cause to be filed a registration statement, including any amendments thereto, with respect to the registration of any shares of our common stock or securities convertible, exercisable or exchangeable into our common stock or any of our other securities, although we are permitted to file a registration statement on Form S-8.

Aegis, in its sole discretion, may release our common stock and other securities subject to the lock-up agreements described above in whole or in part at any time with or without notice. When determining whether or not to release our common stock and other securities from the lock-up agreements,  Aegis will consider, among other factors, the holder’s reasons for requesting the release, the number of shares of our common stock and other securities for which the release is being requested and market conditions at the time.

Rule 144

In general, under Rule 144 under the Securities Act, a person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months (including any period of consecutive ownership of preceding non-affiliated holders) would be entitled to sell those shares, subject only to the availability of current public information about us. A non-affiliated person who has beneficially owned restricted securities within the meaning of Rule 144 for at least one year would be entitled to sell those shares without regard to the provisions of Rule 144.

A person (or persons whose shares are aggregated) who is deemed to be an affiliate of ours and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months would be entitled to sell within any three-month period a number of shares that does not exceed the greater of one percent of the then outstanding shares of our common stock or the average weekly trading volume of our common stock reported through the Nasdaq during the four calendar weeks preceding such sale. Such sales are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about us.

Underwriting

Aegis Capital Corp. is acting as the lead managing underwriter and as representative of the underwriters (the “Representative”). Subject to the terms and conditions of an underwriting agreement between us and the Representative, we have agreed to sell to each underwriter named below, and each underwriter named below has severally agreed to purchase, at the public offering price less the underwriting discounts set forth on the cover page of this prospectus, the number of shares of common stock listed next to its name in the following table:

Name of Underwriter	Number of Shares
Aegis Capital Corp.

Total

The underwriters are committed to purchase all the shares of common stock offered by this prospectus if they purchase any shares of common stock. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased, or the offering may be terminated. The underwriters are not obligated to purchase the shares of common stock covered by the underwriters’ over-allotment described below. The underwriters are offering the shares of common stock, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Over-Allotment Option

We have granted the underwriters an option exercisable for up to 45 days after the date of the underwriting agreement, to purchase up to 232,500  shares of common stock at the public offering price listed on the cover page of this prospectus, less underwriting discounts and commissions. The underwriters may exercise this option only to cover over-allotments, if any, made in connection with this offering. To the extent the option is exercised, and the conditions of the underwriting agreement are satisfied, we will be obligated to sell to the underwriters, and the underwriters will be obligated to purchase, these additional shares of common stock.

Discount and Commissions

We have agreed to pay the underwriters a cash fee equal to eight percent (8%) of the aggregate gross proceeds. We have agreed to pay a non-accountable expense allowance to the underwriters equal to 1.0% of the gross proceeds received in this offering (excluding proceeds received from exercise of the underwriters’ over-allotment option).

The Representative has advised us that the underwriters propose to offer the shares directly to the public at the public offering price set forth on the cover of this prospectus. In addition, the Representative may offer some of the shares to other securities dealers at such price less a concession of up to $             per share. After the offering to the public, the offering price and other selling terms may be changed by the Representative without changing the Company’s proceeds from the underwriters’ purchase of the shares.

The following table shows the public offering price, underwriting discount and proceeds, before expenses, to us. The information assumes either no exercise or full exercise by the underwriters of their over-allotment option. The underwriting commissions are equal to the public offering price per share less the amount per share the underwriters pay us for the shares.

	Without Option		With Option
	Per Share	Total	Per Share	Total
Public offering price	$	$	$	$
Underwriting discount (8%)	$	$	$	$
Non-accountable expense allowance (1%)(1)	$		$
Proceeds to us before expenses	$	$	$	$

We estimate that the total expenses of the offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding underwriting discounts and commissions, will be approximately $733,483, all of which are payable by us. This figure includes expense reimbursements we have agreed to pay the Representative for reimbursement of its expenses related to the offering up to a maximum aggregate expense allowance of $125,000, for which we have paid a $30,000 advance, which will be returned to us to the extent not offset by actual expenses.

Determination of Offering Price

Before this offering, there has been a very limited public market for our common stock. Accordingly, the public offering price will be negotiated between us and the representative. Among the factors to be considered in these negotiations are:

●	the prospects for our company and the industry in which we operate;

●	our past and present financial and operating performance;

●	financial and operating information and market valuations of publicly traded companies engaged in activities similar to ours;

●	the prevailing conditions of U.S. securities markets at the time of this offering; and

●	other factors deemed relevant.

Lock-Up Agreements

We and each of our officers and directors have agreed, subject to certain exceptions, not to offer, issue, sell, contract to sell, encumber, grant any option for the sale of or otherwise dispose of any shares of our common stock or other securities convertible into or exercisable or exchangeable for shares of our common stock for a one hundred eighty (180) days from the date of this offering without the prior written consent of the Representative.

The Representative may in its sole discretion and at any time without notice release some or all of the shares subject to lock-up agreements prior to the expiration of the lock-up period. When determining whether or not to release shares from the lock-up agreements, the representative will consider, among other factors, the security holder’s reasons for requesting the release, the number of shares for which the release is being requested and market conditions at the time.

Pursuant to the underwriting agreement, we have also agreed, for a period of one-hundred eighty (180) days from the date of the offering, that we will not, subject to specified exempt issuances, file or cause to be filed any registration statement with the Commission relating to the offering of any shares of capital stock of us or any securities convertible into or exercisable or exchangeable for shares of capital stock of us.

Right of First Refusal.

According to the terms of the underwriting agreement, upon the closing of this offering, the Representative shall have the right of first refusal, for a period of six (6) months from the closing of the offering, to act as lead managing underwriter and sole book runner and/or lead placement agent for any and all future public or private equity, equity-linked or debt (excluding commercial bank debt) offerings, which shall be increased to nine (9) months from the closing of this offering if the gross proceeds to us equal or exceed $6.5 million but in no case will the right of first refusal extend beyond the third anniversary of the commencement of sales of the offering. We have also agreed to a tail fee equal to the cash compensation in this offering if any investor to which the underwriter introduced us with respect to this offering during the term of its engagement provides us with further capital in a public or private offering or capital raising transaction during the 12-month period following termination of our engagement of the underwriter.

Indemnification

We have agreed to indemnify the underwriters against specified liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect thereof.

Electronic Offer, Sale and Distribution of Shares.

A prospectus in electronic format may be made available on a website maintained by the Representative and may also be made available on a website maintained by other underwriters. The underwriters may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the Representative to underwriters that may make Internet distributions on the same basis as other allocations. In connection with the offering, the underwriters or syndicate members may distribute prospectuses electronically. No forms of electronic prospectus other than prospectuses that are printable as Adobe® PDF will be used in connection with this offering.

The underwriters have informed us that they do not expect to confirm sales of shares offered by this prospectus to accounts over which they exercise discretionary authority.

Other than the prospectus in electronic format, the information on any underwriter’s website and any information contained in any other website maintained by an underwriter is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or any underwriter in its capacity as underwriter and should not be relied upon by investors.

Price Stabilization, Short Positions, and Penalty Bids

In connection with this offering, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of our common stock. Specifically, the underwriters may over-allot in connection with this offering by selling more shares than are set forth on the cover page of this prospectus. This creates a short position in our common stock for its own account. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares common stock over-allotted by the underwriters is not greater than the number of shares of common stock that they may purchase in the over-allotment option. In a naked short position, the number of shares of common stock involved is greater than the number of shares common stock in the over-allotment option. To close out a short position, the underwriters may elect to exercise all or part of the over-allotment option. The underwriters may also elect to stabilize the price of our common stock or reduce any short position by bidding for, and purchasing, common stock in the open market.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter or dealer repays selling concessions allowed to it for distributing a security in this offering because the underwriter repurchases that security in stabilizing or short covering transactions.

Finally, the underwriters may bid for, and purchase, shares of our common stock in market making transactions, including “passive” market making transactions as described below.

These activities may stabilize or maintain the market price of our common stock at a price that is higher than the price that might otherwise exist in the absence of these activities. The underwriters are not required to engage in these activities, and may discontinue any of these activities at any time without notice.

In connection with this offering, the underwriters and selling group members, if any, or their affiliates may engage in passive market making transactions in our common stock immediately prior to the commencement of sales in this offering, in accordance with Rule 103 of Regulation M under the Exchange Act. Rule 103 generally provides that:

●	a passive market maker may not effect transactions or display bids for our common stock in excess of the highest independent bid price by persons who are not passive market makers;

●	net purchases by a passive market maker on each day are generally limited to 30% of the passive market maker’s average daily trading volume in our common stock during a specified two-month prior period or 200 shares, whichever is greater, and must be discontinued when that limit is reached; and

●	passive market making bids must be identified as such.

Certain Relationships

Certain of the underwriters and their affiliates may in the future provide various investment banking, commercial banking and other financial services for us and our affiliates for which they may in the future receive customary fees, however, except for the right of first refusal disclosed in this prospectus, we have no present arrangements with any of the underwriters for any further services.

Offer Restrictions Outside the United States

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Legal Matters

The validity of the securities offered by this prospectus will be passed upon for us by Dentons US LLP, New York, New York. The underwriters are being represented by Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., New York, New York

Experts

The financial statements of MYnd for the years ended September 30, 2018 and 2017 appearing in this prospectus, which describe the assets transferred to us by MYnd in the Separation as if the transferred assets were our business for all historical periods described, have been audited by Marcum LLP, independent registered public accounting firm, as set forth in their report dated December 11, 2018, which report includes an explanatory paragraph as to the ability of MYnd to continue as a going concern.

Where You Can Find More Information

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of Common Stock being offered by this prospectus. This prospectus does not contain all of the information in the registration statement of which this prospectus is a part and the exhibits to such registration statement. For further information with respect to us and the Common Stock offered by this prospectus, we refer you to the registration statement of which this prospectus is a part and the exhibits to such registration statement. Statements contained in this prospectus as to the contents of any contract or any other document are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement of which this prospectus is a part. Each of these statements is qualified in all respects by this reference.

The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, including Telemynd, Inc. The SEC’s Internet site can be found at http://www.sec.gov. You may also request a copy of these filings, at no cost, by writing us at 26522 La Alameda, Suite 290, Mission Viejo, California 92691 or telephoning us at (949) 420-4400.

We are subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended, and, in accordance with this law, file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information are available at the website of the SEC referred to above. We also maintain a website at www.telemynd.com. You may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained on our website is not a part of this prospectus and the inclusion of our website address in this prospectus is an inactive textual reference only.

INDEX TO FINANCIAL STATEMENTS

This prospectus describes the assets transferred to us by MYnd in the Separation as if the transferred assets were our business for all historical periods described. References in this prospectus to our historical assets, liabilities, products, businesses or activities of our business are generally intended to refer to the historical assets, liabilities, products, businesses or activities of the transferred businesses as the businesses were conducted as part of MYnd and its subsidiaries prior to the Separation.

*	Telemynd, Inc. a Delaware corporation incorporated on March 18, 2019, was formerly a wholly owned subsidiary of MYnd Analytics, Inc., a Delaware corporation, (“Mynd”). As of and for the period ending June 30, 2019, references to Telemynd’s historical business and operations refer to Mynd’s technology platform, as a predictive analytics company, to support personalized care for mental health patients and provide more personalized care to patients that has be transferred to Telemynd in connection with the separation and distribution described herein. In connection with and prior to the Merger, described herein Mynd contributed and transferred to Telemynd all or substantially all of the Mynd’s business, assets and liabilities. Mynd completed its merger transaction with EMI Holding, Inc., formerly known as Emmaus Life Sciences, Inc. (“EMI”), pursuant to which EMI became a wholly-owned subsidiary of Mynd (the “Merger”). On July 17, 2019, immediately after completion of the Merger, Mynd changed its name to “Emmaus Life Sciences, Inc.” The Spin-off is governed by a Separation and Distribution Agreement, dated January 4, 2019, between Mynd and Mynd Analytics, Inc., a California corporation (“Mynd CA”), which was assigned by Mynd CA to Telemynd on March 27, 2019 pursuant to the terms of an Amended and Restated Separation and Distribution Agreement (as amended, the “Separation Agreement”), which provides the terms and conditions of the separation of the two businesses and for the Spin-off. Telemynd is led and managed by Mynd’s historical Board of Directors and management team, other than Robin Smith who is not a director of Telemynd. In connection with and prior to the Merger, MYnd contributed and transferred to Telemynd, Inc. (“Telemynd”), a newly formed, wholly owned subsidiary of MYnd all or substantially all of MYnd’s business, assets and liabilities, except for certain retained assets and liabilities, pursuant to the Amended and Restated Separation and Distribution Agreement, dated as of March 27, 2019, among MYnd, Telemynd and MYnd Analytics, Inc., a California corporation and wholly owned subsidiary of MYnd (the “Separation Agreement”). On July 15, 2019, the MYnd Board of Directors (the “Board”) declared a dividend (the “Dividend”) with respect to the shares of Common Stock outstanding at the close of business on that day of one share of the Telemynd common stock held by MYnd for each outstanding share of Common Stock. The Dividend, which together with the contribution and transfer of MYnd’s business, assets and liabilities described above, is referred to as the “Spin-Off,” was paid on July 16, 2019.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors of

MYnd Analytics, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of MYnd Analytics, Inc. (the “Company”) as of September 30, 2018 and 2017, the related consolidated statements of operations, equity and cash flows for each of the two years in the period ended September 30, 2018, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of September 30, 2018 and 2017 and the results of its operations and its cash flows for each of the two years in the period ended September 30, 2018, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph - Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 1, the Company has incurred significant losses and negative cash flows from operations and needs to raise additional funds to meet its obligations and sustain its operations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Marcum LLP

Marcum LLP

We have served as the Company’s auditor since 2017.

Costa Mesa, CA

December 11, 2018

MYND ANALYTICS, INC.

CONSOLIDATED BALANCE SHEETS

	September 30,
	2018	2017

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$3,254,700	$5,449,000
Accounts receivable, net	63,300	6,500
Prepaid insurance	57,900	57,200
Note receivable - related party	—	159,500

Prepaid expenses and other current assets	134,700	22,000
Total current assets	3,510,600	5,694,200
Property and equipment, net	110,800	120,700
Intangible assets, net	116,500	60,200
Investment in Arcadian	—	195,900
Goodwill	1,386,800	—
Other assets	27,100	25,100
TOTAL ASSETS	$5,151,800	$6,096,100

LIABILITIES AND STOCKHOLDERS’ EQUITY:
CURRENT LIABILITIES:
Accounts payable (including $30,350 and $36,200 to related parties as of September 30, 2018, and 2017, respectively)	$346,900	$736,900
Accrued liabilities	268,900	55,200
Accrued compensation	175,400	466,000
Accrued compensation – related parties	209,300	204,600
Accrued interest and other	3,900	3,900
Deferred revenue	159,700	45,900
Current portion of note payable	—	31,500
Current portion of capital lease	1,300	1,300
Total current liabilities	1,165,400	1,545,300

LONG-TERM LIABILITIES
Long-term borrowing, net	587,700	—
Accrued interest on long-term borrowing	110,100	—
Long term portion of capital lease	2,100	3,400
Total long-term liabilities	699,900	3,400
TOTAL LIABILITIES	1,865,300	1,548,700
STOCKHOLDERS’ EQUITY:
Preferred stock, $0.001 par value; 15,000,000 authorized; 1,500,000 shares of Series A Preferred Stock and 500,000 shares of Series A-1 authorized; 550,000 shares of Series A Preferred Stock and 500,000 shares of Series A-1 issued and outstanding as of September 30, 2018; No shares of Preferred stock issued and outstanding as of September 30, 2017; aggregate liquidation preference of $1,968,750 as of September 30, 2018	1,100	—
Common stock, $0.001 par value; 250,000,000 shares and 500,000,000 shares authorized as of September 30, 2018 and September 30, 2017 respectively, 7,407,254 and 4,299,311 shares issued and outstanding as of September 30, 2018 and September 30, 2017, respectively;	7,400	4,300

Additional paid-in capital	89,257,700	80,189,700
Accumulated deficit	(85,245,300)	(75,646,600)
Total controlling interests	4,020,900	4,547,400

Non-controlling interest	(734,400)	—

Total stockholders’ equity	$3,286,500	$4,547,400

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$5,151,800	$6,096,100

See Accompanying Notes to the Consolidated Financial Statements

MYND ANALYTICS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the years ended September 30,
	2018	2017
REVENUES
Neurometric services	$263,700	$128,500
Telepsychiatry services	1,051,800	—
Total revenues	1,315,500	128,500

Cost of revenues
Neurometric services	131,200	53,500
Telepsychiatry services	696,200	—
	827,400	53,500

Gross Margin	488,100	75,000

OPERATING EXPENSES
Research	231,500	123,900
Product development	1,146,000	1,237,200
Sales and marketing	1,617,900	1,226,700
General and administrative	7,737,600	4,590,800
Total operating expenses	10,733,000	7,178,600

OPERATING LOSS	(10,244,900)	(7,103,600)

OTHER INCOME (EXPENSE):
Interest expense, net	(86,300)	(6,600)
Total other income (expense)	(86,300)	(6,600)
LOSS BEFORE PROVISION FOR INCOME TAXES	(10,331,200)	(7,110,200)
Income taxes	1,900	2,600
NET LOSS	$(10,333,100)	$(7,112,800)

Net loss attributable to noncontrolling interest	(734,400)	—

Net Loss attributable to MYnd Analytics, Inc.	$(9,598,700)	$(7,112,800)

BASIC AND DILUTED LOSS PER SHARE:	$(1.86)	$(2.52)

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic and Diluted	5,199,566	2,817,415

See Accompanying Notes to the Consolidated Financial Statements

MYND ANALYTICS, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

							Sub-total
	Common Stock		Preferred Stock		Additional Paid-in	Accumulated	MYnd Stockholders’	Noncontrolling	Total
	Shares	Amount	Shares	Amount	Capital	Deficit	Equity	Interest	Equity
Balance at September 30, 2016	1,941,061	$1,900	—	$—	$67,467,400	$(68,533,800)	$(1,064,500)	$—	$(1,064,500)

Stock-based compensation	—	—	—	—	2,086,000	—	2,086,000	—	2,086,000
Stock issued for private placement of shares	477,000	500	—	—	2,980,800	—	2,981,300	—	2,981,300
Stock issued for purchase agreement to Aspire Capital	20,000	—	—	—	145,000	—	145,000	—	145,000
Commitment shares issued to Aspire Capital	80,000	100	—	—	(100)	—	—	—	—
Stock issued to vendor for services	26,250	—	—	—	173,000	—	173,000	—	173,000
Restricted stock compensation	79,000	100	—	—	(100)	—	—	—	—
Common stock issued to Arcadian	1,000	—	—	—	5,900	—	5,900	—	5,900
Common stock - public Offering	1,675,000	1,700	—	—	7,480,400	—	7,482,100	—	7,482,100
Offering costs - legal fees Arcadian		—	—	—	(148,600)	—	(148,600)	—	(148,600)
Net loss	—	—			—	(7,112,800)	(7,112,800)	—	(7,112,800)
Balance at September 30, 2017	4,299,311	$4,300	—	$—	$80,189,700	$(75,646,600)	$4,547,400	$—	$4,547,400

Stock-based compensation	—	—	—	—	1,588,300	—	1,588,300	—	1,588,300
Proceeds from issuance of preferred stock	—	—	1,050,000	1,100	2,036,000	—	2,037,100	—	2,037,100
Stock issued to Aspire Capital	2,314,671	2,310	—	—	4,257,900	—	4,260,210	—	4,260,210
Issuance of common stock	183,814	175	—	—	80,300	—	80,475	—	80,475
Stock issued for private placement of shares	459,458	460	—	—	849,500	—	849,960	—	849,960
Stock issued to vendor for services	115,000	120	—	—	201,800	—	201,920	—	201,920
Proceeds from option exercise	35,000	35	—	—	54,200	—	54,235	—	54,235
Net loss						(9,598,700)	(9,598,700)	(734,400)	(10,333,100)
Balance at September 30, 2018	7,407,254	$7,400	1,050,000	$1,100	$89,257,700	$(85,245,300)	$4,020,900	$(734,400)	$3,286,500

See Accompanying Notes to the Consolidated Financial Statements

MYND ANALYTICS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the years ended September 30,
	2018	2017
OPERATING ACTIVITIES:
Net loss	$(10,333,100)	$(7,112,800)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	117,900	48,700
Change in provision for doubtful accounts	800	—
Stock based compensation	1,588,300	2,086,000
Non-cash common stock issued to vendors for services	201,920	173,000
Accretion of debt discount and non-cash interest expense	82,300	—
Changes in operating assets and liabilities:
Accounts receivable	(500)	(1,400)
Prepaid expenses and other assets	(91,500)	(12,100)
Accounts payable and accrued liabilities	(432,700)	301,500
Deferred revenue	113,800	—
Deferred compensation	(285,900)	(275,000)
Net cash used in operating activities	(9,038,680)	(4,792,100)
INVESTING ACTIVITIES:
Purchase of property and equipment	(55,200)	(127,900)
Investment in Arcadian	—	(190,000)
Payment for acquisition of business, net of cash acquired	(306,600)	—
Loan Advance – Plotkin	—	(159,500)
Purchase of intangible assets	—	(2,100)
Net cash used in investing activities	(361,800)	(479,500)
FINANCING ACTIVITIES:
Principal payments on capital lease	(2,600)	(1,200)
Principal payments on long-term debt	(37,000)	—
Principal payments on note payable	(36,200)	(56,200)
Proceeds from Aspire Capital purchase agreements	4,260,210	145,000
Proceeds from sale of preferred stock and common stock warrants	2,037,100	—
Proceeds from sale of common stock	930,435	2,981,300
Proceeds from public offering	—	7,482,100
Proceeds from stock options exercised	54,235	—
Deferred offering costs	—	(148,600)
Net cash provided by financing activities	7,206,180	10,402,400
NET INCREASE (DECREASE) IN CASH	(2,194,300)	5,130,800
CASH- BEGINNING OF YEAR	5,449,000	318,200
CASH- END OF YEAR	$3,254,700	$5,449,000
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the period for:
Interest	$8,200	$6,600
Income taxes	$1,900	$2,600
Non-cash financing and investing activities
Long-term borrowings assumed in business combination	$651,700	—
Commitment shares issued to Aspire Capital as offering cost	$795,000	$708,000
Investment in Arcadian 1,000 shares at $5.90 per share of common stock	$—	$5,900

See Accompanying Notes to the Consolidated Financial Statements

MYND ANALYTICS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1.	NATURE OF OPERATIONS

Organization, Nature of Operations and Going Concern Uncertainty

MYnd Analytics, Inc. (“MYnd,” “CNS,” “we,” “us,” “our,” or the “Company”), formerly known as CNS Response Inc., is a predictive analytics company that has developed a decision support tool to help physicians reduce trial and error treatment in mental health and provide more personalized care to patients. The Company employs a clinically validated scalable technology platform to support personalized care for mental health patients. The Company utilizes its patented machine learning, artificial intelligence, data analytics platform for the delivery of telebehavioral health services and its PEER predictive analytics product offering. On November 13, 2017, the Company acquired Arcadian, which manages the delivery of telepsychiatry and telebehavioral health services through a nationwide network of licensed and credentialed psychiatrists, psychologists and master’s-level therapists. The Company is commercializing its PEER predictive analytics tool to help physicians reduce trial and error treatment in mental health. MYnd’s patented, clinically validated technology platform (“PEER Online”) utilizes complex algorithms to analyze electroencephalograms (“EEGs”) to generate Psychiatric EEG Evaluation Registry (“PEER”) Reports to predict individual responses to a range of medications prescribed for the treatment of behavioral disorders including depression, anxiety, bipolar disorder, PTSD and other non-psychotic disorders.

Going Concern Uncertainty

The accompanying consolidated financial statements have been prepared in conformity with U.S. generally accepted accounting principles (“GAAP”), which contemplate continuation of the Company as a going concern. The Company’s operations are subject to certain problems, expenses, difficulties, delays, complications, risks and uncertainties frequently encountered in the operation of a business. These risks include the ability to obtain adequate financing on a timely basis, if at all, the failure to develop or supply technology or services to meet the demands of the marketplace, the failure to attract and retain qualified personnel, competition within the industry, government regulation and the general strength of regional and national economies.

The Company’s recurring net losses and negative cash flows from operations raise substantial doubt about its ability to continue as a going concern. During the twelve months ended September 30, 2018, the Company incurred a net loss of $10.3 million and used $9.0 million of net cash in operating activities. As of September 30, 2018, the Company’s accumulated deficit was $85.2 million. In connection with these consolidated financial statements, management evaluated whether there were conditions and events, considered in the aggregate, that raised substantial doubt about the Company’s ability to meet its obligations as they become due for the next twelve months from the date of issuance of these financial statements. Management assessed that there were such conditions and events, including a history of recurring operating losses, and negative cash flows from operating activities.

If the Company raises additional funds by issuing additional equity or convertible debt securities, the fully diluted ownership percentages of existing stockholders will be reduced. In addition, any equity or debt securities that the Company would issue may have rights, preferences or privileges senior to those of the holders of its common stock.

To date, the Company has financed its cash requirements primarily from equity financings. The Company will need to raise funds immediately to continue its operations and increase demand for its services. Until it can generate sufficient revenues to meet its cash requirements, which it may never do, the Company must continue to finance future cash needs primarily through public or private equity offerings, debt financings or strategic collaborations. The Company’s liquidity and capital requirements depend on several factors, including the rate of market acceptance of its services, the future profitability of the Company, the rate of growth of the Company’s business and other factors described elsewhere in this prospectus. The Company continues to explore additional sources of capital, but there is substantial doubt as to whether any financing arrangement will be available in amounts and on terms acceptable to the Company to permit it to continue operations. The accompanying consolidated financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying consolidated financial statements of the Company have been prepared pursuant to the rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”) and are in accordance with accounting principles generally accepted in the United States of America.

Basis of Consolidation

The audited consolidated financial statements include the results of MYnd, its wholly owned subsidiary, Arcadian Telepsychiatry Services LLC (“Arcadian Services”), two professional associations, Arcadian Telepsychiatry PA (“Texas PA”) which is incorporated in Texas and Arcadian Telepsychiatry Florida P.A. (“Florida PA”) which is incorporated in Florida, and two professional corporations, Arcadian Telepsychiatry P.C. (“Pennsylvania PC”) which is incorporated in Pennsylvania and Arcadian Telepsychiatry of California, P.C. (“California PC”) which is incorporated in California collectively “the Arcadian Entities.”

Arcadian Services is party to Management Services Agreements by and among it and the Arcadian Entities pursuant to which each entity provides services to Arcadian Services. Each entity is established pursuant to the requirements of its respective domestic jurisdiction governing the corporate practice of medicine. All intercompany balances and transactions have been eliminated upon consolidation.

Segments

We view our operations and manage our business as one operating segment.

Variable Interest Entities (VIE)

On November 13, 2017, Arcadian Services entered into a management and administrative services agreement with Texas PA and with Pennsylvania PC, for an initial fixed term of 20 years. In accordance with relevant accounting guidance, Texas PA and Pennsylvania PC are determined to be a Variable Interest Entity (“VIE”) as MYnd is the primary beneficiary with the ability to direct the activities (excluding clinical decisions) that most significantly affect Texas PA’s and Pennsylvania PC’s economic performance through its majority representation of the Texas PA and Pennsylvania PC; therefore, Texas PA and Pennsylvania PC are consolidated by MYnd. On January 19, 2018, Arcadian Services entered into a management and administrative services agreement with California PC, for an initial fixed term of 20 years. In accordance with relevant accounting guidance, California PC is determined to be a VIE and MYnd is the primary beneficiary with the ability to direct the activities (excluding clinical decisions) that most significantly affect California PC’s economic performance through its majority representation of California PC; therefore, California PC is consolidated by MYnd. On March 27, 2018, Arcadian Services entered into a management and administrative services agreement with Florida PA, for an initial fixed term of 20 years. In accordance with relevant accounting guidance, Florida PA is determined to be a VIE and MYnd is the primary beneficiary with the ability to direct the activities (excluding clinical decisions) that most significantly affect Florida PA’s economic performance through its majority representation of Florida PA; therefore, Florida PA is consolidated by MYnd.

The Company holds a variable interest in the entities which contract with physicians and other health professionals in order to provide telepsychiatry services to Arcadian Services. The entities are considered variable interest entities since they do not have sufficient equity to finance their activities without additional financial support. An enterprise having a controlling financial interest in a VIE must consolidate the VIE if it has both power and benefits, that is, it has (1) the power to direct the activities of a VIE that most significantly impact the VIE’s economic performance (power) and (2) the obligation to absorb losses of the VIE that potentially could be significant to the VIE or the right to receive benefits from the VIE that potentially could be significant to the VIE (benefits). The Company has the power and rights to control all activities of the entities and funds and absorbs all losses of the VIE.

In accordance with management service agreements entered into between the Company and medical professional corporations and associations in compliance with regulatory requirements within certain states, the Company has the power to direct activities of the VIE’s and may transfer assets from the individual VIEs to the Company. Therefore, the Company considers that there are no assets in any of the consolidated VIEs that may be relied upon to settle obligations of these entities to third parties. Furthermore, creditors of the VIEs do not have recourse to the general credit of the Company for any of the liabilities to third parties of the VIEs. Finally, none of the professional corporations or associations have purchased equipment nor are they responsible for handling cash or accounts receivable.

There is no explicit or implicit arrangement that requires the Company to provide financial support to the VIE, including events or circumstances that could expose the Company to a loss. For the years ended September 30, 2018 and 2017, the Company did not provide, nor does it intend to provide in the future, any financial or other support either explicitly or implicitly during the periods presented to its variable interest entities. In addition, there are no restrictions on the net income earned by the VIEs. The Company allocates all of the net income earned to the primary owner of the VIE. As part of the operating agreement with the VIE, the Company will be reimbursed for all cost incurred related to operating the VIE in addition to a management fee charged for oversight. For the years ended September 30, 2018 and 2017, no net income was allocated to the VIEs.

In addition, the Company has not paid any dividends to the VIEs from inception to date as there are no dividend payment requirements within the management services agreement entered into with the medical professional corporations and associations.

Use of Estimates

The preparation of the consolidated financial statements requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenue and expense, and related disclosure of contingent assets and liabilities. On an ongoing basis, the Company evaluates its estimates, including those related to revenue recognition, doubtful accounts, intangible assets, income taxes, valuation of equity instruments, accrued liabilities, contingencies and litigation. The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ materially from these estimates.

Cash and Cash Equivalents

The Company considers all liquid instruments purchased with a maturity of three months or less to be cash equivalents. The Company deposits its cash with major financial institutions and may at times exceed the federally insured limit of $250,000. At September 30, 2018, cash exceeds the federally insured limit by $3.0 million. The Company believes that the risk of loss is minimal. To date, the Company has not experienced any losses related to cash deposits with financial institutions.

Debt Instruments

Debt instruments are initially recorded at fair value, with coupon interest and amortization of debt issuance discounts recognized in the statement of operations as interest expense at each period end while such instruments are outstanding.

Fair Value of Financial Instruments

Financial Accounting Standards Board, or FASB, Accounting Standards Codification, or ASC, ASC 825-10 - Recognition and Measurement of Financial Assets and Financial Liabilities defines financial instruments and requires disclosure of the fair value of financial instruments held by the Company. The Company considers the carrying amount of cash, accounts receivable, other receivables, accounts payable and accrued liabilities, to approximate their fair values because of the short period of time between the origination of such instruments and their expected realization.

The Company also analyzes all financial instruments with features of both liabilities and equity under ASC 480-10, ASC 815-10 and ASC 815-40.

The FASB has established a framework for measuring fair value using generally accepted accounting principles. That framework provides a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (level 1 measurements) and the lowest priority to unobservable inputs (level 3 measurements). The three levels of the fair value hierarchy are described as follows:

●	Level I inputs to the valuation methodology are quoted prices for identical assets or liabilities in active markets;

●	Level II inputs to the valuation methodology include:

○	quoted prices for similar assets and liabilities in active markets;

○	Quoted prices for identical or similar assets or liabilities in inactive markets;

○	Inputs other than quoted prices that are observable for the asset or liability;

○	Inputs that are derived principally from or corroborated by observable market data by correlation or other means;

If the asset or liability has a specified (contractual) term, the level 2 input must be observable for substantially the full term of the asset or liability.

●	Level III inputs to the valuation methodology are unobservable and significant to the fair value measurement.

The asset or liability’s fair value measurement level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. Valuation techniques used must maximize the use of observable inputs and minimize the use of unobservable inputs.

Accounts Receivable

The Company estimates the collectability of customer receivables on an ongoing basis by reviewing past-due invoices and assessing the current creditworthiness of each customer. Allowances are provided for specific receivables deemed to be at risk for collection which as of September 30, 2018 and 2017 are $1,800 and $1,000 respectively.

Property and Equipment

Property and Equipment, which are recorded at cost, consist of office furniture and equipment, which are depreciated, over their estimated useful lives on a straight-line basis. The useful lives of these assets is estimated to be between three and five years. Depreciation expense on furniture and equipment for the twelve months ended September 30, 2018 and 2017 was $60,300 and $19,700 respectively. Accumulated depreciation at September 30, 2018 and 2017 was $149,200 and $84,200, respectively.

Long-Lived Assets

As required by ASC 350-30 - Intangibles — Goodwill and other, the Company reviews the carrying value of its long-lived assets at least annually or whenever events or changes in circumstances indicate that the historical cost-carrying value of an asset may no longer be recoverable. The Company assesses recoverability of the carrying value of the asset by estimating the future undiscounted net cash flows expected to result from the asset, including eventual disposition. If the future net cash flows are less than the carrying value of the asset, an impairment loss is recorded equal to the difference between the asset’s carrying value and fair value. No impairment loss was recorded for the years ended September 30, 2018 and 2017.

Intangible Assets

Costs for software developed for internal use are accounted for through the capitalization of those costs incurred in connection with developing or obtaining internal-use software. Capitalized costs for internal-use software are included in intangible assets in the consolidated balance sheet. Capitalized software development costs are amortized over three years. Costs incurred during the preliminary project along with post-implementation stages of internal use computer software development and costs incurred to maintain existing product offerings are expensed as incurred. The capitalization and ongoing assessment of recoverability of development costs require considerable judgment by management with respect to certain external factors, including, but not limited to, technological and economic feasibility and estimated economic life.

At September 30, 2018, the Company had $101,700 in capitalized software development costs. Amortization for the twelve months ended September 30, 2018 and 2017 was $29,000 and $29,000, respectively. Accumulated amortization was $70,400 and $39,300 at September 30, 2018 and 2017, respectively.

On November 13, 2017, the Company acquired customer relationships and tradename intangibles in connection with the Arcadian Services acquisition of which $109,000 were recorded at fair value and are being amortized over an estimated useful life of four years on a straight-line basis. Amortization for the twelve months ended September 30, 2018 and 2017 was $23,800 and none, respectively. Accumulated amortization was $23,800 and $0 at September 30, 2018 and 2017, respectively.

The expected amortization of the intangible assets, as of September 30, 2018, for each of the next four years is as follows:

For the year ended September 30,	Intangible assets
2019	$54,200
2020	29,400
2021	29,400
2022	3,500
Total	$116,500

Goodwill

Goodwill represents the excess of the aggregate purchase price paid over the fair value of the net assets acquired in our business combinations. Goodwill is not amortized and is tested for impairment at least annually or whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Events or changes in circumstances that could trigger an impairment review include a significant adverse change in business climate, an adverse action or assessment by a regulator, unanticipated competition, a loss of key personnel, significant changes in the manner of our use of the acquired assets or the strategy for our overall business, significant negative industry or economic trends, or significant underperformance relative to expected historical or projected future results of operations. The Company has the option to first assess qualitative factors to determine whether the existence of events or circumstances leads to a determination that it is more likely than not that the fair value of a reporting unit is less than its carrying value, including goodwill. If, after assessing the totality of events or circumstances, the Company determines that it is not more likely than not that the fair value of a reporting unit is less than its carrying amount, additional impairment testing is not required. The Company tests for goodwill impairment annually on September 30.

The Company performed a qualitative goodwill assessment at September 30, 2018 and concluded there was no impairment based on consideration of a number of factors, including the improvement in the Company’s key operating metrics over the prior year, improvement in the strength of the general economy and the Company’s continued execution against its overall strategic objectives.

Based on the foregoing, the Company determined that it was not more likely than not that the fair value of its reporting unit is less than its carrying amount and therefore that no further impairment testing was required.

Accrued Compensation

Accrued compensation consists of accrued vacation pay, accrued compensation granted by the Board but not paid, and accrued pay due to staff members.

Accrued compensation – related parties consists of accrued vacation pay, accrued bonuses granted by the Board but not paid for officers and directors.

Deferred Revenue

Deferred revenue represents cash collected in advance of services being rendered but not earned as of September 30, 2018 and 2017. This represents a philanthropic grant for the payment of PEER Reports ordered in a clinical trial for a member of the U.S. Military, a veteran or their family members, the cost of which is not covered by other sources. On August 1, 2017, the Company entered into a Research Study Funding Agreement with Horizon Healthcare Services, Inc. dba Horizon Blue Cross Blue Shield of New Jersey and its subsidiaries (collectively “Horizon”) and Cota, Inc. (“Cota”). On February 6, 2018, Horizon prepaid for part of the study, $125,000 and the Company paid Cota $15,000 out of this payment for its services under the Study. These deferred revenue grant funds total $159,700 and $45,900 as of September 30, 2018 and 2017, respectively.

Revenues

The Company derives substantially all of its revenue from neurometric and telepsychiatry services. The Company recognizes revenues in accordance with ASC 605, and accordingly revenue is recognized when persuasive evidence of an arrangement exists, delivery has occurred, the fee is fixed or determinable, collectability is reasonably assured and acceptance criteria, if any, have been met. If any of these criteria are not met, revenue recognition is deferred until such time that all of the criteria are met. The Company’s neurometric and telepsychiatry services are recognized in the month the services are delivered by the physician.

Research

The Company charges research and development expenses to operations as incurred.

Advertising Expenses

The Company charges all advertising expenses to operations as incurred. For the year ended September 30, 2018 and 2017, advertising expenses were $248,600 and $152,000, respectively.

Stock-Based Compensation

The Company accounts for awards to employees in accordance with ASC 718, Compensation-Stock Compensation. For stock options issued to employees and directors we use the Black-Scholes option valuation model for estimating fair value at the date of grant. For stock options issued for services rendered by non-employees, we recognize compensation expense in accordance with the requirements of ASC 505-50, Equity, or ASC 505-50, as amended. Non-employee option grants that do not vest immediately upon grant are recorded as an expense over the vesting period. At the end of each financial reporting period prior to performance, the value of these options, as calculated using the Black-Scholes option valuation model, is determined, and compensation expense recognized or recovered during the period is adjusted accordingly. Since the fair value of options granted to non-employees is subject to change in the future, the amount of the future compensation expense is subject to adjustment until the common stock options or warrants are fully vested.

Warrants

From time to time, the Company has issued warrants to purchase shares of common stock. These warrants have been issued in connection with the Company’s financing transactions. The Company’s warrants are subject to standard anti-dilution provisions applicable to shares of our common stock. The Company estimates the fair value of warrants using the Black-Scholes option valuation model with the following assumptions: market prices of the stock, time to maturity, volatility, zero expected dividend rate and risk free rate all at the date of the warrant issuance.

Income Taxes

The Company accounts for income taxes under the asset and liability method. Deferred tax assets and liabilities are recognized for future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which the temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are recorded, when necessary, to reduce deferred tax assets to the amount expected to be realized.

On December 22, 2017, President Trump signed into law new legislation that significantly revises the Internal Revenue Code of 1986, as amended, or the Code. The newly enacted federal income tax law, among other things, contains significant changes to corporate taxation, including reduction of the corporate tax rate from a top marginal rate of 35 percent to a flat rate of 21 percent, limitation of the tax deduction for interest expense to 30 percent of adjusted earnings (except for certain small businesses), limitation of the deduction for net operating losses to 80 percent of current-year taxable income and elimination of net operating loss carrybacks, one time taxation of offshore earnings at reduced rates regardless of whether they are repatriated, immediate deductions for certain new investments instead of deductions for depreciation expense over time, and modifying or repealing many business deductions and credits.

As a result of the implementation of certain provisions of FASB ASC 740, Income Taxes, which clarifies the accounting and disclosure for uncertainty in tax positions, the Company has analyzed filing positions in each of the federal and state jurisdictions where required to file income tax returns, as well as all open tax years in these jurisdictions. We have identified U.S. Federal and California as our major tax jurisdictions. Generally, we remain subject to Internal Revenue Service examination of our 2013 through 2016 U.S. federal income tax returns, and remain subject to California Franchise Tax Board examination of our 2012 through 2016 California Franchise Tax Returns. We have certain tax attribute carryforwards which will remain subject to review and adjustment by the relevant tax authorities until the statute of limitations closes with respect to the year in which such attributes are utilized.

We believe that our income tax filing positions and deductions will be sustained on audit and do not anticipate any adjustments that will result in a material change to our financial position. Therefore, no reserves for uncertain income tax positions have been recorded pursuant to ASC 740. Our policy for recording interest and penalties associated with income-based tax audits is to record such items as a component of income taxes.

Noncontrolling Interest

The Company consolidates entities in which the Company has a controlling financial interest. The Company consolidates subsidiaries in which the Company holds, directly or indirectly, more than 50% of the voting rights, and VIEs for which the Company is the primary beneficiary. Noncontrolling interests represent third-party equity ownership interests in the Company’s consolidated entities. The amount of net loss attributable to noncontrolling interests for the years ended September 30, 2018 and 2017 was $734,400 and $0, respectively.

Earnings (Loss) per Share

Basic and diluted earnings (loss) per share is presented in conformity with the two-class method. Under the two-class method, basic net loss per share is computed by dividing income (loss) available to common stockholders by the weighted average common shares outstanding during the period. Net loss per share is calculated as the net loss less the current period preferred stock dividends. Diluted earnings (loss) per share takes into account the potential dilution that could occur if securities or other contracts to issue Common Stock were exercised and converted into Common Stock.

Recent Accounting Pronouncements

Apart from the below-mentioned recent accounting pronouncements, there are no new accounting pronouncements that are currently applicable to the Company.

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers, as amended, which requires an entity to recognize the amount of revenue to which it expects to be entitled for the transfer of promised goods or services to customers, or the new revenue standard. The new revenue standard also includes Subtopic 340-40, Other Assets and Deferred Costs - Contracts with Customers, which discusses the deferral of incremental costs of obtaining a contract with a customer. The new revenue standard is effective for annual periods beginning after December 15, 2017. The standard permits the use of either a full retrospective or modified retrospective transition method.

The Company will adopt the new revenue standard as of October 1, 2018, using the modified retrospective transition method applied to those contracts which were not completed as of that date. Upon adoption, we will recognize the cumulative effect of adopting this guidance as an adjustment to our opening balance of accumulated deficit. Prior periods will not be retrospectively adjusted.

We do not expect the new revenue standard to have a material impact on our revenue upon adoption. Also, we do not expect the new standard to have a material impact as it relates to the deferral of incremental costs of obtaining contracts. The Company is in the process of implementing the necessary changes to its accounting policies, processes, internal controls and information systems that will be required to meet the new revenue standard’s reporting and disclosure requirements.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). This ASU requires that a lessee recognize lease assets and lease liabilities for those leases classified as operating leases. The guidance is effective for interim and annual periods beginning after December 15, 2018. The Company is currently evaluating the impact of adoption of this standard to its financial statements.

In March 2016, the FASB issued ASU 2016-09, Improvements to Employee Share-Based Payment Accounting. This ASU simplifies several aspects of the accounting for share-based payment transactions, including the income tax consequences, accounting for forfeitures, and classification of awards as either equity or liabilities, and classification on the statement of cash flows. The guidance is effective for interim and annual periods beginning after December 15, 2016, with early adoption permitted. The guidance will be applied prospectively, retrospectively, or by means of a cumulative-effect adjustment to equity as of the beginning of the period in which the guidance is adopted, dependent upon the specific amendment that is adopted within the ASU. The adoption of this new guidance did not have a material effect on the consolidated results of operations, cash flows, and financial position. The Company adopted the guidance on October 1, 2017 and chose to prospectively apply the guidance in its financial statements.

In January 2017, the FASB issued ASU 2017-01, Business Combinations (Topic 805): Clarifying the Definition of a Business. This guidance narrows the definition of a business. This standard provides guidance to assist entities with evaluating when a set of transferred assets and activities is a business. This guidance is effective for interim and annual reporting periods beginning after December 15, 2017, and early adoption is permitted. This guidance must be applied prospectively to transactions occurring within the period of adoption. The Company adopted ASU 2017-01 on October 1, 2017, and prospectively applied ASU 2017-01 as required with no impact on its consolidated financial position, results of operations or cash flows.

In January 2017, the FASB issued ASU 2017-04, Intangibles-Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment. This guidance eliminates Step 2 from the goodwill impairment test, instead requiring an entity to recognize a goodwill impairment charge for the amount by which the goodwill carrying amount exceeds the reporting unit’s fair value. This guidance is effective for interim and annual goodwill impairment tests in fiscal years beginning after December 15, 2019, and early adoption is permitted. This guidance must be applied on a prospective basis. The Company adopted ASU 2017-04 in the first quarter of 2018, and prospectively applied ASU 2017-04 as required with no impact on its consolidated financial position, results of operations or cash flows.

In May 2017, the FASB issued ASU 2017-9, “Compensation – Stock Compensation (Topic 718): Scope of Modification Accounting,” to provide clarity and reduce both diversity in practice and cost complexity when applying the guidance in Topic 718 to a change to the terms and conditions of a stock-based payment award. ASU 2017-9 also provides guidance about the types of changes to the terms or conditions of a share-based payment award that require an entity to apply modification accounting in accordance with Topic 718. For all entities, including emerging growth companies, the standard is effective for annual periods beginning after December 15, 2017, and for interim periods therein. Early adoption is permitted. The Company adopted the guidance on October 1, 2017 and there was no impact on the financial statements.

In July 2017, the FASB issued a two-part ASU 2017-11, I. Accounting for Certain Financial Instruments With Down Round Features and II. Replacement of the Indefinite Deferral for Mandatorily Redeemable Financial Instruments of Certain Nonpublic Entities and Certain Mandatorily Redeemable Noncontrolling Interests with a Scope Exception (“ASU 2017-11”). ASU 2017-11 amends guidance in FASB ASC 260, Earnings Per Share, FASB ASC 480, Distinguishing Liabilities from Equity, and FASB ASC 815, Derivatives and Hedging. The amendments in Part I of ASU 2017-11 change the classification analysis of certain equity-linked financial instruments (or embedded features) with down round features. The amendments in Part II of ASU 2017-11 re-characterize the indefinite deferral of certain provisions of Topic 480 that now are presented as pending content in the Codification, to a scope exception. Those amendments do not have an accounting effect. ASU 2017-11 is effective for public business entities for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2018. Early adoption is permitted. The Company adopted ASU 2017-11 ended October 1, 2017, and retrospectively applied ASU 2017-11 as required with no impact on its consolidated financial position or results of operations.

In June 2018, the FASB issued ASU 2018-07, Improvements to Nonemployee Share-Based Payment Accounting (Topic 718). The amendments in this Update expand the scope of Topic 718 to include share based payment transactions for acquiring goods and services from nonemployees. An entity should apply the requirements of Topic 718 to nonemployee awards except for specific guidance on inputs to an option pricing model and the attribution of cost (that is, the period of time over which share-based payment awards vest and the pattern of cost recognition over that period). The amendments specify that Topic 718 applies to all share-based payment transactions in which a grantor acquires goods or services to be used or consumed in a grantor’s own operations by issuing share-based payment awards. The amendments also clarify that Topic 718 does not apply to share-based payments used to effectively provide (1) financing to the issuer or (2) awards granted in conjunction with selling goods or services to customers as part of a contract accounted for under Topic 606, Revenue from Contracts with Customers. The amendments in this Update are effective for public business entities for fiscal years beginning after December 15, 2018, including interim periods within that fiscal year. The Company is currently evaluating the impact of adoption of this standard to its financial statements.

3.	ACCOUNTS RECEIVABLE, NET

Accounts receivable, net, is as follows:

	September 30,	September 30,
	2018	2017
Accounts receivable	$65,100	$7,500
Allowance for doubtful accounts	(1,800)	(1,000)
Accounts receivable, net	$63,300	$6,500

4.	LONG - TERM BORROWINGS AND OTHER NOTES PAYABLE

Debt assumed from Arcadian Services

As a result of the acquisition of Arcadian Services, the Company guaranteed Arcadian Services’ then outstanding debt obligations totaling $700,000 owed to Ben Franklin Technology Partners of Southeastern Pennsylvania (“BFTP”). The maturity date for the debt is September 30, 2021 and interest accrues at an 8% annual rate. Unpaid interest was $110,100 as of September 30, 2018. The Company recorded the debt at its fair value and recorded a discount of $112,300 as of September 30, 2018 attributable to the difference between the market interest rate and the stated interest rate on the debt. Interest expense related to the accretion of debt discount for the twelve months ended September 30, 2018 was $32,800.

A balloon payment of $700,000 plus interest will be made on the scheduled maturity date of September 30, 2021.

Other Notes Payable

Note Payable - finance company, principal is payable over thirty-six equal payments of $1,200 through May 8, 2018. Interest is payable monthly on the unpaid balance at 19% per annum. The outstanding balance was paid in full on May 8, 2018.

Loan payable to a vendor, principal payments of $5,000 per month, together with interest computed at 6% per annum. The outstanding balance was paid in full on May 8, 2018.

5.	ACQUISITION

The Company accounted for the acquisition of Arcadian Services using the acquisition method of accounting for business combinations under ASC 805, Business Combinations. The total purchase price is allocated to the tangible and identifiable intangible assets acquired and liabilities assumed based on their estimated fair values as of the acquisition date.

Fair value estimates are based on a complex series of judgments about future events and uncertainties and rely heavily on estimates and assumptions. The judgments used to determine the estimated fair value assigned to each class of assets acquired and liabilities assumed, as well as asset lives and the expected future cash flows and related discount rates, can materiality impact our results of operations. Significant inputs used for the model included the amount of cash flows, the expected period of the cash flows and the discount rates. The finalization of the purchase accounting assessment may result in a change in the fair value of the debt assumed and intangible assets, which may have a material impact on our results of operations and financial position.

On November 13, 2017, the Company acquired Arcadian Services. The purchase price, including the value of the indebtedness and payables of Arcadian Services, is $1,339,600 based upon a deemed acquisition of all of the assets and liabilities of Arcadian Services, including the equity interests in Arcadian Services. The aggregate purchase price consists of (i) initial investment in Arcadian of $195,900 (ii) $317,000 of forgiveness of a note receivable with the primary member of Arcadian (iii) assumption by Arcadian Services of subordinated debt (“Arcadian Note”) with a fair value of $555,000, plus accrued interest of $96,700 (iv) $175,000 payment for the redemption and cancellation of two warrants to purchase equity interests in Arcadian Services. The Arcadian Note bears interest at an annual rate of 8% and matures on September 30, 2021.

The following table summarizes the allocation of the purchase consideration and the estimated fair value of the assets acquired and the liabilities assumed for the acquisition of Arcadian Services made by the Company:

Assets acquired:
Cash	$25,900
Accounts receivable	57,100
Other assets	24,000
Intangibles	109,000
Goodwill	1,386,800
Total assets acquired	$1,602,800

Liabilities assumed
Accounts payable	$147,700
Accrued other liabilities	108,700
Notes payable	6,800
Total liabilities assumed	$263,200

Net assets acquired	$1,339,600

Consideration paid:
Initial investment in Arcadian Services	195,900
Long-term debt	555,000
Accrued interest	96,700
Payment on warrant outstanding	175,000
Forgiveness of loan in relation of acquisition	317,000
Total consideration	$1,339,600

The weighted average useful life of all identified acquired intangible assets is 3.9 years. The useful lives for trade names and customer relationships are 1.0 years and 4.0 years. Identifiable intangible assets with definite lives are amortized over the period of estimated benefit using the straight-line method and the estimated useful lives of one to four years. The straight-line method of amortization represents the Company’s best estimate of the distribution of the economic value of the identifiable intangible assets.

As a result of the acquisition, the Company recorded $1,386,800 of goodwill. The goodwill balance is primarily attributed to the anticipated synergies from the acquisition and expanded market opportunities with respect to the integration of Arcadian Services’ products with the Company’s other solutions. The Company believes that the factors listed above support the amount of goodwill recorded as a result of the purchase price paid.

For the year ended September 30, 2018, the Company incurred transaction costs of $438,600 and $0 in connection with the Arcadian Services acquisition, which were expensed as incurred and included in general and administrative expenses within the accompanying consolidated statements of operations.

Unaudited Pro Forma Financial Information

The following unaudited pro forma statement of operations data presents the combined results of operations for the years ended September 30, 2018 and 2017 as if the acquisition of Arcadian Telepsychiatry Services LLC had taken place on October 1, 2016.

The unaudited pro forma financial information includes the effects of certain adjustments, including the amortization of acquired intangibles and the associated tax effect and the elimination of the Company’s and the acquiree’s non-recurring acquisition related expenses.

The unaudited pro forma information presented does not purport to be indicative of the results that would have been achieved had the acquisitions been consummated at October 1, 2016 nor of the results which may occur in the future. The pro forma adjustments are based upon available information and certain assumptions that the Company believes are reasonable.

Pro Forma	Years Ended September 30,
	2018	2017
Revenues	$1,460,800	$1,154,500
Net income (loss)	$(10,558,000)	$(7,894,700)
Basic and diluted loss per share:	$(2.03)	$(2.80)

weighted shares outstanding:	5,199,566	2,817,415

6.	STOCKHOLDERS’ EQUITY

The Aspire Capital Equity Line

On December 6, 2016, the Company, entered into the first common stock purchase agreement (the “First Purchase Agreement”) with Aspire Capital Fund, LLC (“Aspire Capital”) which provided that, upon the terms and subject to the conditions and limitations set forth therein, Aspire Capital was committed to purchase up to an aggregate of $10.0 million of shares of the Company’s Common Stock over the 30-month term of the First Purchase Agreement. Concurrently with entering into the First Purchase Agreement, the Company also entered into a registration rights agreement with Aspire Capital (the “Registration Rights Agreement”), pursuant to which the Company maintained an effective registration statement registering the sale of the shares of Common Stock that were issued to Aspire under the First Purchase Agreement. Under the First Purchase Agreement, on any trading day selected by the Company on which the closing sale price of its Common Stock is equal to or greater than $0.50 per share, the Company had the right, in its sole discretion, to present Aspire Capital with a purchase notice, directing Aspire Capital (as principal) to purchase up to 50,000 shares of Common Stock per business day, up to $10.0 million of the Company’s common stock in the aggregate at a per share purchase price equal to the lesser of:

a)	the lowest sale price of Common Stock on the purchase date; or

b)	the arithmetic average of the three (3) lowest closing sale prices for Common Stock during the twelve (12) consecutive trading days ending on the trading day immediately preceding the purchase date.

In addition, on any date on which the Company submitted a purchase notice to Aspire Capital in an amount equal to 50,000 shares, and the closing sale price of its Common Stock is equal to or greater than $0.50 per share, the Company also had the right, in its sole discretion, to present Aspire Capital with a volume-weighted average price purchase notice (each, a “VWAP Purchase Notice”) directing Aspire Capital to purchase an amount of stock equal to up to 30% of the aggregate shares of Common Stock traded on its principal market on the next trading day (the “VWAP Purchase Date”), subject to a maximum number of shares the Company may determine. The purchase price per share pursuant to such VWAP Purchase Notice is generally 95% of the volume-weighted average price for Common Stock traded on its principal market on the VWAP Purchase Date.

The purchase price was subject to adjustment for any reorganization, recapitalization, non-cash dividend, stock split, or other similar transaction occurring during the period(s) used to compute the First Purchase Price. The Company could deliver multiple Purchase Notices and VWAP Purchase Notices to Aspire Capital from time to time during the term of the Purchase Agreement, so long as the most recent purchase has been completed.

The First Purchase Agreement provided that the Company and Aspire Capital would not effect any sales under the First Purchase Agreement on any purchase date where the closing sale price of the Company’s common stock was less than $0.50. There were no trading volume requirements or restrictions under the First Purchase Agreement, and the Company could control the timing and amount of sales of Common Stock to Aspire Capital. Aspire Capital had no right to require any sales by the Company, but was obligated to make purchases from the Company as directed by the Company in accordance with the First Purchase Agreement. There were no limitations on use of proceeds, financial or business covenants, restrictions on future fundings, rights of first refusal, participation rights, penalties or liquidated damages in the First Purchase Agreement. In consideration for entering into the First Purchase Agreement, concurrently with the execution of the First Purchase Agreement, the Company issued to Aspire Capital 80,000 shares of Common Stock (the “First Commitment Shares”). The First Purchase Agreement was terminated and replaced by the Second Purchase Agreement on May 15, 2018. Aspire Capital has agreed that neither it nor any of its agents, representatives and affiliates shall engage in any direct or indirect short-selling or hedging of Common Stock during any time prior to the termination of the First Purchase Agreement. Any proceeds the Company receives under the First Purchase Agreement are expected to be used for working capital and general corporate purposes. The Company cannot request Aspire to purchase more than $100,000 per business day.

As of September 30, 2018, the Company has issued purchase notices to Aspire Capital under the First Purchase Agreement to purchase an aggregate of 1,180,000 shares of common stock, at a per share price of $2.00, resulting in gross cash proceeds of approximately $2.4 million. The issuance of shares of common stock that were issued from time to time to Aspire Capital under the First Purchase Agreement were exempt from registration under the Securities Act, pursuant to the exemption for transactions by an issuer not involving any public offering under Section 4(a)(2) of the Securities Act.

The Second Purchase Agreement with Aspire Capital

On May 15, 2018, the Company, entered into the Second Purchase Agreement with Aspire Capital under substantially the same terms, conditions and limitations as the First Purchase Agreement. Pursuant to the Second Purchase Agreement, Aspire Capital is committed to purchase up to an aggregate of $10.0 million of shares of the Company’s Common Stock over 80 the 30-month term of the Second Purchase Agreement. Concurrently with entering into the Second Purchase Agreement, the Company also entered into a registration rights agreement with Aspire Capital (the “Registration Rights Agreement”), pursuant to which the Company maintains an effective registration statement registering the sale of the shares of Common Stock that have and may be issued to Aspire under the Second Purchase Agreement. Under the Second Purchase Agreement, on any trading day selected by the Company on which the closing sale price of its Common Stock is equal to or greater than $0.50 per share, the Company has the right, in its sole discretion, to present Aspire Capital with a purchase notice, directing Aspire Capital (as principal) to purchase up to 50,000 shares of Common Stock per business day, up to $10.0 million of the Company’s common stock in the aggregate at a per share purchase price equal to the lesser of:

a)	the lowest sale price of Common Stock on the purchase date; or

b)	the arithmetic average of the three (3) lowest closing sale prices for Common Stock during the twelve (12) consecutive trading days ending on the trading day immediately preceding the purchase date.

In addition, on any date on which the Company submits a purchase notice to Aspire Capital in an amount equal to 50,000 shares, and the closing sale price of its Common Stock is equal to or greater than $0.50 per share, the Company also has the right, in its sole discretion, to present Aspire Capital with a volume-weighted average price purchase notice (each, a “VWAP Purchase Notice”) directing Aspire Capital to purchase an amount of stock equal to up to 30% of the aggregate shares of Common Stock traded on its principal market on the next trading day (the “VWAP Purchase Date”), subject to a maximum number of shares the Company may determine. The purchase price per share pursuant to such VWAP Purchase Notice is generally 95% of the volume-weighted average price for Common Stock traded on its principal market on the VWAP Purchase Date.

The purchase price will be adjusted for any reorganization, recapitalization, non-cash dividend, stock split, or other similar transaction occurring during the period(s) used to compute the Purchase Price. The Company may deliver multiple Purchase Notices and VWAP Purchase Notices to Aspire Capital from time to time during the term of the Second Purchase Agreement, so long as the most recent purchase has been completed.

The Second Purchase Agreement provides that the Company and Aspire Capital will not effect any sales under the Second Purchase Agreement on any purchase date where the closing sale price of the Company’s common stock is less than $0.50. There are no trading volume requirements or restrictions under the Second Purchase Agreement, and the Company will control the timing and amount of sales of Common Stock to Aspire Capital. Aspire Capital has no right to require any sales by the Company, but is obligated to make purchases from the Company as directed by the Company in accordance with the Second Purchase Agreement. There are no limitations on use of proceeds, financial or business covenants, restrictions on future fundings, rights of first refusal, participation rights, penalties or liquidated damages in the Second Purchase Agreement. In consideration for entering into the Second Purchase Agreement, concurrently with the execution of the Second Purchase Agreement, the Company issued to Aspire Capital 250,000 shares of Common Stock (the “Second Commitment Shares”). The Second Purchase Agreement may be terminated by the Company at any time, at its discretion, without any cost to the Company. Aspire Capital has agreed that neither it nor any of its agents, representatives and affiliates shall engage in any direct or indirect short-selling or hedging of Common Stock during any time prior to the termination of the Second Purchase Agreement. Any proceeds from the Company receives under the Second Purchase Agreement are expected to be used for working capital and general corporate purposes. The Company cannot request Aspire to purchase more than $300,000 per business day.

As of September 30, 2018, the Company has issued purchase notices to Aspire Capital under the Second Purchase Agreement to purchase an aggregate of 884,671 shares of common stock, resulting in gross cash proceeds of approximately $1.9 million. The issuance of shares of common stock that were issued from time to time to Aspire Capital under the Second Purchase Agreement were exempt from registration under the Securities Act, pursuant to the exemption for transactions by an issuer not involving any public offering under Section 4(a)(2) of the Securities Act.

Shareholder Approval for Removal of Exchange Cap

The Second Purchase Agreement previously restricted the amount of shares that may be sold to Aspire Capital thereunder to 1,134,671 shares of Common Stock (the “Exchange Cap”). On November 26, 2018, the Company received shareholder approval to remove the Exchange Cap in compliance with the applicable listing rules of the Nasdaq Stock Market. Pursuant to Nasdaq Listing Rule 5635(d), shareholder approval is required prior to the issuance of securities in connection with a transaction other than a public offering involving the sale, issuance or potential issuance by the Company of common stock (or securities convertible into or exercisable common stock) equal to 20% or more of the common stock outstanding before the issuance for less than the greater of book or market value of the stock. Following receipt of shareholder approval, the Company may issue an additional $8.1 million, up to an aggregate of $10 million, of common stock to Aspire Capital under the Second Purchase Agreement.

Common and Preferred Stock

As of September 30, 2017, the Company is authorized to issue 515,000,000 shares of stock of which 500,000,000 are common stock, and 15,000,000 shares were preferred shares. As of September 30, 2018, the Company is authorized to issue 265,000,000 shares of stock of which 250,000,000 are common stock, and 15,000,000 shares were preferred shares, with a par value of $0.001 per shares are blank-check preferred stock which the Board is expressly authorized to issue without stockholder approval, for one or more series of preferred stock and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the voting powers, if any, of the shares of such series, and the preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series. The powers, preferences and relative, participating, optional and other special rights of each series of preferred stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.

Private Placement with Directors and Management

On September 21, 2018, the Company entered into definitive agreements with George C. Carpenter IV, President and Chief Executive Officer, Robin L. Smith, Chairman, as well as John Pappajohn, and Peter Unanue, each a director of the Company, and entities affiliated with Michal Votruba, a member of the Board of Directors of MYnd Analytics and Director of Life Sciences for the European-based RSJ-Gradus fund, relating to a private placement of an aggregate of 459,458 units for $1.85 per unit, with each unit consisting of one share of common stock and one common stock purchase warrant to purchase one share of Common Stock for $2.00 per share.

Stock-Option Plans

2006 Stock Incentive Plan

On August 3, 2006, CNS California adopted the CNS California 2006 Stock Incentive Plan (the “2006 Plan”). The 2006 Plan provides for the issuance of awards in the form of restricted shares, stock options (which may constitute incentive stock options (ISO) or non-statutory stock options (NSO), stock appreciation rights and stock unit grants to eligible employees, directors and consultants and is administered by the Board. A total of 3,339 shares of stock were ultimately reserved for issuance under the 2006 Plan. As of September 30, 2018, zero options were exercised and there were 1,445 option shares outstanding under the amended 2006 Plan. The outstanding options have exercise prices to purchase shares of Common Stock ranging from $2,400 to $3,300 per share.

2012 Omnibus Incentive Compensation Plan

On March 22, 2012, our Board approved the MYnd Analytics, Inc. 2012 Omnibus Incentive Compensation Plan (the “2012 Plan”), and reserved 1,667 shares of stock for issuance under the 2012 plan. On December 10, 2012, the Board approved the amendment of the 2012 Plan to increase the shares authorized for issuance from 1,667 shares to 27,500 shares. On March 26, 2013, the Board further approved the amendment of the 2012 Plan to increase the shares authorized for issuance from 27,500 shares to 75,000 shares. The 2012 Plan, as amended, was approved by our stockholders at the 2013 annual meeting held on May 23, 2013.

On April 5, 2016, the Board approved a further amendment of the 2012 Plan to increase the Common Stock authorized for issuance from 75,000 shares to 200,000 shares.

On September 22, 2016 the Board amended the 2012 Plan to: (i) increase the total number of shares of Common Stock available for grant under the 2012 Plan from 200,000 shares to an aggregate of 500,000 shares, (ii) add an “evergreen” provision which, on January 1st of each year through 2022, automatically increases the number of shares subject to the 2012 Plan by the lesser of: (a) a number equal to 10% of the shares of Common Stock authorized under the 2012 Plan as of the preceding December 31st, or (b) an amount, or no amount, as determined by the Board, but in no event may the number of shares of Common Stock authorized under the 2012 Plan exceed 885,781 and (iii) increase the annual individual award limits under the 2012 Plan to 100,000 shares of Common Stock, subject to adjustment in accordance with the 2012 Plan. Per the above mentioned “evergreen” provision, an additional 50,000 shares were automatically allocated for distribution under the 2012 Plan as of January 1, 2017.

At the 2017 Annual Meeting of Stockholders of MYnd Analytics, Inc. (“the Company”), held on August 21, 2017 (the “2017 Annual Meeting”), the holders of the Company’s common stock voted to amend the Company’s 2012 Omnibus Incentive Compensation Plan (the “2012 Plan”) to increase: (i) the total number of shares of common stock, par value $0.001 per share (“Common Stock”), available for grant under the 2012 Plan (subject to the overall limits described in clause (ii) below) from 550,000 shares to an aggregate of 975,000 shares; (ii) the aggregate limitation on authorized shares available for grant under the 2012 Plan, following any increases pursuant to the evergreen provision, from 885,781 shares to 1,570,248 shares and (iii) the annual individual award limits under the 2012 Plan to 150,000 shares of Common Stock (subject to adjustment in accordance with the 2012 Plan);

At the 2018 Annual Meeting of Stockholders of the Company, held on April 4, 2018, the holders of the Company’s common stock voted to amend the 2012 Plan to increase (i) the total number of shares of Common Stock available for grant under the 2012 Plan (subject to the overall limit described in clause (ii) below) from 1,072,500 shares to an aggregate of 1,500,000 shares and (ii) the aggregate limitation on the authorization shares available for grant under the 2012 Plan, following any increases pursuant to the evergreen provision, from 1,570,248 shares to 2,200,000 shares.

At the Special Meeting of Stockholders of the Company, held on November 26, 2018, the holders of the Company’s common and preferred stock voted to (i) amend the 2012 Plan to eliminate the annual individual award limits under the 2012 Plan and (ii) amend 2012 Plan to increase: (a) the total number of shares of common stock, par value $0.001 per share (“Common Stock”), available for grant under the 2012 Plan (subject to the overall limits described in clause (b) below) from 1,500,000 shares to an aggregate of 2,250,000 shares and (b) the aggregate limitation on authorized shares available for grant under the 2012 Plan, following any increases pursuant to the evergreen provision (the “Evergreen Provision”), from 2,200,000 shares to 2,950,000 shares.

Chairman Agreements and Amendments

On July 14, 2017, the Company entered into a Chairman Services Agreement (the “Agreement”) with Robin L. Smith, M.D., the Chairman of the Company’s board of directors (the “Board”). Pursuant to the Agreement, Dr. Smith is entitled to receive the following equity awards: (a) on the Effective Date, a grant of 25,000 shares of restricted stock (vesting immediately) under the 2012 Plan; (b) on the Effective Date, options to purchase 75,000 shares of Common Stock under the Plan; and (c) on the date of the Company’s 2017 annual meeting of stockholders, an award of options to purchase 50,000 shares of Common Stock (the “2017 Option Award”) was granted. In addition, at each annual meeting of stockholders of the Company thereafter beginning in 2018 during the Term, Dr. Smith will be entitled to receive a grant of 25,000 shares of restricted stock (vesting immediately) under the Plan and options to purchase 75,000 shares of Common Stock under the Plan. Other than the 2017 Option Award, all options granted under the Agreement will vest 1/3 on the date of grant, 1/3 on the six month anniversary of the date of grant and 1/3 on the twelve month anniversary of the date of grant. The 2017 Option Award will vest on December 1, 2018. Pursuant to the Agreement, all options owned by Dr. Smith will remain exercisable for a period of 10 years from the date of grant, even if Dr. Smith is no longer with the Company.

On April 24, 2018, the Company and Dr. Smith agreed to amend the Chairman Services Agreement, dated as of July 14, 2017 (the “Chairman Amendment”) to provide that Dr. Smith’s annual compensation for the 2018 calendar year would be reduced from $300,000 to $250,000. This change was retroactive to January 1st. Further, pursuant to the Chairman Amendment, Dr. Smith was granted an option on April 16, 2018 to purchase 50,000 shares of common stock under the Company’s 2012 Plan, which will not be terminated if Dr. Smith is no longer affiliated with the Company. The options granted under the Chairman Amendment will vest on the date of the grant.

Agreement with Maxim Group LLC

On April 2, 2018, the Company entered into an Advisory Agreement with Maxim Group LLC (“Maxim”) for general financial advisory and investment banking services. Maxim’s compensation under the agreement was 100,000 shares of the Company’s Common Stock, payable in one payment of 50,000 shares of Common Stock and five monthly payments of 10,000 shares of Common Stock from April through August 2018. The shares of Common Stock will have unlimited piggyback registration rights and the same rights afforded other holders of the Company’s Common Stock. Compensation expense under this agreement was $162,300 and was recorded as general and administrative expenses in the consolidated statement of operations for the year ended September 30, 2018.

Amendment to Chief Executive Officer’s Agreement

On April 19, 2018, the Company and George C. Carpenter, IV, the Chief Executive Officer of the Company, entered into an amendment to his Employment Agreement, dated as of September 7, 2007 (the “CEO Amendment”), pursuant to which Mr. Carpenter’s annual salary as reduced from $270,000 to $206,250. This change is retroactive to April 13, 2018. Further, pursuant to the CEO Amendment, Mr. Carpenter was granted 34,380 restricted shares of common stock under the 2012 Plan. The shares granted under the CEO Amendment will vest quarterly. If the employee’s relationship with the Company is terminated, the above grant will be prorated. On or before December 31, 2018, the parties will review this modification to determine if the above salary reduction adjustment will be renewed.

As of September 30, 2018, options to purchase 802,492 shares of Common Stock were outstanding under the 2012 Plan with exercise prices ranging from $1.55 to $600, with a weighted average exercise price of $4.39. Additionally, 406,564 restricted shares of Common Stock have been issued under the 2012 Plan, leaving 290,944 shares of Common Stock available to be awarded.

Stock-based compensation expense is generally recognized over the employees’ or service provider’s requisite service period, generally the vesting period of the award. Stock-based compensation expense included in the accompanying statements of operations for the years ended September 30, 2018 and 2017 is as follows:

	September 30,
	2018		2017
	Stock-based compensation Expense non- Restricted Shares	Stock-based compensation Expense Restricted Shares	Stock-based compensation Expense non- Restricted Shares	Stock-based compensation Expense Restricted Shares
Research	$—	$—	$10,900	$—
Product development	20,000	16,400	360,600	—
Sales and marketing	3,400	—	175,300	—
General and administrative	1,034,800	513,700	647,200	892,000
Total	$1,058,200	$530,100	$1,194,000	$892,000

Total unrecognized compensation expense was $185,537 as of September 30, 2018. The following table sets forth the Company’s unrecognized stock-based compensation expense, net of estimated forfeitures, by type of award and the weighted-average period over which that expense is expected to be recognized:

	September 30,
	2018		2017
Type of Award:	Unrecognized Expense,	Weighted average Recognition Period (in years)	Unrecognized Expense	Weighted average Recognition Period (in years)
Stock Options	$126,509	0.96	$860,915	3.54
Restricted Stock	$59,028	0.55	$205,858	1.00
Total	$185,537	0.83	$1,066,773	3.05

A summary of stock option activity is as follows:

	Number of Shares	Weighted Average Exercise Price	Weighted- Average Remaining Contractual Term (in years)	Intrinsic Value
Outstanding at September 30, 2016	223,120	$50.98	6.63	$819,137
Granted	334,000	4.85	—	—
Exercised	—	—	—	—
Forfeited	(3,037)	1,335.06	—	—
Outstanding at September 30, 2017	554,083	$16.14	6.63	$7,425
Granted	468,000	2.01	—	—
Exercised	(35,000)	1.55	—	—
Forfeited or expired	(183,146)	8.19	—	—
Outstanding at September 30, 2018	803,937	$10.13	8.75	$7,500

There are 531,604 shares of options vested and 272,333 unvested as of September 30, 2018; there are 249,284 shares of options vested and 304,799 unvested as of September 30, 2017.

Following is a summary of the status of options outstanding at September 30, 2018:

Exercise Price ($)	Number of Shares	Expiration Date	Weighted Average Exercise Price ($)
2012 Omnibus Incentive Compensation Plan
$1.55	250,000	4/2028	1.55
1.99	50,000	4/2028	1.99
2.35	10,000	6/2028	2.35
2.98	10,000	5/2028	2.98
3.60	54,000	09/2027	3.60
3.74	5,000	12/2027	3.74
3.88	20,000	11/2027	3.88
3.96	35,000	11/2027	3.96
4.10	5,000	08/2027	4.10
4.16	50,000	08/2027	4.16
4.33	75,000	07/2027	4.33
5.10	7,750	04/2026	5.10
5.90	18,000	03/2027	5.90
6.00	174,000	09/2026	6.00
9.44	22,307	12/2022 – 01/2023	9.44
11.00	6,250	08/2025	11.00
50.00	9,518	03/2023 – 01/2025	50.00
52.00	625	07/2024	52.00
$600.00	42	03/2022	600.00
Sub-Total	802,492	Weighted Average	$4.39

2006 Stock Incentive Plan
$2,400.00	144	03/2019 – 07/2020	$2,400.00
2,820.00	51	03/2021	2,820.00
$3,300.00	1,250	03/2020	$3,300.00
Sub-Total	1,445	Weighted Average	$3,193.37
Total	803,937	Weighted Average	$10.13

Following is a summary of the status of restricted shares outstanding at September 30, 2018:

	Number of Shares	Weighted Average Grant Date Fair Value	Amount
Outstanding at September 30, 2016	143,750	$6.13	$881,250
Granted	79,000	3.83	302,650
Forfeited	—	—	—
Outstanding at September 30, 2017	222,750	$5.31	$1,183,900
Granted	183,814	2.62	480,862
Forfeited	—	—	—
Outstanding at September 30, 2018	406,564	$4.09	$1,664,762

The range of Black-Scholes option-pricing model assumption inputs for all the valuation dates are in the table below:

	September 30, 2017 through
	to September 30, 2018
	Low	High
Annual dividend yield	—%	—%
Expected life (years)	5	5
Risk-free interest rate	1.14%	2.94%
Expected volatility	194.36%	210.39%

	September 30, 2016 through
	to September 30, 2017
	Low	High
Annual dividend yield	—%	—%
Expected life (years)	5	5
Risk-free interest rate	1.14%	1.93%
Expected volatility	196.77%	234.54%

Expected Dividend Yield. The Company has never declared or paid any cash dividends and does not presently plan to pay cash dividends in the foreseeable future.

Expected Life. The Company elected to utilize the “simplified” method for “plain vanilla” options to value stock option grants. Under this approach, the weighted-average expected life is presumed to be the average of the vesting term and the contractual term.

Expected Volatility. The expected volatility rate used to value stock option grants is based on the historical volatilities of the Company’s common stock.

Risk-free Interest Rate. The risk-free interest rate assumption was based on U.S. Treasury Bill instruments that had terms consistent with the expected term of the Company’s stock option grants.

The warrant activity for the years ending September 30, 2018 and 2017, is described as follows:

	Number of Shares	Weighted Average Exercise Price
Outstanding at September 30, 2016	7,160	$50.41
Granted	4,561,861	5.27
Exercised	—	—
Expired	(1,349)	185.61
Forfeited	—	—
Outstanding at September 30, 2017	4,567,672	$5.30
Granted	1,509,458	2.24
Exercised	—	—
Expired/ Forfeited	(1,256)	48.07
Outstanding at September 30, 2018	6,075,874	$4.53

Following is a summary of the status of warrants outstanding at September 30, 2018:

Exercise Price	Number of Shares		Expiration Date	Weighted Average Exercise Price
2.00	459,458	(1)	9/21/2028	2.00
2.34	1,050,000	(2)	03/2023	2.34
5.25	2,539,061	(3)	07/2022	5.25
5.25	1,675,000	(4)	07/2022	5.25
5.25	213,800	(5)	07/2022	5.25
6.04	134,000	(6)	07/2022	6.04
10.00	4,000		06/2021	10.00
55.00	555		06/2018 – 03/2019	55.00
Total	6,075,874			$4.53

(1)

On September 21, 2018, the Company entered into definitive agreements with George C. Carpenter IV, President and Chief Executive Officer, Robin L. Smith, Chairman, as well as John Pappajohn, and Peter Unanue, each a director of the Company, and entities affiliated with Michal Votruba, a member of the Board of Directors of MYnd Analytics and Director of Life Sciences for the European-based RSJ-Gradus fund, relating to a private placement of an aggregate of 459,458 units for $1.85 per unit, with each unit consisting of one share of Common Stock and one Common Stock Purchase Warrant to purchase one share of Common Stock for $2.00 per share. The closing price per share of the Common Stock on the Nasdaq Stock Market on September 20, 2018 was $1.72 per share.

(2)

On March 29, 2018, the Company sold an aggregate of 1,050,000 units for $2.00 per Unit each consisting of one share of newly-designated Series A Preferred Stock, and one warrant for $2.34 per share in a private placement to three affiliates of the Company, for gross proceeds of $2.1 million. The private placement closed on March 29, 2018. The closing price per share of the Common Stock on the Nasdaq Stock Market on March 29, 2018 was $1.19 per share.

(3)	On July 13, 2017, the Company declared a special dividend of warrants to purchase shares of the Company’s common stock to record holders of Common Stock as of such date. Warrants to purchase 2,539,061 shares of Common Stock were distributed pro rata to all holders of common stock on the record date. These warrants will be exercisable (in accordance with their terms) to purchase one share of common stock, at an exercise price of $5.25 per share. The warrants will become exercisable commencing not less than 12 months following their July 27, 2017 distribution date and will expire five years thereafter.
(4)	On July 19, 2017, the Company issued 1,675,000 shares of Common Stock and accompanying Warrants to purchase up to 1,675,000 shares of Common Stock in connection with an underwritten public offering.
(5)	On August 23, 2017, the Company issued 213,800 common stock warrants to underwriters as part of the overallotment attributed to the July 2017 underwritten public offering.
(6)	As part of the underwritten public offering on July 19, 2017, the Company issued 134,000 common stock warrants to the underwriters as part of the services performed by them in connection with the underwritten public offering.

At September 30, 2018, there were warrants outstanding to purchase 6,075,874 shares of the Company’s Common Stock. The exercise prices of the outstanding warrants range from $2.00 to $55 with a weighted average exercise price of $4.53. The warrants expire at various times starting November 2018 through September 2028.

7.	CONVERTIBLE PREFERRED STOCK

On March 29, 2018, the Company sold an aggregate of 1,050,000 units for $2.00 per Unit, each consisting of one share of newly-designated Series A Preferred Stock, par value $0.001 per share and one Warrant to purchase one share of Common Stock, par value $0.001 per share for $2.34 per share in a private placement to three affiliates of the Company, for gross proceeds of $2.1 million (the “Financing”). The closing price per share of the Common Stock on the Nasdaq Stock Market on March 29, 2018 was $1.19 per share.

The Warrants will be exercisable for a period of five years for an exercise price of $2.34. The exercise price is subject to adjustment for stock splits, stock dividends, combinations or similar events. The Warrants may not be exercised on a cashless basis.

John Pappajohn and Peter Unanue, directors of the Company, purchased $1,000,000 and $100,000 of the Units, respectively. Mary Pappajohn, the spouse of John Pappajohn, purchased $1,000,000 of the Units.

On April 30, 2018, the Company entered into the First Amended Subscription Agreement for Shares of Series A Preferred Stock and Common Stock Purchase Warrants (the “Amended Agreement”) with John Pappajohn and Mary Pappajohn (each an “Investor”, and collectively the “Investors”), which provides for the issuance, as of the date of the Original Agreement, of an aggregate of 500,000 Shares of Series A-1 Convertible Preferred Stock, par value $0.001 per share (“Series A-1 Convertible Preferred Stock”), in lieu of the same number of Shares of Series A Convertible Preferred Stock that the Company had originally agreed to issue to the Investors. The Series A-1 Convertible Preferred Stock will have substantially the same rights and preferences as the Shares of Series A Preferred Stock, except that the Shares of Series A-1 Convertible Preferred Stock are non-voting and cannot be converted into Common Stock by an Investor if, as a result of such conversion, such Investor would beneficially own greater than 19.9% of the outstanding shares of Common Stock. Additionally, the Warrants were amended to provide that they would not be exercisable by an Investor if, following any such exercise, such Investor would beneficially own greater than 19.9% of the outstanding shares of Common Stock.

Dividends.

Shares of the Series A and Series A-1 Preferred Stock will be entitled to receive cash dividends at the rate of five percent (5.00%) of the Original Series A and Series A-1 Issue Price per annum, payable out of funds legally available therefor. Such dividends shall (i) accrue on shares of Series A and Series A-1 Preferred Stock from the date of issuance of such shares, (ii) be cumulative, and (iii) be payable only (A) when, as and if declared by the Board of Directors, (B) upon the occurrence of a Liquidation Event or a Deemed Liquidation Event (whether or not such dividends have been declared) and (C) “in kind” upon a conversion of the Series A Preferred Stock. The value of Common Stock for purposes of determining shares issuable upon a payment in kind shall not be less than the original issue price of the Series A Preferred Stock.

At September 30, 2018 and 2017, the amount of undeclared cumulative dividends totaled $49,200 and $0, respectively.

Voting Rights.

Each holder of a share of Series A Preferred Stock shall have the right to one vote for each share of Common Stock into which such Series A Preferred Stock could then be converted (with any fractional share determined on an aggregate conversion basis being rounded down to the nearest whole share). The holders shall be entitled to vote as a class on certain significant or corporate actions. Holders of shares of Series A-1 Preferred Stock do not have any voting rights.

Rank.

With respect to distributions upon a Liquidation Event (as defined below), the Series A and Series A-1 Preferred Stock shall rank senior to the Common Stock and to each other class of the Company’s capital stock existing now or hereafter created that are not specifically designated as ranking senior to the Series A Preferred Stock.

Liquidation Preference.

In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Company or such subsidiaries the assets of which constitute all or substantially all of the assets of the business of the Company and its subsidiaries, taken as a whole (“Liquidation Event”), the holders of shares of Series A and Series A-1 Preferred Stock shall be entitled to receive, prior and in preference to any distribution in such Liquidation Event to the holders of any junior securities, including the Common Stock, by reason of their ownership thereof, an amount per share equal to the Series A and Series A-1 Liquidation Preference for each outstanding share of Series A and Series A-1 Preferred Stock then held by them. After the payment or setting apart of payment of the full preferential amounts required to be paid to the holders of shares of Series A and Series A-1 Preferred Stock, the remaining assets and funds legally available for distribution to the Company’s stockholders shall be distributed among the holders of the shares of Common Stock ratably on a per-share basis.

Consolidation; Merger.

A (i) consolidation or merger of the Company with or into any other entity in which the stockholders of the Company immediately prior to such transaction do not own a majority of the voting capital stock of the surviving entity, (ii) sale, lease, transfer, exclusive license, conveyance or disposition of all or substantially all of the assets of the Company, or (iii) the effectuation by the Company of a transaction or series of related transactions in which more than 50% of the voting power of the Company is disposed of (each of (i), (ii) and (iii), a “Deemed Liquidation Event”), will each be deemed to be a Liquidation Event within the meaning of the Certificate of Designation, unless elected otherwise by vote of the Required Holders. Any securities to be delivered to the stockholders pursuant to a Deemed Liquidation Event will be valued at fair market value.

Conversion.

Each Holder of shares of Series A Preferred Stock shall have the right (the “Conversion Right”), at any time and from time to time, at such holder’s option, to convert all or any portion of such holder’s shares of Series A Preferred Stock into fully paid and non-assessable shares of Common Stock. Upon a holder’s election to exercise its Conversion Right, each share of Series A Preferred Stock for which the Conversion Right is exercised shall be converted into such number of shares of Common Stock as is determined by dividing the Original Purchase Price by the conversion price for the Series A Preferred Stock at the time in effect. Series A-1 Preferred stock cannot be converted into Common Stock by an Investor if, as a result of such conversion, such Investor would beneficially own greater than 19.9% of the outstanding shares of Common Stock. Additionally, the Warrants were amended to provide that they would not be exercisable by an Investor if, following any such exercise, such Investor would beneficially own greater than 19.9% of the outstanding shares of Common Stock.

In connection with the Financing, the Company also entered into a registration rights agreement (the “Registration Rights Agreement”) with the investors, requiring the Company to register the resale of the shares of Common Stock underlying the preferred stock and the Warrants. Under the Registration Rights Agreement, holders of a majority of the registrable securities then outstanding (the “Majority Holders”) may by a written Demand Notice to the Company (a “Demand Notice”) commencing six (6) months from the closing date, request the Company to effect the registration of all or part of the registrable securities owned by such Majority Holders and their respective affiliates on a Registration Statement on Form S-3. The Company has agreed to use its reasonable best efforts to cause such registration and/or qualification to be complete as soon as practicable, but in no event later than sixty (60) days, after receipt of the Demand Notice.

The shares of Series A and Series A-1 Preferred Stock were offered and sold in reliance upon the exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), set forth under Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D promulgated under the Securities Act, relating to sales by an issuer not involving any public offering and in reliance on similar exemptions under applicable state laws. Each purchaser represented that it is an accredited investor and that it acquired the Series A Preferred Stock and Warrants for investment purposes only and not with a view to any resale, distribution or other disposition of such securities in violation of the United States federal securities laws.

8.	INCOME TAXES

The following is a reconciliation of the provision (benefit) for income taxes to the amount compiled by applying the statutory federal income tax rate to profit (loss) before income taxes is as follows for the years ended September 30, 2018 and 2017.

	2018	2017
Federal income tax (benefit) at statutory rates	24.25%	34.0%
Stock-based compensation	(0.22)%	(3.46)%
Rate change	(81.08)%	—
Change in valuation allowance	58.95%	(29.29)%
True-ups and other adjustments	(0.09)%	(1.27)%
State tax benefit	(1.82)%	(0.02)%
Total	(0.02)%	(0.04)%

The provision for income taxes consisted of the following for the years ended September 30, 2018 and 2017:

	2018	2017
Current:
Federal:	$—	$—
State:	1,900	2,600
Deferred:
Federal:	129,700	2,082,900
State:	(246,500)	(840,600)
Change in valuation allowance	(116,800)	(1,242,300)
Total	1,900	2,600

	2018	2017
Current:
Federal:	$—	$—
State:	1,900	2,600
Total current	1,900	2,600
Deferred:
Federal:	(5,819,600)	2,082,900
State:	(246,500)	(840,600)
Total deferred	(6,066,100)	1,242,300
Change in valuation allowance	6,066,100	(1,242,300)
Total	$1,900	$2,600

In accordance with U.S. GAAP as determined by ASC 740, Income Taxes, the Company is required to record the effects of tax law changes in the period enacted. As the Company has a September 30th fiscal year end, its U.S. federal corporate income tax rate will be blended in fiscal 2018, resulting in a statutory federal rate of approximately 24% (three months at 34% and nine months at 21%), and will be 21% for subsequent fiscal years. The Company remeasured its existing deferred tax assets and liabilities at the rate the Company expects to be in effect when those deferred taxes will be realized (24% if in 2018 or 21% thereafter) and recorded a one-time deferred tax expense of approximately $8.4 million during the year ended September 30, 2018.

Temporary differences between the financial statement carrying amounts and bases of assets and liabilities that give rise to significant portions of deferred taxes relate to the following at September 30, 2018 and 2017:

	2018	2017
Deferred income tax assets:
Net operating loss carryforward	$13,921,773	$19,024,793
Deferred interest, consulting and compensation liabilities	2,850,840	3,850,567
Deferred income tax assets – other	155,517	118,793
	16,928,130	22,994,153
Deferred income tax liabilities—other	—	—
Deferred income tax asset—net before valuation allowance	16,928,130	22,994,153
Valuation allowance	(16,928,130)	(22,994,153)
Deferred income tax asset—net	$—	$—

As of September 30, 2018, the Company had gross Federal net operating loss carryforwards of approximately $60.2 million and State gross net operating loss carryforwards of approximately $33.8 million. Both the Federal and State net operating loss carryforwards will begin to expire in 2022 and 2023 respectively. Our ability to utilize net operating loss carryforwards may be limited in the event that a change in ownership, as defined in the Internal Revenue Code, occurs in the future.

The Company has placed a valuation allowance against the deferred tax assets in excess of deferred tax liabilities due to the uncertainty surrounding the realization of such excess tax assets. Management periodically evaluates the recoverability of the deferred tax assets and the level of the valuation allowance. At such time as it is determined that it is more likely than not that the deferred tax assets are realizable, the valuation allowance will be reduced accordingly.

The Company’s estimate of the potential outcome of any uncertain tax position is subject to management’s assessment of relevant risks, facts, and circumstances existing at that time. The Company believes that it has adequately provided for these matters. However, the Company’s future results may include favorable or unfavorable adjustments to its estimates in the period the audits are resolved, which may impact the Company’s effective tax rate. The Company does not believe that it is reasonably possible that the total amount of unrecognized tax benefits will significantly increase or decrease in the next 12 months. As of September 30, 2018, the Company’s tax filings are generally subject to examination in major tax jurisdictions for years ending on or after September 30, 2014. The Company does not accrue for potential interest and penalties attributed to uncertain tax positions as it is not material.

9.	RELATED PARTY TRANSACTIONS

DCA Agreement

On September 25, 2013, the Board approved a consulting agreement effective May 1, 2013, for marketing services provided by Decision Calculus Associates (“DCA”), an entity operated by Mr. Carpenter’s spouse, Jill Carpenter. Effective August 2015, DCA was engaged at a fee of $10,000 per month. From August 2015 through February 2017, DCA has been paid $170,000. The DCA contract was renewed at $3,000 a month effective March 1, 2017. The Company incurred fees of $31,000 and $$57,000 for the years ended September 30, 2018 and 2017, respectively. On May 1, 2018, the Company amended the agreement with DCA to reduce the monthly fee to $2,000 a month. The amendment provides for a term of one year with a 30 day termination clause.

Hooper Holmes Agreement

In 2016, we entered into an agreement with Hooper Holmes Inc, for which Dr. Smith, our Chairman of the Board, became an advisory member of its board as of March 16, 2017, and in which Mr. Pappajohn, our director, has participated in equity raises to become the beneficial owner of a greater than 10% interest. Hooper Holmes performs EEGs nationwide to patients who wish to obtain a PEER report. The Company paid $110,100 and $20,300 for these services during the years ended September 30, 2018 and 2017, respectively.

Sale of Preferred Shares

On March 29, 2018, the Company sold an aggregate of 1,050,000 shares for $2.00 per Unit, each consisting of one share of newly-designated Series A Preferred Stock or Series A-1 Preferred Stock, par value $0.001 per share and one Warrant to purchase one share of Common Stock, par value $0.001 per share for $2.34 per share in a private placement to three affiliates of the Company, John And Mary Pappajohn and Peter Unanue, for gross proceeds of $2.1 million. The private placement closed on March 29, 2018.

Private Placement with Directors and Management

On September 21, 2018, the Company entered into definitive agreements with George C. Carpenter IV, President and Chief Executive Officer, Robin L. Smith, Chairman, as well as John Pappajohn, and Peter Unanue, each a director of the Company, and entities affiliated with Michal Votruba, a member of the Board of Directors of MYnd Analytics and Director of Life Sciences for the European-based RSJ-Gradus fund, relating to a private placement of an aggregate of 459,458 units for $1.85 per unit, with each unit consisting of one share of common stock and one common stock purchase warrant to purchase one share of Common Stock for $2.00 per share.

10.	LOSS PER SHARE

Basic earnings (loss) per share is computed by dividing income (loss) available to common stockholders less the current period preferred stock dividend by the weighted average common shares outstanding during the period. Diluted earnings (loss) per share takes into account the potential dilution that could occur if securities or other contracts to issue Common Stock were exercised and converted into Common Stock.

A summary of the net income (loss) and shares used to compute net income (loss) per share for the fiscal years ended September 30, 2018 and 2017 is as follows:

	2018	2017
Net Loss for computation of basic and diluted net loss per share:
Net loss attributable to MYnd Analytics, Inc.	$(9,598,700)	$(7,112,800)
Preferred stock dividends	(49,200)	—
	$(9,647,900)	$(7,112,800)

Basic and Diluted net loss per share:
Basic net loss per share	$(1.86)	$(2.52)
Basic and Diluted weighted average shares outstanding	5,199,566	2,817,415

Anti-dilutive common equivalent shares not included in the computation of dilutive net loss per share:
Warrants	6,075,874	957,198
Restricted common stock	406,564	4,500
Options	803,937	359,704

11.	COMMITMENTS AND CONTINGENT LIABILITIES

Litigation

The Company is not currently party to any legal proceedings, the adverse outcome of which, in the Company’s management’s opinion, individually or in the aggregate, would have a material adverse effect on the Company’s results of operations or financial position.

Lease Commitments

The Company is a party to four leases, three are for office space located in Mission Viejo and Laguna Hills, California which house the corporate headquarters and neurometric business. The total lease payments per month are $10,666. The two leases for office space located in Mission Viejo and Laguna Hills have been renewed through February 28, 2020 and the total lease payments per month will be $8,411 beginning February 1, 2019. As of November 30, 2018, the third lease for a small annex office in Laguna Hills has been terminated.

The Company has one three-year lease for office space in Tysons, Virginia. As of June 1, 2018, the Company has sublet the premises under the Tyson, Virginia office space lease. The master lease period expires on September 30, 2020. The rent through September 30, 2018 was prorated at $2,508 per month; for the subsequent 12 months the rent is prorated at $2,576 per month; and for the remaining twelve months the rent will be prorated at $2,647 per month. The subtenant is paying approximately seventy seven percent of the master lease payment for the fourteen months ending on September 30, 2019 and has an option to renew for the final lease year.

Arcadian Services’ business has office space located in Fort Washington, PA. The lease period expires on February 28, 2020. The rent is currently $3,312 per month and will increase to $3,410 per month on March 1, 2019 for the remainder of the lease.

	Payments due by fiscal year
Contractual Obligations	2019	2020	Total
Operating Lease Obligations	$114,000	$48,800	$162,800
Total	$114,000	$48,800	$162,800

12.	SIGNIFICANT CUSTOMERS

For the fiscal year ended September 30, 2018, four customers accounted for 29% of Neurometric Services revenue and three customers accounted for 35% of accounts receivable at September 30, 2018.

For the fiscal year ended September 30, 2017, four customers accounted for 50% of Neurometric Services revenue and three customers accounted for 72% of accounts receivable at September 30, 2017.

13.	SUBSEQUENT EVENTS

Special Meeting of Stockholders

At the Special Meeting of Stockholders of the Company, held on November 26, 2018 (“Special Meeting 2018”) the holders of the Company’s common and preferred stock voted to (i) amend the 2012 Plan to eliminate the annual individual award limits under the 2012 Plan and (ii) amend 2012 Plan to increase: (a) the total number of shares of common stock, par value $0.001 per share (“Common Stock”), available for grant under the 2012 Plan (subject to the overall limits described in clause (b) below) from 1,500,000 shares to an aggregate of 2,250,000 shares and (b) the aggregate limitation on authorized shares available for grant under the 2012 Plan, following any increases pursuant to the evergreen provision (the “Evergreen Provision”), from 2,200,000 shares to 2,950,000 shares.

In addition, to the above, the Company received shareholder approval to remove the exchange cap under the Second Purchase Agreement in compliance with the applicable listing rules of the Nasdaq Stock Market. Pursuant to Nasdaq Listing Rule 5635(d), shareholder approval is required prior to the issuance of securities in connection with a transaction other than a public offering involving the sale, issuance or potential issuance by the Company of common stock (or securities convertible into or exercisable common stock) equal to 20% or more of the common stock outstanding before the issuance for less than the greater of book or market value of the stock. Following receipt of shareholder approval, the Company may issue an additional $8.1 million, up to an aggregate of $10 million, of common stock to Aspire Capital under the Second Purchase Agreement.

Share Grants to Directors

On October 8, 2018, the Compensation Committee and the Board granted to Director Votruba 144,000 restricted shares of common stock under the 2012 Plan for efforts expended as a Board member to explore and identify licensing and other opportunities for the Company in Europe. Mr. Votruba is a representative of RSJ and has agreed to assign to RSJ the benefit of all options and restricted shares granted to him in connection with his service as a member of the Board of Directors. On October 8, 2018, the Board granted (i) 30,000 restricted shares under the 2012 Plan to each of John Pappajohn and Peter Unanue, Members of the Board and (ii) 45,000 restricted shares under the 2012 Plan to Geoffrey Harris, who serves as the Audit Committee chairperson, these shares will vest quarterly.

Option Grants to the Chairman, Executive Officers and Other Employees

On October 8, 2018, the Board granted an option to Dr. Robin Smith, the Chairman of the Board to purchase 48,000 shares of Common Stock. On the same date, the Board granted options to purchase 48,000 and 30,000 shares to each of George Carpenter, the President and Chief Executive Officer and Donald D’Ambrosio, the Chief Financial Officer, respectively, and options to purchase an aggregate of 100,500 shares to other employees and consultants. All of the above options will vest upon certain milestones being met and were subject to the shareholder approval which was granted on November 26, 2018 at the Special Meeting of Shareholders.

On December 3, 2018, options were granted to purchase 30,000 and 26,500 shares of Company common stock to each of George Carpenter, the President and Chief Executive Officer and Donald D’Ambrosio, the Chief Financial Officer, respectively, and options to purchase an aggregate of 46,758 shares of Company common stock were granted to other employees. One-third of the options granted vested on December 3, 2018 and one-third will vest on each of December 3, 2019 and December 3, 2020.

Leases

In October and November of 2018, the Company renewed the office space leases in Mission Viejo and Laguna Hills, California until February 28, 2020. The total lease payments per month will be $8,411 beginning February 1, 2019. As of November 30, 2018, the third lease for a small annex office in Laguna Hills has been terminated.

TELEMYND, INC.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

	As of June 30, 2019 (Unaudited)	As of September 30, 2018

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$2,443,400	$3,254,700
Accounts receivable, net	183,400	63,300
Prepaid insurance	-	57,900
Prepaid expenses and other current assets	151,700	134,700
Total current assets	2,778,500	3,510,600
Property and equipment, net	82,800	110,800
Intangible assets, net	74,300	116,500
Goodwill	1,386,800	1,386,800
Other assets	26,000	27,100
TOTAL ASSETS	$4,348,400	$5,151,800

LIABILITIES AND STOCKHOLDERS’ EQUITY:
CURRENT LIABILITIES:
Accounts payable (including $38,900 and $30,350 to related parties as of June 30, 2019 and September 30, 2018, respectively)	$561,500	$346,900
Accrued liabilities	518,600	268,900
Accrued compensation	207,100	175,400
Accrued compensation – related parties	457,300	209,300
Accrued interest and other liabilities	3,900	3,900
Deferred revenue	175,800	159,700
Current portion of leases	1,500	1,300
Total current liabilities	1,925,700	1,165,400
LONG-TERM LIABILITIES
Long-term borrowing, net	615,800	587,700
Accrued interest on long-term borrowing	122,100	110,100
Long-term portion of capital lease	900	2,100
Total long-term liabilities	738,800	699,900
TOTAL LIABILITIES	2,664,500	1,865,300
STOCKHOLDERS’ EQUITY:
Preferred stock, $0.001 par value; 15,000,000 authorized; 1,500,000 shares of Series A Preferred Stock and 500,000 shares of Series A-1 authorized; 550,000 shares of Series A Preferred Stock and 500,000 shares of Series A-1 issued and outstanding as of June 30, 2019 and as of September 30, 2018; aggregate liquidation preference of $1,968,750 as of June 30, 2019 and as of September 30, 2018;	1,100	1,100
Common stock, $0.001 par value; 250,000,000 shares authorized as of June 30, 2019 and September 30, 2018 respectively, 12,701,266 and 7,407,254 shares issued and outstanding as of June 30, 2019 and September 30, 2018, respectively;	12,700	7,400
Additional paid-in capital	95,789,800	89,257,700
Accumulated deficit	(92,003,100)	(85,245,300)
	3,800,500	4,020,900

Non-controlling interest	(2,116,600)	(734,400)

Total stockholders’ equity	1,683,900	3,286,500
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$4,348,400	$5,151,800

See accompanying notes to unaudited condensed consolidated financial statements.

TELEMYND, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	For the three months ended June 30,		For the nine months ended June 30,
	2019	2018	2019	2018
REVENUES
Neurometric services	$36,500	$65,600	$160,500	$198,700
Telepsychiatry services	490,500	326,100	1,213,700	774,900
Total revenues	527,000	391,700	1,374,200	973,600

COST OF REVENUES
Neurometric services	3,400	14,700	14,900	133,500
Telepsychiatry services	404,200	229,500	914,100	493,900
	407,600	244,200	929,000	627,400

GROSS MARGIN	119,400	147,500	445,200	346,200

OPERATING EXPENSES
Research	60,500	64,800	202,100	219,700
Product development	274,800	361,900	749,100	973,300
Sales and marketing	241,200	182,600	592,500	1,487,800
General and administrative	2,245,500	2,451,600	6,969,600	5,967,400
Total operating expenses	2,822,000	3,060,900	8,513,300	8,648,200

OPERATING LOSS	(2,702,600)	(2,913,400)	(8,068,100)	(8,302,000)

OTHER INCOME (EXPENSE):
Interest expense, net	(23,200)	(23,800)	(69,500)	(62,300)
Total other income (expense)	(23,200)	(23,800)	(69,500)	(62,300)
LOSS BEFORE PROVISION FOR INCOME TAXES	(2,725,800)	(2,937,200)	(8,137,600)	(8,364,300)
Income taxes	100	-	2,400	1,900
NET LOSS	$(2,725,900)	$(2,937,200)	$(8,140,000)	$(8,366,200)

Net loss attributable to noncontrolling interest	(604,200)	(332,200)	(1,382,200)	(404,500)

Net Loss attributable to MYnd Analytics, Inc.	$(2,121,700)	$(2,605,000)	$(6,757,800)	$(7,961,700)

BASIC AND DILUTED LOSS PER SHARE:	$(0.20)	$(0.46)	$(0.76)	$(1.66)

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic and Diluted	10,722,152	5,698,523	8,880,214	4,793,273

See accompanying notes to unaudited condensed consolidated financial statements.

TELEMNYD, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

for the three and nine months ended June 30, 2019 and 20

	Common Stock		Preferred Stock		Additional Paid-in	Accumulated	Sub-total MYnd Stockholders’	Non- controlling
	Shares	Amount	Shares	Amount	Capital	Deficit	Equity	Interest	Total
Balance at September 30, 2018	7,407,254	$7,400	1,050,000	$1,100	$89,257,700	$(85,245,300)	$4,020,900	$(734,400)	$3,286,500
Stock based compensation	144,000	200			517,100	—	517,300		517,300
Common Stock issued to vendors for services	3,750	—	—	—	5,600	—	5,600	—	5,600
Net loss	—	—	—	—	—	(2,377,500)	(2,377,500)	(326,900)	(2,704,400)
Balance at December 31, 2018	7,555,004	$7,600	1,050,000	$1,100	$89,780,400	$(87,622,800)	$2,166,300	$(1,061,300)	$1,105,000
Stock-based compensation	30,000	—	—	—	258,000	—	258,000	—	258,000
Shares issued to Aspire Capital Purchase Agreement	1,315,429	1,300			1,810,500	—	1,811,800		1,811,800
Common Stock issued to vendors for services	36,262	—	—	—	47,000	—	47,000	—	47,000
Net loss	—	—	—	—	—	(2,258,600)	(2,258,600)	(451,100)	(2,709,700)
Balance at March 31, 2019	8,936,695	$8,900	1,050,000	$1,100	$91,895,900	$(89,881,400)	$2,024,500	$(1,512,400)	$512,100
Stock-based compensation	76,250	50			438,150		438,200	—	438,200
Shares issued to Aspire Capital Purchase Agreement	908,080	900			909,200	—	910,100		910,100
Proceeds from public offering	2,776,491	2,800			2,541,900		2,544,700		2,544,700
Common Stock issued to vendors for services	3,750	50			4,650	—	4,700	—	4,700
Net loss						(2,121,700)	(2,121,700)	(604,200)	(2,725,900)
Balance at June 30, 2019	12,701,266	$12,700	1,050,000	$1,100	$95,789,800	$(92,003,100)	$3,800,500	$(2,116,600)	$1,683,900

See accompanying Notes to Unaudited Condensed Consolidated Financial Statements.

	Common Stock		Preferred Stock		Additional Paid-in	Accumulated	Sub-total MYnd Stockholders’	Non- controlling
	Shares	Amount	Shares	Amount	Capital	Deficit	Equity	Interest	Total
Balance at September 30, 2017	4,299,311	$4,300	-	$-	$80,189,700	$(75,646,600)	$4,547,400	-	$4,547,400
Stock-based compensation	37,500	100			336,500		336,600	-	336,600
Common Stock issued to vendors for services	23,750	-			14,800		14,800		14,800
Net loss						(2,769,300)	(2,769,300)	-	(2,769,300)
Balance at December 31, 2017	4,360,561	$4,400	-	$-	$80,541,000	$(78,415,900)	$2,129,500	$-	$2,129,500
Stock-based compensation	20,000	-			256,400	-	256,400	-	256,400
Common Stock issued to vendors for services	(16,250)	-			11,000	-	11,000	-	11,000
Stock issued for preferred shares	-	-	1,050,000	1,100	2,098,900	-	2,100,000	-	2,100,000
Net loss	-	-				(2,587,400)	(2,587,400)	(72,300)	(2,659,700)
Balance at March 31, 2018	4,364,311	$4,400	1,050,000	$1,100	$82,907,300	$(81,003,300)	$1,909,500	$(72,300)	$1,837,200
Stock-based compensation	126,314	110			761,190		761,300		761,300
Common Stock issued to vendors for services	83,750	100			136,500		136,600		136,600
Stock issued for preferred shares	-	-			-		-		-
Proceeds from Option Exercise	35,000	40			54,160		54,200		54,200
Shares issued to Aspire Capital Purchase Agreement	1,652,222	1,650			2,856,950		2,858,600		2,858,600
Net loss						(2,605,000)	(2,605,000)	(332,200)	(2,937,200)
Balance at June 30, 2018	6,261,597	$6,300	1,050,000	$1,100	$86,716,100	$(83,608,300)	$3,115,200	$(404,500)	$2,710,700

See accompanying Notes to Unaudited Condensed Consolidated Financial Statements.

TELEMYND, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the nine months ended June 30,
	2019	2018
OPERATING ACTIVITIES:
Net loss	$(8,140,000)	$(8,366,200)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	91,000	87,700
Change in provision for doubtful accounts	6,700	2,700
Stock-based compensation	1,213,500	1,335,100
Common stock issued to vendors for services	57,300	162,400
Accretion of debt discount and accrued interest on long-term debt	70,100	58,900
Changes in operating assets and liabilities:
Accounts receivable	(126,800)	(76,500)
Prepaid expenses and other assets	42,000	(194,300)
Accounts payable and accrued liabilities	464,300	(409,800)
Deferred revenue	16,100	119,800
Deferred compensation	279,700	(133,900)
Net cash used in operating activities	(6,026,100)	(7,414,100)
INVESTING ACTIVITES:
Purchase of furniture and equipment	(20,800)	(55,200)
Payment for acquisition of business, net of cash acquired	-	(149,100)
Forgiveness of loan in relation of acquisition	-	(157,500)
Net cash used in investing activities	(20,800)	(361,800)
FINANCING ACTIVITIES:
Principal payments on note payable	(30,000)	(38,300)
Principal payments on capital lease	(1,000)	(900)
Proceeds from Aspire Capital purchase agreements	2,721,900	2,858,600
Proceeds from sale of common stock, net of costs	2,544,700	2,100,000
Proceeds from stock options exercised	-	54,200
Net cash provided by financing activities	5,235,600	4,973,600
NET DECREASE IN CASH	(811,300)	(2,802,300)
CASH AND CASH EQUIVALENTS - BEGINNING OF THE PERIOD	3,254,700	5,449,000
CASH AND CASH EQUIVALENTS - END OF THE PERIOD	$2,443,400	$2,646,700
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the period for:
Interest	$2,700	$6,400
Income taxes	$2,400	$1,900
SUPPLEMENTAL DISCLOSURES OF NON-CASH INVESTING & FINANCING ACTIVITIES:
Long-term borrowings assumed in business combination	$-	$651,700

See accompanying notes to unaudited condensed consolidated financial statements

TELEMYND, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1.	Organization, Nature of Operations and Going Concern Uncertainty

Telemynd, Inc. is a newly-formed Delaware corporation (“Telemynd,” “we,” “us,” “our,” or the “Company”) that prior to consummation of the Separation and Spin-Off (each as defined below) consummated on July 16, 2019 was a subsidiary of Mynd Analytics, Inc. (“MYnd”) , did not conduct any activities. Unless the context suggests otherwise, references in these financial statements to “Telemynd,” the “Company,” “we,” “our” and “us” refer to MYnd and its consolidated subsidiaries prior to the Separation and Spin-off and to Telemynd after the Separation and Spin-Off.

In contemplation of the merger with Emmaus Life Sciences, Inc. (“Emmaus”), substantially all the assets and all the liabilities of MYnd, except for an aggregate of $250,000 of liabilities were contributed to us. Accordingly, our business and financial position is essentially the business and financial position of MYnd, except for those liabilities.

In addition, our capital structure is similar to, but not identical to the capital structure of MYnd.  Following the spin-off, the holders of our common stock prior to the merger received one share of Telemynd for each share of MYnd held by them as of the record date.  In addition, the outstanding shares of preferred stock of MYnd were exchanged for shares of preferred stock on substantially the same economic terms as the outstanding preferred stock of Mynd.  While the outstanding options and warrants of Mynd did not become options and warrants of Telemynd, Telemynd has an Equity Plan and intends to grant certain options and restricted stock grants upon closing of this offering. See “Executive and Director Compensation”.   In addition, Telemynd reserved 6,269,673 shares of its common stock for issuance upon exercise of certain Emmaus warrants. MYnd will make additional cash payments to Telemynd, not to exceed $2,500,000 in the aggregate, from all cash received by MYnd as a result of the exercise of any warrants or stock options of MYnd that were in effect prior to the Spin-off, to the extent that the proceeds from such warrant and option exercises exceeds $500,000, and less all such proceeds, if any, theretofore transferred or paid by MYnd to Telemynd pursuant to the Separation Agreement after the Spin-off.

We are a technology enabled behavioral health company. Our solutions are designed to improve access to care through telemedicine and assist clinicians with the development of personalized treatment plans through a proprietary, artificial intelligence platform with a goal of improving behavioral health outcomes while decreasing overall healthcare costs. The global healthcare analytics market is expected to reach USD $42.8 billion by 2024 and the global market for behavioral and mental health software, and services is expected to grow at 11.8% CAGR and reach $4.3 billion by 2025, according to reports by Grand View Research, Inc. We, through our wholly owned subsidiary Arcadian Telepsychiatry, improves access to care with its national network of psychiatric providers and clinicians through a cloud-based system designed to deliver telemedicine. Telepsychiatry services can be embedded into primary care clinics, hospitals, skilled nursing and employer clinics to create a seamless care experience for patients and allow payers and providers to more directly control the care and costs associated with behavioral health. Telemynd is also a preferred provider of teletherapy solutions that are offered through Employee Assistance Programs (EAPs). EAPs are becoming an integrated component of most benefit plans and this is an efficient and scalable model for our teletherapy growth.

Going Concern Uncertainty

The accompanying unaudited condensed consolidated financial statements have been prepared in conformity with U.S. generally accepted accounting principles (“GAAP”), which contemplate continuation of the Company as a going concern. The Company’s operations are subject to certain problems, expenses, difficulties, delays, complications, risks and uncertainties frequently encountered in the operation of a business. These risks include the ability to obtain adequate financing on a timely basis, if at all, the failure to develop or supply technology or services to meet the demands of the marketplace, the failure to attract and retain qualified personnel, competition within the industry, government regulation and the general strength of regional and national economies.

The Company’s recurring net losses and negative cash flows from operations raise substantial doubt about its ability to continue as a going concern. During the nine months ended June 30, 2019, the Company incurred a net loss of $8.1 million and used $6.0 million of net cash in operating activities. As of June 30, 2019, the Company’s accumulated deficit was $92.0 million. In connection with these unaudited condensed consolidated financial statements, management evaluated whether there were conditions and events, considered in the aggregate, that raised substantial doubt about the Company’s ability to meet its obligations as they become due for the next twelve months from the date of issuance of these financial statements. Management assessed that there were such conditions and events, including a history of recurring operating losses, and negative cash flows from operating activities.

To date, the Company has financed its cash requirements primarily from equity financings. The Company will need to raise funds immediately to continue its operations and increase demand for its services. Until it can generate sufficient revenues to meet its cash requirements, which it may never do, the Company must continue to finance future cash needs primarily through public or private equity offerings, debt financings or strategic collaborations. The Company’s liquidity and capital requirements depend on several factors, including the rate of market acceptance of its services, the future profitability of the Company, the rate of growth of the Company’s business and other factors described elsewhere in this Quarterly Report on Form 10-Q.  The Company continues to explore additional sources of capital, but there is substantial doubt as to whether any financing arrangement will be available in amounts and on terms acceptable to the Company to permit it to continue operations. The accompanying unaudited condensed consolidated financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements of the Company have been prepared in accordance with GAAP and applicable rules and regulations of the Securities and Exchange Commission (the “SEC”) regarding interim financial reporting. In the opinion of the Company’s management, the accompanying unaudited condensed consolidated financial statements contain all adjustments (consisting of normal recurring accruals and adjustments) necessary to present fairly the financial position, changes in stockholders’ equity, results of operations and cash flows of the Company at the dates and for the periods indicated. The interim results for the quarter ended June 30, 2019 are not indicative of results for the full 2019 fiscal year or any other future interim periods. As such, the information included in this quarterly report on Form 10-Q should be read in conjunction with the consolidated financial statements and accompanying notes included in the Company’s Form 10-K for the year ended September 30, 2018.

Basis of Consolidation

The unaudited condensed consolidated financial statements include the results of the Company, its wholly owned subsidiary, Arcadian, two professional associations, Arcadian Telepsychiatry PA (“Texas PA”) incorporated in Texas, Arcadian Telepsychiatry Florida P.A. (“Florida PA”) incorporated in Florida, and two professional corporations, Arcadian Telepsychiatry P.C. (“Pennsylvania PC”) incorporated in Pennsylvania and Arcadian Telepsychiatry of California, P.C. incorporated in California (“California PC” and together with the Pennsylvania PC, Florida PA and Texas PA, the “Arcadian Entities.”)

Arcadian is party to Management Services Agreements by and among it and the Arcadian Entities, pursuant to which Arcadian provides management and administrative services to each of the Arcadian Entities.  Each entity is established pursuant to the requirements of its respective domestic jurisdiction governing the corporate practice of medicine. All intercompany balances and transactions have been eliminated upon consolidation.

Segments

We view our operations and manage our business as one operating segment.

Variable Interest Entities (VIE)

On November 13, 2017, Arcadian entered into a management and administrative services agreement with Texas PA and with Pennsylvania PC, for an initial fixed term of 20 years. In accordance with relevant accounting guidance, Texas PA and Pennsylvania PC are each determined to be a Variable Interest Entity (“VIE”) as MYnd is the primary beneficiary with the ability to direct the activities (excluding clinical decisions) that most significantly affect Texas PA’s and Pennsylvania PC’s economic performance through its majority representation of the Texas PA and Pennsylvania PC; therefore, Texas PA and Pennsylvania PC are consolidated by MYnd. On January 19, 2018, Arcadian entered into a management and administrative services agreement with California PC, for an initial fixed term of 20 years. In accordance with relevant accounting guidance, California PC is determined to be a VIE and MYnd is the primary beneficiary with the ability to direct the activities (excluding clinical decisions) that most significantly affect California PC’s economic performance through its majority representation of California PC; therefore, California PC is consolidated by MYnd. On March 27, 2018, Arcadian entered into a management and administrative services agreement with Florida PA, for an initial fixed term of 20 years. In accordance with relevant accounting guidance, Florida PA is determined to be a VIE and MYnd is the primary beneficiary with the ability to direct the activities (excluding clinical decisions) that most significantly affect Florida PA’s economic performance through its majority representation of Florida PA; therefore, Florida PA is consolidated by MYnd.

The Company holds a variable interest in the entities which contract with physicians and other health professionals in order to provide telepsychiatry services to Arcadian. The entities are considered variable interest entities since they do not have sufficient equity to finance their activities without additional financial support. An enterprise having a controlling financial interest in a VIE must consolidate the VIE if it has both power and benefits-that is, it has (1) the power to direct the activities of a VIE that most significantly impact the VIE’s economic performance (power) and (2) the obligation to absorb losses of the VIE that potentially could be significant to the VIE or the right to receive benefits from the VIE that potentially could be significant to the VIE (benefits). The Company has the power and rights to control all activities of the entities and funds and absorbs all losses of the VIE.

In accordance with management service agreements entered into between the Company and medical professional corporations and associations in compliance with regulatory requirements within certain states, the Company has the power to direct activities of the VIE’s and may transfer the assets from the individual VIEs. Therefore, the Company considers that there are no assets in any of the consolidated VIEs that may be relied upon to settle obligations of these entities. Furthermore, creditors of the VIEs do not have recourse to the general credit of the Company for any of the liabilities of the VIEs.  Finally, none of the professional corporations or associations have purchased equipment nor are they responsible for handling cash or accounts receivable.

There is no either explicit or implicit arrangement that requires the Company to provide financial support to the VIE, including events or circumstances that could expose the Company to a loss. For the nine months ended June 30, 2019 and 2018, the Company did not provide, nor does it intend to provide in the future, any financial or other support either explicitly or implicitly during the periods presented to its variable interest entities. In addition, there are no restrictions on the net income earned by the VIEs. The Company allocates all of the net income earned to the primary owner of the VIE. As part of the operating agreement with the VIE, the Company will be reimbursed for all cost incurred related to operating the VIE in addition to a management fee charged for oversight. For the nine months ended June 30, 2019 and 2018, no net income was allocated to the VIEs nor have any dividends been paid from the Company to the VIEs from inception to date, respectively.

In addition, to the extent that the VIE is not a shareholder of the Company, the Company has not paid any dividends to the VIEs from inception to date and there are no dividend obligations within the management services agreement entered into with the medical professional corporations and associations.

Use of Estimates

The preparation of the unaudited condensed consolidated financial statements requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenue and expense, and related disclosure of assets and liabilities. On an ongoing basis, the Company evaluates its estimates, including those related to revenue recognition, allowance for doubtful accounts, useful lives of furniture and equipment, intangible assets, valuation allowance on deferred taxes, valuation of equity instruments, and accrued liabilities. The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ materially from these estimates.

Cash and Cash Equivalents

The Company considers all liquid instruments purchased with a maturity of three months or less to be cash equivalents. The Company deposits its cash with major financial institutions and may at times exceed the federally insured limit of $250,000.  At June 30, 2019 cash exceeds the federally insured limit by $2.3 million.  The Company believes that the risk of loss is minimal. To date, the Company has not experienced any losses related to cash deposits with financial institutions.

Debt Instruments

Debt instruments are initially recorded at fair value, with coupon interest and amortization of debt issuance discounts recognized in the statement of operations as interest expense at each period end while such instruments are outstanding.

Fair Value of Financial Instruments

Financial Accounting Standards Board, or FASB, Accounting Standards Codification, or ASC, ASC 825-10 Recognition and Measurement of Financial Assets and Financial Liabilities defines financial instruments and requires disclosure of the fair value of financial instruments held by the Company. The Company considers the carrying amount of cash, accounts receivable, other receivables, accounts payable and accrued liabilities, to approximate their fair values because of the short period of time between the origination of such instruments and their expected realization.

The Company also analyzes all financial instruments with features of both liabilities and equity under ASC 480-10, ASC 815-10 and ASC 815-40.

The FASB has established a framework for measuring fair value using generally accepted accounting principles. That framework provides a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (level 1 measurements) and the lowest priority to unobservable inputs (level 3 measurements). The three levels of the fair value hierarchy are described as follows:

●	Level I inputs to the valuation methodology are unadjusted quoted prices for identical assets or liabilities in active markets;

●	Level II inputs to the valuation methodology include:

●	Quoted prices for similar assets or liabilities in active markets;

●	Quoted prices for identical or similar assets or liabilities in inactive markets;

●	Inputs other than quoted prices that are observable for the asset or liability;

●	Inputs that are derived principally from or corroborated by observable market data by correlation or other means;

If the asset or liability has a specified (contractual) term, the level 2 input must be observable for substantially the full term of the asset or liability.

●	Level III inputs to the valuation methodology are unobservable and significant to the fair value measurement.

The asset or liability’s fair value measurement level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. Valuation techniques used must maximize the use of observable inputs and minimize the use of unobservable inputs.

Accounts Receivable, net

The Company estimates the collectability of customer receivables on an ongoing basis by reviewing past-due invoices and assessing the current creditworthiness of each customer.  Allowances are provided for specific receivables deemed to be at risk for collection which as of June 30, 2019 and September 30, 2018 were $8,500 and $1,800, respectively.

Property and Equipment

Property and equipment, which are recorded at cost, consist of office furniture and equipment which are depreciated, over their estimated useful lives on a straight-line basis.  The useful lives of these assets are estimated to be between three and five years.  Depreciation expense on furniture and equipment for the three months ended June 30, 2019 and 2018 was $16,700 and $16,100, respectively. Depreciation expense on furniture and equipment for the nine months ended June 30, 2019 and 2018 was $49,000 and $44,200, respectively. Accumulated depreciation at June 30, 2019 and September 30, 2018 was $198,200 and $149,200, respectively.

Intangible Assets

Costs for software developed for internal use are accounted for through the capitalization of those costs incurred in connection with developing or obtaining internal-use software. Capitalized costs for internal-use software are included in intangible assets in the unaudited condensed consolidated balance sheets. Capitalized software development costs are amortized over three years. Costs incurred during the preliminary project along with post-implementation stages of internal use computer software development and costs incurred to maintain existing product offerings are expensed as incurred. The capitalization and ongoing assessment of recoverability of development costs require considerable judgment by management with respect to certain external factors, including, but not limited to, technological and economic feasibility and estimated economic life.

On November 13, 2017, the Company acquired customer relationship and tradename intangibles in connection with the Arcadian acquisition which were recorded at fair value and are being amortized over an estimated useful life of four years on a straight-line basis.

Amortization for the three months ended June 30, 2019 and 2018 was $14,000 and $14,000, respectively. Amortization for the nine months ended June 30, 2019 and 2018 was $42,000 and $38,700, respectively. Accumulated amortization was $136,300 and $94,200 at June 30, 2019 and September 30, 2018 respectively.

The expected amortization of the intangible assets, as of June 30, 2019, is as follows:

For the year ended September 30,	Intangible assets
2019 (for the remaining three months)	$12,000
2020	29,400
2021	29,400
2022	3,500
Total	$74,300

Goodwill

Goodwill represents the excess of the aggregate purchase price paid over the fair value of the net assets acquired in our business combinations. Goodwill is not amortized and is tested for impairment at least annually or whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Events or changes in circumstances that could trigger an impairment review include a significant adverse change in business climate, an adverse action or assessment by a regulator, unanticipated competition, a loss of key personnel, significant changes in the manner of our use of the acquired assets or the strategy for our overall business, significant negative industry or economic trends, or significant under performance relative to expected historical or projected future results of operations. The Company has the option to first assess qualitative factors to determine whether the existence of events or circumstances leads to a determination that it is more likely than not that the fair value of a reporting unit is less than its carrying value, including goodwill. If, after assessing the totality of events or circumstances, the Company determines that it is not more likely than not that the fair value of a reporting unit is less than its carrying amount, additional impairment testing is not required. The Company tests for goodwill impairment annually on September 30.

The Company performed a qualitative goodwill assessment at September 30, 2018 and concluded there was no impairment based on consideration of a number of factors, including the improvement in the Company’s key operating metrics over the prior year, improvement in the strength of the general economy and the Company’s continued execution against its overall strategic objectives.

Based on the foregoing, the Company determined that it was not more likely than not that the fair value of its reporting unit is less than its carrying amount and therefore that no further impairment testing was required.

During the nine months ended June 30, 2019, the Company did not record any Goodwill impairment.

Accrued Compensation

Accrued compensation consists of accrued vacation pay, accrued compensation granted by the Board but not paid, and accrued pay due to staff members.

Accrued compensation – related parties consists of accrued vacation pay, accrued bonuses granted by the Board but not paid for officers and directors.

Deferred Revenue

Deferred revenue represents cash collected in advance of services being rendered but not earned as of June 30, 2019 and September 30, 2018. This represents a philanthropic grant for the payment of PEER Reports ordered in a clinical trial for a member of the U.S. Military, a veteran or their family members, the cost of which is not covered by other sources. On August 1, 2017, the Company entered into a Research Study Funding Agreement with Horizon Healthcare Services, Inc. dba Horizon Blue Cross Blue Shield of New Jersey and its subsidiaries (collectively “Horizon”) and Cota, Inc. (“Cota”). On February 6, 2018, Horizon prepaid for part of the study in the amount of $125,000 and the Company paid Cota $15,000 out of this payment for its services under the Study. The Company received payment from FirstMed Health and Wellness for services not earned as of June 30, 2019.

These deferred revenue grant funds total $175,800 and $159,700 as of June 30, 2019 and September 30, 2018, respectively.

Revenue Recognition

Neurometric services - gross service revenue is recorded in the accounting records at the time the services are provided on an accrual basis at the provider’s established rates, regardless of whether the provider expects to collect that amount. The Company reserves a provision for contractual adjustment and discounts that are deducted from gross service revenue. The Company reports revenues net of any sales, use and value added taxes.

Telepsychiatry services - The Company satisfies its performance obligation to stand ready to provide telepsychiatry services which occurs when the Company’s clients have access to the telepsychiatry service. The Company generally bills for the telepsychiatry services on a monthly basis with payment terms generally being 30 days. There are not significant differences between the timing of revenue recognition and billing. Consequently, the Company has determined that client contracts do not include a financing component. Revenue is recognized in an amount that reflects the consideration that is expected in exchange for the service and this may include a variable transaction price as the number of members may vary from the initial billing. Based on historical experience, the Company estimates this amount which is recorded as a component of revenue.

Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers (“Topic 606”), became effective for the Company on October 1, 2018. The Company’s revenue recognition disclosure reflects its updated accounting policies that are affected by this new standard. The Company applied the “modified retrospective” transition method for open contracts for the implementation of Topic 606. As sales are and have been primarily from providing healthcare services, and the Company has no significant post-delivery obligations, this new standard did not result in a material recognition of revenue on the Company’s accompanying consolidated financial statements for the cumulative impact of applying this new standard. The Company made no adjustments to its previously-reported total revenues, as those periods continue to be presented in accordance with its historical accounting practices under Topic 605, Revenue Recognition.

Revenue from providing neurometric and telepsychiatry services are recognized under Topic 606 in a manner that reasonably reflects the delivery of its services to customers in return for expected consideration and includes the following elements:

●	executed contracts with the Company’s customers that it believes are legally enforceable;

●	identification of performance obligations in the respective contract;

●	determination of the transaction price for each performance obligation in the respective contract;

●	allocation the transaction price to each performance obligation; and

●	recognition of revenue only when the Company satisfies each performance obligation.

Research and Development Expenses

The Company charges research and development expenses to operations as incurred.

Advertising Expenses

The Company charges all advertising expenses to operations as incurred. For the three months ended June 30, 2019 and 2018, there were no monies spent on advertising respectively. For the nine months ended June 30, 2019 and 2018 advertising expenses were $4,800 and $248,500, respectively

Stock-Based Compensation

The Company accounts for employee stock options in accordance with ASC 718, Compensation-Stock Compensation. For stock options issued to employees and directors we use the Black-Scholes option valuation model for estimating fair value at the date of grant. For stock options issued for services rendered by non-employees, we recognize compensation expense in accordance with the requirements of ASC 505-50, Equity, as amended. Non-employee option grants that do not vest immediately upon grant are recorded as an expense over the vesting period. At the end of each financial reporting period prior to performance, the value of these options, as calculated using the Black-Scholes option valuation model, is determined, and compensation expense recognized or recovered during the period is adjusted accordingly. Since the fair value of options granted to non-employees is subject to change in the future, the amount of the future compensation expense is subject to adjustment until the common stock options or warrants are fully vested.

Warrants

From time to time, the Company has issued warrants to purchase shares of common stock. These warrants have been issued in connection with the Company’s financing transactions. The Company’s warrants are subject to standard anti-dilution provisions applicable to shares of our common stock. The Company estimates the fair value of warrants using the Black-Scholes option valuation model with the following inputs: market prices of the stock, time to maturity, volatility, zero expected dividend rate and risk-free rate all at the date of the warrant issuance.

 Income Taxes

The Company accounts for income taxes under the asset and liability method.  Deferred tax assets and liabilities are recognized for future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which the temporary differences are expected to be recovered or settled.  The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.  Valuation allowances are recorded, when necessary, to reduce deferred tax assets to the amount expected to be realized.

On December 22, 2017, new legislation was adopted that significantly revises the Internal Revenue Code of 1986, as amended, or the Code. The newly enacted federal income tax law, among other things, contains significant changes to corporate taxation, including reduction of the corporate tax rate from a top marginal rate of 35 percent to a flat rate of 21 percent, limitation of the tax deduction for interest expense to 30 percent of adjusted earnings (except for certain small businesses), limitation of the deduction for net operating losses to 80 percent of current-year taxable income and elimination of net operating loss carrybacks, one time taxation of offshore earnings at reduced rates regardless of whether they are repatriated, immediate deductions for certain new investments instead of deductions for depreciation expense over time, and modifying or repealing many business deductions and credits.

 As a result of the implementation of certain provisions of FASB ASC 740, Income Taxes, which clarifies the accounting and disclosure for uncertainty in tax positions, the Company has analyzed filing positions in each of the federal and state jurisdictions where required to file income tax returns, as well as all open tax years in these jurisdictions. We have identified U.S. Federal and California as our major tax jurisdictions. Generally, the Company remains subject to Internal Revenue Service examination of our 2014 through 2016 U.S. federal income tax returns, and remain subject to California Franchise Tax Board examination of our 2013 through 2016 California Franchise Tax Returns. The Company has certain tax attribute carryforwards which will remain subject to review and adjustment by the relevant tax authorities until the statute of limitations closes with respect to the year in which such attributes are utilized.

The Company believes that its income tax filing positions and deductions will be sustained on audit and do not anticipate any adjustments that will result in a material change to its financial position. Therefore, no reserves for uncertain income tax positions have been recorded pursuant to ASC 740. Our policy for recording interest and penalties associated with income-based tax audits is to record such items as a component of income taxes.

Deferred taxes have been recorded on a net basis in the accompanying balance sheet. The Act reduces the U.S. statutory tax rate from 35% to 21%, effective January 1, 2018. As of September 30, 2018, the Company had gross Federal net operating loss carryforwards of approximately $60.2 million and State gross net operating loss carryforwards of approximately $33.8 million. Both the Federal and State net operating loss carryforwards will begin to expire in 2022 and 2023 respectively. The Company’s ability to utilize net operating loss carryforwards may be limited in the event that a change in ownership, as defined in the Internal Revenue Code, occurs in the future.

The Company has placed a valuation allowance against the deferred tax assets in excess of deferred tax liabilities due to the uncertainty surrounding the realization of such excess tax assets. Management periodically evaluates the recoverability of the deferred tax assets and the level of the valuation allowance. At such time as it is determined that it is more likely than not that the deferred tax assets are realizable, the valuation allowance will be reduced accordingly.

Noncontrolling Interest

The Company consolidates entities in which the Company has a controlling financial interest. The Company consolidates subsidiaries in which the Company holds, directly or indirectly, more than 50% of the voting rights, and VIEs for which the Company is the primary beneficiary. Noncontrolling interests represent third-party equity ownership interests in the Company’s consolidated entities. The amount of net loss attributable to noncontrolling interests for the three months ended June 30, 2019 and 2018 was $604,200 and $332,200, respectively. The amount of net loss attributable to noncontrolling interests for the nine months ended June 30, 2019 and 2018 was $1,382,200 and $404,500, respectively.

Earnings (Loss) per Share

Basic and diluted earnings (loss) per share is presented in conformity with the two-class method. Under the two-class method, basic net loss per share is computed by dividing income (loss) available to common stockholders by the weighted average common shares outstanding during the period. Net loss per share is calculated as the net loss less the current period preferred stock dividends. Diluted earnings (loss) per share takes into account the potential dilution that could occur if securities or other contracts to issue Common Stock were exercised and converted into Common Stock.

Recent Accounting Pronouncements

Apart from the below-mentioned recent accounting pronouncements, there are no new accounting pronouncements that are currently applicable to the Company.

In June 2018, the FASB issued ASU 2018-07, Improvements to Nonemployee Share-Based Payment Accounting (Topic 718). The amendments in this Update expand the scope of Topic 718 to include share based payment transactions for acquiring goods and services from nonemployees. An entity should apply the requirements of Topic 718 to nonemployee awards except for specific guidance on inputs to an option pricing model and the attribution of cost (that is, the period of time over which share-based payment awards vest and the pattern of cost recognition over that period). The amendments specify that Topic 718 applies to all share-based payment transactions in which a grantor acquires goods or services to be used or consumed in a grantor’s own operations by issuing share-based payment awards. The amendments also clarify that Topic 718 does not apply to share-based payments used to effectively provide (1) financing to the issuer or (2) awards granted in conjunction with selling goods or services to customers as part of a contract accounted for under Topic 606, Revenue from Contracts with Customers. The amendments in this Update are effective for public business entities for fiscal years beginning after December 15, 2018, including interim periods within that fiscal year. The Company is currently evaluating the impact of adoption of this standard to its financial statements.

ASU 2016-15, “Statement of Cash Flows (Topic 230) Classification of Certain Cash Receipts and Payments” was issued by the Financial Accounting Standards Board (FASB) in August 2016. The purpose of this amendment is to address eight specific cash flow issues with the objective of reducing the existing diversity in practice. The amendments in this Update are effective for public business entities for fiscal years, and for interim periods within those fiscal years, beginning after December 15, 2017. Early adoption is permitted. The Company adopted ASU 2016-15 during our first quarter of fiscal year 2019, which had no impact on our consolidated financial statements, and will apply the new guidance in future periods.

ASU 2016-02, “Leases (Topic 842)” was issued by the FASB in February 2016. The guidance requires lessees to recognize the assets and liabilities that arise from leases on the balance sheet. ASU 2016-02 is effective for annual periods beginning after December 15, 2018, including interim periods within those annual periods, and should be applied using a modified retrospective approach. The guidance is effective for the Company on October 1, 2019. The Company will elect the prospective transition method with the effects of adoption recognized as a cumulative effect adjustment to the opening balance of retained earnings in the Company’s fiscal 2020 financial statements, with no restatement of comparative periods. The Company will also elect the package of three practical expedients permitted under the transition guidance within the new standard, which among other things, allows the Company to carryforward the historical lease classification. The Company is currently assessing the impact of adopting this guidance on its consolidated financial statements and related disclosures. The Company expects to record right of use assets and lease liabilities, which may be material, on its consolidated balance sheet upon adoption of this standard and is still assessing the impact to its results of operations and cash flows.

Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers (“Topic 606”), became effective for the Company on October 1, 2018. The Company’s revenue recognition disclosure reflects its updated accounting policies that are affected by this new standard. The Company applied the “modified retrospective” transition method for open contracts for the implementation of Topic 606. As sales are and have been primarily from providing healthcare services, and the Company has no significant post-delivery obligations, this new standard this new standard did not result in a change to revenue recognition on the Company’s accompanying condensed consolidated financial statements for the cumulative impact of applying this new standard. The Company made no adjustments to its previously-reported total revenues, as those periods continue to be presented in accordance with its historical accounting practices under Topic 605, Revenue Recognition.

3. REVENUE RECOGNITION

At the adoption of Topic 606, the cumulative effect of initially applying the new revenue standard is required to be presented as an adjustment to the opening balance of retained earnings. The Company determined there was no impact to opening retained earnings based on applying the new revenue standard.

The Company operates as one reportable segment, the healthcare delivery segment. The Company disaggregates revenue from contracts by service type and by payor. This level of detail provides useful information pertaining to how the Company generates revenue by significant revenue stream and by type of direct contracts. The condensed consolidated statements of operations present disaggregated revenue by service type. The following table presents disaggregated revenue for the three and nine months ended June 30, 2019 and 2018:

	Three months ended June 30,		Nine months ended June 30,
	2019	2018	2019	2018
Neurometric services	$36,500	$65,600	$160,500	$198,700
Telepsychiatry services	490,500	326,100	1,213,700	774,900
Revenue	527,000	391,700	1,374,200	973,600

As of June 30, 2019, accounts receivable, net of allowance for doubtful accounts, was $183,400. The allowance for doubtful accounts reflects our best estimate of probable losses inherent in the accounts receivable balance. The Company determines the allowance based on historical experience, specific account information and other currently available evidence.

The Company receives payments from the following sources for services rendered: (i) commercial insurers; (ii) the federal government under the Medicare program administered by CMS; (iii) state governments under the Medicaid and other programs; (iv) other third-party payors (e.g., hospitals); and (v) individual patients and clients. As the period between the time of service and time of payment is typically one year or less, the Company elected the practical expedient under ASC 606-10-32-18 and did not adjust for the effects of a significant financing component.

The Company derives a significant portion of its revenue from Medicare, Medicaid and other payors that receive discounts from established billing rates. The Medicare and Medicaid regulations and various managed care contracts under which these discounts must be calculated are complex, subject to interpretation and adjustment, and may include multiple reimbursement mechanisms for different types of services provided and cost settlement provisions. Management estimates the transaction price on a payor-specific basis given its interpretation of the applicable regulations or contract terms. The services authorized and provided and related reimbursements are often subject to interpretation that could result in payments that differ from the Company’s estimates. Additionally, updated regulations and contract renegotiations occur frequently, necessitating regular review and assessment of the estimation process by management.

Settlements under cost reimbursement agreements with third-party payors are estimated and recorded in the period in which the related services are rendered and are adjusted in future periods as final settlements are determined. Final determination of amounts earned under the Medicare and Medicaid programs often occurs in subsequent years because of audits by such programs, rights of appeal and the application of numerous technical provisions.

Under the new revenue standard, the Company has elected to apply the following practical expedients and optional exemptions:

●	Recognize incremental costs of obtaining a contract with amortization periods of one year or less as expense when incurred. These costs are recorded within general and administrative expenses.

●	Recognize revenue in the amount of consideration to which the Company has a right to invoice the customer if that amount corresponds directly with the value to the customer of the Company’s services completed to date.

●	Exemptions from disclosing the value of unsatisfied performance obligations for (i) contracts with an original expected length of one year or less, (ii) contracts for which revenue is recognized in the amount of consideration to which the Company has a right to invoice for services performed, and (iii) contracts for which variable consideration is allocated entirely to a wholly unsatisfied performance obligation or to a wholly unsatisfied promise to transfer a distinct service that forms part of a single performance obligation.

●	Use a portfolio approach for the fee-for-service (FFS) revenue stream to group contracts with similar characteristics and analyze historical cash collections trends.

●	No adjustment is made for the effects of a significant financing component as the period between the time of service and time of payment is typically one year or less.

 Contract Assets

Typically, revenues and receivables are recognized once the Company has satisfied its performance obligation. Accordingly, the Company’s contract assets are comprised of accounts receivable. Generally, the Company does not have material amounts of other contract assets.

Contract Liabilities (Deferred Revenue)

Contract liabilities are recorded when cash payments are received in advance of the Company’s performance. The Company’s contract liability balance was $175,800 and $159,700 as of June 30, 2019 and September 30, 2018 and is presented within the “Deferred Revenue” line item of the condensed consolidated balance sheets. $16,100 of the amounts recorded as of September 30, 2018 was recognized as revenue for the nine months ended June 30, 2019. The Company has elected the optional exemption to not disclose the remaining performance obligations of its contracts since substantially all of its contracts have a duration of one year or less.

4.	ACCOUNTS RECEIVABLE

Accounts receivable, net, is as follows:

	June 30,	September 30,
	2019	2018
Accounts receivable	$191,900	$65,100
Allowance for doubtful accounts	(8,500)	(1,800)
Accounts receivable, net	$183,400	$63,300

5.	LONG - TERM BORROWINGS AND OTHER NOTES PAYABLE

Debt assumed from Arcadian

As a result of the acquisition of Arcadian, the Company guaranteed Arcadian’s then outstanding debt obligations totaling $700,000 owed to Ben Franklin Technology Partners of Southeastern Pennsylvania (“BFTP”). The maturity date for the debt is September 30, 2021 and interest accrues at an 8% annual rate.  Unpaid interest was $122,100 as of June 30, 2019. The Company recorded the debt at its fair value and recorded a discount of $84,100 as of June 30, 2019 attributable to the difference between the market interest rate and the stated interest rate on the debt. Interest expense related to the accretion of debt discount for the three months ended June 30, 2019 and 2018 was $9,400 and $9,400, respectively. Interest expense related to the accretion of debt discount for the nine months ended June 30, 2019 and 2018 was $28,100 and $23,400, respectively.

A balloon payment of $700,000 plus interest will be made on the scheduled maturity date of September 30, 2021.

The changes in carrying amounts of the debt acquired through acquisition for the nine months ended June 30, 2019 were as follows:

Beginning balance (September 30, 2018)	$587,700
Accretion of debt discount	28,100
Ending balance (June 30, 2019)	$615,800

This debt was assigned to Telemynd in connection with the Spin-off.

6.	ACQUISITION

On November 13, 2017, the Company acquired Arcadian. The Company accounted for the acquisition of Arcadian using the acquisition method of accounting for business combinations under ASC 805, Business Combinations. The total purchase price is allocated to the tangible and identifiable intangible assets acquired and liabilities assumed based on their estimated fair values as of the acquisition date.

Fair value estimates are based on a complex series of judgments about future events and uncertainties and rely heavily on estimates and assumptions. The judgments used to determine the estimated fair value assigned to each class of assets acquired and liabilities assumed, as well as asset lives and the expected future cash flows and related discount rates, can materiality impact our results of operations. Significant inputs used for the model included the amount of cash flows, the expected period of the cash flows and the discount rates.

The purchase price, including the value of the indebtedness and payables of Arcadian, is $1,339,600 based upon a deemed acquisition of all of the assets and liabilities of Arcadian, including the equity interests in Arcadian. The aggregate purchase price consists of (i) initial investment in Arcadian of $195,900 (ii) $317,000 of forgiveness of a note receivable with the primary member of Arcadian (iii) assumption by Arcadian of subordinated debt (“Arcadian Note”) with a fair value of $555,000, plus accrued interest of $96,700 (iv) $175,000 payment for the redemption and cancellation of two warrants to purchase equity interests in Arcadian Services. The Arcadian Note bears interest at an annual rate of 8% and matures on September 30, 2021.

Unaudited Pro Forma Financial Information

The following unaudited pro forma statement of operations data presents the combined results of operations for the nine months ended June 30, 2018 as if the acquisition of Arcadian had taken place on October 1, 2017. The unaudited pro forma financial information includes the effects of certain adjustments, including the amortization of acquired intangibles and the associated tax effect and the elimination of the Company’s and the acquiree’s non-recurring acquisition related expenses.

The unaudited pro forma information presented does not purport to be indicative of the results that would have been achieved had the acquisitions been consummated at October 1, 2017 nor of the results which may occur in the future. The pro forma adjustments are based upon available information and certain assumptions that the Company believes are reasonable.

Nine Months Ended June 30,
Pro Forma	2018
Revenues	$1,118,900
Net income (loss)	(8,542,400)
Basic and diluted loss per share:	$(1.78)

Outstanding at weighted average shares outstanding	4,793,273

7.	REVERSE MERGER

Merger and Spin-Off

On July 17, 2019, MYnd completed its business combination with Emmaus in accordance with the terms of the Agreement and Plan of Merger and Reorganization, dated as of January 4, 2019, among the Company, Merger Sub and Emmaus, as amended by that First Amendment dated May 10, 2019, pursuant to which Merger Sub merged with and into Emmaus, with Emmaus surviving as a wholly-owned subsidiary of MYnd (the “Merger”). On July 17, 2019, immediately after completion of the Merger, MYnd filed a Certificate of Amendment (the “Name Change Amendment”) to its Certificate of Incorporation to change its name to “Emmaus Life Sciences, Inc.” (the “Name Change”). References herein to the “Company” mean MYnd following the Merger and the Name Change.

The Merger was treated as a reverse merger under the acquisition method of accounting in accordance with accounting principles generally accepted in the United States. For accounting purposes, Emmaus is considered to have acquired MYnd. The Merger is intended to qualify as a tax-free reorganization for U.S. federal income tax purposes.

In connection with and prior to the Merger, MYnd contributed and transferred to Telemynd, Inc. (“Telemynd”), a newly formed, wholly owned subsidiary of MYnd all or substantially all of MYnd’s business, assets and liabilities, except for certain retained assets and liabilities, pursuant to the Amended and Restated Separation and Distribution Agreement, dated as of March 27, 2019, among MYnd, Telemynd and MYnd Analytics, Inc., a California corporation and wholly owned subsidiary of MYnd (the “Separation Agreement”). On July 15, 2019, the MYnd Board of Directors (the “Board”) declared a dividend (the “Dividend”) with respect to the shares of Common Stock outstanding at the close of business on that day of one share of the Telemynd common stock held by MYnd for each outstanding share of Common Stock after giving effect to the Reverse Split. The Dividend, which together with the contribution and transfer of MYnd’s business, assets and liabilities described above, is referred to as the “Spin-Off,” was paid on July 16, 2019.

On July 17, 2019, in connection with, and prior to the completion of, the Merger, MYnd filed a Certificate of Amendment (the “Reverse Split Amendment”) to its Certificate of Incorporation to effect a 1-for-6 reverse split (the “Reverse Split”) of its outstanding shares of common stock, par value $0.001 per share (“Common Stock”).

As a result of the Spin-Off and the Merger, the ongoing business of the post-merger company is the Emmaus business, which is that of a commercial-stage biopharmaceutical company focused on the development, marketing and sale of innovative treatments and therapies, including those in the rare and orphan disease categories.

Pursuant to the Merger Agreement, the Company issued shares of Common Stock to Emmaus stockholders at an exchange ratio of approximately 1.05 shares of Common Stock, after giving effect to the Reverse Split, for each share of Emmaus common stock outstanding immediately prior to the Merger, including shares deemed outstanding immediately prior to the Merger upon the conversion of outstanding convertible promissory notes of Emmaus. The exchange ratio was determined through arms’-length negotiations between MYnd and Emmaus. The Company also assumed the stock options outstanding under Emmaus’ Amended and Restated 2011 Stock Incentive Plan and out, with such stock options henceforth representing the right to purchase a number of shares of Common Stock equal to the exchange ratio multiplied by the number of shares of Emmaus common stock previously purchasable under such options at an exercise price per share equal to the former exercise price thereunder divided by such exchange ratio. Upon the Merger, Emmaus’ outstanding Amended and Restated 10% Senior Secured Debentures due October 21, 2020 (“Debentures”) and outstanding warrants to purchase Emmaus common stock generally became convertible and exercisable in accordance with their terms into a number of shares of Common Stock equal to the exchange ratio multiplied by the number of shares of Emmaus common stock previously purchasable under the Debentures and the warrants at a conversion or exercise price per share divided by such exchange ratio. The exercise price per share of warrants to purchase 1,464,000 former Emmaus shares is subject to further adjustment based upon the trading price of the Emmaus shares.

Immediately after the Merger, there were approximately 47,465,212 shares of MYnd Common Stock outstanding after the elimination of any fractional shares resulting from the Reverse Split and the Merger exchange ratio as further described below. Immediately after the Merger, the former Emmaus stockholders, option holders, Debenture holders and warrant holders owned, or held rights to acquire, 94.1% of the fully-diluted Mynd Common Stock, with the MYnd’s stockholders, option holders and warrant holders immediately prior to the Merger owning, or holding rights to acquire, 5.9% of the fully-diluted Common Stock.

The issuance of the shares of Common Stock to the former Emmaus stockholders was registered with the Securities and Exchange Commission (the “SEC”) on the Company’s Registration Statement on Form S-4, as amended.

Pursuant to an exchange agreement, dated as of June 12, 2019 (the “Exchange Agreement”), between the Company, Telemynd and John Pappajohn and Peter Unanue, each of whom was a director of the Company, and certain of affiliates of Mr. Pappajohn, all of whom held shares of preferred stock of the Company, immediately after the effective of the Merger each such share was exchanged for one share of Common Stock and one preferred share of Telemynd with substantially the same rights, benefits, designations and restrictions as the Company’s preferred stock.

8. STOCKHOLDERS’ EQUITY

The Aspire Capital Equity Credit Lines

On December 6, 2016, the Company, entered into the first common stock purchase agreement (the “First Purchase Agreement”) with Aspire Capital Fund, LLC (“Aspire Capital”) which provided that, upon the terms and subject to the conditions and limitations set forth therein, Aspire Capital was committed to purchase up to an aggregate of $10.0 million of shares of the Company’s Common Stock over the 30-month term of the First Purchase Agreement. Concurrently with entering into the First Purchase Agreement, the Company also entered into a registration rights agreement with Aspire Capital (the “Registration Rights Agreement”), pursuant to which the Company maintained an effective registration statement registering the sale of the shares of Common Stock that were issued to Aspire under the First Purchase Agreement. Under the First Purchase Agreement, on any trading day selected by the Company on which the closing sale price of its Common Stock is equal to or greater than $0.50 per share, the Company had the right, in its sole discretion, to present Aspire Capital with a purchase notice, directing Aspire Capital (as principal) to purchase up to 50,000 shares of Common Stock per business day, up to $10.0 million of the Company’s common stock in the aggregate at a per share purchase price equal to the lesser of:

a)	the lowest sale price of Common Stock on the purchase date; or

b)	the arithmetic average of the three (3) lowest closing sale prices for Common Stock during the twelve (12) consecutive trading days ending on the trading day immediately preceding the purchase date.

In addition, on any date on which the Company submitted a purchase notice to Aspire Capital in an amount equal to 50,000 shares, and the closing sale price of its Common Stock is equal to or greater than $0.50 per share, the Company also had the right, in its sole discretion, to present Aspire Capital with a volume-weighted average price purchase notice (each, a “VWAP Purchase Notice”) directing Aspire Capital to purchase an amount of stock equal to up to 30% of the aggregate shares of Common Stock traded on its principal market on the next trading day (the “VWAP Purchase Date”), subject to a maximum number of shares the Company may determine. The purchase price per share pursuant to such VWAP Purchase Notice is generally 95% of the volume-weighted average price for Common Stock traded on its principal market on the VWAP Purchase Date.

The purchase price was subject to adjustment for any reorganization, recapitalization, non-cash dividend, stock split, or other similar transaction occurring during the period(s) used to compute the First Purchase Price. The Company could deliver multiple Purchase Notices and VWAP Purchase Notices to Aspire Capital from time to time during the term of the Purchase Agreement, so long as the most recent purchase has been completed.

The First Purchase Agreement provided that the Company and Aspire Capital would not effect any sales under the First Purchase Agreement on any purchase date where the closing sale price of the Company’s common stock was less than $0.50. There were no trading volume requirements or restrictions under the First Purchase Agreement, and the Company could control the timing and amount of sales of Common Stock to Aspire Capital. Aspire Capital had no right to require any sales by the Company, but was obligated to make purchases from the Company as directed by the Company in accordance with the First Purchase Agreement. There were no limitations on use of proceeds, financial or business covenants, restrictions on future fundings, rights of first refusal, participation rights, penalties or liquidated damages in the First Purchase Agreement. In consideration for entering into the Purchase Agreement, concurrently with the execution of the First Purchase Agreement, the Company issued to Aspire Capital 80,000 shares of Common Stock (the “First Commitment Shares”). The First Purchase Agreement was terminated and replaced by the Second Purchase Agreement defined below on May 15, 2018. Aspire Capital has agreed that neither it nor any of its agents, representatives and affiliates shall engage in any direct or indirect short-selling or hedging of Common Stock during any time prior to the termination of the Purchase Agreement. Any proceeds from the Company receives under the First Purchase Agreement are expected to be used for working capital and general corporate purposes. The Company cannot request Aspire to purchase more than $100,000 per business day.

As of June 30, 2019, the Company has issued purchase notices to Aspire Capital under the First Purchase Agreement to purchase an aggregate of 1,180,000 shares of common stock, at a per share price of $2.00, resulting in gross cash proceeds of approximately $2.4 million. The issuance of shares of common stock that were issued from time to time to Aspire Capital under the First Purchase Agreement were exempt from registration under the Securities Act, pursuant to the exemption for transactions by an issuer not involving any public offering under Section 4(a)(2) of the Securities Act.

The Second Purchase Agreement with Aspire Capital

On May 15, 2018, the Company terminated the First Purchase Agreement, and entered into a second common stock purchase agreement (the “Second Purchase Agreement”) with Aspire Capital under substantially the same terms, conditions and limitations as the First Purchase Agreement which are: Aspire Capital is committed to purchase up to an aggregate of $10.0 million of shares of the Company’s Common Stock over the 30-month term of the Second Purchase Agreement. Concurrently with entering into the Second Purchase Agreement, the Company also entered into a registration rights agreement with Aspire Capital (the “Registration Rights Agreement”), pursuant to which the Company maintains an effective registration statement registering the sale of the shares of Common Stock that have and may be issued to Aspire under the Second Purchase Agreement. Under the Second Purchase Agreement, on any trading day selected by the Company on which the closing sale price of its Common Stock is equal to or greater than $0.50 per share, the Company has the right, in its sole discretion, to present Aspire Capital with a purchase notice, directing Aspire Capital (as principal) to purchase up to 50,000 shares of Common Stock per business day, up to $10.0 million of the Company’s common stock in the aggregate at a per share purchase price equal to the lesser of:

a)	the lowest sale price of Common Stock on the purchase date; or

b)	the arithmetic average of the three (3) lowest closing sale prices for Common Stock during the twelve (12) consecutive trading days ending on the trading day immediately preceding the purchase date.

In addition, on any date on which the Company submits a purchase notice to Aspire Capital in an amount equal to 50,000 shares, and the closing sale price of its Common Stock is equal to or greater than $0.50 per share, the Company also has the right, in its sole discretion, to present Aspire Capital with a volume-weighted average price purchase notice (each, a “VWAP Purchase Notice”) directing Aspire Capital to purchase an amount of stock equal to up to 30% of the aggregate shares of Common Stock traded on its principal market on the next trading day (the “VWAP Purchase Date”), subject to a maximum number of shares the Company may determine. The purchase price per share pursuant to such VWAP Purchase Notice is generally 95% of the volume-weighted average price for Common Stock traded on its principal market on the VWAP Purchase Date.

The purchase price will be adjusted for any reorganization, recapitalization, non-cash dividend, stock split, or other similar transaction occurring during the period(s) used to compute the Purchase Price. The Company may deliver multiple Purchase Notices and VWAP Purchase Notices to Aspire Capital from time to time during the term of the Second Purchase Agreement, so long as the most recent purchase has been completed.

The Second Purchase Agreement provides that the Company and Aspire Capital will not effect any sales under the Second Purchase Agreement on any purchase date where the closing sale price of the Company’s common stock is less than $0.50. There are no trading volume requirements or restrictions under the Second Purchase Agreement, and the Company will control the timing and amount of sales of Common Stock to Aspire Capital. Aspire Capital has no right to require any sales by the Company, but is obligated to make purchases from the Company as directed by the Company in accordance with the Second Purchase Agreement. There are no limitations on use of proceeds, financial or business covenants, restrictions on future fundings, rights of first refusal, participation rights, penalties or liquidated damages in the Second Purchase Agreement. In consideration for entering into the Second Purchase Agreement, concurrently with the execution of the Second Purchase Agreement, the Company issued to Aspire Capital 250,000 shares of Common Stock (the “Second Commitment Shares”). The Second Purchase Agreement may be terminated by the Company at any time, at its discretion, without any cost to the Company. Aspire Capital has agreed that neither it nor any of its agents, representatives and affiliates shall engage in any direct or indirect short-selling or hedging of Common Stock during any time prior to the termination of the Second Purchase Agreement. Any proceeds from the Company receives under the Second Purchase Agreement are expected to be used for working capital and general corporate purposes. The Company cannot request Aspire to purchase more than $300,000 per business day.

As of June 30, 2019, the Company has issued purchase notices to Aspire Capital under the Second Purchase Agreement to purchase an aggregate of 3,108,180 shares of common stock, resulting in gross cash proceeds of approximately $4.6 million. The issuance of shares of common stock that were issued from time to time to Aspire Capital under the Second Purchase Agreement were exempt from registration under the Securities Act, pursuant to the exemption for transactions by an issuer not involving any public offering under Section 4(a)(2) of the Securities Act.

Shareholder Approval for Removal of Exchange Cap

The Second Purchase Agreement previously restricted the amount of shares that may be sold to Aspire Capital thereunder to 1,134,671 shares of Common Stock (the “Exchange Cap”). On November 26, 2018, the Company received shareholder approval to remove the Exchange Cap in compliance with the applicable listing rules of the Nasdaq Stock Market.  Pursuant to Nasdaq Listing Rule 5635(d), shareholder approval is required prior to the issuance of securities in connection with a transaction other than a public offering involving the sale, issuance or potential issuance by the Company of common stock (or securities convertible into or exercisable common stock) equal to 20% or more of the common stock outstanding before the issuance for less than the greater of book or market value of the stock.  Following receipt of shareholder approval, the Company may issue an additional $8.1 million, up to an aggregate of $10 million, of common stock to Aspire Capital under the Second Purchase Agreement, with remaining availability of $5.4 million at June 30, 2019.

Following the Merger

The Second Purchase Agreement was not assigned or nor assumed by Telemynd and accordingly is no longer available to the Company as a funding resource.

Common and Preferred Stock

As of June 30, 2019, the Company was authorized to issue 265,000,000 shares of stock of which 250,000,000 are common stock, and 15,000,000 shares were preferred shares, with a par value of $0.001 per shares are blank-check preferred stock which the Board is expressly authorized to issue without stockholder approval, for one or more series of preferred stock and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the voting powers, if any, of the shares of such series, and the preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series. The powers, preferences and relative, participating, optional and other special rights of each series of preferred stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.

Private Placement with Directors and Management

On September 21, 2018, the Company entered into definitive agreements with George C. Carpenter IV, President and then Chief Executive Officer, Robin L. Smith, Chairman, as well as John Pappajohn, and Peter Unanue, each a director of the Company, and entities affiliated with Michal Votruba, a member of the Board of Directors of MYnd Analytics and Director of Life Sciences for the European-based RSJ-Gradus fund, relating to a private placement of an aggregate of 459,458 units for $1.85 per unit, with each unit consisting of one share of common stock and one common stock purchase warrant to purchase one share of Common Stock for $2.00 per share.

Stock-Option Plans

2006 Stock Incentive Plan

On August 3, 2006, CNS Response, Inc. adopted the CNS 2006 Stock Incentive Plan (the “2006 Plan”). The 2006 Plan provided for the issuance of awards in the form of restricted shares, stock options (which may constitute incentive stock options (ISO) or non-statutory stock options (NSO), stock appreciation rights and stock unit grants to eligible employees, directors and consultants and is administered by the Board. A total of 3,339 shares of stock were ultimately reserved for issuance under the 2006 Plan. As of June 30, 2019, zero options were exercised and there were 1,397 option shares outstanding under the amended 2006 Plan. The outstanding options have exercise prices to purchase shares of common stock ranging from $2,400 to $3,300 per share.

2012 Omnibus Incentive Compensation Plan

On March 22, 2012, our Board approved the MYnd Analytics, Inc. 2012 Omnibus Incentive Compensation Plan (the “2012 Plan”), reserved 1,667 shares of stock for issuance and on December 10, 2012, the Board approved the amendment of the 2012 Plan to increase the shares authorized for issuance from 1,667 shares to 27,500 shares. On March 26, 2013, the Board further approved the amendment of the 2012 Plan to increase the shares authorized for issuance from 27,500 shares to 75,000 shares. The 2012 Plan, as amended, was approved by our stockholders at the 2013 annual meeting held on May 23, 2013.

On April 5, 2016, the Board approved a further amendment of the 2012 Plan to increase the Common Stock authorized for issuance from 75,000 shares to 200,000 shares.

On September 22, 2016 the Board amended the 2012 Plan to: (i) increase the total number of shares of Common Stock available for grant under the 2012 Plan from 200,000 shares to an aggregate of 500,000 shares, (ii) add an “evergreen” provision which, on January 1st of each year through 2022, automatically increases the number of shares subject to the 2012 Plan by the lesser of: (a) a number equal to 10% of the shares of Common Stock authorized under the 2012 Plan as of the preceding December 31st, or (b) an amount, or no amount, as determined by the Board, but in no event may the number of shares of Common Stock authorized under the 2012 Plan exceed 885,781 and (iii) increase the annual individual award limits under the 2012 Plan to 100,000 shares of Common Stock, subject to adjustment in accordance with the 2012 Plan. Per the above mentioned “evergreen” provision, an additional 50,000 shares were automatically allocated for distribution under the 2012 Plan as of January 1, 2017.

At the 2017 Annual Meeting of Stockholders of the Company, held on August 21, 2017 (the “2017 Annual Meeting”), the holders of the Company’s common stock voted to amend the Company’s 2012 Plan to increase: (i) the total number of shares of common stock, par value $0.001 per share (“Common Stock”), available for grant under the 2012 Plan (subject to the overall limits described in clause (ii) below) from 550,000 shares to an aggregate of 975,000 shares; (ii) the aggregate limitation on authorized shares available for grant under the 2012 Plan, following any increases pursuant to the evergreen provision, from 885,781 shares to 1,570,248 shares and (iii) the annual individual award limits under the 2012 Plan to 150,000 shares of Common Stock (subject to adjustment in accordance with the 2012 Plan);

At the 2018 Annual Meeting of Stockholders of the Company, held on April 4, 2018 (the “2018 Annual Meeting”), the holders of the Company’s common stock voted to amend the 2012 Plan to increase (i) the total number of shares of Common Stock available for grant under the 2012 Plan (subject to the overall limit described in clause (ii) below) from 1,072,500 shares to an aggregate of 1,500,000 shares and (ii) the aggregate limitation on the authorization shares available for grant under the 2012 Plan, following any increases pursuant to the evergreen provision, from 1,570,248 shares to 2,200,000 shares.

At the Special Meeting of Stockholders of the Company, held on November 26, 2018, the holders of the Company’s common and preferred stock voted to (i) amend the 2012 Plan to eliminate the annual individual award limits under the 2012 Plan and (ii) amend 2012 Plan to increase: (a) the total number of shares of common stock, par value $0.001 per share (“Common Stock”), available for grant under the 2012 Plan (subject to the overall limits described in clause (b) below) from 1,500,000 shares to an aggregate of 2,250,000 shares and (b) the aggregate limitation on authorized shares available for grant under the 2012 Plan, following any increases pursuant to the evergreen provision (the “Evergreen Provision”), from 2,200,000 shares to 2,950,000 shares.

Equity Grant to Chairman of the Board

On May 8, 2019, the Board of Directors granted 50,000 restricted shares and 100,000 options to purchase common stock to the Chairman of the Board, Dr. Robin L. Smith, under the Company’s Amended and Restated 2012 Omnibus Incentive Compensation Plan. The restricted shares and options vest immediately and survive the full term. In the event the merger does not close, Dr. Smith will forfeit 25,000 restricted shares and 25,000 shares of common stock to the Company’s plan.

On July 17, 2019, Dr. Smith received a cash bonus of $150,000.00 under the terms of her Third Amendment to the Chairman Services Agreement with the Company.

Stock-based Compensation and Expenses

As of June 30, 2019, options to purchase 1,590,767 shares of Common Stock were outstanding under the 2012 Plan with exercise prices ranging from $1.18 to $600.00 per share, with a weighted average exercise price of $2.7 per share. Additionally, 652,314 restricted shares of Common Stock have been granted under the 2012 Plan, leaving 231,919 shares of Common Stock available to be awarded under the 2012 Plan.

Stock-based compensation expenses are generally recognized over the employees’ or service provider’s requisite service period, generally the vesting period of the award. In anticipation of the merger, the Board declared all current options would be valid for the term of the grant, regardless of employment status. Stock-based compensation expense included in the accompanying unaudited condensed consolidated statements of operations for the nine months ended June 30, 2019 and 2018 is as follows:

	Nine months ended June 30,
	2019		2018
	Stock-based compensation expense - stock options	Stock-based compensation expense - restricted shares	Stock-based compensation expense - stock options	Stock-based compensation expense restricted shares
Research	$—	$—	$—	$—
Product development	30,700	10,400	96,700	—
Sales and marketing	24,900	—	100	—
General and administrative	735,600	411,900	738,100	500,200
Total	$791,200	$422,300	$834,900	$500,200

Total unrecognized stock compensation expense as of June 30, 2019 amounted to $246,866.

The following table sets forth the Company’s unrecognized stock-based compensation expense, net of estimated forfeitures, by type of award and the weighted-average period over which that expense is expected to be recognized:

	June 30,
	2019		2018
Type of Award:	Unrecognized Expense, net of estimated forfeitures	Weighted average Recognition Period (in years)	Unrecognized Expense, net of estimated forfeitures	Weighted average Recognition Period (in years)
Stock Options	$246,866	1.26	$924,117	4.49
Restricted Stock	—	—	186,600	0.49
Total	$246,866	1.26	$1,110,717	3.58

A summary of all stock option activity is as follows:

	Number of Shares	Weighted Average Exercise Price	Weighted- Average Remaining Contractual Term (in years)	Intrinsic Value
Outstanding at September 30, 2018	803,937	$10.13	8.75	$7,500
Granted	1,084,758	1.31		—
Exercised	—	—		—
Forfeited or expired	(96,531)	5.34
Outstanding at June 30, 2019	1,792,164	$5.05	8.82	$38,000

There are 1,069,418 options vested and 722,746 unvested as of June 30, 2019; there are 531,604 options vested and 272,333 options unvested as of September 30, 2018;

Following is a summary of the restricted stock activity for the six months ended June 30, 2019:

	Number of Shares	Weighted Average Grant Date Fair Value
Outstanding at September 30, 2018	406,564	$4.09
Granted	250,250	1.32
Forfeited	(4,500)	1.99
Outstanding at June 30, 2019	652,314	$3.04

There are 652,314 shares of restricted stock vested and 0 unvested as of June 30, 2019; there are 351,522 shares of restricted stock vested and 55,042 unvested as of September 30, 2018;

The range of Black-Scholes option-pricing model assumption inputs for all the valuation dates are in the table below:

	Nine Months Ended June 30, 2019
	Low	High
Annual dividend yield	—%	—%
Expected life (years)	3.0	5.0
Risk-free interest rate	1.73%	2.90%
Expected volatility	166.35%	200.47%

Expected Dividend Yield. The Company has never declared or paid any cash dividends and does not presently plan to pay cash dividends in the foreseeable future.

Expected Life. The Company elected to utilize the “simplified” method for “plain vanilla” options to value stock option grants. Under this approach, the weighted-average expected life is presumed to be the average of the vesting term and the contractual term.

Expected Volatility. The expected volatility rate used to value stock option grants is based on the historical volatilities of the Company’s common stock.

Risk-free Interest Rate. The risk-free interest rate assumption was based on U.S. Treasury bill instruments that had terms consistent with the expected term of the Company’s stock option grants.

The warrant activity for the nine months ended June 30, 2019, are described as follows:

	Number of Shares	Weighted Average Exercise Price
Outstanding at September 30, 2018	6,075,874	$4.53
Granted	194,354	1.02
Expired/ Forfeited	(555)	55.00
Outstanding at June 30, 2019	6,269,673	$4.41

Following is a summary of the status of warrants outstanding at June 30, 2019:

Exercise Price	Number of Shares		Expiration Date	Weighted Average Exercise Price
$1.02	194,354	(1)	05/2024	$1.02
2.00	459,458	(2)	09/2023	2.00
2.34	1,050,000	(3)	03/2023	2.34
5.25	2,539,061	(4)	07/2022	5.25
5.25	1,675,000	(5)	07/2022	5.25
5.25	213,800	(6)	07/2022	5.25
6.04	134,000	(7)	07/2022	6.04
10.00	4,000		06/2021	10.00
Total	6,269,673			$4.41

(1)	On May 28, 2019, the Company completed a direct offering of 2,776,491 shares of common stock to select investors. As part of the Fee Agreement, the Company agreed to pay the Placement Agent 194,354 warrants to purchase shares of common stock equal to 7.0% of the aggregate number of shares issued to Investors in the Offering.

(2)	On September 21, 2018, the Company entered into definitive agreements with George C. Carpenter IV, President and former Chief Executive Officer, Robin L. Smith, Chairman, as well as John Pappajohn, and Peter Unanue, each a director of the Company, and entities affiliated with Michal Votruba, a member of the Board of Directors of MYnd Analytics and Director of Life Sciences for the European-based RSJ-Gradus fund, relating to a private placement of an aggregate of 459,458 units for $1.85 per unit, with each unit consisting of one share of Common Stock and one Common Stock Purchase Warrant to purchase one share of Common Stock for $2.00 per share. The closing price per share of the Common Stock on the Nasdaq Stock Market on September 20, 2018 was $1.72 per share.

(3)	On March 29, 2018, the Company sold an aggregate of 1,050,000 units for $2.00 per Unit each consisting of one share of newly-designated Series A Preferred Stock, and one warrant in a private placement to three affiliates of the Company, for gross proceeds of $2.1 million. The private placement closed on March 29, 2018. The closing price per share of the Common Stock on the Nasdaq Stock Market on March 29, 2018 was $1.19 per share.

(4)	On July 13, 2017, the Company declared a special dividend of warrants to purchase shares of the Company’s common stock to record holders of Common Stock as of such date. Warrants to purchase 2,539,061 shares of Common Stock were distributed pro rata to all holders of common stock on the record date. These warrants are exercisable (in accordance with their terms) to purchase one share of common stock, at an exercise price of $5.25 per share. The warrants will become exercisable commencing not less than 12 months following their July 27, 2017 distribution date and will expire five years from the date of issuance.

(5)	On July 19, 2017, the Company issued 1,675,000 shares of Common Stock and accompanying Warrants to purchase up to 1,675,000 shares of Common Stock in connection with an underwritten public offering.

(6)	On August 23, 2017, the Company issued warrants to purchase 213,800 shares of common stock to underwriters as part of the exercise of the overallotment option attributed to the July 2017 underwritten public offering.

(7)	As part of the underwritten public offering on July 19, 2017, the Company issued warrants to purchase 134,000 shares of common stock to the underwriters as part of the services performed by them in connection with the underwritten public offering.

9.	RELATED PARTY TRANSACTIONS

Private Placement with Directors and Management

On September 21, 2018, the Company entered into definitive agreements with George C. Carpenter IV, President and then Chief Executive Officer, Robin L. Smith, Chairman, as well as John Pappajohn, and Peter Unanue, each a director of the Company, and entities affiliated with Michal Votruba, a member of the Board of Directors of MYnd Analytics and Director of Life Sciences for the European-based RSJ-Gradus fund, relating to a private placement of an aggregate of 459,458 units for $1.85 per unit, with each unit consisting of one share of common stock and one common stock purchase warrant to purchase one share of Common Stock for $2.00 per share.

10.	LOSS PER SHARE

Basic earnings (loss) per share is computed by dividing income (loss) available to common stockholders less the current period preferred stock dividend by the weighted average common shares outstanding during the period. Diluted earnings (loss) per share takes into account the potential dilution that could occur if securities or other contracts to issue Common Stock were exercised and converted into Common Stock

A summary of the net income (loss) and shares used to compute net income (loss) per share for the three and nine months ended June 30, 2019 and 2018 is as follows:

	Three Months Ended June 30,		Nine Months Ended June 30,
	2019	2018	2019	2018
Net loss for computation of basic and diluted net loss per share:
Net Loss attributable to MYnd Analytics, Inc.	$(2,121,700)	$(2,605,000)	$(6,757,800)	$(7,961,700)
Preferred stock dividends	(24,600)	—	(73,800)	—
	$(2,146,300)	$(2,605,000)	$(6,831,600)	$(7,961,700)

Basic and diluted net loss per share:
Basic and diluted net loss per share	$(0.20)	$(0.46)	$(0.76)	$(1.66)
Basic and diluted weighted average shares outstanding	10,722,152	5,698,523	8,880,214	4,793,273

Anti-dilutive common equivalent shares not included in the computation of dilutive net loss per share:
Warrants	6,269,673	5,616,721	6,269,673	5,616,721
Options	1,792,164	887,998	1,792,164	887,998
Total	8,061,837	6,504,719	8,061,837	6,504,719

11.	COMMITMENTS AND CONTINGENT LIABILITIES

Litigation

The Company is not currently party to any legal proceedings, the adverse outcome of which, in the Company’s management’s opinion and in consultation with legal counsel, individually or in the aggregate, would have a material adverse effect on the Company’s results of operations or financial position.

Lease Commitments

The Company has entered into operating lease agreements for its office locations in California, Virginia and Pennsylvania which expire at various times through September 30, 2020. Minimum future lease payments under these leases are as follows:

	Payments due by period
Contractual Obligations	Total	2019	2020	2021	2022
Operating Lease Obligations	$305,500	$90,600	$89,100	$71,900	$53,900
Total	$305,500	$90,600	$89,100	$71,900	$53,900

12. SUBSEQUENT EVENTS

Executive Employment Agreements.

On July 15, 2019, the Company entered into employment agreements with Patrick Herguth and Donald D’Ambrosio. Descriptions of these agreements are set forth below.

HIPAA Violation

In August 2019, we discovered a single HIPAA violation with respect to one of our patients. We have consulted with our regulatory attorneys on this matter and have been advised that we can expect a maximum fine of $250,000 for this violation. We are in the process of reporting this violation to all applicable state and federal agencies as well as the subject patient.

Litigation

On August 13, 2019, Prevail Health Solutions, LLC filed an amended complaint against the Company’s wholly-owned subsidiary, Arcadian Telepsychiatry Services, LLC, and the Company’s predecessor, MYnd Analytics, Inc. in the Circuit Court of Cook County, Illinois alleging violation of the Illinois Trade Secrets Act against Arcadian and MYnd, Breach of Contract by Arcadian, Breach of a Non-Compete clause by Arcadian, Breach of a Non-Disclosure Agreement by Arcadian and Tortious Interference with Contract by MYnd.  Pursuant to the Amended Complaint, the Plaintiff alleges damages “substantially in excess of $50,000,” without specifying a specific amount. Arcadian and MYnd  believe the claims of plaintiff are without merit and intends to vigorously defend this lawsuit.  Arcadian and MYnd are currently preparing an answer and Amended Counterclaim against Prevail for breach of contract to this Amended Complaint.

Annex A

A TECHNOLOGY ENABLED BEHAVIORAL HEALTH SOLUTIONS COMPANY

CONFIDENTIAL

1

1 A TECHNOLOGY ENABLED BEHAVIORAL HEALTH SOLUTIONS COMPANY CONFIDENTIAL

2 This presentation contains “forward - looking statements” pursuant to the safe - harbor provisions of the Private Securities Litigation Reform Act of 1995 that include information relating to future events, future financial performance, strategies, expectations, competitive environment, regulation and availability of resources . These forward - looking statements include, without limitation, statements regarding proposed new products or services ; statements concerning projections, predictions, expectations, estimates or forecasts for our business, financial and operating results and future economic performance ; statements of management’s goals and objectives ; trends affecting our financial condition, results of operations or future prospects ; our financing plans or growth strategies ; and other similar expressions concerning matters that are not historical facts . Words such as “may,” “will,” “should,” “could,” “would,” “predicts,” “potential,” “continue,” “expects,” “anticipates,” “future,” “intends,” “plans,” “believes” and “estimates,” and similar expressions, as well as statements in future tense, identify forward - looking statements . Forward - looking statements should not be read as a guarantee of future performance or results and will not necessarily be accurate indications of the times at, or by which, that performance or those results will be achieved . Forward - looking statements are based on information available at the time they are made and/or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties described in our filings with the U . S . Securities and Exchange Commission, including our most recent reports on Forms 10 - K (when available), 10 - Q and 8 - K, that could cause actual performance or results to differ materially from those expressed in or suggested by the forward - looking statements . Forward - looking statements speak only as of the date they are made . You should not put undue reliance on any forward - looking statements . We assume no obligation to update forward - looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward - looking information, except to the extent required by applicable securities laws . If we do update one or more forward - looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward - looking statements . The Company has filed with the U . S . Securities and Exchange Commission (the “SEC”) a registration statement (File no . 333 - 232767 ), including a preliminary prospectus for the offering to which this presentation relates, but such registration statement has not been declared effective . Before you invest, you should read the preliminary prospectus in that registration statement, including the Risk Factors set forth therein, and the documents incorporated by reference or filed as exhibits to the registration statement for more complete information about the Company and this offering . You may access these documents for free by visiting EDGAR on the SEC website at www . sec . gov . This presentation shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction . Information provided through a PEER Report and PEER Online is for a practitioner to consider, along with all other relevant information (including such things as individual patient medical history and information, indications for use statements and individual practitioner professional judgment) in the evaluation and treatment process . The PEER Report is independent of patient diagnosis . This statement does not include all possible warnings related to all classes of drugs . Practitioners should always consult relevant for use and medical literature . PEER Report and PEER Online is not intended to provide medication or treatment recommendations for any particular patient or condition . DISCLAIMER CONFIDENTIAL

3 OFFERING SUMMARY ISSUER: Telemynd TICKER / EXCHANGE: PSYC / Nasdaq Capital Market* OFFERING PROCEEDS NET OF UNDERWRITING FEES AND OFFERING EXPENSES: ~$7,732,000 (excluding over - allotment option) OFFER PRICE $5.50 - $6.50 OVER - ALLOTMENT: 15% SECURITIES ISSUED: Common stoc k USE OF PROCEEDS: Working capital and other general corporate purposes, which may include potential investments and acquisitions SOLE BOOK - RUNNER: Aegis Capital Corporation * Telemynd has applied to have its common stock listed on Nasdaq and expects to be listed subject to raising sufficient capital in this offering ** Estimated (based on the assumed public offering price of $6.00 per share, which is the midpoint of the offering range).

4 Telemynd’s solutions are designed to increase access to behavioral health care and improve patient outcomes , all while lowering costs TELEMEDICINE Technology enabled behavioral health service is expected to increase access to psychiatric clinicians, therapists and care coordinators Combination of telemedicine services, technology and predictive analytics is expected to improve access to care and the efficacy of treatments TECHNOLOGY ENABLED BEHAVIORAL HEALTH SOLUTIONS CONFIDENTIAL PREDICTIVE ANALYTICS Breakthrough technology platform that is designed to enable clinicians to create personalized behavioral health treatment plans

TELEMEDICINE & BEHAVIORAL HEALTH ECOSYSTEM

SERVICES
TELEBEHAVIORAL HEALTH
TELEMEDICINE
CARE MANAGEMENT
TELEMYND
American Well
Teladoc HEALTH
MDLIVE
catasys
WORKFLOW SOLUTIONS
PREDICTIVE ANALYTICS
TECHNOLOGY
Public Company

TELEMYND
CONFIDENTIAL
5

5 TELEMEDICINE & BEHAVIORAL HEALTH ECOSYSTEM We believe Telemynd is uniquely positioned as a public, pure play telebehavioral health company that is focused on the projected 2020 annual spend of $239B on behavioral health 1 Public Company TECHNOLOGY CARE MANAGEMENT SERVICES TELEMEDICINE TELEBEHAVIORAL HEALTH WORKFLOW SOLUTIONS PREDICTIVE ANALYTICS CONFIDENTIAL The chart above is our interpretation of the market that is defined by telemedicine and predictive analytics focused on behav ior al health

6 Despite an estimated $239B 1 projected to be spent on behavioral health care in the United States, we are experiencing the highest levels of suicide - making it a leading cause of death 2 US Estimated Prevalence of Depression 3 85 Million 30 Million 1 Million Low Efficacy of Treatments Limited Access to Care LIMITED ACCESS • Only 35% of people in the U.S. suffering from a behavioral health issue receive treatment, as reported by a World Health Organization study published in JAMA in 2004 3 LOW EFFICACY • Only 3% of people with Major Depressive Disorder achieve remission 4 EFFECTS • One of the le ading cause of disability in the US • $193B in lost earnings per year from the effects of behavioral disorders and serious mental illness 5 BEHAVIORAL HEALTH CRISIS CONFIDENTIAL 6

7 Primary care physicians need tools and psychiatric consultation to effectively manage the behavioral health conditions that are prevalent among their patients 7 LACK OF ACCESS & LOW EFFICACY OF CARE CONTRIBUTE TO LOW REMISSION RATES CONFIDENTIAL Med RX Patient Reaction Med Check Only 35% of patients actively seek treatment for their behavioral health conditions 3 Approximately 80% of antidepressant prescriptions are written by primary care clinicians 6 Standard of care for treating behavioral health conditions is a trial and error process that can take multiple trials and up to 2 years to identify an effective treatment for major depressive disorder 7 The compounding effects of limited access to psychiatric specialists and low efficacy of treatments results in only a 3% overall remission rate 4

8 TELEMYND SOLUTIONS FOR BEHAVIORAL HEALTH CONFIDENTIAL TELETHERAPY TELEMYND CDS VIRTUAL PSYCHIATRY Telemynd solutions integrate within Primary Care Offices, Community Health Centers and Critical Care Hospitals Telepsychiatry is designed to improve access to specialists and integrate within primary care environments A Clinical Decision Support (CDS) platform aims to reduce trial and error prescribing by using Predictive Analytics Teletherapy is designed to increase access to resources that complement psychiatric treatment plans

9 Telemynd provides behavioral health solutions through a national network of psychiatric providers, therapists, and social workers leveraging a cloud - based telemedicine platform IMPROVING ACCESS TO CARE WITH TECHNOLOGY ENABLED SERVICES TELECOLLABORATIVE CARE MODEL • Medicare introduced new, reimbursement codes reimbursing primary care physicians for psychiatric collaboration on their patient treatment plans • Telemynd partners with primary care offices to provide a turnkey solution for collaborative care services using our technology platform and clinical network CONFIDENTIAL VIRTUAL PSYCHIATRIC OFFICE • The Telemynd telepsychiatry solution is designed to integrate with primary care offices and clinics to provide seamless access to behavioral health specialists • The Telemynd technology platform allows for the primary care office to integrate scheduling, patient data and prescriptions into their existing workflow ON DEMAND TELEPSYCHIATRY • On - demand access to a psychiatric specialist to treat patients in an acute care, skilled nursing, nursing home or emergency / critical care environment TELETHERAPY • National network of licensed therapists and social workers that can provide services in a clinic environment or directly to patients through an Employee Assistance Program (EAP)

10 Telemynd solutions are successfully deployed with national and regional partners allowing them to increase access to care through our telemedicine platform MARKET ACCEPTANCE FOR TELEMYND SOLUTIONS THAT IMPROVE ACCESS TO CARE CONFIDENTIAL VIRTUAL PSYCHIATRIC OFFICE DEPLOYED WITHIN PRIMARY CARE NETWORKS IN VALUE BASED PURCHASING / RISK SHARING PAYOR CONTRACTS • Partnering with a large national payor and regional primary care networks allows us to align behavioral health within the integrated care and cost models for their Medicare Advantage population • Providing telepsychiatry from the primary care office contributes to minimizing the barriers to utilization, especially with the Medicare population ON DEMAND TELEPSYCHIATRY DELIVERS ACCESS IN CRITICAL CARE ENVIRONMENTS • Telemynd is currently providing telepsychiatry to critical care hospitals, schools, skilled nursing facilities, and prisons to effectively and efficiently provide care for their patient populations in an on - demand model TELETHERAPY IS DESIGNED TO INCREASE ACCESS TO CARE FOR EMPLOYEE ASSISTANCE PROGRAMS • Telemynd provides teletherapy through national and regional Employee Assistance Program (EAP) providers to employers including several fortune 500 companies

11 Using a proven biomarker based on a non - invasive and low - cost brain scan, Telemynd CDS is designed to help clinicians avoid “trial and error” prescribing TELEMYND CDS IS A PREDICTIVE ALGORITHM DESIGNED TO IMPROVE EFFICACY OF BEHAVIORAL HEALTH CARE EEG IS A NON - INVASIVE AND LOW - COST DIAGNOSTIC TOOL THAT MEASURES BRAIN WAVES • EEG data is digitally processed to create a Quantitative EEG ( qEEG ) that can be used for statistical analysis • Recent studies support qEEG as a biomarker that can identify an individual’s response to specific drugs 8 CONFIDENTIAL TELEMYND OWNS A PROPRIETARY DATABASE OF 11,000 QEEGS CORRELATED TO 40,000 CLINICAL DATAPOINTS • Telemynd’s PEER registry was launched 20 years ago and contains a rich data set that correlates qEEG to a patient’s behavioral health assessment from baseline through each treatment check - in ADVANCED MACHINE LEARNING USES A PATIENT’S QEEG TO HELP CLINICIANS ACCURATELY PREDICT THE BEST TREATMENT PROTOCOL • Machines learning applied to the PEER registry generates a unique predictive algorithm • Interim results from our Walter Reed sponsored clinical trial indicates that physicians using this technology see improved depression scores of over 140% and reduction in suicidality of 75% 8

12 Interim results from a recent clinical trial suggest that Telemynd CDS patented technology and processes improve depression scores compared to “treatment as usual” techniques PERSONALIZED MEDICINE ENABLED BY TELEMYND CDS CONFIDENTIAL RANDOMIZED CONTROLLED TRIALS 8,9,10 • Clinicians using a PEER report to guide their treatments resulted in more LOE 1A evidence than reported for any other targeted strategy in depression SIGNIFICANT CLINICAL TRIAL OUTCOMES COMPARED TO TREATMENT AS USUAL 8 • Depression scores improved by over 140% compared to treatment as usual • PTSD scores improved by 139% compared to treatment as usual • Suicidal ideation was reduced by 75% compared to treatment as usual PATENT PROTECTED TECHNOLOGY AND PROCESSES • Telemynd has 20 issued and 7 pending patents covering the use of a qEEG database for predicting an outcome therapy, the use of qEEG for predicting the susceptibility of individuals to neuromodulation treatments, and the use of qEEG in combination with pharmacogenomic analysis for predicting treatment responses

13 A significant amount of the behavioral health spend is concentrated with government programs and large commercial payors allowing for sales and marketing efficiency FOCUSED SALES & MARKETING TO DRIVE GROWTH CONFIDENTIAL OVER 130 MILLION ARE ENROLLED IN MEDICARE AND MEDICAID PROGRAMS 11 • 34% of Medicare participants receive their benefits from a Medicare Advantage or other health plan 14 • Medicaid represents approximately 15% of state spending 12 and more than two thirds of participants receive their care from risk - based managed care organizations (MCOs) 13 • Federal Mental Health Parity Act drives higher reimbursement for behavioral health BEHAVIORAL HEALTH IS A POPULATION HEALTH INITIATIVE FOR HEALTH SYSTEMS • Patients with a behavioral health diagnosis have an almost 4X higher spend rate than those without these diagnoses 15 • Value Based Purchasing and risk based payment models are driving health systems to adopt innovative programs and technology to lower costs and improve outcomes across their population 16 EMPLOYER PROGRAMS TARGET THE NEARLY $193B IN LOST PRODUCTIVITY 5 • Employee Assistance Programs are adopting teletherapy solutions to improve access to resources • Employer based wellness clinics are starting to integrate psychiatric services

TELEMYND GO TO MARKET STRATEGY: GOVERNMENT

	TARGET PROSPECTS	PRODUCTS: Telecollaborative Care	Virtual Psychiatric Office	On Demand Psychiatry	Teletherapy
Medicare	2,734 Medicare Advantage Plans in 2019[14]	✓	✓		✓
Medicaid Keeping America Healthy	283 Medicaid MCOs[13]	✓	✓		
Community Health Center FQHC Quality	14,000+ Federally Qualified Health sites and service centers[17]	✓	✓	✓	✓
Critical Access Hospitals	1,350 critical access hospitals[18]			✓	

TELEMYND
CONFIDENTIAL
14

14 TELEMYND GO TO MARKET STRATEGY: GOVERNMENT CONFIDENTIAL Keeping America Healthy TARGET PROSPECTS PRODUCTS Telecollaborative Care Virtual Psychiatric Office On Demand Psychiatry Teletherapy 2,734 Medicare Advantage Plans in 2019 14 283 Medicaid MCOs 13 14,000+ Federally Qualified Health sites and service centers 17 1,350 critical access hospitals 18 The concentration of the $150B expected to be spent by the government in 2020 on behavioral health 1 allows for efficient sales and marketing programs

15 TELEMYND GO TO MARKET STRATEGY: COMMERCIAL CONFIDENTIAL TELEMYND CDS AS A TOOL FOR HEALTH SYSTEMS TO IMPROVE BEHAVIORAL HEALTH THROUGH POPULATION HEALTH PROGRAMS • Target health systems with innovation programs that leverage technology to improve behavioral health across their population • Telemynd CDS, through the PEER Online platform, is designed to deliver a recurring revenue stream with high gross margins Telemynd CDS is designed to deliver a high gross margin revenue stream when deployed by a health systems as part of their population health initiatives CONTINUE TO EXPAND INTO EMPLOYEE ASSISTANCE PROGRAMS (EAPS) WITH OUR NATIONAL NETWORK OF THERAPISTS • Expand services within existing EAP clients • Focused sales and marketing efforts to gain new national and regional EAP clients

16 Telemynd is positioned for growth by helping individuals, providers, payors, employers, and government solve behavioral health challenges at both the personal and population level GROWTH STRATEGY CONFIDENTIAL GOVERNMENT PROGRAMS PLATFORM FOR TECHNOLOGY EXPANSION OPERATIONAL EFFICIENCY PRODUCT DEVELOPMENT • Build on our current momentum with government programs to expand further into Medicare, Medicaid, military and regional behavioral health program • Collaborate with partners to develop programs to fit their risk and value - based model for the delivery of care • New technology products can be deployed through our payor, primary care, and community clinic partnerships • Strong operational team that can efficiently scale the business in a high growth environment • Developing a back - office platform that will support rapid growth

TELEMYND IS A PURE PLAY BEHAVIORAL HEALTH COMPANY

MARKET OPPORTUNITY

MARKET EXPANSION

Primary Care
TELEMYND GROWTH

DIFFERENTIATED SOLUTION

PREDICTIVE ANALYTICS

DEDICATED TEAM

Experienced CEO and operational team to enable results

TELEMYND
CONFIDENTIAL
17

17 TELEMYND IS A PURE PLAY BEHAVIORAL HEALTH COMPANY TELEMYND GROWTH Large market opportunity with $293B annual spend on behavioral health 1 Telemynd offering focused on solutions that are embedded in existing clinical care environments Expansion within our current, client base is expected to drive revenue growth Telemynd CDS differentiates our services and provides a stand alone technology revenue stream MARKET OPPORTUNITY DIFFERENTIATED SOLUTION MARKET EXPANSION PREDICTIVE ANALYTICS Experienced CEO and operational team to enable results DEDICATED TEAM Technology enabled, behavioral health solutions company working to increase access to care and improve outcomes while lowering overall costs CONFIDENTIAL

18 CAPITALIZATION Common Stock Issued and Outstanding 2,566,629 Series A Preferred 210,000* Total Shares of Common Stock Underlying Options and Common Stock expected to be issued 252,880** Total Shares of Common Stock Underlying Issued Warrants 1,253,935*** * shares of common stock issuable upon the conversion of preferred stock. ** shares of common stock issuable upon the exercise of stock options and restricted stock grants expected to be granted to em ployees, officers and directors upon the completion of Telemynd’s initial public offering. *** common stock reserved for EMMA warrant holders upon exercise.

19 APPENDIX CONFIDENTIAL

20 REFERENCES CONFIDENTIAL 1. Substance Abuse and Mental Health Services Administration. Projections of National Expenditures for Treatment of Mental and S ubs tance Use Disorders, 2010 – 2020. HHS Publication No. SMA - 14 - 4883. Rockville, MD: Substance Abuse and Mental Health Services Administration, 2014. available at https:// store.samhsa.gov /system/files/sma14 - 4883.pdf 2. National Institute of Mental Health, Suicide, available at https://www.nimh.nih.gov/health/statistics/suicide.shtml 3. Demyttenaere K, Bruffaerts R, Posada - Villa J, et al. WHO World Mental Health Survey Consortium. Prevalence, severity, and unmet need for treatment of mental disorders in the World Health Organization World Mental Health Surveys. JAMA. 2004 Jun 2;291(21):2581 – 90. DOI: https://doi.org/1 0.1001/jama.291.21.2581. 4. Pigott, H Edmund. “The STAR*D Trial: It Is Time to Reexamine the Clinical Beliefs That Guide the Treatment of Major Depressio n.” Canadian journal of psychiatry. Revue canadienne de psychiatrie vol. 60,1 (2015): 9 - 13. doi:10.1177/070674371506000104 5. Insel, T.R. (2008). Assessing the Economic Costs of Serious Mental Illness. The American Journal of Psychiatry. 165(6), 663 - 665 6. Barkil - Oteo, Andres. “Collaborative care for depression in primary care: how psychiatry could "troubleshoot" current treatments and practices.” The Yale journal of biology and medicine vol. 86,2 139 - 46. 13 Jun. 2013 7. Leuchter AF, Cook IA, Hunter AM, Korb AS. A new paradigm for the prediction of antidepressant treatment response. Dialogues Clin Neurosci. 2009;11(4):435 – 446. 8. Iosifescu DV, Neborsky RJ, Valuck RJ. The use of the psychiatric electroencephalography evaluation registry (PEER) to personaliz e pharmacotherapy. Neuropsychiatr Dis Treat 2016;12:2131 – 2142 9. deBattista C, Kinrys G, Hoffman D, et al. The use of referenced - EEG (rEEG) in assisting medication selection for the treatment o f depression. J Psychiatr Res 2011;45:64 – 75 10. Suffin SC, Emory WH, Guitierrez N, Arora GS, Schiller MG, Kling A. A QEEG database method for predicting pharmacotherapeutic out come in refractory manor depressive disorders. J Am Physicians Surg 2007;12:104 – 108 11. Center for Medicare and Medicaid Services, Fast facts, available at https://www.cms.gov/fastfacts/ 12. MacPac, Medicaid’s Share of State Budgets, available at https://www.macpac.gov/subtopic/medicaids - share - of - state - budgets/ 13. Kaiser Family Foundation, Managed Care Market Tracker, available at https://www.kff.org/data - collection/medicaid - managed - care - ma rket - tracker/ 14. Kaiser Family Foundation, A Dozen Facts About Medicare Advantage, available at https://www.kff.org/medicare/issue - brief/a - dozen - facts - about - medicare - advantage/ 15. Kaiser Family Foundation, Medicaid’s Role in Financing Behavioral Health Services for Low - Income Individuals (Julia Zur, MaryBet h Musumeci, and Rachel Garfield), available at https://www.kff.org/report - section/medicaids - role - in - financing - behavioral - health - services - for - low - income - individual s - issue - brief/ 16. Center for Healthcare Strategies, It’s Not Just Risk: Why the Shift to Value - Based Payment is also about Provider Flexibility, a vailable at https://www.chcs.org/its - not - just - risk - why - the - shift - to - value - based - payment - is - also - about - provider - flexibility/ 17. Definitive Healthcare, How many federally qualified health centers are there?, available at https://blog.definitivehc.com/how - m any - fqhcs - are - there 18. Rural Health Information Hub, Critical Access Hospitals, available at https://www.ruralhealthinfo.org/topics/critical - access - hos pitals

21 Mr. Herguth has served as the CEO of Telemynd since March 2019, when the company was formed as a subsidiary of Mynd Analytics, where he was the CEO from December 2018 – July 2019. Prior to joining Mynd Analytics, Mr. Herguth worked at Q - Centrix, LLC, an outsourced healthcare outcomes - data provider focused on acute care hospitals, where he most recently served as Chief Operating Officer since March 2015. From 2007 to 2015, Mr. Herguth held various roles with Avidyne Corporation, including Chief Operating Officer, Chief Financial Officer and President. During his tenure at Avidyne where he helped oversee process and efficiency improvements. Mr. Herguth earned an MBA from the Kellogg Graduate School of Management at Northwestern University and a B.S. in Applied & Engineering Physics from the College of Engineering at Cornell University. PATRICK HERGUTH, CEO TELEMYND INC DRAFT CORPORATE PRESENTATION

22 TELEMYND DIRECTORS The Board has established an audit committee, a compensation committee, and a governance and nominations committee. • Compensation Committee Chair • Audit Committee Member • Governance and Nomination Committee Member Since 1969, Mr. Pappajohn has been the President and sole owner of Pappajohn Capital Resources, a venture capital firm, and President and sole owner of Equity Dynamics, Inc., a financial consulting firm. John Pappajohn • Audit Committee Chair • Compensation Committee Member • Governance and Nomination Committee Member Mr. Harris is a portfolio manager and managing partner at c7 Advisors, a money management and healthcare advisory firm focused on small - to - middle market healthcare companies since 2014. Geoffrey Harris • Governance and Nomination Committee Chair • Compensation Committee Member Since 2013, Mr. Votruba has been the Director of the Gradus/RSJ Life Sciences Fund, the largest dedicated fund in Central Europe. Since 2010, he has served on the board of PrimeCell Therapeutics as the Director of Global Business Development. Michal Votruba • Compensation Committee Member Mr. Unanue has over 25 years of senior business experience, leveraging data and applied sciences to enhance business operations. Since 1997, he has been serving as Executive Vice President of Goya Foods, Inc., one of the leading food companies in the U.S. with over a billion dollars in annual sales. Peter Unanue

1,550,0000 Shares

Common Stock

Telemynd, Inc.

PROSPECTUS

, 2019

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses, payable by the Company in connection with the registration and sale of the Common Stock being registered. All amounts are estimates except the SEC registration fee.

Amount
SEC registration fee	$1,413.90
FINRA filing fee	2,070
Printing and mailing expenses	100,000
Accounting fees and expenses	80,000
Legal fees and expenses	500,000
Transfer agent fees and expenses	25,000
Miscellaneous	25,000
Total expenses	$733,483.90

ITEM 14.  Indemnification of Directors and Officers.

The Delaware General Corporation Law and certain provisions of our certificate of incorporation and bylaws under certain circumstances provide for indemnification of our officers, directors and controlling persons against liabilities which they may incur in such capacities. A summary of the circumstances in which such indemnification is provided for is contained herein, but this description is qualified in its entirety by reference to our certificate of incorporation, bylaws and to the statutory provisions.

In general, any officer, director, employee or agent may be indemnified against expenses, fines, settlements or judgments arising in connection with a legal proceeding to which such person is a party, if that person’s actions were in good faith, were believed to be in our best interest, and with respect to any criminal action or proceeding, such person had no reasonable cause to believe their actions were unlawful. Unless such person is successful upon the merits in such an action, indemnification may be awarded only after a determination by independent decision of the board of directors, by legal counsel, or by a vote of the stockholders, that the applicable standard of conduct was met by the person to be indemnified.

The circumstances under which indemnification is granted in connection with an action brought on our behalf is generally the same as those set forth above; however, with respect to such actions, indemnification is granted only with respect to expenses actually incurred in connection with the defense or settlement of the action. In such actions, unless the court determines otherwise, the person to be indemnified must have acted in good faith and in a manner believed to have been in our best interest, and have not been adjudged liable to the corporation.

Indemnification may also be granted pursuant to the terms of agreements which we are currently party to with each of our directors and executive officers, agreements which we may enter into in the future or pursuant to a vote of stockholders or directors. Delaware law and our certificate of incorporation also grant the power to us to purchase and maintain insurance which protects our officers and directors against any liabilities incurred in connection with their service in such a position, and such a policy may be obtained by us.

A stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions. There is no pending litigation or proceeding involving any of our directors, officers or employees regarding which indemnification by us is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 15.  Recent Sales of Unregistered Securities.

During the past three years, the registrant has only issued unregistered securities to its initial stockholders in connection with its formation. The registrant believes that this transaction was exempt from registration pursuant to Section 4(a)(2) of the Securities Act.

ITEM 16.  Exhibits and Financial Statement Schedules.

(a) The exhibits listed under the caption “Exhibit Index” following the signature page are filed herewith or incorporated by reference herein.

(b) Financial Statement Schedules

No financial statement schedules are provided because the information required to be set forth therein is not applicable or is shown in the consolidated financial statements or notes thereto.

ITEM 17.  Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

(2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) that, for the purpose of determining liability under the Securities Act to any purchaser: each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§ 230.424 of this chapter);

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(d) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment No. 3 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, on October 3, 2019.

TELEMYND, INC.
(Registrant)

By:	/s/ Patrick Herguth
Patrick Herguth
Chief Executive Officer
(Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.

Signature	Title	Date

/s/ Patrick Herguth	Chief Executive Officer, Director	October 3, 2019
Patrick Herguth	(Principal Executive Officer)

/s/ Donald D’Ambrosio	Chief Financial Officer	October 3, 2019
/s/ Donald D’Ambrosio	(Principal Financial and Accounting Officer)

*	Director	October 3, 2019
Geoffrey E. Harris

*	Director	October 3, 2019
/s/ John Pappajohn

*	Director	October 3, 2019
Peter Unanue

*	Director	October 3, 2019
Michal Votruba

*By:	/s/ Patrick Herguth
Patrick Herguth
Attorney-in Fact

EXHIBIT INDEX

Exhibit Number	Description
1.1*	Form of Underwriting Agreement.
2.1	Separation and Distribution Agreement dated January 4, 2019 between Mynd Analytics, Inc. a Delaware corporation and Mynd Analytics, Inc., a California corporation, incorporated by reference to the Current Report on Form 8-K filed by Registrant’s Parent, Mynd Analytics, Inc., on January 7, 2019 (File No.001-35527).
2.2	Amended and Restated Separation and Distribution Agreement dated March 27, 2019 between Mynd Analytics, Inc., a Delaware corporation and Telemynd, Inc., a Delaware corporation, incorporated by reference to Exhibit 2.2 to the Registrant’s Registration Statement on Form 10 filed by Registrant on June 14, 2019.
3.1	Certificate of Incorporation, incorporated by reference to Exhibit 2.2 to the Registrant’s Registration Statement on Form 10 filed by Registrant on June 14, 2019.
3.2	By-Laws, incorporated by reference to Exhibit 3.2 to the Registrant’s Registration Statement on Form 10 filed by Registrant on June 14, 2019.
3.3	Certificate of Designation of Series A Preferred Stock, incorporated by reference to Exhibit 3.3 to the Registrant’s Registration Statement on Form 10 filed by Registrant on June 14, 2019.
3.4**	Form of Certificate of Amendment to Certificate of Incorporation.
4.1	Specimen Stock Certificate, incorporated by reference to Exhibit 4.1 to the Registration Statement on Form 10 filed by Registrant on June 14, 2019.
5.1*	Opinion of Dentons US LLP.
10.1	2019 Omnibus Equity Incentive Plan, incorporated by reference to Exhibit 10.1 to the Registrant’s Registration Statement on Form 10 filed by Registrant on June 14, 2019.
10.2	Equity Purchase Agreement dated November 13, 2017 between Mynd Analytics, Inc., Arcadian Telepsychiatry Services LLC and Robert Plotkin, incorporated by reference to the Current Report on Form 8-K filed by Registrant’s Parent, Mynd Analytics, Inc. on November 15, 2017 (File No. 001-35527)
10.3	Guaranty of Mynd Analytics, Inc., dated November 13, 2017, incorporated by reference to the Current Report on Form 8-K filed by Registrant’s Parent, Mynd Analytics, Inc. on November 15, 2017 (File No. 001-35527).
10.4	Side Agreement, First Amendment to Seed Capital Funding Agreements and Assignment of Loan Agreements dated November 7, 2017 by and among Arcadian Telepsychiatry LLC, Arcadian Telepsychiatry Services LLC and Ben Franklin Technology Partners of Southeastern Pennsylvania, incorporated by reference to Exhibit 10.4 to the Registrant’s Registration Statement on Form 10 filed by Registrant on May 22, 2019.
10.5	Consent dated November 7, 2017 by and between Arcadian Telepsychiatry LLC and Ben Franklin Technology Partners of Southeastern Pennsylvania, incorporated by reference to Exhibit 10.5 to the Registrant’s Registration Statement on Form 10 filed by Registrant on May 22, 2019.
10.6	Consulting Agreement dated May 30, 2019 between Telemynd, Inc. and Robin L. Smith, MD, incorporated by reference to Exhibit 10.6 to the Registrant’s Registration Statement on Form 10 filed by the Registrant on June 20, 2019.
10.7	Management Services Agreement, effective as of November 13, 2017, between Arcadian Telepsychiatry Services LLC and Arcadian Telepsychiatry P.C., incorporated by reference to Exhibit No. 10.32 to the Quarterly Report on Form 10-Q filed by the Registrant’s Parent, MYnd Analytics, Inc., on February 20, 2018 (File No. 001-35527).
10.8	Management Services Agreement, effective as of November 13, 2017, between Arcadian Telepsychiatry Services LLC and Arcadian Telepsychiatry PA. incorporated by reference to Exhibit No. 10.33 to the Quarterly Report on Form 10-Q filed by the Registrant’s Parent, MYnd Analytics, Inc., on February 20, 2018 (File No.001-35527).
10.9	Agreement, by and between MYnd Analytics, Inc. and RSJ Investments SICAV a.s. acting in respect of its sub-fund RSJ Gradus, RSJ Investment SICAV a.s., effective as of September 20, 2018, incorporated by reference to Exhibit No. 10.15 to the Annual Report on Form 10-K filed by the Registrant’s Parent, MYnd Analytics, Inc., on December 11, 2018 (File No. 001-35527).
10.10	Employment Agreement with Patrick Herguth dated July 15, 2019, incorporated by reference to Exhibit 10.1 of the Registrant’s Current Report on Form 8-K filed by the Registrant on July 19, 2019.
10.11	Employment Agreement with Don D’Ambrosio dated July 15, 2019, incorporated by reference to Exhibit 10.2 of the Registrant’s Current Report on Form 8-K filed by the Registrant on July 19, 2019.
10.12**	Commercial Lease dated May 20, 2019 with Lexvest Partners LLC.
23.1*	Consent of Independent Registered Public Accounting Firm.
23.2*	Consent of Dentons US LLP (included in Exhibit 5.1)
24.1**	Power of Attorney (included on the signature page of this Registration Statement)
101.INS*	XBRL Instance Document
101.INS*	XBRL Taxonomy Extension Schema
101.CAL*	XBRL Taxonomy Extension Calculation Linkbase
101.DEF*	XBRL Taxonomy Extension Definition Linkbase
101.LAB*	XBRL Taxonomy Extension Label Linkbase
101.PRE*	XBRL Taxonomy Extension Presentation Linkbase

*	Filed herewith

**	Previously filed